EXHIBIT I

Preface



Highlights of financial developments at the EIB in 2016

Overview

In 2016, the EIB successfully achieved its objectives, implementing EU policy in line with its mission. The Bank continued to deliver on its Operational Plan[1]. Its signature lending targets were achieved within a 10% flexibility allowance with new loans signed in 2016 reaching EUR 76.4bn[2], a slightly lower level compared to 2015 (EUR 77.5bn). The volume of new disbursements was in line with the annual target at EUR 60.4bn[3], displaying a wide geographical and sectoral diversification. Despite EFSI's expansion of lending into higher risk areas, the quality of the EIB's loan portfolio remains remarkably high. Only 0.3% of the total loan portfolio[4] was impaired at the end of 2016, remaining at a stable level when compared to 2015 (0.3%). The exposure on the Bank's risk portfolio overdue by more than 90 days amounted to EUR 89.6m at year-end 2016, a 15.0% decrease compared to year-end 2015 (EUR 105.4m) and the specific provisions on loans stood at EUR 538.7m in 2016 (compared with EUR 632.7m in 2015).

The EIB achieved strong financial results in 2016. The recorded annual net surplus was EUR 2.86bn, slightly higher than in 2015 (EUR 2.76bn), and it is fully retained as own funds in support of the Bank's long-term financing capacity. The Bank's Common Equity Tier 1 (CET1) Ratio increased to 26.4% at year-end 2016 from 23.9% at year-end 2015, due to both a steady increase in own funds and a decrease of risk weighted assets. The leverage ratio[5] showed a similar improving trend, reducing to 742% in 2016 (776% in 2015) thanks primarily to the increase of own funds.

The funding programme of 2016 was completed as planned. The EIB raised EUR 66.4bn in the international capital markets (compared to EUR 62.4bn in 2015) to finance its lending activities and other cashflow needs, including prefunding of the 2017 borrowing programme. The average maturity of new funding increased to 7.1 years compared to 2015 (6.4 years), remaining in line with targets. The EIB's high credit standing continues to be underpinned by sound risk management policies and thorough project due diligence, and the investor community maintained a healthy appetite for EIB bonds.

The Bank's liquidity management remained prudent. Total treasury assets maintained their high quality and increased to EUR 83.5bn at the end of 2016 (EUR 78.0bn in 2015). The Bank's liquidity ratios were managed well within limits, with liquid resources covering 74.7% of 2017 projected net cash outflows (compared to 60% in 2015). The EIB's access to the Eurosystem's refinancing facility provides additional protection in circumstances of extreme liquidity distress.

Preface EFSI To complement traditional EIB lending activity, the European Commission (EC) and the Bank agreed in November 2014 to set up the European Fund for Strategic Investments (EFSI) representing the third pillar of the Investment Plan for Europe (IPE). Spanning a three-year period, EFSI is designed to mobi-lise EUR 315bn of additional investments to enhance economic growth, employment and competi-tiveness in Europe. 2016 was the first full year dedicated to EFSI implementation and by year-end the approved projects backed by the EFSI guarantee are expected to mobilise total investment of EUR 163.9bn, achieving more than half of the three-year target. In line with the EFSI mandate, new resources have been released for innovation, resource efficiency, education, water infrastructure, sus-tainable transport and small businesses. This has been accomplished despite a European economic environment still dominated by uncertainties and heterogeneous recovery. To address market failures and continued sub-optimal investment in the EU, the EC proposed the extension of EFSI (the so-called EFSI 2.0), aiming to mobilise at least EUR 500bn of additional invest-ments in Europe by 2020 along with an enhancement of the EU budget guarantee and an increase in the contribution of the EIB. While boosting the volume of operations, EFSI 2.0 will also bring about a broadening of the Bank’s geographic coverage, and entail additional sectors and types of investment. The extension is subject to approval through a plenary vote in the European Parliament, not expected before the summer of 2017. EIB’s relationship with the United Kingdom (UK) The UK’s “leave” vote in the referendum on 23 June 2016, the approval by the UK’s House of Com-mons of a bill authorising the notification of the UK’s decision to withdraw from the EU on 8 Febru-ary 2017 and the formal notification of the withdrawal decision pursuant to Article 50 of the Treaty on European Union of 29 March 2017 led to questions from the market regarding the implications for the EIB. The terms of the withdrawal will be negotiated between the EU and the withdrawing Mem-ber State. For the time being, the UK remains both a member of the European Union and a shareholder of the EIB. The UK subscribed 16.11% of the EIB’s capital, accounting for EUR 3.5bn of the paid-in capital and EUR 35.7bn of the Bank’s callable capital. The annual Operational Plan includes orientations of performance and elaborates on major priorities and activities of the Group for the coming three years. Includes all resources, loans, equities and guarantees. Includes all resources, loans, equities and guarantees. Data on the loan portfolio provided in the Preface apply (unless otherwise stated) to what is termed the ‘’risk portfolio’’ in the Financial Report, which excludes the portion of the portfolio outside the EU that benefits from a global guarantee from the EU or Member States (refer to Note U of the Statutory Financial Statements for more details). The leverage ratio is computed as gross debt (long and short-term) divided by ad-justed shareholders’ equity (own funds less the EIB’s participation in the EIF’s capital).

1. EIB maintains strong financial performance

The Bank has recorded a surplus in its statutory[6] accounts every year since its foundation. In 2016, the net surplus after provisions increased by about EUR 100m, from EUR 2.76bn at year-end 2015 to EUR 2.86bn at year-end 2016. This variation is mainly due to an increase in the lending margin and reversal of existing loan provisions. The EIB generates profits from large volumes of loans financed at low margins, and has historically shown a steady improvement in financial results. The annual net surplus is typically retained to increase the Bank's own funds. At year-end 2016, total assets stood at EUR 573.2bn (2015: EUR 570.6bn), increasing by EUR 2.6bn, driven mainly by the growth of treasury assets to EUR 83.5bn (2015: EUR 78.0bn).

Evolution of the net result and total assets (EUR million)*


Net result
Total assets
3 000
2 500
2 000
1 500
1 000
500
0
700 000
600 000
500 000
400 000
300 000
200 000
100 000
0
2 740
2 515
2 626
2 757
2 857
508 127
512 203
542 372
570 617
573 231
2012
2013
2014
2015
2016

* The net result for 2012 included EUR 210m in exceptional income.

The Group results reported under IFRS are affected by the fair valuation of financial instruments, including derivatives, and thus the IFRS results reflect market fluctuations. The Bank does not expect to realise these gains and losses, since the relevant instruments are generally held to maturity.

1.1. High level of own funds

The Bank's steady positive net surplus has allowed the build-up of considerable reserves over the years. Own funds increased from EUR 63.3bn at end-2015 to EUR 66.2bn at end-2016 due to the appropriation of the annual net surplus.

[6] Prepared in accordance with the EU Accounting Directives.

EIB Group
Financial Report

Own funds composition as at 31 December 2016

Own funds in EUR'000		31/12/2016		31/12/2015
Capital				
– Subscribed	243 284 155		243 284 155	
– Uncalled	-221 585 020		-221 585 020	
		21 699 135		21 699 135
Reserves				
a) reserve fund	24 328 415		24 328 415	
b) additional reserves	7 214 264		5 286 377	
c) special activities reserve	6 776 060		5 933 881	
d) general loan reserve	3 305 458		3 318 610	
		41 624 197		38 867 283
Profit for the financial year		2 856 601		2 756 914
Total own funds		66 179 933		63 323 332

It was proposed that the surplus for the year be appropriated as follows:

i) reserve fund	nil
ii) additional reserves	EUR 2 733.5m
iii) special activities reserve	EUR 728.0m
iv) general loan reserve	EUR -604.9m

1.2. Capital adequacy ratio development

At end-2016 the Bank's CET1 Ratio stood at 26.4% (2015: 23.9%). The increase was due both to a steady growth in own funds through net surplus generation and a decrease of risk weighted assets (RWA). The additional risk generated by new signatures, partially mitigated by the EFSI portfolio guarantee, was more than offset by the release of RWA due to risk profile improvement and amortisation of the portfolio.

1.3. A capital structure with a substantial callable capital cushion

The EIB's capital is owned by the 28 EU Member States. On 31 December 2012, the EIB's shareholders unanimously approved a EUR 10bn increase in paid-in capital, which has since been provided in cash, bringing paid-in capital up to EUR 21.7bn. In addition to the subscribed paid-in capital, the EIB has subscribed unpaid capital, or callable capital. A special feature of the EIB is that the Member States have a legal obligation to pay their share of the callable capital, if required for the Bank to meet its obligations, on demand at the request of the EIB's Board of Directors, as set out in the EIB's Statute[7]. This legal obligation derives from an EU Treaty, which supersedes national law. The callable capital (which is not considered in the own funds, or for Basel III capital adequacy purposes) amounts to EUR 221.6bn and represents a buffer equivalent to roughly half of the Bank's borrowings.

2. Lending activity

2.1. New signatures and disbursements in 2016

As the financial arm of the EU, the EIB's mission is to fund viable projects that deliver the EU's policy objectives within Member States, as stipulated in Article 309 of the Treaty on the Functioning of the European Union. The projects financed need to satisfy strict economic, technical, environmental and social standards and are subject to careful due diligence and sound risk management practices.

In 2016, the flow of new signatures amounted to EUR 76.4bn[8] (2015: EUR 77.5bn), with 90% directed to EU Member States (see the detailed geographic distribution below). The total outstanding volume of signed loans at end-2016 amounted to EUR 568.7bn[9] (2015: EUR 563.6bn), of which 88.6% was for projects within the EU (2015: 89.0%).

[7] EIB Statute, Article 5(3): "The Board of Directors may require payment of the balance of the subscribed capital, to such extent as may be required for the Bank to meet its obligations."

[8] Includes all resources, loans, equities and guarantees.

[9] Includes own resources loans and loan substitutes.

Signatures per country or region	2016	% of total	2015	% of total
Spain	10 043	13%	11 933	15%
Italy	9 870	13%	10 987	14%
France	8 001	11%	7 928	10%
Germany	7 524	10%	6 710	9%
United Kingdom	6 963	9%	7 768	10%
Poland	4 444	6%	5 545	7%
Netherlands	2 565	3%	2 079	3%
Belgium	2 288	3%	2 102	3%
Finland	2 220	3%	1 626	2%
Sweden	1 688	2%	1 590	2%
Greece	1 516	2%	1 348	2%
Portugal	1 486	2%	1 413	2%
Austria	1 447	2%	1 795	2%
Romania	1 055	2%	211	0%
Other EU Member States	7 312	9%	6 656	9%
EFTA	331	0%	202	0%
Candidate and potential candidate countries	2 655	4%	2 522	3%
Rest of world	4 950	6%	5 106	7%
	76 358		**77 521**	
EFSI signatures	13 008	17%	1 244	2%

At the same time, 2016 disbursements stood at EUR 60.4bn[10] (compared to EUR 62.4bn in 2015), in line with the Operational Plan for the year given the flexibility margin of +/- 10%. The outstanding loans portfolio totalled EUR 455.4bn[11], down by EUR 2.3bn compared to EUR 457.7bn at year-end 2015



Austria 3.0
Czech Republic 1.6
France 8.9
Germany 8.1
Greece 3.4
Hungary 1.8
Italy 12.7
Poland 7.2
Portugal 3.9
Spain 18.7
United Kingdom 8.1
EU Benelux 4.4
EU Scandinavia 3.4
EU other 5.7
Non-EU 9.1

Geographical distribution of the stock of loans at end of 2016 (%)



Transport 28.4
Global loans 24.0
Energy 14.8
Industry 6.2
Health, education 7.4
Water, sewerage 6.7
Miscellaneous infrastructure 5.9
Services 3.4
Telecommunications 2.5
Agriculture, fisheries, forestry 0.7

Distribution by sector of the stock of loans at end of 2016 (%)

[10] Includes all resources, loans,equities and guarantees.
[11] Includes own resources loans and loan substitutes.

Preface

2.2. EIB progress on the implementation of the Investment Plan for Europe

At year-end 2016, the EIB Group had approved 422 projects in the 28 Member States with a combined financing volume of EUR 30.2bn, expected to mobilise eligible total investments of EUR 163.9bn. This number refers to active operations, i.e. excluding global authorisations or fully cancelled operations at year-end. EFSI is deployed by both the EIB and the EIF through the Infrastructure and Innovation Windows (IIW) and the SME Window, respectively.

As at 31 December 2016, a total of 174 projects had been approved under the IIW (excluding global authorisations and fully cancelled operations), with total financing of EUR 22bn, of which EUR 14.2bn was already signed. The Bank's corresponding disbursed exposure amounted to EUR 4.05bn for operations signed under the IIW, of which EUR 3.98bn are Debt Type Operations and EUR 71m are Equity Type Operations.

Under the SME Window, 154 financial guarantee transactions were approved for an amount of EUR 4.5bn, of which 88 transactions were approved during the year for an amount of EUR 2.4bn. As at 31 December 2016, those guarantee transactions benefit from EFSI support for a committed amount of EUR 3.7bn. At year-end, through the SMEW Equity and Risk Capital Resources mandate, the EIF had approved 91 transactions in investment funds for an amount of EUR 3.8bn (of which 31 transactions were approved during the year for an amount of EUR 1.2bn), with a committed amount of EUR 3.4bn as at 31 December 2016.

Amounts in EUR '000	Signed exposure**	Disbursed exposure
Equity Type Operations	1 080 759	71 479
Debt Type Operations	12 843 154	3 982 239
SMEW*	7 086 958	501 403

* SMEW operations are managed by the EIF and are not consolidated in the balance sheet of the EIB Group.

** Total of the net disbursed exposures and the undisbursed exposures.

2.3. Rigorous due diligence and strict selection criteria


Identification of a project opportunity
Project appraisal
• Financial
• Economic
• Social
• Environmental
• Technical
Management Committee review/ approval
Board of Directors' approval
Loan approved
Negotiation
Contract signed
Disbursement
Physical & financial monitoring
Repayment

The EIB's due diligence process ensures high loan quality, with strict eligibility criteria applied to all projects. The project appraisal process involves a team that comprises loan officers, economists, engineers and other sector specialists, risk managers and lawyers.

The viability of a project is assessed from four angles: economic, technical, environmental/social and financial. Risk policies and guidelines are applied at project selection and throughout the lifetime of a loan.

Post-signature monitoring is performed with the aim of enabling interventions early, when initial conditions may have deteriorated or contractual clauses may have been breached. Firm adherence to screening and ex ante evaluation rules, coupled with systematic ex post reviews, have over time benefited loan portfolio quality.

Climate action is taken into consideration throughout the assessment and monitoring of all projects. The Bank calculates and reports the carbon footprint, in absolute and relative terms, for all directly financed projects that have material emissions. In addition, an economic price of carbon is incorporated into the accounting for environmental externalities.

2.4. Operations outside the EU

By offering loans outside the EU, the Bank actively promotes the EU's external policy objectives. The majority of its non-EU activities are covered by the guarantee of the EU (External Lending Mandate) or Member States (Cotonou Agreement), either in the form of a comprehensive guarantee or of a political risk guarantee.

The EIB continues to apply the sanctions on Russia adopted by the European Council in 2014. The Bank's total disbursed exposure to borrowers in the Russian Federation amounted to EUR 160.8m as of end-2016 (2015: EUR 230.5m) with EUR 123.6m (2015: EUR 136.8m) at the EIB's own risk. The remaining part consists of operations covered by the EU External Lending Mandate guarantee. In addition, the EIB has exposure to foreign subsidiaries of Russian groups outside Russia amounting to EUR 692.6m (2015: EUR 990.8m), of which a volume of EUR 179.5m is secured by a pledge of bonds or financial collateral.

As far as operations in Ukraine are concerned, total disbursed exposure amounted to EUR 920.7m as at 31 December 2016 (2015: EUR 883.7m). Of this amount, EUR 893.1m (2015: EUR 818.1m) is covered by the EU External Lending Mandate guarantee and the remaining EUR 27.7m is in the EIB's risk portfolio. A further EUR 3.5bn is committed to Ukraine in signed operations not yet disbursed, of which approximately EUR 585.2m is expected to be at the EIB's own risk.

2.5. A highly secured and high-quality loan portfolio

The conservative lending policies that the Bank applies, coupled with the nature of the projects financed and strong collateralisation, enable a high-quality loan portfolio to be maintained despite recent moves into higher risk lending. The high credit quality of the loan portfolio is reflected in the EIB's low rate of impairments and the historically low level of defaults.

- The vast majority (78.7%) of the Bank's loan portfolio is secured through credit enhancements or recourse to EC or EU Member State guarantees. Credit enhancements are largely in the form of guarantees from EU sovereigns, the European Community budget, investment-grade banks and corporates, as well as high quality financial collateral and assignments of rights or pledges. Unsecured loans to banks and corporates had a combined value of EUR 120.9bn[12], representing 21.3% of the overall loan portfolio at 31 December 2016 (2015: 20.2%); the remainder of the portfolio is subject to security or guarantees, or exposure to EU Member States, in which case the Bank benefits from preferred creditor status (PCS) and the protection given by the Bank's Statute. The expected losses associated with lending activities exposures are allocated to a dedicated General Loan Reserve (GLR).

- Due to the EIB's exceptional asset quality, the share of the risk portfolio with a borrower or guarantor internal rating of investment-grade level[13] stood at 89.4% at end-2016 (end-2015: 90.2%).

- The disbursed sovereign exposures of the Bank through its lending activities in 2016 amounted to EUR 44.6bn (2015: EUR 41.3bn), and the sovereign-guaranteed signed exposure was EUR 88.1bn (2015: EUR 85.1bn). The Bank has not recorded any impairment in respect of its holding of EU sovereign and EU sovereign-guaranteed exposures. The Bank's preferred creditor status and the protection given by the Bank's Statute are deemed to guarantee full recovery of the Bank's sovereign assets at maturity.

- At end-2016 there were 26 impaired loan contracts (2015: 26 impaired loan contracts) for a total disbursed exposure of EUR 1.5bn (2015: EUR 1.4bn). These operations represent 0.3% of the total lending portfolio (2015: 0.3%), for which the Bank has specific provisions for the gross exposure (disbursed exposures, accrued interest and exposures in arrears) of EUR 538.7m (2015: 632.7m).

- For loans not secured by the European Union budget or Member State guarantees (known as the Bank's risk portfolio, which may still benefit from various credit enhancements), arrears over 90 days amounted to EUR 89.6m as at 31 December 2016 (2015: EUR 105.4m).

- The vast majority of loans outside the European Union are secured by guarantees from the European Union budget or the Member States. Arrears of over 90 days on non-EU loans amounted to EUR 4.0m as at 31 December 2016 (2015: EUR 14.7m). Overall, cumulative amounts called and not refunded for loans guaranteed by the European Union budget or by the Member States amounted to EUR 489.2m (2015: EUR 338.5m).

- Operations that carry higher risk than the EIB's usual activities are termed "special activities". The volume of new special activities signed in 2016 (based on the underlying risk profile) was EUR 13.1bn, of which EUR 1.1bn was at the EIB's own risk and the remaining EUR 12.0bn was covered by portfolio credit risk mitigation. The stock of own risk special activities decreased to EUR 17.2bn (EUR 21.0bn as of end-2015), as new signatures were more than fully offset by re-

[12] Includes own resources loans and loan substitutes.

[13] Above Baa3 rating.

Preface

demptions and improvements in the credit quality of loans that were special activities in previous years. Own risk special activities now represent approximately 3.2% of the total loan portfolio. The unexpected losses associated with special activities at the EIB's own risk are allocated to a dedicated special activities reserve (SAR) whose level stood at EUR 3.0bn at the end of 2016. In addition, EUR 4.5bn of the SAR is allocated to the equity fund activities managed by the EIF on behalf of the Bank. After inclusion of the proposed appropriation of the 2016 result, the SAR would amount to EUR 7.5bn (See Section 1.1 above).

- The Watch List comprises loans deemed to require heightened monitoring, though they generally continue to perform. Loans are placed on the Watch List subject to an internal loan grading threshold or an occurrence of a significant credit event. The amount of operations on the Watch List followed a downward trend, decreasing to EUR 6.5bn (2015: EUR 7.0bn). This represents 1.2% of the risk portfolio (2015: 1.3%). The trend is mainly driven by upgrades of the internal loan grades, caused by higher counterparty ratings.

3. Conservative risk management that follows best banking practice

The Bank aims to align its risk management with best banking practice, and adherence to that practice is monitored by the independent Audit Committee, which reports directly to the Board of Governors. The approach in determining annual operational targets and orientations takes into account the Bank's objective of maintaining a robust credit standing, the long-term nature of its lending business and the granularity of its portfolio. The Bank has defined a set of indicators to monitor the credit, liquidity, market and operational risks inherent to its activities. These indicators include, among others, minimum capital requirements, credit quality distribution of the Bank's loan portfolio, risk concentration measures, and liquidity measures.

The EIB's lending policies establish minimum credit quality levels for both borrowers and guarantors in lending operations, and identify the types of security that are deemed acceptable. In analysing risks, the Bank applies an internal loan grading system and assigns internal ratings to counterparties. In addition, via a counterparty and sector limit system, the credit policies ensure an acceptable degree of diversification of the loan portfolio. The Bank has established sector limits for its ten largest industries, and monitors the aggregate exposure to twelve additional industries. Limits are set based on the stressed capital requirements of the aggregated exposure to an industry in the event of a downturn.

Its Statute constrains the EIB to a minimum risk tolerance vis-à-vis foreign exchange risk. The Bank has adopted a similar attitude with regard to market risks arising from its lending and borrowing activities, setting its risk appetite to minimum levels. For more details on financial risk management, see Note U of the Statutory Financial Statements.

4. Prudent liquidity management

Treasury activities are conducted with the primary objective of protecting the capital invested and ensuring that the Bank can meet its payment obligations on time and in full. Liquidity is consistently maintained within the set prudential limits in order to cater for the operating environment.

At year-end 2016 total treasury assets amounted to EUR 83.5bn (2015: EUR 78.0bn) and the Bank's total liquidity ratio stood at 74.7% (compared with 60.0% in 2015), in excess of the minimum liquidity requirement of 25%[14].

In addition, as an eligible counterparty in the Eurosystem's monetary policy operations, the EIB has access to the monetary policy operations of the European Central Bank. This access has been activated, albeit at low levels, in a continuous manner to ensure its permanent operational maintenance. The Bank conducts these operations via the Central Bank of Luxembourg, where it maintains a deposit to cover the minimum reserve requirements. The ability to repo ECB-eligible collateral adds substantially to the EIB's liquidity buffer.

The treasury assets include several portfolios with different investment profiles and maturities. At year-end, the bulk of these assets (91%) were held in the Treasury Monetary Portfolio invested in short-term instruments with a maturity of up to 365 days. For a breakdown of the credit exposure of the treasury portfolio, please refer to Note B.2 and Note S.2.4 in the Consolidated Financial Statements under IFRS.

The total treasury exposure to EU sovereigns, excluding loan substitutes, as of 31 December 2016 was EUR 25.2bn or 30% of total treasury assets (2015: EUR 25.4bn and 33% respectively). In terms of maturity, a slightly higher proportion of this exposure was held in short-term instruments of less than three months compared to the previous year (91% at end-2016 compared with 87% at end-2015).

[14] The minimum liquidity ratio is 25% of the forecast net cash outflows for the following 12 months.

Borrowing activities in 2016 The EIB raised EUR 66.4bn in total in 2016, including pre-funding for 2017. By raising long-term funds through bond issuance in the international capital markets, the Bank supports its lending operations. The funding programme aims to reach set volume targets, to attain the maturities needed for the Bank’s asset and liability management, and also to optimise the funding cost on a sustainable basis. The EIB achieves these goals by combining the issuance of large and liquid bonds (“benchmarks”) in core currencies – EUR, USD and GBP – with targeted and tailor-made issuance across a number of other currencies. Diversification in sources and tenors of funding underpins the Bank’s funding strategy. The EIB issued bonds in 16 currencies in 2016 (of which three in synthetic format). Maturity mix of EIB funding — The average maturity of funding was 7.1 years, higher than in 2015 (6.4 years), but in line with historical lev-els and meeting ALM needs. — EUR issuance typically contributes the longest aver-age maturity among the Bank’s core currencies, and in 2016 average maturity in EUR increased from 8.6 in 2015 to 9.6 years. This was notably supported by the issuance of a EUR 3bn 16-year EARN. The average ma-turity of USD remained unchanged at 5.3 years, while the average maturity of GBP funding was slightly low-er at 4.5 years compared with 4.7 years in 2015. — Overall, issuance in non-core currencies presented at-tractive cost opportunities, and offered average dura-tion of 6.2 years. Currency Average maturity (years) 2016 2015 EUR 9.6 8.6 GBP 4.5 4.7 USD 5.3 5.3 Other 6.2 5.8 Total 7.1 6.4

EIB Borrowing Activity

Funding in the EIB's core currencies

The EIB's funding programme is founded on issuance in the three core currencies - EUR, USD and GBP - which together accounted for 92% of the total volumes raised in 2016. In total 74% was issued in the benchmark format, compared with 60% in 2015, bolstered in particular by issuance in EUR.

- **EUR:** The Bank was able to return to more regular issuance with larger transactions in 2016, in spite of continued downward pressure on yields driven by the extension of the ECB's Quantitative Easing programme. Focusing on the long end of the curve enabled investors to pick up yield, and facilitated the successful issuance of four new benchmark EARNs over the course of the year for a total of EUR 17bn (in the 3-, 7-, 10-, and 16-year tenors).

  This was balanced by reduced issuance in the Bank's Ecoop format (from EUR 15.5bn in 2015 to EUR 10.0bn in 2016). Overall the Bank raised EUR 29bn, i.e. 44% of total funding, up noticeably from the previous year (2015: EUR 21.8bn; 35%).

- **USD:** In total, the EIB issued the EUR equivalent of 24.5bn in USD, and for the second year in a row the currency represented the largest source of benchmark funding and 33% of total funding. Market conditions were largely receptive throughout the year, although the longer end of the curve proved more challenging than in 2015. This led the Bank to proceed with three global issues each in the 3- and 5-year tenor and one 10-year issue, raising USD 24.5bn (the EUR equivalent of 22.2bn).

- **GBP:** The year started on a firm footing, but following the UK referendum the environment became more testing. Nonetheless, in spite of volatile market conditions, the Bank managed to raise GBP 6.0bn in 2016 through larger transactions exercising a selective presence in the market. In 2016 the Bank issued its largest ever syndicated trade with a GBP 1.5bn increase of its 2019 benchmark, and launched one new 5-year line and one new 10-year line. The Bank remains the leading non-gilt issuer.

	2016	2015
Currency	Amount in EUR bn equivalent	Amount in EUR bn equivalent
EUR	29.2	21.8
GBP	7.7	9.3
USD	24.5	24.4
Others	5.0	6.9
Total	**66.4**	**62.4**

Funding programme by type and currency:


Benchmark EUR 29%
Benchmark GBP 12%
Benchmark USD 33%
Other EUR public deals (Ecoop) 15%
Other plain vanilla (all currencies) 8%
Structured 3%
2016
EUR 44%
GBP 12%
USD 37%
Others 7%
2015
EUR 35%
GBP 15%
USD 39%
Others 11%

EIB funding in non-core currencies

The EIB's currency diversification policy enhances the flexibility of funding and enables the Bank to pursue cost advantages and address disbursement needs in local currencies. In 2016, the EIB issued bonds in 16 currencies, of which three in synthetic format (2015: 16 currencies, of which two in synthetic format). In terms of volume, non-core currency issuance was slightly reduced in 2016, explained chiefly by a smaller average transaction size.

- Of the non-core currencies, Norwegian krone provided the largest volumes, i.e. NOK 9.25bn (EUR 978m), followed by issuances in Swedish krona which secured SEK 7.725bn (EUR 822m) at attractive costs. Moreover, the EIB remained the leading supranational issuer in Turkish lira, South African rand and Hungarian forint, issuing TRY 1.7bn (EUR 507m), ZAR 11bn (EUR 659m), and HUF 30bn (EUR 96m) respectively.

- The demand for lending in Polish zloty paired with poor liquidity in the currency swap markets led the Bank to issue its first Polish zloty dual-listed benchmark transactions. The issues, totaling PLN 2.85bn (the EUR equivalent of 661m), targeted the domestic investor base. This made the EIB the largest issuer of non-governmental PLN debt in 2016.

- The volumes of structured issuance increased markedly in 2016 to EUR 1.7bn, supported by a revival of the EIB's USD callable products. Notably, the EIB launched transactions targeting Italian retail investors. In addition, the Bank entered the Formosa[15] market, executing two issues that enticed some Asian investors to buy EIB paper for the first time.

- In 2016 the Bank delivered a number of synthetic-currency transactions (totalling EUR 0.4bn) in BRL, IDR and INR, although overall amounts moderated somewhat compared to 2015.

2016

Currency	Amount in EUR bn equivalent
NOK	0.98
SEK	0.82
PLN	0.66
ZAR	0.66
AUD	0.60
TRY	0.51
CAD	0.34
MXN	0.34
HUF	0.10
JPY	0.03
Total	**5.04**


2016
NOK 19%
SEK 16%
PLN 13%
ZAR 13%
AUD 12%
TRY 10%
CAD 7%
MXN 7%
HUF 2%
JPY 1%


2015
TRY 21%
CAD 19%
NOK 15%
ZAR 14%
AUD 13%
SEK 6%
JPY 5%
HUF 3%
PLN 2%
Other 2%

[15] Formosa bonds are foreign currency denominated callable issues that are listed in Taiwan and can be included in domestic Taiwanese portfolios.

EIB Borrowing Activity

Green bonds

- The EIB remained the largest supranational green bond issuer in 2016, funding EUR 3.8bn in the Climate Awareness Bond (CAB) format. The Bank has supplied EUR 15.2bn in CABs since 2007 across 11 currencies, making it also the largest overall issuer in the global green bond market. By delivering benchmark size issues in EUR, USD, and GBP, the EIB is increasing liquidity and tradability in the market. In 2016, the Bank added another point to its EUR green reference curve with a 21-year transaction (the longest in the market) and provided one of the largest USD green bonds ever issued with a USD 1.5bn 10-year bond. In addition, the EIB's sterling green bond was upsized to GBP 1.8bn, becoming the largest in the sterling market.

- The EIB continues its efforts to drive best practices, including through the Green Bond Principles (GBPs). The Bank provided enhanced accountability of its green bond programme in 2016 as it became the first issuer to obtain an Independent Reasonable Assurance Report from an auditor, KPMG Luxembourg. The report covered the EIB's comprehensive CAB Statement which describes its green bond activities in 2015 (covering responsibilities, operational criteria, allocation, and impact reports). An external review form, completed by KPMG, was deposited in an online green bond database hosted by the GBPs, which aims to facilitate comparisons between green bond issuers.

- In the course of the year, EUR 4.1bn of disbursements were found eligible for allocation of proceeds from CAB issuance and EUR 4.1bn of CAB proceeds were allocated to such disbursements following the EIB's allocation procedures.

Geographical highlights

- Europe maintained its position as the foremost source of investor demand, at 68%. The increase in European investor demand in 2016 could partly be explained by the higher volumes of EUR issuance (EUR 29.2bn in 2016 vs. EUR 21.8bn in 2015). Even though the Bank saw a return of non-European investors to its EUR issuance, the impact was overall a slight reduction in demand from the Americas and Asia.



100
80
60
40
20
0
2%
12%
24%
62%
2%
14%
21%
63%
2%
11%
19%
68%
2014
2015
2016
Europe
Asia
Americas
Middle East & Africa

Investor types

- Bank treasuries continued to be the largest investor class for the EIB, although their share was reduced compared to 2015. Whilst the regulatory drive for bank liquidity buffers still supports demand, many High Quality Liquid Assets (HQLA) portfolios are now complete, which led to declining bank treasury demand in all three core currencies.

- Real money investors (such as fund managers/insurers and pension funds) grew their share of demand, particularly in EUR and GBP, reflecting the longer maturity profile of the Bank's 2016 issuance, which better matches their liabilities.

- The share of Central Banks remained constant, especially fuelled by the strong supply of USD bonds, while displaying an increase in all three core currencies.



100
80
60
40
20
0
8%
28%
20%
44%
6%
27%
15%
52%
4%
28%
23%
45%
2014
2015
2016
Bank treasury
Fund managers/insurance/pension
Central bank/gov't institution
Corporate/retail/other

EIB Statutory Bodies

Situation at 20 April 2017

The composition of the Bank's statutory bodies, the curricula vitae of their members and additional information on the remuneration arrangements are regularly updated and posted on the EIB's website: www.eib.org.

Board of Governors

Chairman	Mateusz MORAWIECKI	(Poland)
Belgium	Johan Van OVERTVELDT	Minister for Finance
Bulgaria	Kiril ANANIEV	Minister of Finance
Czech Republic	Andrej BABIŠ	First Deputy Prime Minister for the Economics, Minister of Finance
Denmark	Brian MIKKELSEN	Minister for Industry, Business and Financial Affairs
Germany	Wolfgang SCHÄUBLE	Federal Minister for Finance
Estonia	Sven SESTER	Minister of Finance
Ireland	Michael NOONAN, T.D.	Minister for Finance
Greece	Euclid TSAKALOTOS	Minister of Finance
Spain	Luis de GUINDOS	Minister for Economic Affairs, Industry and Competitiveness
France	Michel SAPIN	Minister for the Economy and Finance
Croatia	Zdravko MARIĆ	Minister of Finance
Italy	Pier Carlo PADOAN	Minister of Economy and Finance
Cyprus	Harris GEORGIADES	Minister of Finance
Latvia	Dana REIZNIECE-OZOLA	Minister of Finance
Lithuania	Vilius ŠAPOKA	Minister of Finance
Luxembourg	Pierre GRAMEGNA	Minister for Finance
Hungary	Mihály VARGA	Minister for National Economy
Malta	Edward SCICLUNA	Minister for Finance
Netherlands	Jeroen DIJSSELBLOEM	Minister for Finance
Austria	Hans Jörg SCHELLING	Federal Minister for Finance
Poland	Mateusz MORAWIECKI	Deputy Prime Minister, Minister of Economic Development and Finance
Portugal	Mário CENTENO	Minister of Finance
Romania	Viorel ŞTEFAN	Minister of Public Finance
Slovenia	Mateja Vraničar ERMAN	Minister of Finance
Slovakia	Peter KAŽIMÍR	Minister of Finance
Finland	Petteri ORPO	Minister of Finance
Sweden	Magdalena ANDERSSON	Minister for Finance
United Kingdom	Philip HAMMOND	Chancellor of the Exchequer

Audit Committee

Chairman	Jens Henrik Myllerup LAURSEN	Deputy Director, Life-Assurance Division, Danish Financial Supervisory Authorities (DFSA)
Members	Duarte PITTA FERRAZ	Professor, Nova School of Business and Economics, Lisbon
	John SUTHERLAND	Senior Adviser, Prudential Regulation Authority, Bank of England, London
	Jacek DOMINIK	General Counselor, Ministry of Finance, Poland
	Mindaugas MACIJAUSKAS	Director of Audit Development Department, National Audit Office of Lithuania
	Pierre KRIER	Former PwC Audit Partner, Luxembourg
Observer	Uldis CERPS	Senior Adviser to Director General, Swedish Financial Supervisory authority

Management Committee

President	Werner HOYER
Vice-Presidents	Dario SCANNAPIECO
	Pim van BALLEKOM
	Jonathan TAYLOR
	Román ESCOLANO
	Ambroise FAYOLLE
	Jan VAPAAVUORI
	Andrew McDOWELL
	Vazil HUDÁK

Board of Directors The Board of Directors consists of 29 Directors, with one Director nominated by each Member State and one by the European Commission. There are 19 Alternates, meaning that some of these positions will be shared by groupings of states. Furthermore, in order to broaden the Board of Directors’ professional expertise in certain fields, the Board is able to co-opt a maximum of six experts (three Directors and three Alternates), who participate in the Board meetings in an advisory capacity, without voting rights. Directors Marc DESCHEEMAECKER Chairman of the Board, De Lijn, Mechelen Marinela PETROVA Deputy Minister of Finance, Ministry of Finance, Sofia Petr PAVELEK Deputy Minister of Finance, Ministry of Finance, Prague Julie SONNE Head of Division, Ministry for Industry, Business and Financial Affairs, Copenhagen Thomas WESTPHAL Director General – European Policy, Federal Ministry of Finance, Berlin Andres KUNINGAS Head of EU and International Affairs Department, Ministry of Finance, Tallinn John A. MORAN Member of the Board of Directors of the EIB, Dublin Konstantin J. Member of the Board of Directors of the EIB, Athens ANDREOPOULOS Carlos SAN BASILIO PARDO Director General, Treasury, Ministry for Economic Affairs and Competitiveness, Madrid Emmanuel MASSÉ Assistant Secretary, Macroeconomic Policies and European Affairs Department, Directorate-General of the Treasury, Paris Vladimira IVANDIĆ Head of Sector for European Union Relations, Ministry of Finance, Zagreb Filippo GIANSANTE Director, Intemational Financial Relations, Department of the Treasury, Ministry of Economic Affairs and Finance, Rome Kyriacos KAKOURIS Senior Economic Officer, Ministry of Finance, Nicosia Armands EBERHARDS Deputy State Secretary, Ministry of Finance, Riga Miglė TUSKIENĖ Financial counsellor, Permanent Representation of Lithuania to the EU, Brussels Arsène JACOBY Head of International Financial Institutions Department, Ministry of Finance, Luxembourg Stanley MIFSUD Advisor to the Minister for Finance, Malta Investments Management Co Ltd, Sliema Irene JANSEN Head of the International Economics and Financial Institutions Division, Foreign Financial Relations Directorate, Ministry of Finance, The Hague Piotr NOWAK Undersecretary of State, Ministry of Finance, Warsaw Attila GYÖRGY Secretary of State, Ministry of Public Finance, Bucharest Anton ROP Honorary Vice-President of the European Investment Bank, Ljubljana Ivan LESAY CEO, Chief Executive Officer, SZRB Asset Management a.s. (SZRB AM), Bratislava Kristina SARJO Financial Counsellor, Director of Unit for International Affairs, Financial Markets Department, Ministry of Finance, Helsinki Mattias HECTOR Senior advisor, Swedish Central Bank, Stockholm Jonathan BLACK Director Europe, H.M. Treasury, London Gerassimos THOMAS Deputy Director-General, Directorate-General for Energy (ENER), European Commission, Luxembourg Experts Dr Timothy STONE Independent non-executive director, former Senior Advisor to the Secretary of State for Energy and Climate Change, former Chairman of KPMG, Global Infrastructure & Projects, Essex Dr Ingrid HENGSTER Member of the Executive Board, KfW Bankengruppe, Frankfurt Mr Angelos PANGRATIS Advisor “Hors Classe” for Economic Diplomacy, European External Action Service, Brussels

Alternates Pieter-Jan VAN STEENKISTE Alternate Member of the Board of Directors of the EIB, Brussels Rasmus MORTENSEN Head of Section, Ministry for Industry, Business and Financial Affairs, Copenhagen Martin HEIPERTZ Head of Division “European Policy”, Federal Ministry of Finance, Berlin Rudolf LEPERS Head of Division, Federal Ministry of Economic Affairs and Technology, Berlin Riina LAIGO Adviser in the European Union and International Affairs Department, Ministry of Finance, Tallinn Achilleas TZIMAS Economist – Financial Expert, Direcorate General for Economic Policy, Ministry of Finance, Athens Shanti BOBIN Head of Unit, European bilateral relations and financial instruments, Directorate-General of the Treasury, Ministry for the Economy and Finance, Paris Rémy RIOUX Chief Executive Officer of Agence Française de Développement, Paris Silvija BELAJEC Head of Sector for international financial relations, Ministry of Finance, Zagreb Francesca MERCUSA Director, Directorate for International Financial Relations, Department of the Treasury, Ministry of Economic Affairs and Finance, Rome Stefano SCALERA Counsellor to the Minister of Economy and Finance, Ministry of Economic Affairs and Finance, Rome Péter TÁRNOKI-ZÁCH Head of Department for International Finance, Ministry for National Economy, Hungary Claude CUSCHIERI Director General, Strategy and Support Services, Ministry for Finance, Valletta Luís SARAMAGO Deputy Director General, Economic Policy and International Relations (GPEARI), Ministry of Finance, Lisbon Andrej KAVČIČ Head of International Finance Department, Ministry of Finance, Ljubljana Joanna TIKKANEN Ministerial Adviser, Financial Markets Department, Ministry of Finance, Helsinki Jennifer YOUNG Deputy Director of the European Engagement Team, H.M. Treasury, London Sarah Jane SANYAHUMBI Head of Europe Department, Department for International Development, London Benjamin ANGEL Director, Treasury and Financial Operations, European Commission, Luxembourg Alternate experts Philippe MILLS Chief Executive Officer, Société de Financement Local, Paris Franco PASSACANTANDO Member of the Board of Directors of the EIB, Rome José María MÉNDEZ General Manager, Confederación Española de Cajas de Ahorros (CECA) & Cecabank S.A., Madrid ÁLVAREZ-CEDRÓN

Audit and control Audit Committee – The Audit Committee is an independ-ent statutory body, appointed by and reporting directly to the Board of Governors, in compliance with the formalities and procedures defined in the Bank’s Statute and Rules of Procedure. The role of the Audit Committee is to verify that the Bank’s operations have been conducted and its books kept in a proper manner and that the activities of the Bank conform to best banking practice. The Audit Committee has overall responsibility for the auditing of the Bank’s accounts. The Audit Committee is composed of six members, who are appointed by the Board of Governors for a non-renew-able term of six years. Members are chosen from among persons having independence, competence and integrity and who possess financial, auditing or banking superviso-ry expertise in the private or public sector. In addition, a maximum of three observers may be appointed to the Au-dit Committee on the basis of their particular qualifica-tions, especially with regard to banking supervision. The Audit Committee provides Statements each year on whether the financial statements, as well as any other fi-nancial information contained in the financial report drawn up by the Board of Directors, give a true and fair view of the assets and liabilities, results of operations and cash flows for the year then ended of the Bank, the EIB Group, and certain Trust Funds administered by the Bank. The Audit Committee reports on the EIB’s compliance with best banking practice through its Annual Report to the Board of Governors. In fulfilling its role, the Audit Committee meets with re-presentatives of the other statutory bodies, oversees the verification procedures and practical modalities for imple-

Audit and Control

menting and maintaining the framework of best banking practices applicable to the Bank's services, takes note of the work performed by the internal auditors, monitors the work of the external auditors in relation to the financial statements, safeguards the independence of the external audit function and coordinates audit work in general. Regular meetings with Bank staff and reviews of internal and external reports enable the Audit Committee to understand and monitor how Management is providing for adequate and effective internal control systems, risk management and internal administration. The Inspector General, the Head of Internal Audit, the Director General of Risk Management, the Chief Compliance Officer and the Financial Controller have direct access to the Audit Committee and may request private meetings if necessary.

External auditors – The EIB's external auditors, KPMG, report directly to the Audit Committee, which is empowered to delegate the day-to-day work of auditing the financial statements to them. The external auditors are not allowed to carry out any work of an advisory nature or act in any other capacity that might compromise their independence when performing their audit tasks. A summary of services provided by the external auditors and the associated fees is published each year by the Bank on its website.

Financial Control – Financial Control (FC) is an independent Directorate and reports directly to the Bank's Management Committee. FC's main responsibilities relate to the Bank's books and records and its various financial statements. Furthermore, Financial Control's role in relation to the Bank's Internal Control Framework (ICF) has recently been strengthened, incorporating additional capabilities and resources. Together with the Secretary General, the Financial Controller manages the relationship with the external auditors, the Audit Committee and the European Court of Auditors.

Internal Audit – The Internal Audit function was transformed into a Department as of October 2016. As an independent function Internal Audit reports directly to the President. It caters for audit needs at all levels of management of the EIB Group and acts with the guarantees of independence and professional standards conferred upon it by its Charter. Internal Audit examines and evaluates the relevance and effectiveness of the internal control systems and the procedures involved in managing risk within the Group. Action Plans agreed with the Bank's departments are a catalyst for improving procedures and strengthening controls. In support of the Audit Committee's mandate on best banking practice, Internal Audit includes such assessments in all elements of its work. Internal Audit therefore reviews and tests controls in critical banking, information technology and administrative areas on a rotational basis using a risk-based approach.

Inspectorate General – The Inspectorate General (IG) for the EIB Group comprises three independent control functions:

Operations Evaluation. In line with good governance, the EIB Group (European Investment Bank and European Investment Fund) strives towards constant improvement in all aspects of performance, and Operations Evaluation (EV) forms an important part of this. As defined in its Terms of Reference approved by the EIB Board of Directors in September 2009, EV's mandate is to assess the EIB Group's activities with a view to identifying aspects that could improve operational performance, accountability and transparency and may need to be reviewed by the appropriate bodies. EV focuses on the quality and the results of the EIB Group's activities within the framework of relevant EU policies and the decisions of the EIB Governors. To do so, EV independently and systematically carries out ex-post and mid-term evaluations of individual projects, sector-wide policies, programmes, partnerships and financing instruments of the EIB Group. Evaluations are conducted using internationally accepted evaluation criteria (based on relevance, effectiveness, efficiency and sustainability). More specifically, evaluations also assess the EIB Group's contribution to financial and non-financial activities, thus ensuring a full review of the "three pillars of value added" and the EIB Group's management of the project cycle. Further information about EV and recent evaluation reports are available in a dedicated section of the EIB's website (http://www.eib.org/projects/evaluation/index.htm).

Fraud Investigation. Under the EIB's anti-fraud policy approved by the Board, the Inspector General, through the Fraud Investigation Division (IG/IN), is the sole officer mandated to conduct independent inquiries into allegations of possible fraud, corruption, collusion, coercion, obstruction, money laundering or terrorism financing involving EIB operations or activities. The Bank may also call upon external assistance or experts in accordance with the requirements of the inquiry, and works closely with the services of the European Anti-Fraud Office (OLAF). The scope of activities also encompasses a proactive anti-fraud approach – the Proactive Integrity Reviews (PIRs). Through PIRs the Inspectorate General supports the Bank's efforts to monitor projects, identify red flags and search for possible indicators of fraud and/or corruption. Projects are selected for PIRs independently by IG on the basis of a risk assessment process. Moreover, IG/IN is working to implement Exclusion Procedures, which will permit the Management Committee, following an adversarial procedure resulting in a recommendation from an Exclusion Committee, to exclude from future operations and activities for a certain length of time entities found to have engaged in fraud or corruption. Additionally, IG/IN coordinates with Personnel on the delivery of fraud awareness training for Bank staff and provides input into the development/review of policies and con-

tractual clauses, drawing on lessons learned from investigations.

Complaints Mechanism. The EIB Complaints Mechanism, as defined by its published Principles, Terms of Reference and Rules of Procedure, is a tool of horizontal accountability of the EIB Group vis-à-vis its stakeholders as regards the handling of complaints concerning its activities. It ensures that stakeholders have appropriate means available to voice their concerns and aims to provide the public with procedures to enable the pre-emptive settlement of disputes between the public and the EIB Group. Any member of the public has access to a two-tier sequential mechanism: an internal part – under the responsibility of the Complaints Mechanism Division (EIB-CM) – and, if a complainant is not satisfied with the outcome of the internal mechanism, an external one – the European Ombudsman. To that end, the EIB and the European Ombudsman have signed a Memorandum of Understanding.

Office of the Group Chief Compliance Officer (OCCO) – In accordance with the principles set out by the Basel Committee, OCCO's remit is: "to identify, assess, advise on, monitor and report on the compliance risk of the EIB Group, that is, the risk of legal or regulatory sanctions, financial loss, or loss to reputation a member of the EIB Group may suffer as a result of its failure to comply with all applicable laws, regulations, staff codes of conduct and standards of good practice." In particular, OCCO "acts as a first line detector of potential incidents of non-observance or breaches by the staff of the rules on ethics and integrity, monitors compliance therewith by the staff of the EIB Group and recommends the adoption of such protective or redressing measures as are appropriate."

OCCO is a group function headed by the Group Chief Compliance Officer (GCCO), supported by a dedicated compliance unit at the EIF. As set out in the EIB Integrity Policy and Compliance Charter, in line with best banking practice and the Basel Committee, OCCO is an independent function "reporting directly to the President of the EIB under the functional authority of a Vice-President". In October 2012, OCCO was transformed into a Directorate.

OCCO is entrusted with a control mission and acts in close cooperation with EIB operational services, the Legal Directorate and other control services such as IG/Investigations.

Regular contacts are held by the GCCO with peer international financial institutions (such as the World Bank, the EBRD and the IFC), EU bodies, standard-setting international organisations (e.g. FATF) as well as civil society organisations (such as NGOs) in order to enable ongoing alignment of OCCO activities with relevant international standards and best banking practice.

OCCO activities are currently focused on the following main areas:

1. the assessment of money laundering, financing of terrorism and related integrity risks in EIB operations for EIB lending, borrowing and treasury activities;

2. the establishment and updating of policies and guidelines, with particular reference to (i) anti-money laundering/combating the financing of terrorism (AML-CFT); (ii) specific transparency/integrity risks (e.g. for operations linked to non-compliant jurisdictions); and (iii) primary ethics and regulatory issues (e.g. insider dealing, conflicts of interest, etc.);

3. AML-CFT ongoing monitoring of counterparties and operations, including counterparty screening and, where appropriate, assessment of specific patterns of transactions;

4. administration of (i) the Staff Code of Conduct and (ii) the Management Committee Code of Conduct, except for matters within the remit of the Ethics and Compliance Committee (where the GCCO delivers opinions and participates without voting rights); and

5. controls on procedures related to procurement for the Bank's own account.

The above activities are complemented by regular training and awareness-building initiatives (AML-CFT training; presentations of OCCO activities to newcomers and members of EIB governing bodies; presentations and workshops on main OCCO policies and general compliance issues), in order to ensure staff awareness and, whenever possible, involvement in OCCO control activities for the timely detection and management of compliance risks within the EIB Group.

Management control – Within the Secretariat General, the Planning, Budget and Analytics Division brings together the functions responsible for management control – namely, operational planning, budget/cost accounting and associated analyses. This structure ensures that the overall planning and management reporting processes are coordinated and support the achievement of the Bank-wide objectives and ultimately that the results achieved are monitored. Key tools include the Operational Plan, the budget and independent opinions and analysis on proposals affecting them, plus the associated management accounting and control systems. A suite of integrated reports facilitates ongoing evaluation of the situation in relation to the operational strategy (including financial objectives).

EIB Statutory Financial Statements EIB Statutory Financial Statements as at 31?December 2016

Balance sheet as at 31 December 2016 (in EUR ’000) Assets 31.12.2016 31.12.2015 Cash in hand, balances with central banks and post office banks (Note B.1) 206,175 316,769 Treasury bills and other bills eligible for refinancing with central banks (Note B.2) 48,569,206 50,456,265 3. Loans and advances to credit institutions a) repayable on demand 799,539 661,809 b) other loans and advances (Note C) 28,867,337 35,180,699 c) loans (Note D.1) 125,624,583 124,213,824 4. Loans and advances to customers 160,056,332 155,291,459 a) other loans and advances (Note C) 2,219,989 1,638,289 b) loans (Note D.1) 310,256,151 313,227,315 c) value adjustments (Note D.2) -533,147 -625,547 5. Debt securities including fixed-income securities (Note B.2) 311,942,993 314,240,057 a) issued by public bodies 8,651,141 8,459,239 b) issued by other borrowers 6,940,211 8,383,812 6. 15,591,352 16,843,051 Shares, other variable-yield securities and participating interests (Note E.1) 4,061,183 3,377,012 7. Shares in affiliated undertakings (Note E.2) 875,209 900,938 8. Intangible assets (Note F) 16,219 12,208 9. Tangible assets (Note F) 272,378 269,074 10. Other assets (Note G) 54,230 112,735 11. Subscribed capital and reserves, called but not paid (Note H.3) 77,950 129,917 12. Prepayments and accrued income (Note I) 29,510,055 30,665,121 Total assets 573,230,935 570,616,953 The accompanying notes form an integral part of these financial statements.

EIB Statutory Financial Statements Balance sheet (continued) as at 31 December 2016 (in EUR ’000) Liabilities 31.12.2016 31.12.2015 1. Amounts owed to credit institutions (Note J) a) repayable on demand 12,425,692 14,586,348 b) with agreed maturity dates or periods of notice 694,221 839,890 2. Amounts owed to customers (Note J) 13,119,913 15,426,238 a) repayable on demand 1,927,330 1,945,329 b) with agreed maturity or periods of notice 25,030 148,977 3. Debts evidenced by certificates (Note K) 1,952,360 2,094,306 a) debt securities in issue 455,660,830 453,832,332 b) others 15,261,807 15,423,054 Other liabilities (Note G) 470,922,637 469,255,386 4. 1,204,290 827,349 5. Accruals and deferred income (Note I) 17,456,674 17,479,664 6. Provisions a) pension plans and health insurance scheme (Note L) 2,381,458 2,197,917 b) provision for guarantees issued in respect of loans granted by third parties 13,670 11,369 c) provision for commitment on investment funds 0 1,392 7. Subscribed capital (Note H) 2,395,128 2,210,678 a) subscribed 243,284,155 243,284,155 b) uncalled -221,585,020 -221,585,020 8. Reserves (Note H) 21,699,135 21,699,135 a) reserve fund 24,328,415 24,328,415 b) additional reserves 7,214,264 5,286,377 c) special activities reserve 6,776,060 5,933,881 d) general loan reserve 3,305,458 3,318,610 41,624,197 38,867,283 9. Profit for the financial year 2,856,601 2,756,914 Total liabilities 573,230,935 570,616,953 The accompanying notes form an integral part of these financial statements.

Off balance sheet

as at 31 December 2016 (in EUR '000)

		31.12.2016		31.12.2015
Commitments:				
- EBRD capital uncalled (Note E.1)		712,630		712,630
- EIF capital uncalled (Notes E.2, X)		2,099,200		2,105,600
- EUMPF capital uncalled (Note E.2.2)		0		1,336
- Undisbursed loans (Note D.1)				
- credit institutions	29,905,563		29,924,523	
- customers	83,395,374		76,060,873	
		113,300,937		105,985,396
- Undisbursed venture capital operations (Note E.1)		5,340,849		4,089,232
- Undisbursed investment funds (Note E.1)		1,113,939		581,804
- Borrowings launched but not yet settled		223,950		283,227
- Securities receivable		109,100		80,000
Contingent liabilities and guarantees:				
- In respect of loans granted by third parties		6,779,075		5,530,691
Assets held on behalf of third parties (Note Z):				
- Investment Facility - Cotonou	2,870,139		2,557,264	
- Guarantee Fund	2,506,053		2,343,091	
- NER300	2,106,441		2,124,266	
- JESSICA (Holding Funds)	1,537,503		1,634,825	
- EIF	1,285,949		1,528,388	
- RSFF (incl. RSI)	867,165		927,273	
- InnovFin	696,412		638,393	
- EU-Africa Infrastructure Trust Fund	651,110		678,844	
- CEF (incl. former PBI and LGTT)	492,898		474,322	
- Special Section	362,234		443,741	
- GF Greece	304,781		302,826	
- Funds of Funds (JESSICA II)	198,045		99,080	
- ENPI	149,004		153,027	
- AECID	76,124		76,360	
- NIF Trust Fund	48,691		54,302	
- FEMIP Trust Fund	47,910		53,176	
- HIPC	35,438		35,468	
- EPTA Trust Fund	22,206		21,545	
- NIF Risk Capital Facility	19,852		0	
- Private Finance for Energy Efficiency Instrument	17,987		11,848	
- IPA II	17,778		15,220	
- Natural Capital Financing Facility	11,150		11,750	
- EFSI-EIAH	8,889		3,185	
- RDI Advisory	5,762		2,402	
- JASPERS	2,270		0	
- Fi-compass	2,135		0	
		14,343,926		14,190,596
Other items:				
- Nominal value of interest-rate swaps incl. commitment (Note V.1.2)		523,352,665		494,366,308
- Nominal value of currency swap contracts receivable (Note V.1.1)		212,232,364		197,135,755
- Nominal value of currency swap contracts payable		198,881,468		181,735,328
- Nominal value of short-term currency swap contracts receivable (Note V.2)		46,311,642		35,282,641
- Nominal value of short-term treasury currency swap contracts payable		45,328,388		35,158,296
- Put option granted to EIF minority shareholders (Note E.2)		753,544		710,825
- Currency forwards (Note V.2)		666,973		460,381
- Special deposits for servicing of borrowings (Note S)		3,001		2,995
- Forward rate agreements (Note V.2)		0		19,900,882

The accompanying notes form an integral part of these financial statements.

EIB Statutory Financial Statements Profit and loss account for the year ended 31 December 2016 (in EUR ‘000) 2016 2015 Interest receivable and similar income (Note N) 1. 22,158,844 22,703,951 2. Interest payable and similar charges (Note N) -18,846,048 -19,265,137 3. Income from securities a) income from shares, other variable-yield securities and participating interests 218,292 109,763 b) income from shares in affiliated undertakings 16,659 18,730 Commissions receivable (Note O) 234,951 128,493 4. 180,451 187,435 5. Commissions payable (Note O) -101,840 -67,102 6. Net result on financial operations (Note P) -45,043 -48,724 7. Other operating income (Note Q) 14,202 14,357 8. General administrative expenses (Note R) a) staff costs (Note L) -547,434 -522,593 b) other administrative expenses -243,627 -195,338 9. Value adjustments in respect of tangible and intangible -791,061 -717,931 assets (Note F) a) tangible assets -28,164 -27,984 b) intangible assets -6,651 -5,641 10. Value (re-)adjustments in respect of loans and advances and -34,815 -33,625 provisions for contingent liabilities 86,960 -144,803 11. Profit for the financial year 2,856,601 2,756,914 The accompanying notes form an integral part of these financial statements.

Cash flow statement for the year ended 31 December 2016 (in EUR ‘000) 2016 2015 A. Cash flows from operating activities: Profit for the financial year 2,856,601 2,756,914 Adjustments for: Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities -86,960 145,354 Value adjustments in respect of tangible and intangible assets 34,815 33,625 Value (re-)adjustments in respect of shares, other variable-yield securities and participating interests 49,606 -133,555 Held to maturity portfolio amortisation 18,437 40,979 Effect of exchange rate changes 228,769 -370,892 Profit on operating activities 3,101,268 2,472,425 Disbursements of loans and advances to credit institutions and customers -54,296,197 -60,183,237 Repayments of loans and advances to credit institutions and customers 52,245,406 55,807,348 Change in deposits with central banks -110,672 -92,189 Change in treasury securities liquidity portfolios -872,662 -13,618,093 Change in amounts owed to credit institutions and customers -2,448,271 7,936,408 Change in provisions on pension plans and health insurance scheme 183,541 189,955 Change in provisions for commitment on investment funds and guarantees issued 909 -10,306 Change in prepayments and accrued income 1,180,372 -3,973,706 Change in other assets 60,420 -53,041 Change in short term treasury derivative valuations -34,206 -11,853 Change in accruals and deferred income 1,276,708 8,785,281 Change in other liabilities 409,232 53,772 Net cash used in operating activities 695,848 -2,697,236 B. Cash flows from investing activities: Purchase and sale of EIF and EUMPF shares 3,215 -6,898 Securities in Long Term Hedge Portfolio purchased during the year -105,529 0 Securities from Long Term Hedge Portfolio matured during the year 1,593,000 106,000 Purchase of loan substitutes included in the debt securities portfolios -5,315,458 -5,480,328 Redemption of loan substitutes included in the debt securities portfolios 3,045,166 3,271,280 Net additions in venture capital operations included in shares, other variable-yield securities and participating interests -656,309 -329,808 Net additions in shares, other variable-yield securities and participating interests excluding venture capital operations -54,954 -123,501 Purchase and disposal of tangible and intangible assets -42,130 -43,594 Net cash used in investing activities -1,532,999 -2,606,849 C. Cash flows from financing activities: Issuance of debts evidenced by certificates 165,543,970 150,467,250 Redemption of debts evidenced by certificates -160,554,709 -153,006,233 Member States’ contribution 51,967 446,180 Net cash used in financing activities 5,041,228 -2,092,803 Summary statement of cash flows: Cash and cash equivalents at beginning of financial year 50,036,574 55,536,759 Net cash from/(used in): Operating activities 695,848 -2,697,236 Investing activities -1,532,999 -2,606,849 Financing activities 5,041,228 -2,092,803 Effects of exchange rate changes on cash held 345,537 1,896,703 Cash and cash equivalents at end of financial year 54,586,188 50,036,574 Cash and cash equivalents are composed of: Cash in hand, balances with central banks and post office banks, excluding deposits with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1) 35 113 Money market securities maturing within three months of issue 23,483,405 24,364,058 Loans and advances to credit institutions and to customers: Repayable on demand 661,809 799,539 Other loans and advances (Note C) 30,440,939 24,872,864 54,586,188 50,036,574 Supplementary disclosures of operating cash flows: 2016 2015 Interest received 21,718,134 22,770,929 Dividends received 234,951 128,493 Interest paid -16,606,969 -17,234,739 The accompanying notes form an integral part of these financial statements.

EIB Statutory Financial Statements European Investment Bank Notes to the financial statements as at 31 December 2016 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long-term lending bank of the European Union (‘EU’). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The Bank has its registered office at 98-100, boulevard Konrad Adenauer, Luxembourg. Note A – Significant accounting policies A.1. Basis of preparation A.1.1. Accounting standards The unconsolidated financial statements (the ‘Financial Statements’) of the European Investment Bank have been prepared in accordance with the general principles of Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 on the annual and consolidated accounts of certain types of companies, banks and other financial institutions (the ‘Directives’). On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 9 March 2017 and authorised their submission to the Board of Governors for approval by 25 April 2017. The Bank also publishes consolidated financial statements as at the same date as the annual Financial Statements. A.1.2. Significant accounting judgments and estimates In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the resulting differences may be material to the Financial Statements. The most significant use of judgments and estimates is as follows: Value adjustments on loans and advances The Bank reviews its loans and advances at each reporting date to assess whether an allowance for value adjustments should be recorded. In particular, judgment by management is required in the estimation of the amount and timing of future cash flows when determining the level of allowance required. Such estimates are based on assumptions about a number of factors and actual results may differ, resulting in future changes to the allowance. In addition to a specific allowance against individually significant loans and advances, the Bank also makes a collective provisioning test on exposures which, although not specifically identified as requiring a specific allowance, have a greater risk of default than when the loans and advances were originally granted. Provisions on financial guarantees The Bank recognises a liability at the fair value of the obligation at the inception of a financial guarantee contract. The guarantee is subsequently measured at the higher of the best estimate of the obligation or the amount initially recognised less amortisation of the premium. Financial guarantee provisions correspond to the cost of settling the obligation, which is the expected loss, estimated on the basis of all relevant factors and information existing at the balance sheet date. Pension and other post-employment benefits The cost of defined-benefit pension plans and other post-employment medical benefits is determined using actuarial valuations. The actuarial valuation involves making assumptions about discount rates, mortality rates and future salary and pension increases. Due to the long term nature of these plans, such estimates are subject to significant uncertainty.

Bank’s exposure to the United Kingdom The Bank is monitoring the developments of the political situation in the United Kingdom, specifically as regards the consequences of the referendum on the UK’s continued EU membership held on 23 June 2016, the approval by the UK House of Commons of a bill authorising the notification of the UK’s decision to withdraw from the EU on 8 February 2017 and the formal notification of the withdrawal decision pursuant to Article 50 of the Treaty on European Union of 29 March 2017. In this context, it has been assessed that these events have not materially affected the financial position and performance of the Bank as at 31 December 2016. The Bank will continue to monitor the evolution of the situation and the possible impact on its financial statements as necessary. A.2. Summary of significant accounting policies A.2.1. Foreign currency translation The EIB uses the euro (EUR) as the unit of measurement for the capital accounts of Member States and for presenting its Financial Statements. The Bank conducts its operations in the currencies of the EU Member States, in euro and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. The Bank’s monetary assets and liabilities denominated in currencies other than euro are translated into euro at the closing exchange rates prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the profit and loss account. A.2.2. Derivatives The Bank uses derivative instruments, mainly currency and interest rate swaps, as part of its asset and liability management (“ALM”) activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecasted transactions. All derivatives transactions are booked at nominal as off-balance sheet items at the date of the transaction. The majority of the Bank’s swaps are concluded with a view to hedging specific bond issues. The Bank enters into currency swaps, whereby the proceeds of a borrowing are initially converted into a different currency and on maturity the Bank will obtain the amounts needed to service the borrowing in the original currency. The Bank also enters into currency, interest rate and overnight index swaps as part of its hedging operations on loans or for the global ALM position. The corresponding interest is accounted for on a pro rata temporis basis. The Bank also uses short-term derivative instruments as part of its treasury operations, as well as derivatives hedging the trading portfolio (Securities liquidity portfolios). A.2.2.1. Trading portfolio derivatives As part of the Securities liquidity portfolios, trading derivatives are entered in and recorded at market value in the balance sheet as Other assets when their market value is positive or Other liabilities when their market value is negative. Changes in the market value are included in Net result on financial operations. Market values are obtained from quoted market prices, discounted cash flow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as the time value of money, yield curve and volatility of the underlying. Interest on derivative instruments is accrued pro rata temporis under Prepayments and accrued income or Accruals and deferred income. Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in Accruals and deferred income or Prepayments and accrued income. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. The market value is recorded under Other assets when their market value is positive or Other liabilities when their market value is negative. Changes in the market value are included in Net result on financial operations. Interest rate swaps The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. The market value is recorded under Other assets when their market value is positive or Other liabilities when their market value is negative. Changes in the market value are included in Net result on financial operations. A.2.2.2. All other derivatives Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in Accruals and deferred income or Prepayments and accrued income. The forward leg of the currency swap is recorded off -balance sheet at settlement amount and is not revalued. The premium/discount between the spot and forward settlement amounts is amortised pro rata temporis through the profit and loss account in Interest receivable and similar income or Interest payable and similar charges.

EIB Statutory Financial Statements Interest rate swaps The hedging interest rate swaps are not revalued. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. Forward rate agreements Forward rate agreements are concluded for hedging purposes and are recorded off balance sheet on the trade date. The difference between the contractual forward rates and the year-end rates are reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. Currency forwards Currency forwards are entered into in order to adjust future currency positions. The forward leg is recorded off-balance sheet at the settlement amount and is not revalued. The difference between the spot amounts and the forward settlement amounts is amortised pro rata temporis through the profit and loss account in Interest receivable and similar income or Interest payable and similar charges. Interest on derivative instruments is accrued pro rata temporis under Prepayments and accrued income or Accruals and deferred income. A.2.3. Financial assets Financial assets are accounted for using the settlement date basis. A.2.4. Cash and cash equivalents The Bank defines cash and cash equivalents as short-term, highly liquid securities and interest-earning deposits with maturities of 90 days or less. A.2.5. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities A.2.5.1. Long-term hedge portfolio The long-term hedge portfolio consists of securities purchased with the intention of holding them to maturity. These securities are issued or guaranteed by: Governments of the European Union Member States, G10 countries and their agencies; Supranational public institutions, including multinational development banks. These securities are initially recorded at the purchase price. Value adjustments are accounted for, if these are other than temporary. The difference between the entry price and redemption value is accounted for pro rata temporis over the life of the securities. All the securities remaining in the former Investment portfolio were transferred into the newly created long-term hedge portfolio, where they will continue to be held until final maturity. A.2.5.2. Operational portfolios • Treasury Monetary Portfolio “TMP” In order to maintain an adequate level of liquidity, the Bank purchases money market products with a maximum maturity of 12 months, in particular Treasury bills and negotiable debt securities issued by public bodies and credit institutions. The securities in the Treasury Monetary Portfolio are held until their final maturity and presented in the Financial Statements at amortised cost. Value adjustments are accounted for, if these are other than temporary. • Securities liquidity portfolios P1 and P2 The P1 ‘fixed rate’ and P2 ‘floating rate’ are trading portfolios which comprise bonds issued or guaranteed by national governments, supranational institutions, financial institutions and corporations. Securities in these portfolios are initially recorded at the acquisition cost and presented in the Financial Statements at market value. Changes in market value are recorded under Net result on financial operations in the profit and loss account. The market value of treasury portfolios is based on published price quotations in an active market as the first source. For instruments without available published price quotations, the market values are determined by obtaining quotes from market participants and/or by using valuation techniques or models, based whenever possible on observable market data prevailing at the balance sheet date. A.2.5.3. Loan substitutes This portfolio mainly consists of obligations in the form of bonds, notes or certificates issued by Special Purpose Vehicles (SPVs), trust vehicles or financial institutions. These securities are classified as held to maturity and initially recorded at purchase price and valued at amortised cost.

The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities as interest receivable and similar income. Value adjustments are accounted for, if these are other than temporary. A.2.6. Loans and advances to credit institutions and customers A.2.6.1. Loans and advances Loans and advances are included in the assets of the Bank at their net disbursed amounts. Value adjustments have been made for loans and advances outstanding at the end of the financial year and presenting risks of non-recovery of all or part of their amounts. Such value adjustments are held in the same currency as the assets to which they relate. Value adjustments are accounted for in the profit and loss account as Value adjustments in respect of loans and advances and are deducted from the appropriate asset items on the balance sheet. A.2.6.2. Interests on loans Interests on loans are recorded in the profit and loss account on an accruals basis, i.e. over the life of the loans. On the balance sheet, accrued interest is included in ‘Prepayments and accrued income’ under assets. Value adjustments to interest amounts on these loans are determined on a case-by-case basis by the Bank’s Management and deducted from the appropriate asset item on the balance sheet. For non-performing loans, upon impairment the accrual of interest income based on the original terms of the claim may be discontinued. A.2.6.3. Reverse repurchase operations (reverse repos) Under a tripartite reverse repo, a custodian/clearing agency arranges for custody, clearing and settlement of the transactions between the Bank and a third party. The custodians/clearing agencies operate under standardised global master purchase agreements and provide for delivery against payment systems, substitution of securities, automatic marking to market, reporting and daily transaction administration. Reverse repos are carried at the amounts of cash advanced and are entered on the balance sheet under Loans and advances to credit institutions – b) other loans and advances. Interest on reverse repos is accrued pro rata temporis. A.2.6.4. Interest subsidies Interest subsidies received in advance (see Note I) are deferred and recognised in the profit and loss account over the period from disbursement to repayment of the subsidised loan. A.2.7. Shares, other variable-yield securities, participating interests and shares in affiliated undertakings A.2.7.1. Shares, other variable-yield securities and participating interests The Bank acquires shares, other variable-yield securities and participating interests when it enters into venture capital operations, infrastructure funds or investment funds. Shares, other variable-yield securities and participating interests are initially recorded at acquisition cost. Their carrying value is adjusted to the lower of cost or market value at subsequent measurement at the balance sheet date. Investments in venture capital enterprises, infrastructure funds and investment funds represent shares, other variable-yield securities and participating interests acquired for the longer term in the normal course of the Bank’s activities. They are initially recorded at their original purchase cost. Based on the reports received from fund managers, the portfolios of investments are valued on a line-by-line basis at the lower of cost or attributable net asset value (‘NAV’), thus excluding any attributable unrealised gain that may be prevailing in the portfolio. The attributable NAV is determined through applying either the Bank’s percentage ownership in the underlying vehicle to the NAV reflected in the latest available before year-end report or, to the extent available, the value per share at the same date, submitted by the respective Fund Manager. The attributable NAV is adjusted for events occurring between the date of the latest available NAV and the balance sheet date to the extent that such adjustment is considered to be material. Unrealised losses due solely to administrative expenses and management fees of venture capital, infrastructure funds and investment funds in existence for less than two years at the balance sheet date are not taken into consideration in determining the attributable NAV. A.2.7.2. Shares in affiliated undertakings Shares in affiliated undertakings represent medium and long-term investments and are accounted for at cost. Value adjustments are accounted for, if these are other than temporary. A.2.8. Tangible assets Tangible assets include land, Bank-occupied properties, other machines and equipment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The value of the Bank’s headquarter buildings in Luxembourg-Kirchberg and its building in Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles have been recorded in the balance sheet at their acquisition cost, less accumulated depreciation.

EIB Statutory Financial Statements Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: Buildings in Kirchberg and Weimershof: 30 years Permanent equipment, fixtures and fittings: 10 years Furniture: 5 years Office equipment and vehicles: 3 years A.2.9. Intangible assets Intangible assets comprise of computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, the probability that future economic benefits will flow to the enterprise and to the reliability of cost measurement. Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion. A.2.10. Pension plans and health insurance scheme A.2.10.1. Pension plan for staff The Bank operates defined-benefit pension plans to provide retirement benefits to substantially its entire staff. The Bank’s main pension scheme is a defined-benefit pension scheme funded by contributions from staff and from the Bank which covers all employees. All contributions of the Bank and its staff are invested in the assets of the Bank. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the provision entered in the accounts is adequate. The latest valuation was carried out as at 30 September 2016 and was updated as at 31 December 2016 with an extrapolation (roll forward method) for the last three months of 2016. The main assumptions used by the actuary are set out in Note L. Cumulative prior year actuarial deficits and surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the plan’s participants on a straight-line basis. A.2.10.2. Health insurance scheme The Bank has set up its own health insurance scheme for the benefit of staff, financed by contributions from the Bank and its employees. The health insurance scheme is managed and accounted for under the same principles as the pension plan for staff described in Note A.2.10.1. The latest valuation was carried out as at 30 September 2016 and was updated as at 31 December 2016 with an extrapolation (roll forward method) for the last three months of 2016. A.2.10.3. The Management Committee pension plan The Management Committee pension plan is a defined-benefit pension scheme funded by contributions from the Bank only which covers all Management Committee members. All contributions of the Bank are invested in the assets of the Bank. The Management Committee pension plan is managed and accounted for under the same principles as the pension plan for staff described in Note A.2.10.1. A.2.10.4. Optional Supplementary Provident Scheme The Optional Supplementary Provident Scheme is a defined-contribution pension scheme, funded by voluntary staff contributions and employer contributions. The corresponding liability is recorded in Other liabilities. A.2.11. Amounts owed to credit institutions and customers Amounts owed to credit institutions and customers are presented in the financial statements at their redemption amounts. Interest on amounts owed to credit institutions and customers is recorded in the profit and loss account on an accruals basis as Interest payable and similar charges. Accrued interest is included in Accruals and deferred income under liabilities. A.2.12. Debts evidenced by certificates Debts evidenced by certificates are presented at their redemption amounts, except for zero-coupon bonds which are presented at their amortised cost. Transaction costs and premiums/ discounts are amortised in the profit and loss account on a straight-line basis over the life of the debt through Accruals and deferred income or Prepayments and accrued income. Interest expense on debt instruments is included in Interest payable and similar charges in the profit and loss account.

A.2.13. Financial guarantees Financial guarantee contracts require the issuer to make specified payments to reimburse the holder for a loss it incurs, if a specified debtor fails to make payment when due under the original or modified terms of a debt instrument. Signed financial guarantees are generally accounted for and disclosed as off-balance sheet items. In regards to the accounting treatment of the financial guarantees on balance sheet, all financial guarantees are measured initially at fair value (the net present value of premium receivable which is equal to the initial expected loss), and subsequently, at the higher of the amount determined as contingent liability, or the original fair value less amortisation of the premium. Financial guarantees measured at fair value on balance sheet are recorded under Other liabilities. Any fair value changes are recorded in the income statement as Net results on financial operations. When a financial guarantee operation measured on balance sheet at fair value is considered as impaired and therefore provisioned, its value previously recorded under Other liabilities is transferred to Provisions for guarantees issued in respect of loans granted by third parties on the balance sheet. This provision is intended to cover risks inherent in the Bank’s activity of issuing guarantees in favour of financial intermediaries or issued in respect of loans granted by third parties. A provision for guarantees issued is established if there is objective evidence that the Bank will have to incur a loss in respect of a given guarantee granted. The provision for financial guarantees is recognised in the income statement as Value adjustments in respect of loans and advances and provisions for contingent liabilities. A.2.14. Provision for commitment on investment funds This provision is intended to cover risks inherent in the Bank’s commitment on investment funds signed but not yet disbursed. A.2.15. Reserves A.2.15.1. Reserve fund As provided for under Article 22(-1) of the Statute, “a reserve fund of up to 10% of the subscribed capital shall be built up progressively” from the retained profit of the Bank. A.2.15.2. Additional reserves Additional reserves contain the remaining retained earnings of the Bank. A.2.15.3. Special activities reserve As provided for under Article 16(-5) of the Statute, “the special activities of the Bank […] will have a specific allocation of reserve”. The special activities reserve is a dedicated reserve for the capital allocation covering the unexpected loss of those activities, which have a risk profile higher than what is generally accepted by the Bank, including venture capital activities. The reserve is based on the capital allocation of each operation and is calculated monthly according to the evolution of the underlying assets. A.2.15.4. General loan reserve In 2009, a “general loan reserve” was introduced for the expected loss of the Bank’s loan and guarantee portfolio, modelled upon the Bank’s policy guidelines. It is calculated monthly according to the evolution of the underlying assets. A.2.16. Prepayments and accrued income Expenditure incurred during the financial year but relating to a subsequent financial year, together with any income for which payment is not due until the expiry of the underlying instrument. A.2.17. Accruals and deferred income Income received before the balance sheet date but relating to a subsequent financial year, together with any charges which, though relating to the financial year in question, will be paid only in the course of a subsequent financial year.

EIB Statutory Financial Statements A.2.18. Interest receivable and similar income Revenues on loans are mainly composed of interest revenue, commitment fees, front-end fees and prepayment indemnities. Prepayment indemnities are recognised in the profit and loss account when received, as the revenue is earned. A.2.19. Interest payable and similar charges Interest payable and similar charges includes interest on amounts owed to credit institutions and customers, interest expense on debt instruments and derivatives. A.2.20. Dividend income Dividends are recognised in the profit and loss account when the entity’s right to receive payment is established. A.2.21. Taxation The Protocol on the Privileges and Immunities of the European Union appended to the Treaty on European Union and the Treaty on the Functioning of the European Union, stipulates that the assets, revenues, and other property of the institutions of the Union are exempt from all direct taxes. A.2.22. Reclassification of prior year figures Certain prior year figures have been reclassified to conform with the current year’s presentation. This relates to reclassification of negative interests as follows: From interest receivable and similar income EUR’000 82,990 To interest payable and similar charges EUR’000—82,990

Note B – Cash in hand, balances with central banks and post office banks and debt securities portfolio (in EUR '000)

B.1. Cash in hand, balances with central banks and post office banks

The cash in hand and balances with central banks and post office banks equals to EUR '000 316,769 at 31 December 2016 (2015: EUR '000 206,175).

The EIB is an eligible counterparty in the Eurosystem's monetary policy operations, and has therefore been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where it maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR '000 316,734 as at 31 December 2016 (2015: EUR '000 206,062).

B.2. Debt securities portfolio

The debt securities portfolio is composed of the long term hedge portfolio, the Treasury Monetary Portfolio "TMP", the securities liquidity portfolios P1 and P2 and the loan substitutes portfolio.

The details of the debt security portfolios as at 31 December 2016 and 2015 are as follows:

	31.12.2016	31.12.2015
Treasury bills and other bills eligible for refinancing with central banks	50,456,265	48,569,206
Debt securities including fixed-income securities	15,591,352	16,843,051
Total debt securities(*)	**66,047,617**	**65,412,257**

(*)of which EUR'000 16,769,280 unlisted in 2016 and EUR'000 16,266,803 in 2015.

At 31.12.2016	Purchase price	Book value	Premiums/ discounts to be amortised	Value at final maturity	Market value
Long term hedge portfolio	570,296	555,209	-8,409	546,800	694,244
Treasury Monetary Portfolios (TMP)					
- Money market securities	37,497,614	37,445,855	-91,942	37,353,913	37,439,129
Securities liquidity portfolios:					
- P1: Fixed rate portfolio	3,018,597	2,961,469	571	2,900,157	2,961,469
- P2: Floating rate portfolio	4,203,006	4,180,075	0	4,145,601	4,180,075
Loan substitutes (Note D)	25,284,564	20,905,009	-29,331	20,875,678	21,243,750
Total debt securities(*)	**70,574,077**	**66,047,617**	**-129,111**	**65,822,149**	**66,518,667**

(*)of which cash and cash equivalents EUR'000 23,483,405

At 31.12.2015	Purchase price	Book value	Premiums/ discounts to be amortised	Value at final maturity	Market value
Long term hedge portfolio	2,126,774	2,055,612	-15,812	2,039,800	2,199,630
Treasury Monetary Portfolios (TMP)					
- Money market securities	37,273,605	37,242,207	-48,761	37,193,446	37,237,206
Securities liquidity portfolios:					
- P1: Fixed rate portfolio	3,247,050	3,205,980	-446	3,082,540	3,205,980
- P2: Floating rate portfolio	4,146,269	4,105,346	0	4,047,943	4,105,346
Loan substitutes (Note D)	22,052,085	18,803,112	-34,838	18,768,274	19,126,025
Total debt securities(*)	**68,845,783**	**65,412,257**	**-99,857**	**65,132,003**	**65,874,187**

(*)of which cash and cash equivalents EUR'000 24,364,058

Loan substitutes, which represent acquisitions of interests in pools of loans or receivables in connection with securitisation transactions, are considered to be part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project related remedies, thus offering additional recourse. No value adjustment is required and has thus not been accounted for as at 31 December 2016 and 2015.

EIB Statutory Financial Statements

EU sovereign exposure in bond holdings

The Bank did not record value adjustments in 2015 and 2016 in respect of its held to maturity EU sovereign and EU sovereign guaranteed exposure as at year-end, in view of the Bank's preferred creditor status and the protection given by the Bank's Statute as well as a detailed review of any value adjustments requirements.

The following tables show the exposure to debt issued or guaranteed by EU sovereigns in the Bank's debt securities portfolios (including loan substitutes) as at 31 December 2016 and 2015:

At 31.12.2016	Purchase price	Book value	Value at final maturity	Market value
EU sovereigns				
Austria	1,211,425	1,203,631	1,193,421	1,203,034
Belgium	911,414	908,687	907,500	909,233
Bulgaria	6,159	6,129	6,000	6,132
Czech Republic	727,551	693,483	659,849	812,914
Denmark	107,820	107,736	107,608	107,745
Finland	50,773	49,230	49,870	49,230
France	6,342,449	6,323,614	6,299,800	6,333,518
Germany	4,019,175	4,008,526	4,006,049	4,081,020
Greece	13,294	13,096	15,000	12,635
Hungary	17,472	18,647	19,000	21,184
Ireland	11,505	10,909	10,000	10,909
Italy	6,843,460	6,827,284	6,795,200	6,856,829
Lithuania	11,300	10,542	10,000	10,542
Netherlands	1,305,471	1,299,133	1,296,700	1,313,057
Poland	109,273	104,503	97,000	107,541
Portugal	821,105	821,069	821,000	821,121
Slovakia	79,647	73,749	73,100	74,670
Slovenia	6,212	6,170	6,118	6,156
Spain	2,870,200	2,860,943	2,839,370	2,861,707
Sweden	472,044	471,382	471,081	471,308
United Kingdom	23,986	23,774	23,717	23,774
	25,961,735	**25,842,237**	**25,707,383**	**26,094,259**
Non-EU sovereign and other bonds	**44,612,342**	**40,205,380**	**40,114,766**	**40,424,408**
Total	**70,574,077**	**66,047,617**	**65,822,149**	**66,518,667**

At 31.12.2015	Purchase price	Book value	Value at final maturity	Market value
EU sovereigns				
Austria	607,055	603,717	590,487	605,183
Belgium	1,409,169	1,397,596	1,395,500	1,398,809
Czech Republic	896,250	870,152	828,182	1,008,279
Denmark	402,729	402,410	402,005	402,172
Finland	341,462	337,612	335,500	337,810
France	6,947,046	6,928,004	6,916,260	6,942,331
Germany	4,322,114	4,304,278	4,292,358	4,369,027
Greece	32,976	31,931	35,000	31,378
Hungary	17,472	18,534	19,000	21,052
Ireland	11,505	11,312	10,000	11,312
Italy	3,998,595	3,992,475	3,976,000	4,026,805
Lithuania	26,609	26,079	25,000	26,072
Netherlands	592,525	572,835	565,300	586,298
Poland	210,699	206,854	196,000	210,792
Portugal	779,998	780,000	780,000	779,904
Slovakia	126,361	121,583	118,100	122,609
Spain	3,898,207	3,894,295	3,881,835	3,895,139
Sweden	1,533,360	1,532,649	1,531,422	1,532,200
United Kingdom	23,224	23,074	22,963	23,074
	26,177,356	**26,055,390**	**25,920,912**	**26,330,246**
Non-EU sovereign and other bonds	**42,668,427**	**39,356,867**	**39,211,091**	**39,543,941**
Total	**68,845,783**	**65,412,257**	**65,132,003**	**65,874,187**

Note C – Loans and advances to credit institutions and to customers – other loans and advances (in EUR '000)

	31.12.2016	31.12.2015
Term deposits	24,590,683	13,898,992
Overnight deposits	174,000	174,000
Tripartite reverse repos	10,416,016	14,794,345
Total other loans and advances to credit institutions	**35,180,699**	**28,867,337**
Total other loans and advances to customers	**2,219,989**	**1,638,289**
Total other loans and advances	**37,400,688**	**30,505,626**
of which cash and cash equivalents	30,440,939	24,872,864

Note D – Summary statement of loans

D.1. Aggregate loans granted (in EUR '000)

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	Total 2016	Total 2015
Disbursed portion	124,210,389	310,142,600	434,352,989	438,699,301
Undisbursed loans	29,905,563	83,395,374	113,300,937	105,985,396
Aggregate loans granted	**154,115,952**	**393,537,974**	**547,653,926**	**544,684,697**
Loan instalments receivable	3,435	113,551	116,986	152,597
Loan substitutes portfolio (Note B.2)			20,905,009	18,803,112
Aggregate loans including loan substitutes portfolio (Note D.3)			**568,675,921**	**563,640,406**

D.2. Value adjustments for loans (in EUR '000)

Movements in the value adjustments are detailed below:

	2016	2015
At 1 January	625,547	483,074
Release during the year	-125,635	-18,334
Allowance during the year	38,205	159,187
Foreign exchange adjustment	-4,970	1,620
At 31 December	**533,147**(1)	**625,547**

(1)The value adjustment of EUR '000 533,147 relates only to disbursed loans including arrears. The Bank has additionally recorded value adjustments in regards to accrued interest of a total amount of EUR '000 5,539 (2015: EUR '000 7,143), which is recorded under the caption of *Prepayments and accrued income*.

In 2015, the Bank has retroceded EUR '000 4,500 to the European Commission regarding a contribution previously made on an operation which has been fully repaid in 2015. Such retrocession was accounted for in the profit and loss account as *Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities*. Such retrocession did not occur in 2016.

EIB Statutory Financial Statements

D.3. Geographical breakdown of lending by country in which projects are located (in EUR '000)

D.3.1. Loans for projects within the European Union

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2016	% of total 2015
Spain	785	91,397,700	85,049,896	6,347,804	16.09%	15.75%
Italy	758	67,642,197	57,676,826	9,965,371	11.90%	12.01%
France	530	55,273,243	40,667,442	14,605,801	9.72%	9.64%
Germany	405	46,841,606	36,995,714	9,845,892	8.24%	8.96%
United Kingdom	336	46,371,770	36,718,150	9,653,620	8.16%	8.56%
Poland	349	42,260,929	32,752,889	9,508,040	7.43%	7.34%
Portugal	272	19,233,992	17,523,424	1,710,568	3.38%	3.56%
Greece	157	17,507,344	15,485,606	2,021,738	3.08%	3.07%
Austria	199	15,372,869	13,519,013	1,853,856	2.70%	2.63%
Netherlands	119	13,143,500	10,186,563	2,956,937	2.31%	2.03%
Belgium	155	13,124,652	9,648,340	3,476,312	2.31%	2.12%
Hungary	101	10,354,865	8,289,537	2,065,328	1.82%	1.90%
Finland	154	9,438,403	6,651,298	2,787,105	1.66%	1.41%
Sweden	82	9,246,027	6,583,753	2,662,274	1.63%	1.57%
Czech Republic	119	7,709,494	7,386,985	322,509	1.36%	1.62%
Romania	96	6,696,396	4,590,859	2,105,537	1.18%	1.16%
Ireland	65	5,520,885	4,533,778	987,107	0.97%	0.91%
Slovakia	68	4,782,922	3,393,423	1,389,499	0.84%	0.77%
Croatia	55	4,087,838	2,945,563	1,142,275	0.72%	0.68%
Slovenia	58	3,886,449	3,200,804	685,645	0.68%	0.80%
Denmark	39	2,747,338	2,363,219	384,119	0.48%	0.49%
Bulgaria	43	2,626,685	1,868,655	758,030	0.46%	0.50%
Cyprus	45	2,624,625	1,864,569	760,056	0.46%	0.46%
Lithuania	24	2,009,368	1,608,931	400,437	0.35%	0.33%
Estonia	26	1,432,941	1,087,059	345,882	0.25%	0.28%
Latvia	18	948,485	636,036	312,449	0.17%	0.19%
Luxembourg	19	867,126	254,279	612,847	0.15%	0.15%
Malta	10	420,001	325,060	94,941	0.07%	0.06%
Sub-total	**5,087**	**503,569,650**	**413,807,671**	**89,761,979**	**88.57%**	**88.95%**

D.3.2. Loans for projects outside the European Union

D.3.2.1. Candidate Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2016	% of total 2015
Turkey	189	20,334,852	16,724,016	3,610,836		
Serbia	65	3,363,204	2,362,743	1,000,461		
FYROM	14	406,810	330,595	76,215		
Montenegro	39	353,795	275,806	77,989		
Albania	13	256,035	216,146	39,889		
Sub-total	**320**	**24,714,696**	**19,909,306**	**4,805,390**	**4.34%**	**4.28%**

D.3.2.2. ACP states

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2016	% of total 2015
Madagascar	3	284,996	216,996	68,000		
Kenya	4	236,531	167,497	69,034		
Senegal	5	232,104	37,104	195,000		
Zambia	4	230,112	91,726	138,386		
Tanzania, United republic of	3	207,008	61,034	145,974		
Lesotho	4	141,074	111,074	30,000		
Uganda	2	128,069	48,893	79,176		
Dominican Republic	2	127,501	24,666	102,835		
Guinea	2	125,000	0	125,000		
Ivory Coast	1	117,700	0	117,700		
Regional - West Africa	4	115,627	40,627	75,000		
Mozambique	6	98,180	45,951	52,229		
Burkina Faso	5	97,640	41,132	56,508		
Benin	4	91,191	33,691	57,500		
Burundi	1	70,000	0	70,000		
Cameroon	2	67,131	52,131	15,000		
Mauritius	5	59,602	59,602	0		
Malawi	3	58,388	13,388	45,000		
Cape Verde	2	54,097	54,097	0		
Papua New Guinea	1	53,367	0	53,367		
Liberia	1	50,000	50,000	0		
Mali	1	50,000	16,000	34,000		
Congo (Democratic Republic)	1	47,446	47,446	0		
Ghana	1	46,855	46,855	0		
Ethiopia	1	40,000	0	40,000		
Namibia	4	38,362	38,362	0		
Seychelles	2	31,380	13,466	17,914		
Regional - Caribbean	2	25,783	25,783	0		
Congo	1	23,302	20,040	3,262		
Niger	1	21,000	0	21,000		
Mauritania	2	20,856	5,856	15,000		
Swaziland	2	12,001	12,001	0		
Sao Tome and Principe	1	12,000	0	12,000		
Dominica	2	8,562	7,562	1,000		
Belize	1	8,397	0	8,397		
Jamaica	1	7,752	7,752	0		
Botswana	1	3,583	3,583	0		
Saint Vincent and Grenadines	1	3,353	3,353	0		
Togo	1	2,938	2,938	0		
Sub-total	**90**	**3,048,888**	**1,400,606**	**1,648,282**	**0.53%**	**0.49%**

EIB Statutory Financial Statements

D.3.2.3. Asia

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2016	% of total 2015
China	6	1,749,715	917,442	832,273		
India	10	1,133,586	627,626	505,960		
Kazakhstan	9	420,000	0	420,000		
Vietnam	5	363,177	168,677	194,500		
Bangladesh	3	317,000	12,000	305,000		
Nepal	3	190,617	801	189,816		
Sri Lanka	4	184,103	184,103	0		
Pakistan	3	161,858	11,858	150,000		
Kyrgyzstan	2	90,000	0	90,000		
Tajikistan	2	78,292	4,743	73,549		
Lao People's Democratic Rep.	2	67,196	48,222	18,974		
Maldives	2	59,160	14,160	45,000		
Mongolia	2	50,000	1,985	48,015		
Indonesia	2	25,688	25,688	0		
Sub-total	**55**	**4,890,392**	**2,017,305**	**2,873,087**	**0.86%**	**0.84%**

D.3.2.4. Potential Candidate Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2016	% of total 2015
Bosnia and Herzegovina	36	1,526,990	1,058,654	468,336		
Kosovo	3	53,857	11,857	42,000		
Sub-total	**39**	**1,580,847**	**1,070,511**	**510,336**	**0.28%**	**0.27%**

D.3.2.5. Latin America

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2016	% of total 2015
Brazil	10	1,183,380	798,380	385,000		
Ecuador	7	646,549	185,544	461,005		
Panama	4	561,229	513,795	47,434		
Regional - Central America	3	341,637	219,137	122,500		
Nicaragua	4	321,223	66,471	254,752		
Argentina	3	171,486	171,486	0		
Mexico	3	166,814	166,814	0		
Chile	2	164,540	97,780	66,760		
Paraguay	2	106,194	35,038	71,156		
Honduras	1	84,622	0	84,622		
Bolivia	1	64,582	39,131	25,451		
Colombia	2	63,888	63,888	0		
Costa Rica	1	57,041	23,864	33,177		
Peru	2	24,042	24,042	0		
Uruguay	2	2,550	2,550	0		
Sub-total	**47**	**3,959,777**	**2,407,920**	**1,551,857**	**0.70%**	**0.72%**

D.3.2.6. European Free Trade Association (EFTA) Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2016	% of total 2015
Norway	9	875,343	875,343	0		
Iceland	9	584,096	514,096	70,000		
Switzerland	7	119,363	62,804	56,559		
Sub-total	**25**	**1,578,802**	**1,452,243**	**126,559**	**0.28%**	**0.26%**

D.3.2.7. Mediterranean Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2016	% of total 2015
Egypt	40	4,807,295	2,744,742	2,062,553		
Morocco	59	4,367,789	2,753,137	1,614,652		
Tunisia	62	3,851,267	2,400,634	1,450,633		
Israel	9	1,068,543	873,716	194,827		
Lebanon	20	640,971	391,419	249,552		
Jordan	10	509,859	390,326	119,533		
Algeria	1	418,750	418,750	0		
Syrian Arab Republic	9	359,699	311,698	48,001		
Gaza-West Bank	5	49,385	37,700	11,685		
Sub-total	**215**	**16,073,558**	**10,322,122**	**5,751,436**	**2.83%**	**2.79%**

D.3.2.8. Overseas Countries and Territories (OCT)

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2016	% of total 2015
French Polynesia	2	28,723	12,839	15,884		
New Caledonia	1	20,000	20,000	0		
Sub-total	**3**	**48,723**	**32,839**	**15,884**	**0.01%**	**0.01%**

D.3.2.9. Eastern Europe, Southern Caucasus, Russia

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2016	% of total 2015
Ukraine	25	4,422,965	920,737	3,502,228		
Georgia	19	1,243,096	388,224	854,872		
Russian Federation	10	1,154,465	241,708	912,757		
Republic of Moldova	15	652,916	180,139	472,777		
Armenia	13	318,156	148,799	169,357		
Azerbaijan	2	74,697	24,697	50,000		
Sub-total	**84**	**7,866,295**	**1,904,304**	**5,961,991**	**1.38%**	**1.15%**

D.3.2.10. South Africa

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2016	% of total 2015
South Africa	27	1,227,307	933,171	294,136		
Sub-total	**27**	**1,227,307**	**933,171**	**294,136**	**0.22%**	**0.23%**
Total loans for projects outside the Union	**905**	**64,989,285**	**41,450,327**	**23,538,958**	**11.43%**	**11.05%**
Total loans 2016(1)	**5,992**	**568,558,935**	**455,257,998**	**113,300,937**	**100.00%**	
Total loans 2015(1)	**5,821**	**563,487,809**	**457,502,413**	**105,985,396**		**100.00%**

(1) Including loan substitutes (Notes B.2 and D.1) and excluding loan instalments receivables (2016: EUR 117 million, 2015: EUR 153 million)

EIB Statutory Financial Statements

Note E – Shares, other variable-yield securities and participating interests (EUR '000)

E.1. Shares, other variable-yield securities and participating interests

	Venture capital operations[1][3]	EBRD shares[2]	Investment funds[1]	Total
Cost:				
At 1 January 2016	3,062,746	157,500	628,251	**3,848,497**
Net additions	656,309	0	77,468	**733,777**
At 31 December 2016	**3,719,055**	**157,500**	**705,719**	**4,582,274**
Value adjustments:				
At 1 January 2016	-434,839	0	-36,646	**-471,485**
Net releases/additions	-40,108	0	-9,498	**-49,606**
At 31 December 2016	**-474,947**	**0**	**-46,144**	**-521,091**
Net book value:				
At 31 December 2016	**3,244,108**	**157,500**	**659,575**	**4,061,183**
At 31 December 2015	**2,627,907**	**157,500**	**591,605**	**3,377,012**

[1] The amounts signed but not yet disbursed disclosed off-balance sheet are respectively:
- for venture capital operations EUR '000 5,340,849 (2015: EUR '000 4,089,232)
- for investment funds EUR '000 1,113,939 (2015: EUR '000 581,804)

[2] The amount of EUR '000 157,500 (2015: EUR '000 157,500) corresponds to the capital paid in by the Bank as at 31 December 2016 with respect to its subscription of EUR '000 900,440 to the capital of the EBRD (European Bank for Reconstruction and Development).

[3] Venture Capital operations include 31 funds considered as participating interests. The cost of such funds amounted to EUR '000 184,211 as of 31 December 2016 (2015: nil), for which value adjustments of EUR '000 -15,574 have been recognised (2015: nil).

As at 31 December 2016, the Bank holds 3.03% of the subscribed capital of the EBRD. Based on the audited 2015 EBRD financial statements prepared in accordance with International Financial Reporting Standards, the share of underlying net equity of the Bank in EBRD amounted to EUR 442.6 million (2014: EUR 428.7 million).

In EUR million	% held	Total own funds	Total net result	Total assets
EBRD (31.12.2014)	3.03	14,149	-723	52,487
EBRD (31.12.2015)	3.03	14,586	442	55,026

E.2. Shares in affiliated undertakings

E.2.1 The European Investment Fund

A balance of EUR '000 799,059 (2015: EUR '000 802,274) corresponds to the amount paid in by the Bank in respect of its subscription of EUR '000 2,624,000 (2015: EUR '000 2,632,000) to the capital of the European Investment Fund ('EIF'), with its registered office in Luxembourg.

The Bank holds 59.88% (2015: 61.41%) of the subscribed capital of the EIF amounting to EUR 4.38bn (2015: EUR 4.28bn).

With respect to the 1,758 EIF shares subscribed by other EIF investors, the EIB is offering to buy these shares at any time under a Replacement Share Purchase Undertaking at a price per share of EUR '000 427. This price corresponds to the part of each share in the called capital of the EIF, increased by the share premium account, the statutory reserves, the disclosed unrealised gains in venture capital operations, the profit brought forward and the profit for the year.

As a result of the General Meeting's approval of the EIF's capital increase in May 2014, the EIF's authorised capital has been increased from EUR 3.0bn to EUR 4.5bn. As a result, the subscribed capital of the EIF amounts EUR 4.38bn as at 31 December 2016, as 118 shares (2015: 214) have not yet been subscribed at year end. During 2016, the Bank sold 8 of its shares to other investors, whereas the European Commission has purchased additional 96 shares by subscribing to the authorised share capital of the EIF. As a result the Bank's holding has decreased from 2,632 shares as of 1 January 2016 to 2,624 shares as of 31 December 2016.

The nominal value of EUR '000 753,544 (2015: EUR '000 710,825) of the put option granted to EIF minority shareholders, shown off-balance sheet, has been calculated on the basis of the 2016 audited EIF statutory accounts prepared according to the International Financial Reporting Standards.

In EUR '000	% held	Total own funds	Total net result	Total assets
EIF (31.12.2015)	61.41	1,841,956	89,782	2,181,979
EIF (31.12.2016)	59.88	1,878,348	122,577	2,303,155

E.2.2 EU Microfinance Platform FCP FIS

The EU Microfinance Platform FCP-FIS ('EUMPF') is structured as a Luxembourg "fonds commun de placement – fonds d'investissement spécialisé" governed by the Law of 13 February 2007 relating to specialised investment funds (the "2007 Law") and launched on 22 November 2010. It is established as an umbrella fund, which may have several sub-funds. It has been launched with an unlimited duration provided that the fund will however be automatically put into liquidation upon the termination of a sub-fund if no further sub-fund is active at that time.
Currently, the only sub-fund of the EUMPF is the European Progress Microfinance Fund.

The Bank has decided to classify EUMPF in *Shares in affiliated undertakings* as of 01 January 2015.

The balance of EUR '000 76,150 (2015: EUR '000 98,664) corresponds to the amount paid in by the Bank in respect of its subscription of EUR '000 76,150 (2015: EUR '000 100,000) to the total committed units of the EUMPF, with its registered office in Luxembourg.

The Bank holds 55.56% (2015: 55.56%) of the total committed units of the EUMPF amounting to EUR 180.0 million (2015: EUR 180.0 million).

In EUR '000	% held	Total own funds	Total net result	Total assets
EUMPF (31.12.2015)	55.56	169,677	546	170,635
EUMPF (31.12.2016)	55.56	151,256	-1,906	152,400

Note F – Intangible and tangible assets (in EUR '000)

	Land	Luxembourg buildings	Furniture and equipment	Total tangible assets	Total intangible assets
Cost:					
At 1 January 2016	20,145	361,245	85,628	467,018	19,147
Additions	0	13,270	18,198	31,468	10,687
Disposals	0	0	-16,494	-16,494	-7,662
At 31 December 2016	**20,145**	**374,515**	**87,332**	**481,992**	**22,172**
Accumulated depreciation:					
At 1 January 2016	0	-157,493	-40,451	-197,944	-6,939
Depreciation	0	-9,681	-18,483	-28,164	-6,651
Disposals	0	0	16,494	16,494	7,637
At 31 December 2016	**0**	**-167,174**	**-42,440**	**-209,614**	**-5,953**
Net book value:					
At 31 December 2016	**20,145**	**207,341**	**44,892**	**272,378**	**16,219**
At 31 December 2015	**20,145**	**203,752**	**45,177**	**269,074**	**12,208**

The Luxembourg buildings category includes cost relating to the construction of the new building for an amount of EUR '000 31,785 (2015: EUR '000 18,516), which is expected to be completed in 2021.

EIB Statutory Financial Statements

Note G – Other assets and other liabilities (in EUR '000)

Other assets	31.12.2016	31.12.2015
Receivables on sale of Venture Capital Operations	16,437	50,066
Guarantee calls from Member States & Guarantee fund	0	22,131
Guarantees disbursed (Venture Capital operations)	0	6,585
Staff housing loans and advances(*)	3,278	4,309
Fair value of derivatives	2,759	844
Commission receivable on guarantees	470	652
Advances on salaries and allowances	622	336
Other	30,664	27,812
Total	**54,230**	**112,735**

(*)The balance relates to staff housing loans disbursed previously to the Bank's employees by the Bank. Since 1999 these housing loans have been replaced by an arrangement with an external financial institution, whereby permanently employed staff members of the Bank may be granted staff housing loans in accordance with the Bank's Staff Regulations. The same interest rates, terms and conditions are applicable to all employees concerned.

Other liabilities	31.12.2016	31.12.2015
Optional Supplementary Provident Scheme (Note L)	438,662	402,350
EIF Pension Plan	117,777	94,280
Fair value of derivatives	31,489	63,780
Personnel costs payable	69,510	59,672
Financial guarantees	69,576	51,268
Accounts payable and sundry creditors	49,588	51,122
Transitory account on loans	222,445	26,103
Payable on HIPC initiative	13,596	15,160
Western Balkans Infrastructure Fund	886	1,133
Other	89,682	62,481
First Loss Piece Contribution	101,079	0
Total	**1,204,290**	**827,349**

Note H – Subscription to the capital of the Bank, own funds and appropriation of profit

H.1. Statement of Subscriptions to the Capital of the Bank

as at 31 December 2016 and 2015 (in EUR)

Member States	Subscribed capital	Uncalled capital(*)	Called up capital
Germany	39,195,022,000	35,699,118,050	3,495,903,950
France	39,195,022,000	35,699,118,050	3,495,903,950
Italy	39,195,022,000	35,699,118,050	3,495,903,950
United Kingdom	39,195,022,000	35,699,118,050	3,495,903,950
Spain	23,517,013,500	21,419,470,925	2,097,542,575
Netherlands	10,864,587,500	9,895,547,225	969,040,275
Belgium	10,864,587,500	9,895,547,225	969,040,275
Sweden	7,207,577,000	6,564,714,700	642,862,300
Denmark	5,501,052,500	5,010,399,750	490,652,750
Austria	5,393,232,000	4,912,195,875	481,036,125
Poland	5,017,144,500	4,569,652,475	447,492,025
Finland	3,098,617,500	2,822,243,850	276,373,650
Greece	2,946,995,500	2,684,145,675	262,849,825
Portugal	1,899,171,000	1,729,779,000	169,392,000
Czech Republic	1,851,369,500	1,686,240,975	165,128,525
Hungary	1,751,480,000	1,595,260,900	156,219,100
Ireland	1,375,262,000	1,252,598,750	122,663,250
Romania	1,270,021,000	1,156,744,700	113,276,300
Croatia	891,165,500	811,680,000	79,485,500
Slovakia	630,206,000	573,996,175	56,209,825
Slovenia	585,089,500	532,903,925	52,185,575
Bulgaria	427,869,500	389,706,625	38,162,875
Lithuania	367,127,000	334,381,950	32,745,050
Luxembourg	275,054,500	250,521,650	24,532,850
Cyprus	269,710,500	245,654,325	24,056,175
Latvia	224,048,000	204,064,750	19,983,250
Estonia	173,020,000	157,587,900	15,432,100
Malta	102,665,000	93,508,025	9,156,975
Total	**243,284,154,500**	**221,585,019,550**	**21,699,134,950**

(*)Can be called by decision of the Board of Directors to such extent as may be required for the Bank to meet its obligations.

H.2. Own funds and appropriation of profit

Statement of movements in own funds (in EUR '000)	2016	2015
Share capital:		
- Subscribed capital	243,284,155	243,284,155
- Uncalled capital	-221,585,020	-221,585,020
- Called capital	**21,699,135**	**21,699,135**
- Capital called but not paid	-29,807	-49,678
- Paid in capital	**21,669,328**	**21,649,457**
Reserves and profit for the year:		
Reserve fund:		
- Balance at beginning of the year	24,328,415	24,328,415
- Balance at end of the year	**24,328,415**	**24,328,415**
- Reserves called but not yet paid	-48,143	-80,239
- Paid in balance at end of the year	**24,280,272**	**24,248,176**
Additional reserves:		
- Balance at beginning of the year	5,286,377	2,676,782
- Appropriation of prior year's profit(1)	1,927,887	2,609,595
- Balance at end of the year	**7,214,264**	**5,286,377**
Special activities reserve:		
- Balance at beginning of the year	5,933,881	6,030,722
- Appropriation of prior year's profit(1)	842,179	-96,841
- Balance at end of the year	**6,776,060**	**5,933,881**
General loan reserve:		
- Balance at beginning of the year	3,318,610	3,205,513
- Appropriation of prior year's profit(1)	-13,152	113,097
- Balance at end of the year	**3,305,458**	**3,318,610**
Profit for the financial year	**2,856,601**	**2,756,914**
Total own funds	**66,101,983**	**63,193,415**

(1) On 26 April 2016 the Board of Governors decided to appropriate the profit of the Bank for the year ended 31 December 2015, which amounted to EUR '000 2,756,914, to the Additional reserves, the Special activities reserve and the General loan reserve. The fact that amounts are being released from / added to the General loan reserve or the Special activities reserve is the consequence of the evolution of the risks of the underlying operations.

H.3. Subscribed capital and reserves, called but not paid

As a result of the decision by the Member States, the subscribed and called capital of the Bank increased by EUR 10 billion on 31 December 2012. The Member States were due to pay in their respective shares of this EUR 10 billion capital increase in no more than three instalments due on 31 March 2013, 31 March 2014 and 31 March 2015. All contributions due on 31 March 2013 and 31 March 2014 and 31 March 2015 were settled in full and 100% of the EUR 10 billion capital increase has been settled as at 31 December 2015.

On 1 July 2013, the subscribed capital increased from EUR 242,392,989,000 to EUR 243,284,154,500 by virtue of the contributions of Croatia, a new Member State that joined on 1 July 2013. The contributions of the new Member State to the Paid-in capital and to the Reserves amount to EUR 79.5 million and EUR 128.4 million respectively. The total amount to be paid by the new Member State has been equally spread over 8 instalments due on 30 November 2013, 30 November 2014, 30 November 2015, 31 May 2016, 30 November 2016, 31 May 2017, 30 November 2017, and 31 May 2018. The instalments up to and including 30 November 2016 were settled in full.

The amount of EUR '000 77,950 shown in the balance sheet under the caption *Subscribed capital and reserves, called but not paid* relates to net receivable from the new Member State, Croatia.

Statement of movements in own funds (in EUR '000)	31.12.2016	31.12.2015
Subscribed capital called but not paid (Croatia)	29,807	49,678
Reserves called but not paid (Croatia)	48,143	80,239
Total	**77,950**	**129,917**

EIB Statutory Financial Statements

Note I – 'Prepayments and accrued income' and 'Accruals and deferred income' (in EUR '000)

Prepayments and accrued income	31.12.2016	31.12.2015
Foreign exchange on currency swap contracts	20,669,791	21,757,295
Interest and commission receivable	8,299,570	8,410,434
Redemption premiums on swaps receivable(*)	243,360	279,148
Deferred borrowing charges	225,131	148,311
Investment Facility's commission receivable	43,483	43,045
Other	28,720	26,888
Total	**29,510,055**	**30,665,121**

Accruals and deferred income	31.12.2016	31.12.2015
Interest and commission payable	9,130,084	9,640,310
Foreign exchange on currency swap contracts	6,490,094	6,297,037
Redemption premiums on swaps payable	833,758	755,905
Deferred borrowing proceeds	688,232	515,964
Deferred income on loans	177,053	133,602
Interest subsidies received in advance(**)	106,693	111,886
Prepaid management fees	16,638	18,812
Other	14,122	6,148
Total	**17,456,674**	**17,479,664**

(*) Redemption premiums on swaps receivable and payable represent end payments of the underlying swap agreements for those agreements which include such features.

(**) Part of the amounts received from the European Commission has been made available as a long-term advance and is entered on the liabilities side under item *Accruals and deferred income* and comprises:

- amounts in respect of interest subsidies for loans granted for projects outside the European Union, under Conventions signed with the ACP States and Protocols concluded with the Mediterranean Countries; and
- interest subsidies, concerning certain lending operations put in place within the EU from the Bank's own resources, made available in conjunction with the EMS under Council Regulation (EEC) No 1736/79 of 3 August 1979 and in conjunction with the financial mechanism established by the EFTA Countries under the EFTA Agreement signed on 2 May 1992.

Note J – Amounts owed to credit institutions and customers with agreed maturity dates or periods of notice (in EUR '000)

J.1. Amounts owed to credit institutions

	31.12.2016	31.12.2015
Repayable on demand	12,425,692	14,586,348
Short term deposits	213,202	117,331
Repo with banks	315,000	323,000
Cash deposited on swaps payable	166,019	399,559
Total	**13,119,913**	**15,426,238**

J.2. Amounts owed to customers

	31.12.2016	31.12.2015
Overnight deposits	12,971	10,316
European Union and Member States' accounts:		
- For Special Section operations and related unsettled amounts	375,451	364,068
- Deposit accounts	1,538,908	1,570,945
Short-term deposits	25,030	148,977
Total	**1,952,360**	**2,094,306**

Note K – Debts evidenced by certificates

In its financing activity, one of the Bank's objectives is to align its funding strategy with the funds required for the loans granted, notably in terms of currencies. The caption *'Debts evidenced by certificates'* includes *'Debt securities in issue'* (securities offered to the general investing public) and *'Others'* (private placements). The table below discloses the details per currency of debts outstanding at 31 December 2016 and 2015, together with the average rates and due dates.

	Debts evidenced by certificates (in EUR '000)				
Payable in	**Outstanding at 31.12.2016**	**Average rate 2016(*)**	**Due dates**	**Outstanding at 31.12.2015**	**Average rate 2015(*)**
EUR	220,901,207	2.21	2017/2057	215,671,351	2.50
USD	146,683,436	1.67	2017/2058	142,227,743	1.77
GBP	51,872,036	2.86	2017/2054	61,582,809	2.99
AUD	12,317,012	4.85	2017/2042	11,940,499	4.83
CHF	8,002,794	2.14	2017/2036	8,624,153	2.09
JPY	6,732,871	1.11	2017/2053	6,721,225	1.18
NOK	5,240,229	2.70	2017/2033	4,749,990	3.06
SEK	5,214,132	2.96	2017/2039	5,089,398	3.29
CAD	3,784,938	2.02	2018/2045	3,214,857	2.11
ZAR	3,683,341	7.60	2017/2026	2,742,881	7.40
TRY	3,498,782	7.38	2017/2024	4,332,385	7.62
PLN	872,846	2.83	2017/2026	234,413	3.89
NZD	577,253	4.21	2017/2021	824,829	3.85
CZK	399,456	2.16	2017/2034	397,346	2.17
MXN	369,743	4.34	2020/2023	52,869	4.00
RUB	307,154	6.73	2017/2019	368,770	7.38
HUF	291,127	0.66	2020/2021	210,542	1.84
DKK	124,308	3.46	2024/2026	123,838	3.46
HKD	30,584	5.27	2017/2019	29,633	5.27
RON	19,388	0.00	2019/2019	52,608	7.99
CNY	0	-	-	63,247	4.10
Total	**470,922,637**			**469,255,386**	

(*) Weighted average interest rates at the balance sheet date

The principal and interest of certain structured borrowings are index linked to stock exchange indexes (historical value: EUR 500 million in 2016 EUR 500 million in 2015). All borrowings are fully hedged through structured swap operations.

The table below provides the movements in 2016 and 2015 for debts evidenced by certificates (including short-term commercial papers):

(In EUR million)	2016	2015
Balance at 1 January	469,255	453,453
Issuance during the year	165,544	150,467
Contractual redemptions	-158,542	-149,034
Early redemptions and buy-backs	-2,013	-3,972
Exchange adjustments	-3,321	18,341
Balance at 31 December	**470,923**	**469,255**

EIB Statutory Financial Statements

Note L – Provisions – pension plans and health insurance scheme (in EUR '000)

The Bank's main pension scheme is a defined-benefit pension scheme funded by contributions from staff and from the Bank covering all employees. All contributions of the Bank and its staff are invested in the assets of the Bank.

The pension plans and health insurance scheme provisions are as follows (in EUR '000):

	2016	2015
Staff pension plan:		
Provision at 1 January	**1,941,990**	**1,778,841**
Payments made during the year	-72,014	-68,834
Recognition of actuarial losses	27,026	62,428
Annual contributions and interest	205,827	169,555
Sub-total staff pension plan	**2,102,829**	**1,941,990**
Management Committee Pension Plan		
Management Committee Pension Plan	35,559	34,836
Recognition of actuarial losses	148	1,252
Sub-total Management Committee Pension Plan	**35,707**	**36,088**
Health insurance scheme:		
Provision at 1 January	**219,839**	**193,267**
Payments made during the year	-15,553	-12,260
Recognition of actuarial losses	7,730	10,455
Annual contributions and interest	30,906	28,377
Sub-total health insurance scheme	**242,922**	**219,839**
Total provisions at 31 December	**2,381,458**	**2,197,917**

The above figures do not include the liability towards members of staff in respect of the Optional Supplementary Provident Scheme (a defined contribution pension scheme). The corresponding amount of EUR 439 million (2015: EUR 402 million) is classified under '*Other liabilities*' (Note G).

The provision in respect of future retirement and health insurance benefits was valued as at 30 September 2016 by an independent actuary using the projected unit credit method. The actuarial valuation was updated as at 31 December 2016 with an extrapolation ('roll forward' method) for the last three months of 2016, using the prevailing market rates of 31 December 2016 and the following assumptions (for the staff pension and medical plans):

- a discount rate of 1.95% (2015: 3.91%) for determining the actuarial present value of benefits accrued in the pension and health insurance schemes, corresponding to 19.90 year duration (2015: 20.14 year duration);
- in the light of past experience, the Bank estimates that the overall expected remuneration of post-employment reserves is set at a rate of 1.5% (2015: 1.5%) above the discount rate mentioned above;
- progressive retirement between the age of 55 and 65 (same as 2015);
- a combined average impact of the increase in the cost of living and career progression of 3.5% (2015: 4.5%);
- a variation in the probable resignation rate between 30% and 0%, decreasing with age (same as 2015);
- a rate of adjustment of pensions of 1.75% per annum (2015: 2%);
- use of the ISCLT longevity table 2013 (same as 2015);
- a medical cost inflation rate of 4.0% per annum (2015: 4%); and
- a medical cost profile per age updated in 2016.

The provisions for these schemes are adjusted when needed (Note A.2.10.1) according to the actuarial valuation, as per the tables above. Cumulative prior year actuarial deficits or surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the participants on a straight-line basis.

In 2015, the actuarial valuation of the pension plans and the healthcare scheme displayed an unrecognised loss of EUR '000 813,340. EUR '000 512,214 was reported in excess of the 10% corridor, and recognised over the expected average remaining service lives of the participants on a straight-line basis from 1 January 2016. Thus, the net loss recognised in 2016 is EUR '000 34,904.

In 2016, the actuarial valuation on the pension plans and the healthcare scheme displayed an unrecognised loss of EUR '000 2,053,485. EUR '000 1,609,991 was reported in excess of the 10% corridor, and the net loss which will be recognised in 2017 will be EUR '000 103,228.

Note M – Profit for the financial year

The appropriation of the balance of the profit and loss account for the year ended 31 December 2016, amounting to EUR '000 2,856,601 will be submitted to the Board of Governors for approval by 25 April 2017.

Note N – 'Interest receivable and similar income' and 'Interest payable and similar charges'

N.1. Net interest income (in EUR '000)

	2016	2015
Interest receivable and similar income:		
Cash in hand, balance with central banks and post office banks	25	109
Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed income securities	286,237	339,260
Loans and advances to credits institutions and customers	7,792,249	8,327,370
Derivatives	14,038,219	14,024,655
Negative interest on interest bearing liabilities(*)	42,114	12,557
Total	**22,158,844**	**22,703,951**
Interest payable and similar charges:		
Amounts owed to credit institutions and customers	-5,271	-7,205
Debts evidenced by certificates	-11,691,394	-12,468,972
Derivatives	-6,773,763	-6,585,141
Negative interest on interest bearing assets(*)	-220,945	-70,433
Other	-154,675	-133,386
Total	**-18,846,048**	**-19,265,137**
Net interest income	**3,312,796**	**3,438,814**

(*) See note A.2.22.

N.2. Geographical analysis of 'Interest receivable and similar income' (in EUR '000)

	2016	2015
EU countries		
Spain	1,117,784	1,263,430
United Kingdom	964,832	913,990
Italy	638,065	771,055
Poland	636,870	679,970
Greece	530,992	560,925
Germany	505,739	495,365
France	445,650	525,429
Portugal	284,022	382,188
Austria	268,674	261,318
Hungary	201,204	203,208
Belgium	162,852	188,684
Netherlands	161,291	191,563
Ireland	115,130	75,210
Romania	111,873	125,133
Sweden	91,836	113,304
Finland	68,806	80,147
Croatia	68,238	71,370
Slovakia	67,320	66,813
Czech Republic	63,122	67,166
Slovenia	53,866	58,706
Lithuania	49,342	47,073
Bulgaria	47,790	51,066
Denmark	29,137	20,404
Latvia	15,489	16,389
Cyprus	13,885	16,479
Estonia	11,680	15,732
Malta	11,150	11,421
Luxembourg	5,166	7,010
Total EU countries	**6,741,805**	**7,280,548**
Outside the European Union	1,007,719	995,316
Total	**7,749,524**	**8,275,864**
Income not analysed per country(1)	14,409,320	14,428,087
Total interest receivable and similar income	**22,158,844**	**22,703,951**

(1) Income not analysed by country:		
- Revenue from Long Term Hedge portfolio and loan substitutes portfolio	171,040	187,944
- Revenue from Securities Liquidity portfolios	112,324	135,878
- Revenue from money-market securities	2,873	15,438
- Revenue from money-market operations	84,864	64,172
- Income from derivatives	14,038,219	14,024,655
	14,409,320	**14,428,087**

EIB Statutory Financial Statements

Note O – 'Commission receivable' and 'Commission payable' (in EUR '000)

	2016	2015
Commission receivable:		
Commission on Investment Facility - Cotonou	45,846	45,438
Commission on Jaspers	32,510	24,984
Commission on guarantees	27,920	32,806
Commission on Jessica	12,353	11,854
Commission income on loans	7,318	11,641
Commission on InnovFin	4,862	10,088
Commission on Yaoundé/Lomé Conventions	2,696	3,130
Commission on other mandates	46,946	47,494
Total commission receivable	**180,451**	**187,435**
Commission payable	**-101,840**	**-67,102**

Note P – Net result on financial operations (in EUR '000)

	2016	2015
Net result on shares, other variable yield securities and participating interests	-91,170[1]	76,588
Net result on translation of balance sheet positions	3,325	1,453
Net result on repurchase of debts evidenced by certificates	-1,284	-917
Net result on derivatives	112,257	-19,026
Net result on securities liquidity portfolios (securities only)	-60,321	-106,822
Net result on financial guarantees	-7,850	0
Total net result on financial operations	**-45,043**	**-48,724**

[1] Including EUR '000 -8,174 on participating interests (2015: nil)

Note Q – Other operating income (in EUR '000)

	2016	2015
Rental income	8,803	7,204
Reversal of previous year's unutilised accruals	4,370	3,864
Sale of EIF shares (Note E.2)	762	2,494
Other	267	795
Total	**14,202**	**14,357**

Note R – General administrative expenses (in EUR '000)

	2016	2015
Salaries and allowances[*]	-310,394	-277,770
Welfare contributions and other staff costs	-237,040	-244,823
Staff costs	**-547,434**	**-522,593**
Other general administrative expenses	-243,627	-195,338
Total general administrative expenses	**-791,061**	**-717,931**

[*] Of which the amount for members of the Management Committee is EUR '000 3,230 at 31 December 2016 and EUR '000 3,223 at 31 December 2015.

The number of persons employed by the Bank was 2,872 at 31 December 2016 (2,544 at 31 December 2015).

Note S – Off-balance sheet special deposits for servicing borrowings

This item represents the amount of coupons and bonds due, paid by the Bank to the paying agents, but not yet presented for payment by the holders of bonds issued by the Bank.

Note T – Fair value of financial instruments

At the balance sheet date, the Bank records balance sheet financial instruments on the basis of their historical cost in foreign currency (apart from the SLP portfolio) representing the amount received in the event of a liability or the amount paid to acquire an asset. The fair value of the financial instruments (mainly loans, treasury, securities and borrowings) entered under assets or liabilities compared with their accounting value is shown in the table below:

At 31 December 2016 (in EUR million)	Accounting value	Fair value
Financial assets:		
Cash in hand, balances with central banks and post office banks	317	317
Loans and advances to credit institutions and customers, excluding loan substitutes	472,000	504,226
Treasury bills and debt securities portfolios including loan substitutes (Note B.2)	66,048	66,519
Shares, other variable yield securities and participating interests (Note E)	4,061	5,642
Total financial assets	**542,426**	**576,704**
Financial liabilities:		
Amounts owed to credit institutions and customers (Note J)	15,072	15,067
Debts evidenced by certificates (Note K)	470,923	520,784
Total financial liabilities	**485,995**	**535,851**

At 31 December 2015 (in EUR million)	Accounting value	Fair value
Financial assets:		
Cash in hand, balances with central banks and post office banks	206	206
Loans and advances to credit institutions and customers, excluding loan substitutes	469,532	501,552
Treasury bills and debt securities portfolios including loan substitutes (Note B.2)	65,412	65,874
Shares, other variable yield securities and participating interests (Note E)	3,377	4,832
Total financial assets	**538,527**	**572,464**
Financial liabilities:		
Amounts owed to credit institutions and customers (Note J)	17,521	17,119
Debts evidenced by certificates (Note K)	469,255	517,178
Total financial liabilities	**486,776**	**534,297**

Note U – Risk management

This note presents information about the Bank's exposure to and its management and control of risks, in particular the primary risks associated with its use of financial instruments. These are:

- Credit risk - the risk of loss resulting from client or counterparty default and arising from credit exposure in all forms, including settlement risk;
- Interest rate risk - the risk that an investment's value will change due to a change in the absolute level of interest rates, in the shape of the yield curve or in any other interest rate relationship;
- Liquidity and funding risk - the risk that the Bank is unable to fund assets or meet obligations at a reasonable price or, in extreme situations, at any price;
- Foreign exchange rate risk - the risk of an investment's value changing due to changes in currency exchange rates and
- Operational risk - the potential loss resulting from inadequate or failed internal processes, people and systems or from external events.

Risk management organisation

The Bank's objective is to analyse and manage risks so as to obtain the strongest possible protection for its assets, its financial result, and consequently its capital. While the Bank is not subject to full regulation, it aims to comply with the relevant EU banking directives and the recommendations of the banking supervisors of the EU Member States, EU legislation and the competent supranational bodies, such as the Basel Committee on Banking Supervision (BCBS).

The Risk Management Directorate (RM) independently identifies, assesses, monitors and reports credit, market, liquidity and funding and operational risks to which the Bank is exposed. In order to preserve segregation of duties, RM is independent of the Front Offices and provides second opinion on all proposals made which have risk implications. The Director General of RM reports to the Management Committee and meets regularly with the Audit Committee to discuss topics relating to credit, market, liquidity, funding and operational risks. He is also responsible for overseeing risk reporting to the Management Committee, the Risk Policy Committee and the Board of Directors.

The management and monitoring of loans post signature is, for significant parts of the portfolio, the responsibility of Transaction Monitoring and Restructuring Directorate (TMR), a Directorate independent from RM. TMR focuses on monitoring higher risk counterparts and certain forms of security and it also manages transactions requiring particular attention. All of its proposals which have credit risk implications are subject to an independent second opinion by the RM.

The following sections disclose the credit, market, liquidity and funding and operational risks to which the Bank is exposed on its activities performed at own risk. For additional details, please refer to the EIB Group Risk Management Disclosure Report.

EIB Statutory Financial Statements Risk measurement and reporting system The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an on-going basis as market practice develops. Systems are in place to control and report on the main risks inherent in the Bank’s operations, i.e. credit, market, liquidity and funding and operational risks. Risks are assessed and measured both under normal circumstances and under possible stressed conditions, with the purpose to quantify their impact on the Bank’s solvency, liquidity, earnings and operations. Risk measurements combine metrics of capitalisation, earnings, liquidity, exposure to market and operational risks. Detailed information on credit, ALM, liquidity, financial and operational risks is reported to the Management Committee and to the Board of Directors on a monthly basis. Such information is presented and explained to the Management Committee and to the Board of Directors’ Risk Policy Committee on a quarterly basis. The Bank’s risk tolerance The Bank has defined its risk tolerance level and set high level boundaries for the risks arising from the pursuit of the Bank’s business strategy. In setting these high level boundaries, the Bank ensures that its risk profile is aligned with its business strategy and stakeholders’ expectations. As a public institution, the Bank does not aim to make profits from speculative exposures to risks. As a consequence, the Bank does not consider its treasury or funding activities as profit-maximising centres, even though performance objectives are attached to these activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore to ensure that all material financial risks are hedged. All new types of transactions introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits. Sustainability of revenue and self-financing capacity The Bank’s ALM policy forms an integral part of the Bank’s overall financial risk management. It reflects the expectations of the main stakeholders of the Bank in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term. To achieve these aims, the ALM policy employs a medium to long term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long term yields and is not influenced by any short term views on interest rates trends. This is accomplished by targeting a duration for the Bank’s own funds of between 4.5 and 5.5 years. The Asset/Liability Committee (ALCO) provides a high-level discussion forum for considering the Bank’s ALM Strategy, loan rate setting principles and the financial risks arising from the activities of the Bank. U.1. Credit risk Credit risk concerns mainly the Bank’s lending activities and, to a lesser extent, its derivative transactions and treasury instruments, such as debt securities, certificates of deposit and interbank term deposits. No credit risk is attached to the Bank’s venture capital operations, which are performed entirely through equity participations and are therefore only exposed to market risk. The credit risk associated with the use of derivatives is analysed in Note V. The Bank’s credit risk policies are approved by the governing bodies. They set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements that loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank’s position ranks at least equal to that of other senior lenders, with prompt access to security when required. In addition, via a counterparty and sector limit system, the credit policies ensure an acceptable degree of diversification in the Bank’s loan portfolio. The policies also set out the minimum credit quality of counterparties of derivatives and treasury transactions as well as the contractual framework for each type of transaction. Credit policies undergo periodic adaptations to incorporate evolving operational circumstances and respond to new mandates that the Bank may receive. Management of credit risk is based on an assessment of the level of credit risk vis-à-vis counterparties and on the level of security provided to the Bank in case of the counterparty’s insolvency. U.1.1. Loans In order to measure and manage credit risk on loans, the Bank has graded its lending operations according to generally accepted criteria, based on the quality of the borrower and, where appropriate, the security. The structure of borrowers and guarantors relating to the loan portfolio as at 31 December 2016 is analysed below, including undisbursed portions.

Loans outside the European Union (apart from those under the Facilities (*)) are, as a the last resort, secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). The agreements decided by the Council of the European Union on 14 April 1997 (Decision 97/256/EC) introduced the concept of risk sharing whereby certain Bank loans are secured by third-party guarantees with respect to the commercial risk, the budgetary guarantee applying in the case of political risks solely arising from currency non-transferability, expropriation, war or civil disturbance.

(*) Loans under the Facilities are those granted under Article 16 (previously Article 18) of the Bank's Statute and those loans granted under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility. These loans are not secured by guarantees of the European Union budget or the Member States. Therefore, lending under the Facilities is from the Bank's own resources and at the Bank's own risk.

The table below shows (in EUR million) the loans for projects inside and outside the European Union granted under the Facilities and the risk-sharing operations:

Guarantor / Borrower	States	Public institutions	Banks	Corporates	Not guaranteed [1]	Total 2016	Total 2015
States	0	0	0	0	53,924	**53,924**	**49,761**
Public institutions	29,882	18,133	500	642	78,888	**128,045**	**124,672**
Banks	40,667	25,452	29,576	26,379	26,884	**148,958**	**150,929**
Corporates	17,569	9,077	19,148	35,648	93,062	**174,504**	**178,422**
Total 2016[2][3][4]	**88,118**	**52,662**	**49,224**	**62,669**	**252,758**	**505,431**	
Total 2015[2][3][4]	**85,102**	**53,674**	**54,459**	**70,886**	**239,663**		**503,784**

[1] These amounts include loans for which no formal guarantee independent of the borrower and the loan itself was required, the borrower's level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank's right to access independent security.
[2] The loans in risk-sharing operations amount to EUR 6,518 million as of 31 December 2016 (2015: EUR 6,843 million).
[3] This amount does not include loan substitutes (2016: EUR 20,905 million; 2015: EUR 18,803 million).
[4] These amounts exclude loans to current European Union Member States granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

The Bank did not record value adjustments in 2015 and 2016 in respect of its EU sovereign and EU sovereign guaranteed exposure as at the year end as the Bank's preferred creditor status and the protection given by the Bank's Statute are deemed to guarantee a full recovery of the Bank's assets upon maturity.

The disbursed exposure on borrowers located in the United Kingdom through the EIB's lending activities, including guarantees and equity type investments, amounted to EUR 36.0 billion as at December 31, 2016 (2015: EUR 36.4 billion), while the exposure on foreign borrowers with a guarantor from the United Kingdom amounted to EUR 1.8 billion (2015: EUR 2.1 billion). The Bank had no direct exposure to the United Kingdom acting as borrower at the end of December 2016 whereas disbursed loans guaranteed by the United Kingdom amounted to EUR 1.3 billion as at the end of December 2016 (2015: EUR 1.2 billion).

The table below discloses information regarding the sovereign credit risk on loans granted inside and outside the European Union granted under the Facilities and the risk-sharing operations:

EIB Statutory Financial Statements

(in EUR million)	2016			2015		
	Acting as borrower		Acting as guarantor	Acting as borrower		Acting as guarantor
Country	Disbursed	Undisbursed	Signed	Disbursed	Undisbursed	Signed
Austria	0	0	82	0	0	84
Belgium	0	0	118	0	0	131
Bulgaria	864	603	0	852	729	0
Croatia	453	210	2,699	356	321	2,329
Cyprus	850	389	1,285	880	449	1,175
Czech Republic	2,082	0	130	2,144	0	182
Denmark	0	0	51	0	0	159
Estonia	489	215	118	507	200	119
Finland	108	0	318	169	0	362
France	0	0	1,420	0	0	656
Germany	0	0	1,925	0	0	1,667
Greece	7,473	700	7,650	7,416	750	7,709
Hungary	5,795	1,477	1,131	5,263	1,407	1,179
Ireland	950	0	1,240	0	200	1,082
Italy	3,040	0	5,374	2,044	0	5,233
Latvia	357	200	56	361	200	167
Lithuania	1,396	0	87	1,432	0	87
Luxembourg	0	300	77	0	300	81
Malta	0	72	313	0	0	323
Netherlands	0	0	80	0	0	80
Poland	10,173	492	16,883	10,235	310	16,932
Portugal	1,112	250	5,420	1,113	0	5,846
Romania	1,910	1,756	0	2,028	1,096	0
Slovakia	1,820	895	0	1,715	750	48
Slovenia	615	400	2,236	519	500	2,455
Spain	3,978	358	29,428	3,199	255	28,677
Sweden	0	0	45	0	0	34
United Kingdom	0	0	2,161	0	0	1,158
Non EU –Countries	1,110	1,032	7,791	1,090	971	7,147
Total	**44,575**	**9,349**	**88,118**	**41,323**	**8,438**	**85,102**

The table below shows (in EUR million) the loans for projects outside the European Union (apart from the Article 16 Facility and those falling under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility):

Secured by:	31.12.2016	31.12.2015
Member States	3,098	2,794
European Union budget(1)	45,643	44,950
Total(2) (3)	**48,741**	**47,744**

(1) Of which EUR 6,518 million in risk-sharing operations as explained above (2015: EUR 6,843 million).
(2) Including loans to current European Union Member States granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.
(3) Financial guarantees that have been granted by the Bank for a total amount of EUR 493.3 million (2015: EUR 477.6 million), are secured by Member States or the EU budget. The aforementioned guarantees are not included in the analysis as provided in table above.

LOANS FOR PROJECTS OUTSIDE THE EUROPEAN UNION (in EUR million)

(including loans in the new Member States before accession)

BREAKDOWN OF LOANS OUTSTANDING BY GUARANTEE

AGREEMENT	31.12.2016	31.12.2015
75% Member States global guarantee		
- ACP/OCT Group 4th Lomé Convention	2	6
- ACP/OCT Group 4th Lomé Convention/2nd Financial Protocol	108	146
Total 75% Member States global guarantee	**110**	**152**
75% Member States guarantee		
- Cotonou partnership agreement	439	449
- Cotonou partnership 2nd agreement	1,627	1,663
- Cotonou Protocol 3 - OR / ACP	902	510
- Cotonou Protocol 3 - OR / OCT	20	20
Total 75% Member States guarantee	**2,988**	**2,642**
Total Member States guarantee	**3,098**	**2,794**
100% European Union budget guarantee		
- ALA interim (100% guarantee) –153m	0	1
- CEEC –3bn - BG Decision 02.05.94	2	32
- Russia – 100 m - 2001-2005	37	44
- Russia – 500 m - 2004-2007	212	224
Total 100% European Union budget guarantee	**251**	**301**
75% European Union budget guarantee		
- Mediterranean Protocols	70	104
- Slovenia – 1st Protocol	0	2
Total 75% European Union budget guarantee	**70**	**106**
70% European Union budget guarantee		
- South Africa – 375m – Decision 29.01.97	31	40
- ALA II – 900m	22	30
- Bosnia–Herzegovina – 100m 99/2001	45	52
- Euromed (EIB) –2 310m – Decision 29.01.97	129	184
- FYROM (Former Yugoslav Republic of Macedonia) – 150m – 1998/2000	34	43
- CEEC–3,520m–Decision 29.01.97	425	556
Total 70% European Union budget guarantee	**686**	**905**
- **65% European Union budget guarantee**		
- South Africa – 825m – 7/2000-7/2007	188	183
- South Africa – Decision 2/2007–12/2013	687	766
- ALA III – 2,480m — 2/2000 – 7/2007	350	428
- ALA Decision – 2/2007–12/2013	3,029	3,499
- Euromed II – 6,520m – 2/2000 — 1/2007	2,866	3,338
- South Eastern Neighbours – 9,185m – 2/2000 – 7/2007	4,799	5,283
- Turkey special action – 450m – 2001-2006	128	133
- Turkey TERRA – 600m – 11/1999 – 11/2002	333	355
- PEV EE/CAS/RUS 1/2/2007 – 31/12/2013	3,621	3,696
- PEV MED 1/2/2007 – 31/12/2013	8,329	9,010
- Pre-Accession – 8,700m – 2007 – 2013	8,214	8,550
- Climate Change Mandate 2011 - 2013	1,728	1,910
- ELM Asia 2014-2020	529	476
- ELM Central Asia 2014-2020	160	140
- ELM East-Russia 2014-2020	3,664	2,121
- ELM Latin America 2014-2020	1,044	786
- ELM MED 2014-2020	3,077	1,657
- ELM Pre-Accession 2014-2020	1,740	1,157
- ELM RSA 2014-2020	150	150
Total 65% European Union budget guarantee	**44,636**	**43,638**
Total European Union budget guarantee	**45,643**	**44,950**
Total(1)	**48,741**	**47,744**

(1)Financial guarantees that have been granted by the Bank for a total amount of EUR 493.3 million (2015: EUR 477.6 million), are secured by Member States or the EU budget. The aforementioned guarantees are not included in the analysis as provided in table above.

EIB Statutory Financial Statements

Collateral on loans (in EUR million)

Among other credit mitigant instruments, the Bank uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 27,910 million (2015: EUR 28,871 million), with the following composition:

As at 31 December 2016	Loan Financial Collateral (in EUR million)[1]								
	Bonds								
Moody's or equivalent rating	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	Equities & Funds	Cash	Total
Aaa	208	72	0	924	0	463	0	0	**1,667**
Aa1 to Aa3	469	0	4	544	348	0	0	0	**1,365**
A1	1,367	0	0	596	425	0	0	0	**2,388**
Below A1	18,187	0	0	1,874	1,939	0	0	0	**22,000**
Non-Rated	0	0	0	0	0	0	0	490	**490**
Total	**20,231**	**72**	**4**	**3,938**	**2,712**	**463**	**0**	**490**	**27,910**

As at 31 December 2015	Loan Financial Collateral (in EUR million)[1]								
	Bonds								
Moody's or equivalent rating	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	Equities & Funds	Cash	Total
Aaa	203	22	0	1,470	8	0	0	0	**1,703**
Aa1 to Aa3	1,774	0	9	901	415	0	0	0	**3,099**
A1	707	0	0	1,208	288	0	0	0	**2,203**
Below A1	17,012	0	31	1,393	2,193	0	0	0	**20,629**
Non-Rated	0	0	0	0	0	0	358	879	**1,237**
Total	**19,696**	**22**	**40**	**4,972**	**2,904**	**0**	**358**	**879**	**28,871**

[1] Bonds, equities and funds are valued at their market value (including haircuts).

A breakdown of disbursed loans outstanding (in EUR million) at 31 December according to the sectors in which borrowers are engaged is set out below:

	Maturity				
Sector	not more than 1 year	1 year to 5 years	more than 5 years	**Total 2016**	Total 2015
Transports	6,792	29,981	91,768	**128,541**	130,038
Global Loans[2]	14,095	50,177	27,396	**91,668**	90,023
Energy	4,819	23,795	36,958	**65,572**	63,283
Industry	4,069	18,000	6,167	**28,236**	34,193
Health, education	1,748	8,967	22,584	**33,299**	33,310
Water, sewerage	2,114	8,402	19,305	**29,821**	30,805
Miscellaneous infrastructure	1,280	5,329	20,212	**26,821**	26,132
Services	1,297	7,154	6,999	**15,450**	16,115
Telecommunications	1,524	6,938	3,173	**11,635**	12,307
Agriculture, fisheries, forestry	101	715	2,494	**3,310**	2,493
Total 2016	**37,839**	**159,458**	**237,056**	**434,353**	
Total 2015	**41,785**	**156,336**	**240,578**		**438,699**

[2] A global loan is a line of credit to an intermediary financing institution or a bank, which subsequently lends the proceeds, at its own risk, to finance small and medium-sized projects being undertaken by private or public sector promoters.

Arrears on loans

Amounts in arrears are identified, monitored and reported according to the procedures defined into the Bank-wide "Financial Monitoring Guidelines and Procedures". These procedures are adopted for all loans managed by the EIB.

Loans not secured by global guarantees of the European Union budget or the Member States:

As of 31 December 2016, arrears above 90 days on loans from own resources not secured by guarantees of the European Union budget or the Member States amount to EUR 89.6 million (2015: EUR 105.4 million).

The outstanding principal amount related to those arrears is EUR 273.3 million as of 31 December 2016 (2015: EUR 403.2 million). These arrears on loans are covered by a value adjustment of EUR 206.5 million (2015: EUR 395.0 million).

Loans secured by guarantees of the European Union budget or the Member States:

Loans for projects that are located outside the European Union and carried out on the basis of mandates are guaranteed by the European Union, the Member States or on a risk-sharing basis. For such loans, if an amount is due, the primary guarantee is first called, where available, otherwise the guarantee of the Member States or of the European Union is officially invoked.

As of 31 December 2016, these arrears above 90 days amount to EUR 4.0 million (2015: EUR 14.7 million).

Loans called under guarantees of the European Union budget or the Member States:

During 2016, EUR 147.7 million have been called under the European Union budget guarantee and EUR 4.9 million under the Member States guarantee. Corresponding amounts in 2015 were EUR 58.6 million and nil respectively.

The table below gives an overview of the arrears above 90 days on loans:

(EUR'000)	31.12.2016	31.12.2015
Loans not secured by EU or Member State guarantees		
Amount in arrears	89,560	105,435
Related principal outstanding	273,316	403,185
Loans secured by EU or Member State guarantees (callable)		
Amount in arrears	3,964	14,703
Related principal outstanding	0	203,075
Loans called under the EU or Member State guarantees		
Amount called (during the year)	152,613	58,562
Cumulative amount called and not refunded as at year end	489,243	338,497

Loan renegotiation and forbearance

The EIB considers loans to be forborne loans (i.e. loans, debt securities and loan commitments) in respect of which forbearance measures have been extended. Forbearance measures consist of "concessions" that the EIB decides to make towards an obligor who is considered unable to comply with the contractual debt service terms and conditions due to its financial difficulties, in order to enable the obligor, to service the debt or to refinance, totally or partially, the contract. Forbearance measures occur in situations in which the borrower is considered to be unable to meet the debt service terms and conditions of the contract due to financial difficulties. Based on these difficulties, the EIB decides to modify the debt service terms and conditions of the contract to allow the borrower sufficient ability to service the debt or refinance the contract, either totally or partially. Exposures shall be treated as forborne if a concession has been made, irrespective of whether (i) any amount is past-due, (ii) the exposure is classified as impaired or (iii) the exposure is classified as defaulted. Exposures shall not be treated as forborne when the obligor is not in financial difficulties.

In the normal course of business, the Loan Grading (LG) of the loans in question would have deteriorated and the loans would have been included in the Watch List before renegotiation. Once renegotiated, the EIB will continue to closely monitor these loans. If the renegotiated payment terms will not recover the original carrying amount of the asset, the Bank will consider accounting for value adjustments in the profit and loss account. The corresponding value adjustment will be calculated based on the forecasted cash flows discounted at the original effective interest rate. The need for a value adjustment for all loans whose LG deteriorated to E- is assessed regularly; all loans with a LG of F require a value adjustment. Once the Loan Grading of a loan has improved sufficiently, the loan will be removed from the Watch List in line with the Bank's procedures.

Forbearance measures and practices undertaken by the Bank's restructuring team during the reporting period includes, but not limited to, extension of maturity, deferral of capital only, deferral of capital and interest, breach of material covenants and capitalisation of arrears.

Operations subject to forbearance measures are reported as such in the tables below.

(in EUR million)	31.12.2016	31.12.2015
Number of contracts subject to forbearance practices	30	20
Carrying values (incl.amounts in arrears)	1,714	1,264
of which being subject to value adjustments	1,025	777
Value adjustments recognised	339	435
Interest income in respect of forborne contracts	39	24
Exposures written off (following the termination/sale of the operation)	0	0

EIB Statutory Financial Statements

Forbearance measures

(in EUR million)	31.12.2015	Extension of maturities	Deferral of capital only	Deferral of capital and interest	Breach of material financial covenants	Other	Contractual repayment and termination[1]	31.12.2016
Public	265	0	0	0	146	105	-265	251
Bank	17	0	0	0	0	4	-17	4
Corporate	982	96	0	222	163	279	-283	1,459
Total	**1,264**	**96**	**0**	**222**	**309**	**388**	**-565**	**1,714**

[1]Decreases are explained by repayments of capital occured during the year on operations already considered as forborne as of 31 December 2015 and by termination during the year.

U.1.2. Treasury

The credit risk associated with treasury (securities, commercial paper, term accounts, etc.) is managed by selecting sound counterparties and issuers.

Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by the Management. These limits are reviewed regularly by the Risk Management Directorate.

The Bank enters into collateralised reverse repurchase and repurchase agreement transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Bank controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with the Bank when deemed necessary.

Tripartite reverse repo operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:

- delivery against payment;
- verification of collateral;
- the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian; and
- organisation of substitute collateral provided that this meets all the contractual requirements.

The table below provides a percentage breakdown of the credit risk associated with the securities in the Treasury portfolios and the money markets products (deposits and reverse repos) in terms of the credit rating of counterparties and issuers:

Moody's or equivalent rating	Securities portfolio %		Money market products %	
	31.12.2016	31.12.2015	**31.12.2016**	31.12.2015
Aaa	**17**	21	**2**	4
Aa1 to Aa3	**41**	37	**52**	60
A1 to A3	**19**	23	**43**	27
Below A3	**23**	19	**3**	9
Total	**100**	**100**	**100**	**100**

Collateral on Treasury transactions

Collateral received

The Treasury transactions include EUR 315 million (2015: 323 EUR million) of tripartite repurchase agreements and EUR 10,369 million (2015: EUR 14,794 million) of tripartite reverse repurchase agreements. These transactions are governed by Tripartite Agreements, for which the exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio at 31 December 2016 is EUR 10,512 million (2015: EUR 15,039 million), with the following classification:

	Tripartite Agreements Collateral (in EUR million)						
At 31 December 2016	Bonds						
Moody's or equivalent rating	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	**Total**
Aaa	537	66	0	1,992	36	282	**2,913**
Aa1 to Aa3	491	62	0	246	474	0	**1,273**
A1	30	0	0	230	183	0	**443**
Below A1	4,722	0	0	0	1,161	0	**5,883**
Total	**5,780**	**128**	**0**	**2,468**	**1,854**	**282**	**10,512**

Tripartite Agreements Collateral (in EUR million)							
At 31 December 2015	Bonds						
Moody's or equivalent rating	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	Total
Aaa	221	116	0	4,307	50	2	**4,696**
Aa1 to Aa3	1,211	282	0	382	487	0	**2,362**
A1	122	0	0	136	349	0	**607**
Below A1	4,127	51	0	126	3,070	0	**7,374**
Total	**5,681**	**449**	**0**	**4,951**	**3,956**	**2**	**15,039**

Securities deposited

In the context of the Eurosystem's monetary policy operations, the EIB deposited securities with the Central Bank of Luxembourg with a market value of EUR 2.6 billion as at 31 December 2016 (2015: EUR 3.2 billion).

U.1.3. Guarantees granted by the Bank in respect of loans granted by third parties

Credit risk arising from the Bank's guarantees and securitisations transactions funded by own resources is managed by risk management policies covered by the Statute and the Credit Risk Policy Guidelines. The Statute limits own-risk guarantees to approximately EUR 9.0 billion. The EUR 6.8 billion signed exposure at the end of 2016 (2015: EUR 5.5 billion) was well below the statutory limit of EUR 9.0 billion.

Moreover, at year end of 2016, the disbursed exposure of the loans guaranteed by the Bank amount to EUR 2.4 billion (2015: EUR 1.6 billion), and such provisions on guarantees amount to EUR 13.7 million (2015: EUR 11.4 million).

The Credit Risk Policy Guidelines ensure that the Bank continues to develop a diversified guarantee portfolio in terms of product range, geographic coverage, counterparty exposure, obligor exposure, industry concentration and also set out the capital allocation rules based on the ratings of the exposures.

Concentration risk is limited because of the granular nature of the Bank's transactions; typically, the underlying portfolios are highly diversified in terms of single obligor concentration, sectors, and also with regard to regional diversification. To cover concentration risk, the Bank has strict limits (based on capital allocation) for individual transactions and on originator level (maximum aggregate exposures for originators and originator Banks).

In the context of the Bank's guarantee operations, the credit risk is tracked from the very beginning on a deal-by-deal basis whilst adopting a different model analysis approach depending on the granularity and homogeneity of the underlying portfolios. The industry sector exposures are analysed on a deal-by-deal basis through their impact on the ratings assigned by the Bank to each transaction or tranche. For instance, dependent on the financial model to analyse the transaction, industry exposures can be reflected in implicit correlation or can be indirectly captured through the assumption on default rate volatility, as a key model input variable.

Furthermore, concentration exposures are analysed in the context of each deal using qualitative measures such as current status and forecast for sectors with high concentrations in the portfolio. Exceptionally, some deals have a concentrated exposure in the same (broad) sector. This is typically captured through increased credit enhancement (e.g. subordination) to the benefit of the Bank. Typically, deals with replenishing features have portfolio criteria, such as maximum single obligor, maximum top five obligors, and maximum industry concentration levels. Furthermore, the consideration of sector exposures is part of the Bank's overall portfolio analysis.

Counterparty risk is mitigated by the quality of the Bank's counterparties, which are usually major market players. The Bank performs additional on-site monitoring visits to ensure compliance with procedures and processes during the transaction life. Stress-test scenarios for the portfolio of guarantees, including extreme case assumptions, are regularly carried out to determine the ability of the capital base to sustain adverse shocks.

U.2. Interest rate risk

Interest rate risk is the volatility in the economic value of, or income derived from, the Bank's positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in the repricing and maturity characteristics of the various asset, liability and hedge instruments.

In measuring and managing interest rate risk, the Bank refers to the relevant key principles of the Basel Committee for Banking Supervision (BCBS). The main sources of interest rate risk are: repricing risk, yield curve risk, basis risk and spread risk. An interest rate risk that is particularly relevant for the Bank is spread risk. Spread risk is the volatility in the economic value of, or in the income derived from, the Bank's positions due to movements in the Bank's funding or lending spread.

The Bank manages its global structural interest rate position on the basis of a notional reference portfolio. The majority of the financial risk indicators and controls in use by the Bank apply to this portfolio. Financial indicators and controls for the rest of the activities outside this portfolio only relate to the risks, which are not transferred to it via the transfer pricing system and therefore remain with their respective activities, such as the equity risk in the venture capital activity or the interest rate or credit risks taken in the treasury portfolios managed predominantly for yield-enhancement purposes.

EIB Statutory Financial Statements

U.2.1. Value-at-Risk for the own funds of the Bank

The Bank's ALM strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Bank. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Bank's growth. This overall objective is achieved by investing the Bank's own funds according to a medium to long term investment profile, implying an own funds duration target of 4.5 – 5.5 years.

Apart from the duration target for own funds, the Bank's balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons. The net residual positions that arise from outstanding operations are managed within pre-set limits to keep market risk to minimum levels.

The Risk Management Directorate quantifies the Value at Risk ('VaR') of own funds for both interest rates and foreign exchange risk factors. It is measured on the Bank's positions using a 99% confidence level and a one-day time horizon. As at 31 December 2016, the VaR of the EIB own funds amounted to EUR 257 million (2015: EUR 451 million). The evolution of the VaR of own funds since 2015 reflects the effective decrease of the volatility of the risk factors and not a change in the risk profile of the Bank's positions.

The computation is based on the so-called Riskmetrics methodology, which assumes a linear dependency between the changes in portfolio or position values and the underlying risk factors. Given the nature of the positions held, the Bank considers this assumption appropriate to measure its exposure to interest rate risk. Volatility and correlation data are computed internally on the basis of historical market data.

More generally, the VaR does not purport to measure the worst loss that could be experienced. For this reason, it is complemented by regular stress testing. As of 31 December 2016, the impact of a 200 basis point upward parallel shift of the interest rate curves would reduce the economic value of own funds by EUR 7.58 billion (2015: EUR 7.42 billion).

Among the financial instruments in the Bank's portfolio, some deals (borrowings and associated swaps) present callability options and may be redeemed early, introducing uncertainty as to their final maturity.

At cash flow level all such borrowings are fully hedged by swaps so that they can be regarded as synthetic floating rate notes indexed to Libor/Euribor.

Below is a summary of the features of the Bank's callable portfolio as of 31 December 2016 and 31 December 2015, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved:

By funding currency (after swaps):

31.12.2016				
(in EUR million)	**EUR**	**JPY**	**USD**	**Total**
EUR Pay Notional	-2,614	-77	-2,776	-5,467
Average maturity date	24.09.2042	25.08.2022	29.01.2036	25.01.2039
Average expected maturity	07.10.2028	01.10.2020	24.05.2026	13.06.2027

31.12.2015				
(in EUR million)	**EUR**	**JPY**	**USD**	**Total**
EUR Pay Notional	-2,533	-68	-1,549	-4,150
Average maturity date	15.08.2042	21.11.2022	15.06.2037	14.05.2040
Average expected maturity	22.10.2029	04.05.2020	06.04.2016	06.08.2024

By risk factor involved:

31.12.2016		**Risk factor**		
(in EUR million)	**FX level**	**IR curve level**	**IR curve shape**	**Total**
EUR Pay Notional	-1,004	-4,324	-139	-5,467
Average maturity date	22.12.2034	15.04.2040	16.09.2030	25.01.2039
Average expected maturity	24.07.2024	23.04.2028	03.07.2021	13.06.2027

31.12.2015		**Risk factor**		
(in EUR million)	**FX level**	**IR curve level**	**IR curve shape**	**Total**
EUR Pay Notional	-879	-3,133	-138	-4,150
Average maturity date	06.05.2035	16.03.2042	16.09.2030	14.05.2040
Average expected maturity	19.06.2025	08.06.2024	15.10.2022	06.08.2024

U.2.2. Interest rate risk management

The sensitivity of earnings quantifies the amount of net interest income that would change during the forthcoming 12 months if all interest rate curves would rise by one percentage point or decrease by one percentage point. Such exposure stems from the mismatch between interest rate repricing periods, volumes and rates of assets and liabilities that the Bank accepts within the approved limits.

With the positions in place as of 31 December 2016, the earnings would increase by EUR 103.6 million (2015: EUR 68.8 million) if interest rates were to increase by 100 basis points and decrease to EUR 119.1 million (2015: EUR 29.6 million) if interest rates were to decrease by 100 basis points. The Bank computes the sensitivity measure with a dedicated software that simulates earnings on a deal by deal basis. The sensitivity of earnings is measured on an accruals basis and is calculated under the ‘’ongoing’’ assumption that, over the time horizon analysed, the Bank realises the new loan business forecast in the Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Earnings are simulated on monthly timely basis, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricing according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the Bank’s current practice of the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Bank’s business. The administrative costs are projected according to the forecasts of the Operational Plan. U.3. Liquidity risk Liquidity risk refers to the ability of the Bank to fund increases in assets and meet obligations as they come due, without incurring unacceptable losses. It can be further split into funding liquidity risk and market liquidity risk. Funding liquidity risk is connected to the risk for the Bank of being unable to refinance the asset side of its balance sheet and meet payment obligations punctually and in full out of readily available liquid resources. Funding liquidity risk may have an impact on the volatility in the economic value of, or income derived from the Bank’s positions, due to potentially increasing immediate risks relating to meeting payment obligations and the consequent need to borrow on unattractive terms. Market liquidity risk is the volatility in the economic value of, or income derived from, the Bank’s positions due to potential inability to execute a transaction to offset, eliminate or reduce outstanding positions at reasonable market prices. Such an inability may force the early liquidation of assets at unattractive prices when it would be better to avoid such liquidation. This risk is tied to the size of the position compared to the liquidity of the instrument being transacted, as well as to potential deterioration of market availability and efficiency. The liquidity risk of the Bank is managed in order to ensure the regular functioning of its core activities at reasonable cost. The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations punctually and in full. In contrast to commercial banks, the EIB does not have retail deposits but relies on its access to capital markets to raise the funds it on-lends to its clients. The Bank manages the calendar of its new issues so as to maintain a prudential liquidity buffer. Liquidity planning takes into account the Bank’s needs to service its debt, make disbursements on loans and cash inflows from the loan portfolio. It also takes into account the sizeable amount of signed but undisbursed loans, disbursements of which typically take place at the borrowers’ request. The Bank further assures management of liquidity risk by maintaining a sufficient level of short term liquid assets and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. Liquidity risk policy also incorporates a floor on treasury levels. The Bank’s total liquidity ratio (liquidity as a percentage of the next 12 months projected net cash flows) must at all times exceed 25%. The Bank has in place a Contingency Liquidity Plan (CLP), which specifies appropriate decision making procedures and corresponding responsibilities. The CLP has been benchmarked against the “Principles for Sound Liquidity Risk Management and Supervision” by the Basel Committee on Banking Supervision (September 2008). It is subject to ad-hoc updates and is presented to the Management Committee annually for approval. Regular stress-testing analyses tailored to the specific business model of the EIB are executed as a part of the liquidity risk monitoring. On 8 July 2009, the Bank became an eligible counterparty in the Eurosystem’s monetary policy operations, and has therefore been given access to the monetary policy operations of the European Central Bank. The Bank conducts these operations via the Central Bank of Luxembourg, where the Bank maintains deposits to cover the minimum reserve requirement. The table hereafter analyses the assets and liabilities of the Bank by maturity on the basis of the period remaining between the balance sheet date and the contractual maturity date. Assets and liabilities for which there is no contractual maturity date are classified under “Maturity undefined”.

EIB Statutory Financial Statements

Liquidity risk (in EUR million)

Maturity at 31 December 2016	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Total 2016
Assets:						
Cash in hand, balances with central banks and post office banks	317	0	0	0	0	**317**
Treasury bills and other bills eligible for refinancing with central banks	15,711	14,891	11,705	8,149	0	**50,456**
Other loans and advances:						
- Current accounts	662	0	0	0	0	**662**
- Credit institutions	28,345	6,836	0	0	0	**35,181**
- Customers	2,096	124	0	0	0	**2,220**
	31,103	6,960	0	0	0	**38,063**
Loans:						
- Credit institutions	3,228	12,913	59,480	48,590	3	**124,214**
- Customers	3,858	17,307	99,978	188,466	114	**309,723**
	7,086	30,220	159,458	237,056	117	**433,937**
Debt securities including fixed-income securities	8,408	2,050	2,353	2,780	0	**15,591**
Shares, other variable-yield securities and participating interests	0	0	0	0	4,061	**4,061**
Shares in affiliated undertakings	0	0	0	0	875	**875**
Other assets	57	74	145	71	29,584	**29,931**
Total assets	**62,682**	**54,195**	**173,661**	**248,056**	**34,637**	**573,231**
Liabilities:						
Amounts owed to credit institutions	12,954	166	0	0	0	**13,120**
Amounts owed to customers	1,952	0	0	0	0	**1,952**
Debts evidenced by certificates	36,099	42,173	229,347	163,304	0	**470,923**
Capital, reserves and profit	0	0	0	0	66,180	**66,180**
Other liabilities	0	41	466	327	20,222	**21,056**
Total liabilities	**51,005**	**42,380**	**229,813**	**163,631**	**86,402**	**573,231**
Off balance sheet currency swaps	**1,330**	**3,211**	**7,345**	**2,294**	**0**	**14,180**

Maturity at 31 December 2015	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Total 2015
Assets:						
Cash in hand, balances with central banks and post office banks	206	0	0	0	0	**206**
Treasury bills and other bills eligible for refinancing with central banks	17,125	11,933	11,988	7,523	0	**48,569**
Other loans and advances:						
- Current accounts	800	0	0	0	0	**800**
- Credit institutions	23,238	5,629	0	0	0	**28,867**
- Customers	1,403	235	0	0	0	**1,638**
	25,441	5,864	0	0	0	**31,305**
Loans:						
- Credit institutions	4,173	12,650	56,923	51,875	4	**125,625**
- Customers	5,023	19,314	99,413	188,703	149	**312,602**
	9,196	31,964	156,336	240,578	153	**438,227**
Debt securities including fixed-income securities	8,803	3,223	3,050	1,767	0	**16,843**
Shares, other variable-yield securities and participating interests	0	0	0	0	3,377	**3,377**
Shares in affiliated undertakings	0	0	0	0	901	**901**
Other assets	5	57	264	96	30,767	**31,189**
Total assets	**60,776**	**53,041**	**171,638**	**249,964**	**35,198**	**570,617**
Liabilities:						
Amounts owed to credit institutions	15,118	147	161	0	0	**15,426**
Amounts owed to customers	2,044	50	0	0	0	**2,094**
Debts evidenced by certificates	31,471	50,768	210,971	176,045	0	**469,255**
Capital, reserves and profit	0	0	0	0	63,323	**63,323**
Other liabilities	0	7	545	204	19,763	**20,519**
Total liabilities	**48,633**	**50,972**	**211,677**	**176,249**	**83,086**	**570,617**
Off balance sheet currency swaps	**498**	**4,025**	**8,335**	**2,602**	**0**	**15,460**

Some of the borrowings and associated swaps include early termination triggers or call options granted to the investors or the hedging swap counterparties and the Bank as well has the right to call the related bonds before maturity. If the Bank were to exercise all the call options on its bonds at their next contractual exercise date, cumulated early redemptions for the period 2017 - 2019 would amount to EUR 2.1 billion.

EIB Statutory Financial Statements

U.4. Foreign exchange rate risk

FX risk is the volatility in the economic value of, or income derived from, the Bank's positions due to adverse movements of FX rates.

The Bank is exposed to FX risk whenever there is a currency mismatch between its assets and liabilities. FX risk also comprises the effect of unexpected and unfavourable changes in the value of future cash flows caused by currency movements, such as the impact of FX rate changes on the Bank's future lending intermediation revenue.

The sources of FX rate risk are to be found in the margins on operations and in general expenses incurred in non-euro currencies. The Bank's objective is to eliminate exchange risk by reducing net positions per currency through operations on the international foreign exchange markets.

A foreign exchange hedging programme exists in order to protect the known loan margins in USD and in GBP for the next 3 years on a rolling basis.

Foreign exchange position (in EUR million)

Currency at 31 December 2016	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2016
Assets:						
Cash in hand, balances with central banks and post office banks	317	0	0	0	0	**317**
Treasury bills and other bills eligible for refinancing with central banks	48,922	464	1,070	0	1,534	**50,456**
Other loans and advances:						
- Current accounts	501	19	8	134	161	**662**
- Credit institutions	26,320	58	2,953	5,850	8,861	**35,181**
- Customers	1,228	0	0	992	992	**2,220**
	28,049	77	2,961	6,976	10,014	**38,063**
Loans:						
- Credit institutions	102,465	2,780	12,190	6,779	21,749	**124,214**
- Customers	247,152	32,916	11,914	17,741	62,571	**309,723**
	349,617	35,696	24,104	24,520	84,320	**433,937**
Debt securities including fixed-income securities	7,983	375	2,465	4,768	7,608	**15,591**
Shares, other variable-yield securities and participating interests	3,175	602	147	137	886	**4,061**
Shares in affiliated undertakings	875	0	0	0	0	**875**
Other assets	26,205	1,290	1,103	1,333	3,726	**29,931**
Total assets	**465,143**	**38,504**	**31,850**	**37,734**	**108,088**	**573,231**
Liabilities:						
Amounts owed to credit institutions	12,230	25	784	81	890	**13,120**
Amounts owed to customers	1,715	31	86	120	237	**1,952**
Debts evidenced by certificates:						
- Debt securities in issue	212,909	51,676	145,501	45,575	242,752	**455,661**
- Others	7,993	196	1,182	5,891	7,269	**15,262**
	220,902	51,872	146,683	51,466	250,021	**470,923**
Capital, reserves and profit	66,180	0	0	0	0	**66,180**
Other liabilities	16,371	1,920	1,215	1,550	4,685	**21,056**
Total liabilities	**317,398**	**53,848**	**148,768**	**53,217**	**255,833**	**573,231**
Off balance sheet currency swaps	**-147,800**	**15,417**	**116,891**	**15,492**	**147,800**	
Net position	**-55**	**73**	**-27**	**9**	**55**

Foreign exchange position (in EUR million)

Currency at 31 December 2015	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2015
Assets:						
Cash in hand, balances with central banks and post office banks	206	0	0	0	0	**206**
Treasury bills and other bills eligible for refinancing with central banks	47,863	541	165	0	706	**48,569**
Other loans and advances:						
- Current accounts	492	38	17	253	308	**800**
- Credit institutions	24,387	216	125	4,139	4,480	**28,867**
- Customers	1,126	0	0	512	512	**1,638**
	26,005	254	142	4,904	5,300	**31,305**
Loans:						
- Credit institutions	101,866	4,463	12,409	6,887	23,759	**125,625**
- Customers	248,638	33,387	12,898	17,679	63,964	**312,602**
	350,504	37,850	25,307	24,566	87,723	**438,227**
Debt securities including fixed-income securities	7,621	867	1,625	6,730	9,222	**16,843**
Shares, other variable-yield securities and participating interests	2,613	547	69	148	764	**3,377**
Shares in affiliated undertakings	901	0	0	0	0	**901**
Other assets	27,447	1,435	1,049	1,258	3,742	**31,189**
Total assets	**463,160**	**41,494**	**28,357**	**37,606**	**107,457**	**570,617**
Liabilities:						
Amounts owed to credit institutions	10,640	1,966	2,593	227	4,786	**15,426**
Amounts owed to customers	1,974	13	90	17	120	**2,094**
Debts evidenced by certificates:						
- Debt securities in issue	207,798	61,350	140,997	43,687	246,034	**453,832**
- Others	7,873	233	1,230	6,087	7,550	**15,423**
	215,671	61,583	142,227	49,774	253,584	**469,255**
Capital, reserves and profit	63,323	0	0	0	0	**63,323**
Other liabilities	15,721	2,106	1,205	1,487	4,798	**20,519**
Total liabilities	**307,329**	**65,668**	**146,115**	**51,505**	**263,288**	**570,617**
Off balance sheet currency swaps	**-155,852**	**24,181**	**117,759**	**13,912**	**155,852**	
Net position	**-21**	**7**	**1**	**13**	**21**	

U.5. Operational risk

The management of operational risk is carried out at all levels within the organisation and is a responsibility of all the various departments of the Bank. The Risk Management Directorate is responsible for defining the operational risk framework and related policies while the responsibility for implementing the framework as well as day-to-day operational risk management lies with the Bank's operational departments.

The Bank employs an assessment methodology that takes into account all available information including loss history, results of risk self-assessment and the business and control environment through a set of Key Risk Indicators (KRIs) organised in an Operational Risk Scorecard. A statistical model and a Value at Risk calculation engine complete the operational risk environment.

Information concerning operational risk events, losses and KRIs, and updates on the activities of the New Products Committee, are regularly forwarded to the Bank's senior management and to the Management Committee.

EIB Statutory Financial Statements

Note V – Derivatives

The Bank uses derivative instruments mainly as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions. Derivatives are contractual financial instruments, the value of which fluctuates according to trends in the underlying assets, interest rates, exchange rates or indices. Derivatives transactions are not used for trading, but only in connection with fund-raising and for the reduction of market risk exposure.

The majority of the Bank's swaps are concluded with a view to hedging specific bond issues, as part of its resource-raising operations (funding activity). All swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long-term nature.

The Bank also enters into swaps as part of its hedging operations on loans, treasury, or for the global Assets and Liabilities Management (ALM) position (ALM hedging activity) (see note V.1.).

The Bank also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements (see Note V.2.).

Future contracts (futures) can be used in the context of the treasury activities, to hedge the exposure deriving from some investments in government bonds. Futures are standardised derivatives, negotiated on regulated markets, and they do not fall within the general policy for counterparty risk measurement and control (see note V.2.).

Forward rate agreements are used by the Bank to hedge the interest rate risk of its short-term treasury position (see Note V.2.).

V.1. Types of derivatives used

The derivatives used in the context of funding and ALM hedging activities are:
- Currency swaps;
- Interest rate swaps; and
- Structured swaps.

V.1.1. Currency swaps

Currency swaps are contracts under which it is agreed to convert funds raised in one currency into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates.

The Bank enters into currency swaps, in which, at inception, the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations, and, thereafter, the Bank will obtain the amounts needed to service the borrowing in the original currency.

The following table shows the maturities of currency swaps (excluding short-term currency swaps – see Note V.2.), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Currency swaps at 31 December 2016 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2016
Notional amount (receivable)	34,392	125,331	36,858	15,651	**212,232**
Fair value (i.e. net discounted value including CVA and DVA)(*)	3,865	8,323	2,443	2,064	**16,695**

Currency swaps at 31 December 2015 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2015
Notional amount (receivable)	34,157	119,989	32,970	10,020	**197,136**
Fair value (i.e. net discounted value including CVA and DVA)(*)	4,661	9,902	2,425	3,093	**20,081**

(*) Including the fair value of macro-hedging currency swaps which stood at EUR 1,994 million as at 31 December 2016 (2015: EUR 239 million).

V.1.2. Interest rate swaps

Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa.

Interest rate swaps enable the Bank to modify the interest rate structure of its borrowing portfolio and other portfolios in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous conditions of access to certain capital markets with its counterparties.

The following table shows the maturities of interest rate swaps (including synthetic swaps, whereby interest computed in a foreign currency is synthetically converted to EUR), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Interest rate swaps at 31 December 2016 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2016
Notional amount	75,265	197,166	116,008	134,914	**523,353**
Fair value (i.e. net discounted value including CVA and DVA)(*)	587	5,027	6,987	607	**13,208**

Interest rate swaps at 31 December 2015 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2015
Notional amount	68,577	171,323	121,331	133,135	**494,366**
Fair value (i.e. net discounted value including CVA and DVA)(*)	348	3,731	9,218	1,801	**15,098**

(*)Including the fair value of macro-hedging interest rate swaps which stood at EUR -461 million as at 31 December 2016 (2015: EUR −452 million).

V.1.3. Structured swaps

The Bank does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Bank enters into borrowing contracts and loans encompassing notably interest rate or stock exchange index options. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk.

The table below further details the number, value and notional amounts of structured swaps:

	Early termination embedded		Stock exchange index		Special structure coupon or similar	
	2016	2015	**2016**	2015	**2016**	2015
Number of transactions	**138**	122	**1**	1	**300**	566
Notional amount (in EUR million)	**5,465**	4,246	**500**	500	**33,084**	33,839
Net discounted value (in EUR million)	**512**	580	**-19**	-18	**-2,207**	-1,284

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

V.1.4. Derivatives credit risk mitigation policy

The credit risk with respect to derivatives lies in the loss that the Bank would incur if the counterparty is unable to honour its contractual obligations.

In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Bank against losses arising from the use of such instruments.

- **Contractual framework:**

All of the Bank's derivative transactions are concluded in the contractual framework of ISDA Swap Agreements and Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types.

EIB Statutory Financial Statements

- **Counterparty selection:**

The minimum rating at the outset is set at A3. The EIB has the right of early termination if the rating drops below a certain level.

- **Collateralisation:**

  - Exposures (exceeding limited thresholds) are collateralised by cash and bonds.
  - Complex and illiquid transactions could require collateralisation over and above the current market value.
  - Both the derivatives portfolio with individual counterparties and the collateral received are regularly monitored and valued, with a subsequent call for additional collateral or release.

The market value of collateral received for swaps amounts to EUR 37,963 million as at 31 December 2016 (2015: EUR 39,269 million), with the following composition, detailed based on the nature of the collateral and based on EIB's internal rating:

Swap collateral (in EUR million)

Moody's equivalent rating	Bonds		Cash	**Total 2016**
	Government	Agency, supranational, covered bonds		
Aaa	3,470	3,870	0	**7,340**
Aa1 to Aa3	11,899	0	0	**11,899**
A1 to A3	134	110	0	**244**
Baa1 to Baa3	5,496	0	0	**5,496**
Below Baa3	221	0	0	**221**
Non-Rated	0	0	12,763	**12,763**
Total 2016	**21,220**	**3,980**	**12,763**	**37,963**

Swap collateral (in EUR million)

Moody's equivalent rating	Bonds		Cash	**Total 2015**
	Government	Agency, supranational, covered bonds		
Aaa	2,193	2,854	0	**5,047**
Aa1 to Aa3	10,910	0	0	**10,910**
A1 to A3	500	0	0	**500**
Baa1 to Baa3	7,779	0	0	**7,779**
Below Baa3	670	0	0	**670**
Non-Rated	0	0	14,363	**14,363**
Total 2015	**22,052**	**2,854**	**14,363**	**39,269**

- **Credit risk measurement for derivatives:**

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value.

The Bank measures the credit risk exposure related to swaps and derivatives transactions using the Current Unsecured Exposure and the Potential Future Exposure for reporting and limit monitoring, and the Credit Risk Equivalent for capital allocation according to the recommendations of the Basel Committee on Banking Supervision (BCBS) sponsored by the BIS.

The Bank computes the Current Unsecured Exposure, which is the larger of zero and the market value of the portfolio of transactions within the netting set with a counterparty, less the value of collateral received. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions in bankruptcy as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2016 the Current Unsecured Exposure stood at EUR 448 million (EUR 1,163 million as of 31 December 2015).

In addition, the Bank computes the Potential Future Exposure, which takes into account the possible increase in the netting set's exposure over the margin period of risk, which ranges between 10 and 20 days, depending on the portfolio of transactions. The EIB computes the Potential Future Exposure at 90% confidence level using stressed market parameters to arrive at conservative estimates. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2016 the Potential Future Exposure at origin stood at EUR 9,499 million (EUR 13,133 million as of 31 December 2015).

- **Limits:**

The limit system for banks covers the Potential Future Exposure in 3 time buckets (under 1 year, between 1 and 5 years and over 5 years) and in 2 rating scenarios (current and downgrade below A3).

The derivatives portfolio is valued and compared against limits on a daily basis.

The following table provides a breakdown of counterparties by internal rating. The new Potential Future Exposure measure introduced in 2016 coincides at origin with the Total Unsecured Exposure reported until 2015.

Grouped ratings	Percentage of nominal		Current Unsecured Exposure (in EUR million)		Potential Future Exposure (in EUR million)	
Moody's equivalent rating	2016	2015	2016	2015	2016	2015
Aaa	0.35%	0.12%	91	123	169	146
Aa1 to Aa3	24.57%	22.90%	224	537	2,785	3,637
A1 to A3	65.68%	73.16%	124	501	6,365	8,931
Below A3	9.40%	3.82%	9	2	180	419
Non-rated	0.00%	0.00%	0	0	0	0
Total	**100.00%**	**100.00%**	**448**	**1,163**	**9,499**	**13,133**

V.2. As part of liquidity management

The Bank also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury portfolios in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements.

The notional amount of short-term currency swaps receivable stood at EUR 46,312 million at 31 December 2016 against EUR 35,283 million at 31 December 2015. The fair value of these contracts was EUR 847 million at 31 December 2016 (2015: EUR 90 million).

The notional amount of short-term currency forwards was EUR 667 million at 31 December 2016 (2015: EUR 460 million). The fair value of these contracts was EUR 18 million at 31 December 2016 (2015:EUR -43 million).

Forward rate agreements are used by the Bank to hedge the interest rate risk of its short-term treasury position. The notional amount of forward rate agreements stood at nil at 31 December 2016 (2015: EUR 19,901 million) and their fair value at nil (2015: EUR -2 million).

EIB Statutory Financial Statements Note W – Conversion rates The following conversion rates were used for drawing up the balance sheets at 31 December 2016 and 2015: 31.12.2016 31.12.2015 Non-euro currencies of EU member states Bulgarian lev (BGN) 1.9558 1.9558 Czech koruna (CZK) 27.0210 27.0230 Danish krone (DKK) 7.4344 7.4626 Pound sterling (GBP) 0.8562 0.7340 Hungarian forint (HUF) 309.8300 315.9800 Polish zloty (PLN) 4.4103 4.2639 Romanian leu (RON) 4.5390 4.5240 Swedish krona (SEK) 9.5525 9.1895 Non-EU currencies Australian dollar (AUD) 1.4596 1.4897 Canadian dollar (CAD) 1.4188 1.5116 Swiss franc (CHF) 1.0739 1.0835 Chinese yuan-renminbi (CNY) 7.3202 7.0608 Dominican peso (DOP) 48.7476 49.0144 Egyptian pound (EGP) 19.0008 8.5183 Hong Kong dollar (HKD) 8.1751 8.4376 Iceland króna (ISK) 214.9400 189.9900 Japanese yen (JPY) 123.4000 131.0700 Kenyan shilling (KES) 108.0600 111.3000 Moroccan dirham (MAD) 10.6711 10.7559 Mexican peso (MXN) 21.7719 18.9145 Norwegian krone (NOK) 9.0863 9.6030 New Zealand dollar (NZD) 1.5158 1.5923 Russian ruble (RUB) 64.3000 80.6736 Serbia dinars (RSD) 123.4000 121.4300 Tunisia dinars (TND) 2.4255 2.2127 Turkish lira (TRY) 3.7072 3.1765 Taiwan dollar (TWD) 34.1539 35.7963 Ukraine hryvnia (UAH) 28.5012 26.0598 United States dollar (USD) 1.0541 1.0887 CFA Franc (XOF) 655.9570 655.9570 South African rand (ZAR) 14.4570 16.9530

Note X – Related party transactions

X.1. Shares in affiliated undertakings and participating interest

Related party transactions with the European Investment Fund ('EIF') are mainly associated with the management by the Bank of the EIF treasury, the IT, the pension fund and other services on behalf of the EIF. In addition, the EIF manages the venture capital activity of the Bank (including participating interests).

Related party transactions with the EU Microfinance Platform FCP-FIS ('EUMPF') mainly concern the dividends received by the Bank throughout the year ended 31 December 2016. As per the Management Regulations, the EIF serves as Management Company to the EUMPF umbrella fund. In line with the Management Regulations, EUMPF pays management fees to EIF. It is reminded that EUMPF has been classified in *Shares in affiliated undertakings* for the first time as of 01 January 2015.

The amounts included in the Financial Statements concerning the EIF and EUMPF related parties transactions with the Bank are disclosed as follows:

(in EUR´ 000)	31.12.2016	31.12.2015
Assets:		
Shares in affiliated undertakings	875,209	900,938
Participating interests	184,211	0
Prepayments and accrued income	1,351	799
Other assets	2,485	32,368
Total assets	**1,063,256**	**934,105**
Liabilities:		
Other liabilities	-143,943	-111,150
Total liabilities	**-143,943**	**-111,150**
Profit and loss account:		
Income from shares in affiliated undertakings	16,658	18,730
Result from participating interests	-8,174	0
Interest payable and similar charges	-6,699	-5,959
Commission income	6,753	2,298
Commission expenses	-37,018	-23,894
Net result on financial operations	0	68
Other operating income	8,803	7,222
General administrative expenses	482	3,591
Total profit and loss account	**-19,195**	**2,056**
Off balance sheet:		
EIF capital – uncalled	2,099,200	2,105,600
EUMPF capital – uncalled	0	1,336
EIF treasury management	1,285,949	1,528,388
Put option granted to EIF minority shareholders	753,544	710,825
Participating interests- uncalled	556,472	0
Total off balance sheet	**4,695,165**	**4,346,149**

EIB Statutory Financial Statements

X.2. Key Management Personnel

The Bank has identified members of the Board of Directors, the Audit Committee, the Management Committee and the Directors General heading the different EIB organisational directorates as key management personnel.

Key management personnel compensation for the relevant reporting periods, included within General administrative expenses (Note R), is disclosed in the following table:

(in EUR '000)	2016	2015
Short-term benefits[1]	9,821	9,181
Post employment benefits[2]	910	822
Termination benefits	9	545
	10,740	**10,548**

[1]Short-term employee benefits comprise salaries and allowances, bonuses and social security contributions of the Management Committee, the Directors General and other Directors, and benefits paid to the members of the Board of Directors and the Audit Committee.

[2]Post employment benefits comprise pensions and expenses for post employment health insurance paid to members of the Management Committee and Directors General and other Directors.

Open balances with key management personnel as at 31 December 2016 comprise the compulsory and optional supplementary pension plan and health insurance scheme liabilities, and payments outstanding as at the year end:

(in EUR '000)	31.12.2016	31.12.2015
Pension plans and health insurance (Note L)	-40,081	-32,966
Other liabilities (Note G)	-15,573	-15,189

Note Y – Post balance sheet events

There have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the Financial Statements as at 31 December 2016.

Note Z – Management of third party funds Z.1. Investment Facility – Cotonou The Investment Facility, which is managed by the EIB, has been established under Cotonou Agreement on cooperation and development between the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for the Investment Facility. Z.2. Guarantee Fund The Guarantee Fund for External Actions was set up in 1994 to cover defaults on loans and loan guarantees granted to non-Member States or for projects in non-Member States. The European Commission (‘EC’) entrusted the financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994 and the subsequent amendments to the Agreement. The EIB prepares separate financial statements for the Guarantee Fund. Z.3. NER300 The EIB supports the EC as an agent in the implementation of the NER 300 initiative—a funding programme for carbon capture and storage demonstration projects and innovative renewable energy technologies. The Facility covers two activities which are i) the monetisation of EU Allowance Units (‘EUAs’) and ii) the management and disbursement of cash received via the EUA monetisation activity. The EIB prepares separate financial statements for NER300. Z.4. JESSICA (Holding Funds) JESSICA (Joint European Support for Sustainable Investment in City Areas) is an initiative developed by the EC and the EIB, in collaboration with the Council of Europe Development Bank. JESSICA Holding Funds are used in the context of the JESSICA initiative. Under new procedures, Managing Authorities are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. As manager, EIB gathers the funding received from the Managing Authorities and invests it in Urban Development Funds, according to investment guidelines agreed with the donors. The EIB prepares separate financial statements for JESSICA. Z.5. EIF treasury The EIF treasury is managed by the Bank in accordance with the treasury management agreement signed between the two parties in December 2000. Z.6. Risk-Sharing Finance Facility (‘RSFF’) The RSFF has been established under the Co-operation Agreement that entered into force on 5 June 2007 between the EC on behalf of the European Union and the EIB. The RSFF aims to foster investment in research, technological development and demonstration, and innovation. As part of the RSFF, the EIF set up the Risk Sharing Instrument for Innovative and Research oriented SMEs and small Mid-Caps (‘RSI’). The RSI provides guarantees to banks and leasing companies for loans and financial leases to research-based small and medium-sized enterprises (SMEs) and small Mid-Caps. The EIB prepares separate consolidated financial statements for the RSFF including RSI. Z.7. InnovFin The InnovFin or “InnovFin-EU Finance for Innovators” is a joint initiative between the EIB, the EIF and the European Commission under the new EU research programme for 2014-2020 “Horizon 2020”. On 11 December 2013, Regulation (EU) N 1291/2013 of the European Parliament and the Council establishing Horizon 2020 – the Framework Programme for Research and Innovation (2014-2020) and repealing Decision N 1982/2006/EC (“Horizon 2020 Regulation”) was adopted. On 12 June 2014 the European Commission, the EIB and the EIF signed a Delegation Agreement establishing the financial instrument InnovFin. InnovFin consists of a series of integrated and complementary financing tools and advisory services offered by the EIB Group, covering the entire value chain of research and innovation (R&I) in order to support investments from the smallest to the largest enterprise. The EIB prepares separate financial statements for the InnovFin. Z.8. EU-Africa Infrastructure (‘EUAI’) Trust Fund The EUAI Trust Fund has been created under Trust Fund Agreement between the EC on behalf of the European Union as the Founding Donor and the EIB as Manager and is also open to Member States of the European Union that subsequently accede to that agreement as Donors. On 9 February 2006, the EC and the EIB signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the EUAI Trust Fund.

EIB Statutory Financial Statements Z.9. Connecting Europe Facility (‘CEF’) The Connecting Europe Facility (CEF) is a joint agreement between the EIB and the European Commission which aims to provide union financial assistance to trans-European networks in order to support projects of common interest in the sectors of transport, telecommunications and energy infrastructures. The Commission entrusted EIB with the implementation and management of the debt instrument under the CEF, which ensures continuity of the Loan Guarantee Instrument for TEN-T Projects (LGTT) and to the Pilot phase of Project Bond Initiative (PBI). The LGTT and PBI were merged together under the CEF on 1 January 2016. The CEF Delegation Agreement foresees an updated and common risk sharing arrangement. The EIB prepares separate financial statements for the CEF. Z.10. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP, IPA (Instrument for Pre-Accession), Turkey mandates and the guarantee component of the European Development Finance Institutions Private Sector Development Facility. Z.11. GF Greece The Fund is a joint initiative between the Hellenic Republic, the EC and the EIB and was set up to support the lending to SMEs in Greece. Established by using unabsorbed Structural Funds for Greece, the Fund will guarantee EIB loans to SMEs via partner banks in Greece. The EIB prepares separate financial statements for the GF Greece. Z.12. Fund of Funds (Jessica II) The Fund of Funds (“FoF”) consists of JESSICA follow-up funds financed by the European Structural and Investment Funds (the “ESIF”) from Member States Operational Programmes during 2014-2020. The FoF facilitates access to finance for final recipients through the implementation of loans, in cooperation with selected Financial Intermediaries. As a fund manager, EIB gathers the funding received from the Managing Authorities and invests it via Financial Intermediaries, according to investment guidelines agreed with the donors. The EIB prepares separate financial statements for the Fund of Funds. Z.13. European Neighbourhood and Partnership Instrument (‘ENPI’) The Framework Agreement between the European Union and the EIB on the implementation of operations financed from the general budget of the European Union in the countries covered by the European Neighbourhood Policy is channelled through ENPI. The EIB prepares separate financial statements for ENPI. Z.14. AECID This partnership agreement signed between the Kingdom of Spain (the Spanish Agency for International Development Cooperation (AECID)) and the EIB was set up to invest in operations in the countries covered by the FEMIP together with Mauritania (the “Southern Mediterranean region”), targeting mainly risk capital activities involving micro and small/medium sized enterprises as well as engaging in the wider development of the private sector in the region. The EIB prepares separate financial statements for the AECID. Z.15. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund, which is managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Policy (ENP) through targeted funding with particular focus on establishing better and more sustainable energy and transport interconnections, improving energy efficiency and promoting the use of renewable energy sources, addressing climate change as well as threats to the environment more broadly and promoting smart, sustainable and inclusive growth through support to SMEs, to the social sector including human capital development, and to municipal infrastructure development. The EIB prepares separate financial statements for the NIF Trust Fund. Z.16. FEMIP Trust Fund The FEMIP (Facility for Euro-Mediterranean Investment and Partnership) Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the FEMIP Trust Fund. Z.17. Heavily Indebted Poor Countries (‘HIPC’) Initiative The HIPC Initiative (the ‘Initiative’) is an international debt relief mechanism that provides special assistance to the world’s poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund. The principal objective of the Initiative is to reduce the debt burden of poor countries to sustainable levels. The EIB prepares separate financial statements for the Initiative.

Z.18. EPTA Trust Fund The EPTA (The Eastern Partnership Technical Assistance) Trust Fund is focused on increasing the quality and development impact of EIB Eastern Partnership operations by offering a multi-purpose, multi-sector funding facility for technical assistance. It will be complementary to the Neighbourhood Investment Facility. The EIB prepares separate financial statements for the EPTA Trust Fund. Z.19. Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility The Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility is financed from the general budget of the European Union. Its main purpose is focused on providing access to equity and debt finance to SMEs in the Southern Neighbourhood region in order to support private sector development, inclusive growth and private sector job creation. The Facility comprises a Financial Instrument Window which consists of equity and debt finance instruments and Additional Tasks Window which consists of the technical assistance services. The EIB prepares separate financial statements for Financial Instrument Window. Z.20. Private Finance for Energy Efficiency (‘PF4EE’) Instrument The Private Finance for Energy Efficiency (PF4EE) instrument is a joint agreement between the EIB and the European Commission that aims to address the limited access to adequate and affordable commercial financing for energy efficiency investments. The instrument targets projects which support the implementation of National Energy Efficiency Action Plans or other energy efficiency programmes of EU Member States. In December 2014 the European Commission and the EIB signed a Delegation Agreement establishing the financial Instrument PF4EE. The EIB prepares separate financial statements for the PF4EE. Z.21. Instrument for Pre-accession Assistance II (‘IPA II’) The Instrument for Pre-accession Assistance (IPA) is the means by which the EU supports reforms in the ‘enlargement countries’ with financial and technical help. The pre-accession funds also help the EU reach its own objectives regarding a sustainable economic recovery, energy supply, transport, the environment and climate change, etc. The successor of IPA I, IPA II, will build on the results already achieved by dedicating EUR 11.7 billion for the period 2014-2020. The most important novelty of IPA II is its strategic focus. The Framework Partnership Agreement, signed at the end of the year 2015, is implemented by the EIB, allocating resources from DG NEAR via the signature of various “Specific Grant Agreements”. The EIB prepares financial statements for the specific grant agreements under IPA II. Z.22. Natural Capital Finance Facility (‘NCFF’) The Natural Capital Finance Facility (NCFF) is a joint agreement between the EIB and the European Commission which aims to address market gaps and barriers for revenue generating or cost saving projects that are aimed at preserving natural capital, including climate change adaptation projects and thereby to contribute to the achievement of EU and Member States’ objectives for biodiversity and climate change adaptation. The EIB prepares separate financial statements for the NCFF. Z.23. European Fund for Strategic Investments (‘EFSI’) On the basis of applicable EFSI Regulations the European Commission and the EIB concluded agreements on the management of the EFSI, on the granting of the EU guarantee (the EFSI Agreement) as well as for the implementation of the European Investment Advisory Hub (‘EIAH’) (the EIAH Agreement). Under the EFSI Agreement, the EC is providing an EU guarantee to EIB for projects supported by the EFSI. Assets covering the EU guarantee are directly managed by the European Commission. Projects supported by the EFSI are subject to the normal EIB project cycle and governance. In addition, EFSI has its own dedicated governance structure which has been set in place to ensure that investments made under EFSI remain focused on the specific objective of addressing the market failure in risk-taking which hinders investment in Europe. Further information on approved projects and EIB’s exposure is provided in Note D.1. The EIAH aims to enhance the non-financial support for projects and investments. The EIAH consists of three complementary components: a) a point of entry to a wide range of advisory and technical assistance programmes and initiatives for public and private beneficiaries, b) a cooperation platform to leverage, exchange and disseminate expertise among partner institutions and c) a reinforcement or extension of existing advisory services or creation of new ones to address unmet needs. The EIB prepares separate financial statements for the EIAH. Z.24. Research and Innovation Advisory (‘RDI Advisory’) The RDI Advisory was set up in partnership with the European Commission under a 7 year framework agreement signed in June 2014, as part of the InnovFin programme under Horizon 2020. It has two main lines of activity: (i) upstream project related advisory and (ii) horizontal activities destined to improve the overall framework conditions for RDI investments as well as the financing tools under Horizon 2020. The EIB prepares separate financial statements for the RDI Advisory. Z.25. JASPERS JASPERS (Joint Assistance to Support Projects in European Regions) is a technical assistance facility between the EIB, the European Commission and the EBRD. It provides support to the majority of EU and Candidate Countries to help improve the quality of the major projects to be submitted for grant financing under the Structural and Investment Funds. JASPERS assistance may cover project preparation support, from identification to submission of the request for EU grant finance; independent quality review of projects; horizontal assignments; strategic support: capacity building, including a Competence Centre; and implementation support. JASPERS’ work is organised in seven divisions (Roads; Rail, Air

EIB Statutory Financial Statements and Maritime; Water and Waste; Energy and Solid Waste; Smart Development; Networking and Competence Centre; and Independent Quality Review). In its first ten years of operations (2005-2015), JASPERS has assisted over 1000 projects. The investment value of the projects assisted by JASPERS and approved by the European Commission for grant financing, is over EUR 72 billion. The EIB prepares separate financial statements for JASPERS. Z.26. Financial Instrument (‘FI’) compass advisory platform The fi-compass advisory platform provides EU Member States and their managing authorities as well as microcredit providers with advisory support and learning opportunities for developing financial instruments, within the scope of European Structural Investment Funds (ESIF) and the Programme for Employment and Social Innovation (EaSI). It is implemented by the EIB and funded by the EC under a Framework Contract for the period 2014-2020. The EIB prepares separate financial statements for Financial Instrument compass advisory platform.

Statement of Special Section[1]

as at 31 December 2016 and 2015 (in EUR '000)

ASSETS	31.12.2016	31.12.2015
Turkey		
From resources of Member States		
Disbursed loans outstanding	271	2,059
Total[2]	**271**	**2,059**
Instrument for Pre-Accession ('IPA')		
From resources of Member States		
Disbursed loans outstanding	0	10,279
Total[3]	**0**	**10,279**
Mediterranean Countries		
From resources of the European Union		
Disbursed loans outstanding	**49,130**	**61,054**
Risk capital operations		
- amounts to be disbursed	39,288	39,972
- amounts disbursed	53,090	68,859
	92,378	**108,831**
Total[4]	**141,508**	**169,885**
African, Caribbean and Pacific State and Overseas Countries and Territories		
From resources of the European Union		
· Yaoundé Conventions		
Loans disbursed	764	1,481
Contributions to the formation of risk capital		
- amounts disbursed	419	419
Total[5]	**1,183**	**1,900**
· Lomé Conventions		
Operations from risk capital resources		
- amounts to be disbursed	0	2,087
- amounts disbursed	219,272	257,531
	219,272	**259,618**
Total[6]	**219,272**	**259,618**
Total	**362,234**	**443,741**

LIABILITIES	31.12.2016	31.12.2015
Funds under trust management		
Under mandate from the European Union		
- Financial Protocols with the Mediterranean Countries	102,220	129,913
- Financial Protocols with the instrument for Pre-Accession ('IPA')	0	10,279
- Yaoundé Conventions	1,183	1,900
- Lomé Conventions	219,272	257,531
- Other resources under the Lomé Conventions	0	0
	322,675	399,623
Under mandate from Member States	271	2,059
Total funds under trust management	**322,946**	**401,682**
Funds to be disbursed		
On loans and risk capital operations in the Mediterranean countries	39,288	39,972
On operations from risk capital resources under the Lomé Conventions	0	2,087
Total funds to be disbursed	**39,288**	**42,059**
Total	**362,234**	**443,741**

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest:

a) Under the First, Second and Third Lomé Conventions as at 31 December 2016 EUR '000 321,166 (2015: EUR '000 346,035)
b) Under Financial Protocols signed with the Mediterranean Countries as at 31 December 2016 EUR '000 60,557 (2015: EUR '000 66,901)

In the context of the European Union – European Development Finance Institutions Private Sector Development Facility, the implementation agreement for the Guarantee Component was signed on 20 August 2014. Total amount of the EU guarantee issued is EUR '000 4,280 as at 31 December 2016 (2015: EUR '000 4,280). Total amount of the EU guarantee to be issued is EUR '000 38,920 as at 31 December 2016 (2015: EUR '000 38,920).

EIB Statutory Financial Statements Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood Investment Facility (NIF) Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates. The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations except for definite write-offs. Amounts in foreign currency are translated at exchange rates prevailing on 31 December. Note (2): Initial amount of contracts signed for financing projects in Turkey under mandate, for the account and at the risk of Member States. Initial amount: 405,899 add: exchange adjustments 20,548 less: cancellations 215 repayments 425,961 -426,176 271 Note (3): Initial amount of contracts signed for financing projects under the Instrument for Pre-Accession, for the account and at the risk of the European Union. Initial amount: 29,640 less: exchange adjustments 10,517 cancellations 0 repayments 19,123 -29,640 0 Note (4): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union. Initial amount: 840,457 less: exchange adjustments 55,980 cancellations 134,209 repayments 508,760 -698,949 141,508 Note (5): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union. Loans on special conditions 139,483 Contributions to the formation of risk capital 2,503 Initial amount: 141,986 add: capitalised interest 1,178 exchange adjustments 9,823 11,001 less: cancellations 3,310 repayments 148,494 -151,804 1,183

Note (6): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (ACP-OCT) under mandate, for the account and at the risk of the European Union: Loans from risk capital resources: Conditional and subordinated loans 3,116,097 Equity participations 121,002 Initial amount: 3,237,099 add: capitalised interest 9,548 less: cancellations 728,751 repayments 2,243,359 exchange adjustments 55,265 -3,027,375 219,272 Loans from other resources: Initial amount: 16,500 add: exchange adjustments 58 less: cancellations 8,414 repayments 8,144 -16,558 0 219,272

EIB
Statutory Financial Statements

Independent Auditor's Report

To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK
98-100, Boulevard Konrad Adenauer L-2950 LUXEMBOURG

REPORT OF THE REVISEUR D'ENTREPRISES AGREE

Report on the financial statements

We have audited the accompanying financial statements of EUROPEAN INVESTMENT BANK, which comprise the balance sheet as at 31 December 2016, the profit and loss account and the cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory information.

Management's responsibility for the financial statements

The Management is responsible for the preparation and fair presentation of these financial statements in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the 'Directives'), and for such internal control as the Management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Responsibility of the Réviseur d'Entreprises agréé

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing as adopted for Luxembourg by the Commission de Surveillance du Secteur Financier. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the judgement of the Réviseur d'Entreprises agréé, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the Réviseur d'Entreprises agréé considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements give a true and fair view of the financial position of EUROPEAN INVESTMENT BANK as of 31 December 2016, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directives.

Other information

The Management is responsible for the other information. The other information comprises the information included in the sections called "Highlights, Preface, Borrowing activities, Treasury Activities, EIB Statutory Bodies and Audit and control" mainly based on statutory EU Directives information; but does not include the financial statements and our report of Réviseur d'Entreprises agréé thereon.

Our opinion on the financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report this fact. We have nothing to report in this regard.

Luxembourg, 9 March 2017

KPMG Luxembourg, Société coopérative
Cabinet de révision agréé
39, Avenue John F. Kennedy
L-1855 Luxembourg
Société coopérative de droit luxembourgeois
R.C.S. Luxembourg B 149133
Capital EUR 12 503

S. CHAMBOURDON

Statement by the Audit Committee

The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year.

Statement by the Audit Committee on the Bank's unconsolidated financial statements prepared in accordance with the general principles of the 'Directives'

The Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having:

- designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports,
- noted that the opinion of KPMG on the unconsolidated financial statements of the European Investment Bank for the year ended 31 December 2016 prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the 'Directives') is unqualified,
- convened on a regular basis with the Heads of Directorates and relevant services including,
  - the Financial Controller,
  - the Directors General of Risk Management, Transaction Monitoring and Restructuring and Compliance,
- met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties,
- received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration,

and considering

- the financial statements for the financial year ended 31 December 2016 as drawn up by the Board of Directors at its meeting on 9 March 2017,
- that the foregoing provides a reasonable basis for its statement and,
- Articles 24, 25 & 26 of the Rules of Procedure,

to the best of its knowledge and judgement:

- confirms that the activities of the Bank are conducted in a proper manner, in particular with regard to risk management and monitoring;
- has verified that the operations of the Bank have been conducted and its books kept in a proper manner and that, to this end, it has verified that the Bank's operations have been carried out in compliance with the formalities and procedures laid down by the Statute and Rules of Procedure;
- confirms that the financial statements of the European Investment Bank, which comprise the balance sheet as at 31 December 2016, the profit and loss account and the cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory information, give a true and fair view of the financial position of the European Investment Bank as of 31 December 2016, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directives.

Luxembourg, 9 March 2017

Audit Committee

JH. LAURSEN	P. KRIER	D. PITTA FERRAZ
J. SUTHERLAND	J. DOMINIK	M. MACIJAUSKAS

EIB Group Consolidated Financial Statements under EU Directives EIB Group Consolidated Financial Statements under EU Directives as at 31?December 2016

Consolidated balance sheet as at 31 December 2016 (in EUR ’000) Assets 31.12.2016 31.12.2015 Cash in hand, balances with central banks and post office banks (Note B.1) 206,175 316,769 Treasury bills and other bills eligible for refinancing with central banks (Note B.2) 49,837,611 51,636,687 3. Loans and advances to credit institutions a) repayable on demand 1,009,018 865,097 b) other loans and advances (Note C) 28,956,237 35,232,081 c) loans (Note D.1) 125,723,124 124,328,841 4. Loans and advances to customers 160,426,019 155,688,379 a) other loans and advances (Note C) 2,219,989 1,638,289 b) loans (Note D.1) 310,256,151 313,227,315 c) value adjustments (Note D.2) -533,147 -625,547 5. Debt securities including fixed-income securities (Note B.2) 311,942,993 314,240,057 a) issued by public bodies 8,651,141 8,478,213 b) issued by other borrowers 7,208,319 8,526,278 17,004,491 15,859,460 Shares, other variable-yield securities and participating interests (Note E) 3,608,419 4,333,002 7. Intangible assets (Note F) 12,208 16,219 8. Tangible assets (Note F) 271,490 272,900 9. Other assets (Note G) 130,396 139,327 10. Subscribed capital and reserves, called but not paid (Note H.2) 77,950 129,917 11. Prepayments and accrued income (Note I) 30,682,589 29,525,590 Total assets 574,546,916 571,811,732 The accompanying notes form an integral part of these consolidated financial statements.

EIB Group Consolidated Financial Statements under EU directives Consolidated balance sheet (continued) as at 31 December 2016 (in EUR ’000) Liabilities 31.12.2016 31.12.2015 1. Amounts owed to credit institutions (Note J) a) repayable on demand 12,425,692 14,586,348 b) with agreed maturity dates or periods of notice 694,221 839,890 2. Amounts owed to customers (Note J) 13,119,913 15,426,238 a) repayable on demand 1,927,330 1,945,329 b) with agreed maturity or periods of notice 25,030 148,977 3. Debts evidenced by certificates (Note K) 1,952,360 2,094,306 a) debt securities in issue 455,660,830 453,832,332 b) others 15,261,807 15,423,054 Other liabilities (Note G) 470,922,637 469,255,386 4. 1,168,354 778,289 5. Accruals and deferred income (Note I) 17,456,674 17,479,664 6. Provisions a) pension plans and health insurance scheme (Note L) 2,489,914 2,289,215 b) provision for guarantees issued (Note D.4) 42,479 102,991 c) provision for commitment on investment funds 0 1,392 7. Subscribed capital (Note H) 2,532,393 2,393,598 a) subscribed 243,284,155 243,284,155 b) uncalled -221,585,020 -221,585,020 8. Reserves (Note H) 21,699,135 21,699,135 a) reserve fund 24,328,415 24,328,415 b) additional reserves 7,525,684 5,554,033 c) special activities reserve 6,776,060 5,933,881 d) general loan reserve 3,305,458 3,318,610 41,935,617 39,134,939 9. Profit for the financial year 2,926,400 2,801,030 10. Equity attributable to minority interest (Note H) 833,433 749,147 Total liabilities 574,546,916 571,811,732 The accompanying notes form an integral part of these consolidated financial statements.

Consolidated off-balance sheet

as at 31 December 2016 (in EUR '000)

		31.12.2016		31.12.2015
Commitments:				
- EBRD capital uncalled (Note E.2.)		712,630		712,630
- Undisbursed loans (Note D.1)				
credit institutions	29,925,074		29,992,525	
customers	83,395,374		76,060,873	
		113,320,448		106,053,398
- Undisbursed venture capital operations (Note E.2.)		5,739,920		4,331,292
- Undisbursed investment funds (Note E.2.)		1,113,939		581,804
- Borrowings launched but not yet settled		223,950		283,227
- Securities receivable		109,100		80,000
Contingent liabilities and guarantees:				
- In respect of loans granted by third parties		10,147,137		6,893,417
Assets held on behalf of third parties (Note Z):				
- Investment Facility - Cotonou	2,870,139		2,557,264	
- Guarantee Fund	2,506,053		2,343,091	
- NER300	2,106,441		2,124,266	
- JESSICA (Holding Funds)	1,537,503		1,634,825	
- RSFF (incl. RSI)	867,165		927,273	
- InnovFin	696,412		638,393	
- EU-Africa Infrastructure Trust Fund	651,110		678,844	
- CEF (incl. former PBI and LGTT)	492,898		474,322	
- Special Section	362,234		443,741	
- GF Greece	304,781		302,826	
- JEREMIE	254,622		355,052	
- COSME LGF & EFG	199,371		164,018	
- Funds of Funds (JESSICA II)	198,045		99,080	
- ESIF	160,090		7,506	
- ENPI	149,004		153,027	
- InnovFin Equity	116,205		79,363	
- SMEG 2007	99,610		107,861	
- SME initiative Bulgaria	95,256		0	
- GIF 2007	89,717		94,711	
- AECID	76,124		76,360	
- MAP Equity	60,037		32,370	
- WB EDIF	55,912		50,451	
- GAGF	53,530		54,704	
- InnovFin SME Guarantee	50,523		109,418	
- NIF Trust Fund	48,691		54,302	
- EaSI	48,536		9,850	
- FEMIP Trust Fund	47,910		53,176	
- HIPC	35,438		35,468	
- TTA Turkey	35,062		44,632	
- MAP guarantee	25,043		22,862	
- EPTA Trust Fund	22,206		21,545	
- SME initiative Finland	20,460		0	
- NIF Risk Capital Facility	19,852		0	
- Private Finance for Energy Efficiency Instrument	17,987		11,848	
- IPA II	17,778		15,220	
- SME Guarantee Facility	17,444		16,114	
- Student Loan Guarantee Facility	15,939		15,783	
- SME initiative Malta	13,503		0	
- Natural Capital Financing Facility	11,150		11,750	
- G43 Trust Fund	10,578		10,711	
- EFSI-EIAH	8,889		3,185	
- GGF	7,210		5	
- BIF	6,199		5,297	
- RDI Advisory	5,762		2,402	
- Cultural Creative Sectors Guarantee Facility	5,676		0	
- NPI Securitisation Initiative (ENSI)	5,040		0

EIB Group Consolidated Financial Statements under EU directives

Consolidated off-balance sheet (continued)

as at 31 December 2016 (in EUR '000)

	31.12.2016		31.12.2015	
- European Technology Facility	4,329		3,321	
- PGFF	2,913		5,851	
- JASPERS	2,270		0	
- Fi-compass	2,135		0	
- EPPA	1,977		1,979	
- Bundesministerium für Wirtschaft und Technologie	1,302		2,361	
- GEEREF Technical Support Facility	1,165		1,451	
- MDD	987		67	
- LFA-EIF Facility	551		521	
- TTP	385		1,308	
- SME initiative Spain	177		285	
- GEEREF	5		95	
		14,517,331		13,860,155
Other items:				
- Nominal value of interest-rate swaps incl. commitment (Note V.1.2)		**523,352,665**		**494,366,308**
- Nominal value of currency swap contracts receivable (Note V.1.1)		**212,232,364**		**197,135,755**
- Nominal value of currency swap contracts payable		**198,881,468**		**181,735,328**
- Nominal value of short-term currency swap contracts receivable (Note V.2)		**46,311,642**		**35,282,641**
- Nominal value of short-term treasury currency swap contracts payable		**45,328,388**		**35,158,296**
- Put option granted to EIF minority shareholders		**753,544**		**710,825**
- Currency forwards (Note V.2)		**666,973**		**460,381**
- Special deposits for servicing of borrowings (Note S)		**3,001**		**2,995**
- Forward rate agreements (Note V.2)		**0**		**19,900,882**

The accompanying notes form an integral part of these consolidated financial statements.

Consolidated profit and loss account for the year ended 31 December 2016 (in EUR ‘000) 2016 2015 Interest receivable and similar income (Note N) 1. 22,184,899 22,729,986 2. Interest payable and similar charges (Note N) -18,839,881 -19,259,686 3. Income from securities 241,540 122,927 4. Commissions receivable (Note O) 297,321 281,188 5. Commissions payable -64,896 -43,285 6. Net result on financial operations (Note P) -54,889 -37,804 7. Other operating income (Note Q) 8,334 7,243 8. General administrative expenses (Note R) a) staff costs (Note L) -629,444 -593,984 b) other administrative expenses -251,583 -205,397 9. Value adjustments in respect of tangible and intangible -881,027 -799,381 assets (Note F) a) tangible assets -28,369 -28,318 b) intangible assets -6,651 -5,641 Value adjustments in respect of transferable securities held as financial fixed assets Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities Profit for the financial year Profit attributable to minority interest Profit attributable to equity holders of the Bank -35,020 -33,959 0 -10,050 107,422 -124,771 2,963,803 2,832,408 37,403 31,378 2,926,400 2,801,030 The accompanying notes form an integral part of these consolidated financial statements.

EIB Group Consolidated Financial Statements under EU directives Consolidated cash flow statement for the year ended 31 December 2016 (in EUR ‘000) 2016 2015 A. Cash flows from operating activities: Profit for the financial year 2,963,803 2,832,408 Adjustments for: Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities -107,422 145,354 Value adjustments in respect of transferable securities held as financial fixed assets 0 10,050 Value adjustments in respect of tangible and intangible assets and net result on sale of tangible assets 32,148 33,959 Value (re-)adjustments in respect of shares, other variable-yield securities and participating interests 62,587 -164,548 Held to maturity portfolio amortisation 18,463 43,252 Effect of exchange rate changes 240,674 -377,173 Profit on operating activities 3,210,253 2,523,302 Disbursements of loans and advances to credit institutions and customers -54,320,048 -60,181,087 Repayments of loans and advances to credit institutions and customers 52,252,742 55,807,348 Change in deposits with central banks -110,672 -92,189 Change in treasury securities liquidity portfolios -775,941 -13,596,762 Change in amounts owed to credit institutions and customers -2,448,271 7,936,408 Change in provisions on pension plans and health insurance scheme 200,699 211,466 Change in provisions for commitment on investment funds and guarantees issued -61,904 -64,537 Change in prepayments and accrued income 1,182,305 -3,972,182 Change in other assets -7,016 -58,467 Change in short term treasury derivative valuations -34,206 -11,853 Change in accruals and deferred income 1,276,708 8,785,281 Change in other liabilities 422,356 39,212 Net cash used in operating activities 787,005 -2,674,060 B. Cash flows from investing activities: Securities in Long Term Hedge Portfolio purchased during the year -105,529 0 Securities from Long Term Hedge Portfolio matured during the year 1,606,000 149,900 Purchase of loan substitutes and ABS portfolio EIF included in the debt securities portfolios -5,443,890 -5,530,328 Redemption of loan substitutes included in the debt securities portfolios 3,045,166 3,271,280 Net additions in venture capital operations included in shares, other variable-yield securities and participating interests -709,702 -315,422 Net additions in shares, other variable-yield securities and participating interests excluding venture capital operations -77,468 -38,931 Purchase and disposal of tangible and intangible assets -40,441 -43,665 Proceeds from sale of tangible assets 6,782 0 Net cash used in investing activities -1,719,082 -2,507,166 C. Cash flows from financing activities: Issuance of debts evidenced by certificates 165,543,970 150,467,250 Redemption of debts evidenced by certificates -160,554,709 -153,006,233 Member States’ contribution 51,967 446,180 Net change in cash related to acquisitions and disposals of share in subsidiary undertakings 60,303 28,685 Dividend paid to minority interest -9,085 -7,639 Net cash used in financing activities 5,092,446 -2,071,757 Summary statement of cash flows: Cash and cash equivalents at beginning of financial year 50,334,953 55,691,233 Net cash from: Operating activities 787,005 -2,674,060 Investing activities -1,719,082 -2,507,166 Financing activities 5,092,446 -2,071,757 Effects of exchange rate changes on cash held 345,537 1,896,703 Cash and cash equivalents at end of financial year 54,840,859 50,334,953 Cash and cash equivalents are composed of: Cash in hand, balances with central banks and post office banks, excluding deposits with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1) 35 113 Money market securities maturing within three months of issue 23,483,405 24,364,058 Loans and advances to credit institutions and to customers: 0 0 Repayable on demand 865,097 1,009,018 Other loans and advances (Note C) 30,492,322 24,961,764 54,840,859 50,334,953 Supplementary disclosures of operating cash flows: 2016 2015 Interest received 21,744,189 22,770,929 Dividends received 241,541 122,927 Interest paid -16,613,136 -17,229,288 The accompanying notes form an integral part of these consolidated financial statements.

European Investment Bank Group Notes to the consolidated financial statements as at 31 December 2016 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long-term lending bank of the European Union (‘EU’). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The Bank has its registered office at 98-100, boulevard Konrad Adenauer, Luxembourg. The Bank and its subsidiaries are defined as the ‘Group’. Subsidiaries held by the Bank are disclosed in note E.1. Note A – Significant accounting policies A.1. Basis of preparation A.1.1. Accounting standards The consolidated financial statements (the ‘Financial Statements’) of the European Investment Bank have been prepared in accordance with the general principles of Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 on the annual and consolidated accounts of certain types of companies, banks and other financial institutions (the ‘Directives’). On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 9 March 2017 and authorised their submission to the Board of Governors for approval by 25 April 2017. The Group also publishes consolidated financial statements, which have been prepared in accordance with International Financial Reporting Standards (IFRS), as endorsed by the European Union. A.1.2. Significant accounting judgments and estimates In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the resulting differences may be material to the Financial Statements. The most significant use of judgments and estimates is as follows: Value adjustments on loans and advances The Group reviews its loans and advances at each reporting date to assess whether an allowance for value adjustments should be recorded. In particular, judgment by management is required in the estimation of the amount and timing of future cash flows when determining the level of allowance required. Such estimates are based on assumptions about a number of factors and actual results may differ, resulting in future changes to the allowance. In addition to a specific allowance against individually significant loans and advances, the Group also makes a collective provisioning test on exposures which, although not specifically identified as requiring a specific allowance, have a greater risk of default than when the loans and advances were originally granted. Provisions on financial guarantees The Group recognises a liability at the fair value of the obligation at the inception of a financial guarantee contract. The guarantee is subsequently measured at the higher of the best estimate of the obligation or the amount initially recognised less amortisation of the premium. Financial guarantee provisions correspond to the cost of settling the obligation, which is the expected loss, estimated on the basis of all relevant factors and information existing at the consolidated balance sheet date. Pension and other post-employment benefits The cost of defined-benefit pension plans and other post-employment medical benefits is determined using actuarial valuations. The actuarial valuation involves making assumptions about discount rates, mortality rates and future salary and pension increases. Due to the long term nature of these plans, such estimates are subject to significant uncertainty.

EIB Group Consolidated Financial Statements under EU directives Group’s exposure to the United Kingdom The Group is monitoring the developments of the political situation in the United Kingdom, specifically as regards the consequences of the referendum on the UK’s continued EU membership held on 23 June 2016, the approval by the UK House of Commons of a bill authorising the notification of the UK’s decision to withdraw from the EU on 8 February 2017 and the formal notification of the withdrawal decision pursuant to Article 50 of the Treaty on European Union of 29 March 2017. In this context, it has been assessed that these events have not materially affected the financial position and performance of the Group as at 31 December 2016. The Group will continue to monitor the evolution of the situation and the possible impact on its financial statements as necessary. A.2. Summary of significant accounting policies A.2.1. Foreign currency translation The Group uses the euro (EUR) as the unit of measurement for the capital accounts of Member States and for presenting its Financial Statements. The Group conducts its operations in the currencies of the EU Member States, in euro and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. The Group’s monetary assets and liabilities denominated in currencies other than euro are translated into euro at the closing exchange rates prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the profit and loss account. A.2.2. Basis of consolidation The Financial Statements comprise those of the European Investment Bank (the “Bank” or “EIB”) and those of its subsidiaries, the European Investment Fund (the “Fund” or “EIF”) and the EU Microfinance Platform FCP FIS (“EUMPF”). The financial statements of both subsidiaries are prepared for the same reporting year as the Bank, using consistent accounting policies. The Bank consolidates the financial statements of the EIF and EUMPF. EUMPF was consolidated for the first time as of 01 January 2015. After aggregation of the balance sheets and the profit and loss accounts, all intra-group balances, transactions, income and expenses resulting from intra-group transactions are eliminated. Minority interest represents the portion of profit or loss and net assets not owned, directly or indirectly, by the Bank. Assets held in an agency or fiduciary capacity are not assets of the Group and are reported in Note Z. A.2.3. Derivatives The Group uses derivative instruments, mainly currency and interest rate swaps, as part of its asset and liability management (‘ALM’) activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecasted transactions. All derivatives transactions are booked at nominal as off-balance sheet items at the date of the transaction. The majority of the Group’s swaps are concluded with a view to hedging specific bond issues. The Group enters into currency swaps, whereby the proceeds of a borrowing are initially converted into a different currency and on maturity the Group will obtain the amounts needed to service the borrowing in the original currency. The Group also enters into currency, interest rate and overnight index swaps as part of its hedging operations on loans or for the global ALM position. The corresponding interest is accounted for on a pro rata temporis basis. The Group also uses short-term derivative instruments as part of its treasury operations, as well as derivatives hedging the trading portfolio (Securities liquidity portfolios). A.2.3.1. Trading portfolio derivatives As part of the Securities liquidity portfolios, trading derivatives are entered in and recorded at market value in the balance sheet as Other assets when their market value is positive or Other liabilities when their market value is negative. Changes in the market value are included in Net result on financial operations. Market values are obtained from quoted market prices, discounted cash flow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as the time value of money, yield curve and volatility of the underlying. Interest on derivative instruments is accrued pro rata temporis under Prepayments and accrued income or Accruals and deferred income. Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in Accruals and deferred income or Prepayments and accrued income. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges.

The market value is recorded under Other assets when their market value is positive or Other liabilities when their market value is negative. Changes in the market value are included in Net result on financial operations. Interest rate swaps The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. The market value is recorded under Other assets when their market value is positive or Other liabilities when their market value is negative. Changes in the market value are included in Net result on financial operations. A.2.3.2. All other derivatives Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in Accruals and deferred income or Prepayments and accrued income. The forward leg of the currency swap is recorded off -balance sheet at settlement amount and is not revalued. The premium/discount between the spot and forward settlement amounts is amortised pro rata temporis through the profit and loss account in Interest receivable and similar income or Interest payable and similar charges. Interest rate swaps The hedging interest rate swaps are not revalued. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. Forward rate agreements Forward rate agreements are concluded for hedging purposes and are recorded off balance sheet on the trade date. The difference between the contractual forward rates and the year-end rates are reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. Currency forwards Currency forwards are entered into in order to adjust future currency positions. The forward leg is recorded off-balance sheet at the settlement amount and is not revalued. The difference between the spot amounts and the forward settlement amounts is amortised pro rata temporis through the profit and loss account in Interest receivable and similar income or Interest payable and similar charges. Interest on derivative instruments is accrued pro rata temporis under Prepayments and accrued income or Accruals and deferred income. A.2.4. Financial assets Financial assets are accounted for using the settlement date basis. A.2.5. Cash and cash equivalents The Group defines cash and cash equivalents as short-term, highly liquid securities and interest-earning deposits with maturities of 90 days or less. A.2.6. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities A.2.6.1. Group Long Term Hedge Portfolio The Group Long Term Hedge Portfolio contains securities of the Bank’s Long Term Hedge Portfolio and the EIF investment portfolio, and consists of securities purchased with the intention of holding them to maturity. These securities are issued or guaranteed by: Governments of the European Union Member States, G10 countries and their agencies; Supranational public institutions, including multinational development banks. These securities are initially recorded at the purchase price. Value adjustments are accounted for, if these are other than temporary. The difference between the entry price and redemption value is accounted for pro rata temporis over the life of the securities. A.2.6.2. Operational portfolios • Treasury Monetary Portfolio “TMP” In order to maintain an adequate level of liquidity, the Bank purchases money market products with a maximum maturity of 12 months, in particular Treasury bills and negotiable debt securities issued by public bodies and credit institutions. The securities in the Treasury Monetary Portfolio are held until their final maturity and presented in the Financial Statements at amortised cost. Value adjustments are accounted for, if these are other than temporary. • Securities liquidity portfolios P1 and P2, as well as Operational and ABS portfolios EIF The P1 ‘fixed rate’ and P2 ‘floating rate’ are trading portfolios which comprise bonds issued or guaranteed by national governments, supranational institutions, financial institutions and corporations. Securities in these portfolios are initially recorded at acquisition cost and

EIB Group Consolidated Financial Statements under EU directives presented in the Financial Statements at market value. Changes in market value are recorded under Net result on financial operations in the profit and loss account. The Operational portfolio EIF comprises listed securities with a maximum residual maturity of 10 years. These securities are classified in the available for sale category and are presented in the Financial Statements at market value. Changes in market value are recorded under Net result on financial operations in the profit and loss account. The ABS Portfolio EIF consists of obligations in the form of bonds, notes or certificates issued by Special Purpose Vehicles (SPV), trust vehicles or financial institutions. These securities are classified as loans and receivables and initially recorded at purchase price and valued at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities as interest receivable and similar income. Value adjustments are accounted for, if these are other than temporary. The market value of treasury portfolios is based on published price quotations in an active market as the first source. For instruments without available published price quotations, the market values are determined by obtaining quotes from market participants and/or by using valuation techniques or models, based whenever possible on observable market data prevailing at the balance sheet date. A.2.6.3. Loan substitutes This portfolio mainly consists of obligations in the form of bonds, notes or certificates issued by Special Purpose Vehicles (SPVs), trust vehicles or financial institutions. These securities are classified as held to maturity and initially recorded at purchase price and valued at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities as interest receivable and similar income. Value adjustments are accounted for, if these are other than temporary. A.2.7. Loans and advances to credit institutions and customers A.2.7.1. Loans and advances Loans and advances are included in the assets of the Group at their net disbursed amounts. Value adjustments have been made for loans and advances outstanding at the end of the financial year and presenting risks of non-recovery of all or part of their amounts. Such value adjustments are held in the same currency as the assets to which they relate. Value adjustments are accounted for in the profit and loss account as Value adjustments in respect of loans and advances and are deducted from the appropriate asset items on the balance sheet. A.2.7.2. Interests on loans Interests on loans are recorded in the profit and loss account on an accruals basis, i.e. over the life of the loans. On the balance sheet, accrued interest is included in Prepayments and accrued income under assets. Value adjustments to interest amounts on these loans are determined on a case-by-case basis by the Group’s Management and deducted from the appropriate asset item on the balance sheet. For non-performing loans, upon impairment the accrual of interest income based on the original terms of the claim may be discontinued. A.2.7.3. Reverse repurchase operations (reverse repos) Under a tripartite reverse repo, a custodian/clearing agency arranges for custody, clearing and settlement of the transactions between the Bank and a third party. The custodians/clearing agencies operate under standardised global master purchase agreements and provide for delivery against payment systems, substitution of securities, automatic marking to market, reporting and daily transaction administration. Reverse repos are carried at the amounts of cash advanced and are entered on the balance sheet under Loans and advances to credit institutions – b) other loans and advances. Interest on reverse repos is accrued pro rata temporis. A.2.7.4. Interest subsidies Interest subsidies received in advance (see Note I) are deferred and recognised in the profit and loss account over the period from disbursement to repayment of the subsidised loan. A.2.8. Shares, other variable-yield securities and participating interests The Group acquires shares, other variable-yield securities and participating interests when it enters into venture capital operations, infrastructure funds or investment funds. Shares, other variable-yield securities and participating interests are initially recorded at acquisition cost. Their carrying value is adjusted to the lower of cost or market value at subsequent measurement at the balance sheet date. Investments in venture capital enterprises, infrastructure funds and investment funds represent shares, other variable-yield securities and participating interests acquired for the longer term in the normal course of the Group’s activities. They are initially recorded at their original purchase cost. Based on the reports received from fund managers, the portfolios of investments are valued on a line-by-line basis at the lower of cost or attributable net asset value (‘NAV’), thus excluding any attributable unrealised gain that may be prevailing in the portfolio. The attributable NAV is determined through applying either the Group’s percentage ownership in the underlying vehicle to the NAV reflected in the latest available before year-end report or, to the extent available, the value per share at the same date, submitted by the respective Fund Manager. The attributable NAV is adjusted for events occuring between the date of the latest available NAV and the balance sheet date to the extent that such adjustment is considered to be material. Unrealised losses due solely to administrative expenses and management fees of venture capital, infrastructure funds and investment funds in existence for less than two years at the balance sheet date are not taken into consideration in determining the attributable NAV. Participating interests are accounted based on the equity accounting using methods consistent with EIB Group’s accounting policies. A.2.9. Tangible assets Tangible assets include land, Group-occupied properties, other machines and equipment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The value of the Group’s headquarters building in Luxembourg-Kirchberg and its building in Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles have been recorded in the balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: Buildings in Kirchberg and Weimershof: 30 years Permanent equipment, fixtures and fittings: 10 years Furniture: 5 years Office equipment and vehicles: 3 years A.2.10. Intangible assets Intangible assets comprise computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, the probability that future economic benefits will flow the enterprise and to the reliability of cost measurement. Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion. A.2.11. Pension plans and health insurance scheme A.2.11.1. Pension plan for staff The Group operates defined-benefit pension plans to provide retirement benefits to substantially its entire staff. The Bank’s main pension scheme is a defined-benefit pension scheme funded by contributions from staff and from the Bank which covers all employees. All contributions of the Bank and its staff are invested in the assets of the Bank. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the provision entered in the accounts is adequate. The latest valuation was carried out as at 30 September 2016 and was updated as at 31 December 2016 with an extrapolation (roll forward method) for the last three months of 2016. The main assumptions used by the actuary are set out in Note L. The main pension scheme of the EIF is a defined-benefit scheme funded by contributions from staff and from the EIF which covers all employees. The scheme entered into force in March 2003, replacing the previous defined-contribution scheme. Cumulative prior year actuarial deficits and surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the plan’s participants on a straight-line basis. A.2.11.2. Health insurance scheme The Group has set up its own health insurance scheme for the benefit of staff, financed by contributions from the Group and its employees. The health insurance scheme is managed and accounted for under the same principles as the pension plan for staff described in Note A.2.11.1. The latest valuation was carried out as at 30 September 2016 and was updated as at 31 December 2016 with an extrapolation (roll forward method) for the last three months of 2016. A.2.11.3. The Management Committee pension plan The Management Committee pension plan is a defined-benefit pension scheme funded by contributions from the Group only which covers all Management Committee members. All contributions of the Group are invested in the assets of the Group. The Management Committee pension plan is managed and accounted for under the same principles as the pension plan for staff described in Note A.2.11.1. A.2.11.4. Optional Supplementary provident scheme The optional supplementary provident scheme is a defined-contribution pension scheme, funded by voluntary staff and employer contributions. The corresponding liability is recorded in Other liabilities.

EIB Group Consolidated Financial Statements under EU directives A.2.12. Amounts owed to credit institutions and customers Amounts owed to credit institutions and customers are presented in the financial statements at their redemption amounts. Interest on amounts owed to credit institutions and customers is recorded in the profit and loss account on an accruals basis as Interest payable and similar charges. Accrued interest is included in Accruals and deferred income under liabilities. A.2.13. Debts evidenced by certificates Debts evidenced by certificates are presented at their redemption amounts, except for zero coupon bonds which are presented at their amortised cost. Transaction costs and premiums/ discounts are amortised in the profit and loss account on a straight-line basis over the life of the debt through Accruals and deferred income or Prepayments and accrued income. Interest expense on debt instruments is included in Interest payable and similar charges in the consolidated profit and loss account. A.2.14. Financial guarantees Financial guarantee contracts require the issuer to make specified payments to reimburse the holder for a loss it incurs if a specified debtor fails to make payment when due under the original or modified terms of a debt instrument. Signed financial guarantees are generally accounted and disclosed as off-balance sheet items. In regards to the accounting treatment of the financial guarantees on balance sheet, all financial guarantees are measured initially at fair value (the net present value of premium receivable which is equal to the initial expected loss), and subsequently at the higher of the amount determined as contingent liability, or the original fair value less amortisation of the premium. Financial guarantees measured at fair value on balance sheet are recorded under the caption Other liabilities. Any fair value changes are recorded in in the income statement as Net results on financial operations. When a financial guarantee operation measured on balance sheet at fair value is considered as impaired and therefore provisioned, its value previously recorded under Other liabilities is transferred to the caption Provisions for guarantees issued on the balance sheet. This provision is intended to cover risks inherent in the Group’s activity of issuing guarantees in favour of financial intermediaries or issued in respect of loans granted by third parties. A provision for guarantees issued is established if there is objective evidence that the Group will have to incur a loss in respect of a given guarantee granted. The provision for financial guarantees is recognised in the income statement as Value adjustments in respect of loans and advances and provisions for contingent liabilities. A.2.15. Provision for commitment on investment funds This provision is intended to cover risks inherent in the Group’s commitment on investment funds signed but not yet disbursed. A.2.16. Reserves A.2.16.1. Reserve fund As provided for under Article 22(-1) of the Statute, “a reserve fund of up to 10% of the subscribed capital shall be built up progressively” from the retained profit of the Bank. A.2.16.2. Additional reserves Additional reserves contain the remaining retained earnings of the Group. A.2.16.3. Special activities reserve As provided under for Article 16(-5) of the Statute, “the special activities of the Bank […] will have a specific allocation of reserve”. The special activities reserve is a dedicated reserve for the capital allocation covering the unexpected loss of those activities which have a risk profile higher than what is generally accepted by the Bank, including venture capital activities. The reserve is based on the capital allocation of each operation and is calculated monthly according to the evolution of the underlying assets. A.2.16.4. General loan reserve In 2009 a “general loan reserve” was introduced for the expected loss of the Bank’s loan and guarantee portfolio, modelled upon the Group’s policy guidelines. It is calculated monthly according to the evolution of the underlying assets.

A.2.17. Prepayments and accrued income Expenditure incurred during the financial year but relating to a subsequent financial year, together with any income for which payment is not due until the expiry of the underlying instrument. A.2.18. Accruals and deferred income Income received before the balance sheet date but relating to a subsequent financial year, together with any charges which, though relating to the financial year in question, will be paid only in the course of a subsequent financial year. A.2.19. Interest receivable and similar income Revenues on loans are mainly composed of interest revenue, commitment fees, front-end fees and prepayment indemnities. Prepayment indemnities are recognised in the profit and loss account when received, as the revenue is earned. A.2.20. Interest payable and similar charges Interest payable and similar charges includes interest on amounts owed to credit institutions and customers, interest expense on debt instruments and derivatives. A.2.21. Dividend income Dividends are recognised in the profit and loss account when the entity’s right to receive payment is established. A.2.22. Taxation The Protocol on the Privileges and Immunities of the European Union appended to the Treaty on European Union and the Treaty on the Functioning of the European Union, stipulates that the assets, revenues, and other property of the institutions of the Union are exempt from all direct taxes. A.2.23. Reclassification of prior year figures Certain prior year figures have been reclassified to conform with the current year’s presentation. This relates to reclassification of negative interests as follows: From interest receivable and similar income EUR’000 82,990 To interest payable and similar charges EUR’000—82,990

EIB Group Consolidated Financial Statements under EU directives

Note B – Cash in hand, balances with central banks and post office banks and debt securities portfolio (in EUR '000)

B.1. Cash in hand, balances with central banks and post office banks

The cash in hand and balances with central banks and post office banks equals to EUR '000 316,769 at 31 December 2016 (2015: EUR '000 206,175).

The EIB is an eligible counterparty in the Eurosystem's monetary policy operations, and has therefore been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where it maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR '000 316,734 as at 31 December 2016 (2015: EUR '000 206,062).

B.2. Debt securities portfolio

The details of these portfolios and their classification as at 31 December 2016 and 2015 are as follows:

	31.12.2016	31.12.2015
Treasury bills and other bills eligible for refinancing with central banks	51,636,687	49,837,611
Debt securities including fixed-income securities	15,859,460	17,004,491
Total debt securities(*)	**67,496,147**	**66,842,102**

(*)of which EUR '000 16,967,160 unlisted in 2016 and EUR '000 16,285,777 in 2015.

At 31.12.2016	Purchase price	Book value	Premiums/ discounts to be amortised	Value at final maturity	Market value
Group long term hedge portfolio	570,296	555,209	-8,409	546,800	694,244
Treasury Monetary portfolios (TMP)					
- Money market securities	37,497,614	37,445,855	-91,942	37,353,913	37,439,129
Securities liquidity portfolios:					
- P1: Fixed rate portfolio	3,018,597	2,961,469	571	2,900,157	2,961,469
- P2: Floating rate portfolio	4,203,006	4,180,075	0	4,145,601	4,180,075
Operational portfolio - EIF	1,240,110	1,269,985	-20,199	1,195,106	1,269,985
ABS portfolio - EIF	202,473	178,545	-10,156	202,333	178,544
Loan substitutes (Note D)	25,284,564	20,905,009	-29,331	20,875,678	21,243,750
Total debt securities(*)	**72,016,660**	**67,496,147**	**-159,466**	**67,219,588**	**67,967,196**

(*)of which cash and cash equivalents EUR'000 23,483,405

At 31.12.2015	Purchase price	Book value	Premiums/ discounts to be amortised	Value at final maturity	Market value
Group long term hedge portfolio	2,139,422	2,068,613	-15,813	2,052,800	2,212,817
Treasury Monetary portfolios (TMP)					
- Money market securities	37,273,605	37,242,207	-48,761	37,193,446	37,237,206
Securities liquidity portfolios:					
- P1: Fixed rate portfolio	3,247,050	3,205,980	-446	3,082,540	3,205,980
- P2: Floating rate portfolio	4,146,269	4,105,346	0	4,047,943	4,105,346
Operational portfolio - EIF	1,332,201	1,366,707	-30,587	1,283,239	1,366,707
ABS portfolio - EIF	60,191	50,137	-137	60,050	50,137
Loan substitutes (Note D) (1)	22,052,085	18,803,112	-34,838	18,768,274	19,126,025
Total debt securities(*)	**70,250,823**	**66,842,102**	**-130,582**	**66,488,292**	**67,304,218**

(*)of which cash and cash equivalents EUR'000 24,364,058

Loan substitutes, which represent acquisitions of interests in pools of loans or receivables in connection with securitisation transactions are considered to be part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project-related remedies, thus offering additional recourse. No value adjustment is required and has thus not been accounted for as at 31 December 2016 and 2015.

EU sovereign exposure in bond holdings

The Group did not record value adjustments in 2015 and 2016 in respect of its held to maturity EU sovereign and EU sovereign guaranteed exposure as at year-end, in view of the Bank's as well as EIF's preferred creditor status and the protection given by the Bank's Statute as well as a detailed review of any value adjustment requirements.

The following tables show the exposure to debt issued or guaranteed by EU sovereigns in the Group's debt securities portfolios as at 31 December 2016 and 2015:

At 31.12.2016	Purchase price	Book value	Value at final maturity	Market value
EU sovereigns				
Austria	1,276,089	1,270,296	1,253,421	1,269,700
Belgium	911,414	908,687	907,500	909,233
Bulgaria	6,159	6,129	6,000	6,132
Czech Republic	739,227	704,226	669,849	823,657
Denmark	107,820	107,736	107,608	107,745
Finland	50,773	49,230	49,870	49,230
France	6,387,663	6,369,786	6,344,300	6,379,691
Germany	4,049,900	4,042,008	4,037,049	4,114,502
Greece	32,852	32,432	35,000	31,971
Hungary	17,472	18,647	19,000	21,184
Ireland	26,411	27,271	25,000	27,271
Italy	6,936,707	6,928,216	6,887,100	6,957,761
Lithuania	26,139	24,247	23,000	24,247
Luxembourg	15,128	16,961	15,000	16,959
Netherlands	1,305,471	1,299,133	1,296,700	1,313,057
Poland	143,047	137,020	127,000	140,058
Portugal	841,612	842,049	841,000	842,101
Slovakia	126,818	121,278	116,293	122,199
Slovenia	11,206	11,804	11,118	11,790
Spain	2,910,069	2,902,620	2,879,070	2,903,383
Sweden	472,044	471,382	471,081	471,308
United Kingdom	23,986	23,774	23,717	23,774
	26,418,007	**26,314,932**	**26,145,676**	**26,566,953**
Non-EU sovereign and other bonds	**45,598,653**	**41,181,215**	**41,073,912**	**41,400,243**
Total	**72,016,660**	**67,496,147**	**67,219,588**	**67,967,196**

At 31.12.2015	Purchase price	Book value	Value at final maturity	Market value
EU sovereigns				
Austria	671,718	670,850	650,487	672,316
Belgium	1,409,169	1,397,596	1,395,500	1,398,809
Czech Republic	907,926	881,335	838,181	1,019,461
Denmark	402,729	402,410	402,005	402,172
Finland	341,462	337,612	335,500	337,810
France	6,972,288	6,953,449	6,940,760	6,967,776
Germany	4,352,838	4,337,936	4,323,358	4,402,686
Greece	52,534	50,905	55,000	50,352
Hungary	17,472	18,535	19,000	21,052
Ireland	26,411	28,279	25,000	28,279
Italy	4,114,925	4,118,059	4,089,900	4,152,390
Lithuania	41,448	40,402	38,000	40,395
Luxembourg	15,129	17,025	15,000	17,025
Netherlands	592,525	572,835	565,300	586,298
Poland	244,473	240,329	226,000	244,266
Portugal	800,504	801,774	800,000	801,678
Slovakia	173,532	170,139	161,293	171,165
Slovenia	10,098	10,750	10,008	10,750
Spain	3,948,560	3,946,501	3,931,535	3,947,345
Sweden	1,533,360	1,532,649	1,531,422	1,532,200
United Kingdom	23,224	23,074	22,963	23,074
	26,652,325	**26,552,444**	**26,376,212**	**26,827,299**
Non-EU sovereign and other bonds	**43,598,498**	**40,289,658**	**40,112,080**	**40,476,919**
Total	**70,250,823**	**66,842,102**	**66,488,292**	**67,304,218**

EIB Group Consolidated Financial Statements under EU directives

Note C – Loans and advances to credit institutions and to customers – other loans and advances (in EUR '000)

	31.12.2016	31.12.2015
Term deposits	24,642,065	13,987,892
Overnight deposits	174,000	174,000
Tripartite reverse repos	10,416,016	14,794,345
Loans and advances to credit institutions	**35,232,081**	**28,956,237**
Loans and advances to customers	**2,219,989**	**1,638,289**
Total other loans and advances	**37,452,070**	**30,594,526**
of which cash and cash equivalents	30,492,322	24,961,764

Note D – Summary statement of loans

D.1. Aggregate loans granted (in EUR '000)

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	Total 2016	Total 2015
Disbursed portion	124,325,406	310,142,600	434,468,006	438,797,842
Undisbursed loans	29,925,074	83,395,374	113,320,448	106,053,398
Aggregate loans granted	**154,250,480**	**393,537,974**	**547,788,454**	**544,851,240**
Loan instalments receivable	3,435	113,551	116,986	152,597
Loan substitutes portfolio (Note B.2)			20,905,009	18,803,112
Aggregate loans including loan substitutes portfolio (Note D.3)			**568,810,449**	**563,806,949**

D.2. Value adjustments for loans (in EUR '000)

Movements in the value adjustments are detailed below:

	2016	2015
At 1 January	625,547	483,074
Release during the year	-125,635	-18,334
Allowance during the year	38,205	159,187
Foreign exchange adjustment	-4,970	1,620
At 31 December	**533,147[(1)]**	**625,547**

[(1)]The value adjustment of EUR '000 533,147 relates only to disbursed loans including arrears. The Group has additionally recorded value adjustments in regards to accrued interest of a total amount of EUR '000 5,539 (2015: EUR '000 7,143), which is recorded under the caption of *Prepayments and accrued income*.

In 2015 the Bank has retroceded EUR '000 4,500 to the European Commission regarding a contribution previously made on an operation which has been fully repaid in 2015. Such retrocession was accounted for in the profit and loss account as *Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities*. Such retrocession did not occur in 2016.

D.3. Geographical breakdown of lending by country in which projects are located (in EUR '000)

D.3.1. Loans for projects within the European Union

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2016	% of total 2015
Spain	788	91,414,341	85,066,537	6,347,804	16.08%	15.75%
Italy	769	67,656,405	57,685,984	9,970,421	11.90%	12.01%
France	533	55,276,493	40,670,692	14,605,801	9.72%	9.64%
Germany	406	46,842,231	36,995,714	9,846,517	8.24%	8.96%
United Kingdom	340	46,379,158	36,723,202	9,655,956	8.16%	8.55%
Poland	353	42,273,633	32,765,093	9,508,540	7.43%	7.34%
Portugal	275	19,249,474	17,538,906	1,710,568	3.38%	3.56%
Greece	158	17,507,344	15,485,606	2,021,738	3.08%	3.07%
Austria	199	15,372,869	13,519,013	1,853,856	2.70%	2.63%
Netherlands	119	13,143,500	10,186,563	2,956,937	2.31%	2.03%
Belgium	155	13,124,652	9,648,340	3,476,312	2.31%	2.12%
Hungary	102	10,356,095	8,290,767	2,065,328	1.82%	1.90%
Finland	154	9,438,403	6,651,298	2,787,105	1.66%	1.41%
Sweden	82	9,246,027	6,583,753	2,662,274	1.63%	1.57%
Czech Republic	119	7,709,494	7,386,985	322,509	1.36%	1.62%
Romania	100	6,711,065	4,604,528	2,106,537	1.18%	1.16%
Ireland	65	5,520,885	4,533,778	987,107	0.97%	0.91%
Slovakia	69	4,782,922	3,393,423	1,389,499	0.84%	0.77%
Croatia	58	4,096,838	2,950,063	1,146,775	0.72%	0.69%
Slovenia	59	3,897,346	3,211,701	685,645	0.69%	0.80%
Denmark	39	2,747,338	2,363,219	384,119	0.48%	0.49%
Bulgaria	47	2,635,685	1,876,405	759,280	0.46%	0.50%
Cyprus	45	2,624,625	1,864,569	760,056	0.46%	0.46%
Lithuania	26	2,016,177	1,612,115	404,062	0.35%	0.33%
Estonia	27	1,435,941	1,090,059	345,882	0.25%	0.28%
Latvia	19	957,485	645,036	312,449	0.17%	0.19%
Luxembourg	19	867,126	254,279	612,847	0.15%	0.15%
Malta	11	420,626	325,060	95,566	0.07%	0.06%
Sub-total	**5,136**	**503,704,178**	**413,922,688**	**89,781,490**	**88.57%**	**88.95%**

EIB Group Consolidated Financial Statements under EU directives

D.3.2. Loans for projects outside the European Union

D.3.2.1. Candidate Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2016	% of total 2015
Turkey	189	20,334,852	16,724,016	3,610,836		
Serbia	65	3,363,204	2,362,743	1,000,461		
FYROM	14	406,810	330,595	76,215		
Montenegro	39	353,795	275,806	77,989		
Albania	13	256,035	216,146	39,889		
Sub-total	**320**	**24,714,696**	**19,909,306**	**4,805,390**	**4.34%**	**4.28%**

D.3.2.2. ACP states

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2016	% of total 2015
Madagascar	3	284,996	216,996	68,000		
Kenya	4	236,531	167,497	69,034		
Senegal	5	232,104	37,104	195,000		
Zambia	4	230,112	91,726	138,386		
Tanzania, United republic of	3	207,008	61,034	145,974		
Lesotho	4	141,074	111,074	30,000		
Uganda	2	128,069	48,893	79,176		
Dominican Republic	2	127,501	24,666	102,835		
Guinea	2	125,000	0	125,000		
Ivory Coast	1	117,700	0	117,700		
Regional - West Africa	4	115,627	40,627	75,000		
Mozambique	6	98,180	45,951	52,229		
Burkina Faso	5	97,640	41,132	56,508		
Benin	4	91,191	33,691	57,500		
Burundi	1	70,000	0	70,000		
Cameroon	2	67,131	52,131	15,000		
Mauritius	5	59,602	59,602	0		
Malawi	3	58,388	13,388	45,000		
Cape Verde	2	54,097	54,097	0		
Papua New Guinea	1	53,367	0	53,367		
Liberia	1	50,000	50,000	0		
Mali	1	50,000	16,000	34,000		
Congo (Democratic Republic)	1	47,446	47,446	0		
Ghana	1	46,855	46,855	0		
Ethiopia	1	40,000	0	40,000		
Namibia	4	38,362	38,362	0		
Seychelles	2	31,380	13,466	17,914		
Regional - Caribbean	2	25,783	25,783	0		
Congo	1	23,302	20,040	3,262		
Niger	1	21,000	0	21,000		
Mauritania	2	20,856	5,856	15,000		
Swaziland	2	12,001	12,001	0		
Sao Tome and Principe	1	12,000	0	12,000		
Dominica	2	8,562	7,562	1,000		
Belize	1	8,397	0	8,397		
Jamaica	1	7,752	7,752	0		
Botswana	1	3,583	3,583	0		
Saint Vincent and Grenadines	1	3,353	3,353	0		
Togo	1	2,938	2,938	0		
Sub-total	**90**	**3,048,888**	**1,400,606**	**1,648,282**	**0.53%**	**0.49%**

D.3.2.3. Asia

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2016	% of total 2015
China	6	1,749,715	917,442	832,273		
India	10	1,133,586	627,626	505,960		
Kazakhstan	9	420,000	0	420,000		
Vietnam	5	363,177	168,677	194,500		
Bangladesh	3	317,000	12,000	305,000		
Nepal	3	190,617	801	189,816		
Sri Lanka	4	184,103	184,103	0		
Pakistan	3	161,858	11,858	150,000		
Kyrgyzstan	2	90,000	0	90,000		
Tajikistan	2	78,292	4,743	73,549		
Lao People's Democratic Rep.	2	67,196	48,222	18,974		
Maldives	2	59,160	14,160	45,000		
Mongolia	2	50,000	1,985	48,015		
Indonesia	2	25,688	25,688	0		
Sub-total	**55**	**4,890,392**	**2,017,305**	**2,873,087**	**0.86%**	**0.84%**

D.3.2.4. Potential Candidate Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2016	% of total 2015
Bosnia and Herzegovina	36	1,526,990	1,058,654	468,336		
Kosovo	3	53,857	11,857	42,000		
Sub-total	**39**	**1,580,847**	**1,070,511**	**510,336**	**0.28%**	**0.27%**

D.3.2.5. Latin America

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2016	% of total 2015
Brazil	10	1,183,380	798,380	385,000		
Ecuador	7	646,549	185,544	461,005		
Panama	4	561,229	513,795	47,434		
Regional - Central America	3	341,637	219,137	122,500		
Nicaragua	4	321,223	66,471	254,752		
Argentina	3	171,486	171,486	0		
Mexico	3	166,814	166,814	0		
Chile	2	164,540	97,780	66,760		
Paraguay	2	106,194	35,038	71,156		
Honduras	1	84,622	0	84,622		
Bolivia	1	64,582	39,131	25,451		
Colombia	2	63,888	63,888	0		
Costa Rica	1	57,041	23,864	33,177		
Peru	2	24,042	24,042	0		
Uruguay	2	2,550	2,550	0		
Sub-total	**47**	**3,959,777**	**2,407,920**	**1,551,857**	**0.70%**	**0.72%**

D.3.2.6. European Free Trade Association (EFTA) Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2016	% of total 2015
Norway	9	875,343	875,343	0		
Iceland	9	584,096	514,096	70,000		
Switzerland	7	119,363	62,804	56,559		
Sub-total	**25**	**1,578,802**	**1,452,243**	**126,559**	**0.28%**	**0.26%**

EIB Group Consolidated Financial Statements under EU directives

D.3.2.7. Mediterranean Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2016	% of total 2015
Egypt	40	4,807,295	2,744,742	2,062,553		
Morocco	59	4,367,789	2,753,137	1,614,652		
Tunisia	62	3,851,267	2,400,634	1,450,633		
Israel	9	1,068,543	873,716	194,827		
Lebanon	20	640,971	391,419	249,552		
Jordan	10	509,859	390,326	119,533		
Algeria	1	418,750	418,750	0		
Syrian Arab Republic	9	359,699	311,698	48,001		
Gaza-West Bank	5	49,385	37,700	11,685		
Sub-total	**215**	**16,073,558**	**10,322,122**	**5,751,436**	**2.83%**	**2.79%**

D.3.2.8. Overseas Countries and Territories (OCT)

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2016	% of total 2015
French Polynesia	2	28,723	12,839	15,884		
New Caledonia	1	20,000	20,000	0		
Sub-total	**3**	**48,723**	**32,839**	**15,884**	**0.01%**	**0.01%**

D.3.2.9. Eastern Europe, Southern Caucasus, Russia

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2016	% of total 2015
Ukraine	25	4,422,965	920,737	3,502,228		
Georgia	19	1,243,096	388,224	854,872		
Russian Federation	10	1,154,465	241,708	912,757		
Republic of Moldova	15	652,916	180,139	472,777		
Armenia	13	318,156	148,799	169,357		
Azerbaijan	2	74,697	24,697	50,000		
Sub-total	**84**	**7,866,295**	**1,904,304**	**5,961,991**	**1.38%**	**1.15%**

D.3.2.10. South Africa

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2016	% of total 2015
South Africa	27	1,227,307	933,171	294,136		
Sub-total	**27**	**1,227,307**	**933,171**	**294,136**	**0.22%**	**0.23%**
Total loans for projects outside the Union	**905**	**64,989,285**	**41,450,327**	**23,538,958**	**11.43%**	**11.05%**
Total loans 2016[1]	**6,041**	**568,693,463**	**455,373,015**	**113,320,448**	**100.00%**	
Total loans 2015[1]	**5,866**	**563,654,352**	**457,600,954**	**106,053,398**		**100.00%**

[1] Including loan substitutes (Notes B.2 and D.1) and excluding loan instalments receivables (2016: EUR 117 million, 2015: EUR 153 million)

D.4. Provisions in respect of guarantee operations

A provision for guarantees issued has been recognized as there is objective evidence that the Group will have to incur a loss in respect of guarantees granted. This provision amounts to EUR '000 42,479 as at 31 December 2016 (2015: EUR '000 102,991).

Note E – Composition of the Group, Shares, other variable-yield securities and participating interests E.1 Composition of the Group E.1.1 The European Investment Fund The European Investment Fund (the ‘Fund’ or ‘EIF’) was incorporated on 14 June 1994, in Luxembourg, as an international financial institution. The address of its registered office is 37 B, avenue J.F. Kennedy, L-2968 Luxembourg. The primary task of the Fund, while providing adequate return on equity, is to contribute to the pursuit of European Union objectives through: the provision of guarantees to financial institutions that cover credits to small and medium sized entities (‘SME’); the acquisition, holding, managing and disposal of equity participations; the administration of special resources entrusted by third parties; and related activities. The Bank holds 59.88% (2015: 61.41%) of the subscribed capital of the EIF. E.1.2 EU Microfinance Platform FCP FIS EU MICROFINANCE PLATFORM FCP-FIS (‘EUMPF’) is structured as a Luxembourg “fonds commun de placement – fonds d’investissement spécialisé” governed by the law of 13 February 2007 relating to specialised investment funds (the “2007 Law”) and launched on 22 November 2010. It is established as an umbrella fund, which may have several sub-funds. It has been launched with an unlimited duration provided that the fund will however be automatically put into liquidation upon the termination of a sub-fund if no further sub-fund is active at that time. Currently, the only sub-fund of the EUMPF is the European Progress Microfinance Fund (“EPMF”). The EUMPF is an unincorporated co-ownership of securities and other eligible assets and does not have legal personality. The EUMPF is therefore managed in the exclusive interests of the Unitholders by the Management Company (“EIF”) in accordance with Luxembourg laws and the Management Regulations. As per the Management Regulations, the European Investment Fund (“EIF”) serves as Management Company to the EUMPF umbrella fund and the EPMF compartment. In line with regulatory prescriptions thereon, standard investment decisions on behalf of EUMPF are taken by EIF in its capacity as Management Company and with strict adherence to the relevant Management Regulations agreed with investors. The address of its registered office is located at 37B, avenue J.F. Kennedy, L-2968 Luxembourg. The overall investment objective of the EUMPF is to invest its assets in a wide range of securities and other assets permitted to a specialised investment fund governed by the 2007 Law as amended with the purpose of spreading investment risks and affording its investors the results of the management of its portfolio. The specific investment objective of the EUMPF is to increase access to, and availability of range of financial products and services in the area of microfinance for: Persons starting their own enterprise, including self-employment; Enterprises, especially microenterprises; Capacity building, professionalization and quality management of microfinance institutions and of organisation active in the area of microfinance; Local and regional employment and economic development initiatives. The Bank holds 55.56% (2015: 55.56%) of the total committed units of EUMPF. The Bank, the EIF and the EUMPF together are defined as the ‘Group’.

EIB Group Consolidated Financial Statements under EU directives

E.2 Shares, other variable-yield securities and participating interests

This balance comprises (in EUR '000):

	Venture capital operations[1], [3]	EBRD shares[2]	Investment funds[1]	Total
Cost:				
At 1 January 2016	3,325,959	157,500	628,251	**4,111,710**
Net additions	709,702	0	77,468	**787,170**
At 31 December 2016	**4,035,661**	**157,500**	**705,719**	**4,898,880**
Value adjustments:				
At 1 January 2016	-466,645	0	-36,646	**-503,291**
Net releases/additions	-53,089	0	-9,498	**-62,587**
At 31 December 2016	**-519,734**	**0**	**-46,144**	**-565,878**
Net book value:				
At 31 December 2016	**3,515,927**	**157,500**	**659,575**	**4,333,002**
At 31 December 2015	**2,859,314**	**157,500**	**591,605**	**3,608,419**

[1] The amounts signed but not yet disbursed disclosed off-balance sheet are respectively:
- for venture capital operations EUR '000 5,739,920 (2015: EUR '000 4,331,292)
- for investment funds EUR '000 1,113,939 (2015: EUR '000 581,804)

[2] The amount of EUR '000 157,500 (2015: EUR '000 157,500) corresponds to the capital paid in by the Group as at 31 December 2016 with respect to its subscription of EUR '000 900,440 to the capital of the EBRD (European Bank for Reconstruction and Development).

[3] Venture Capital operations include 31 funds considered as participating interests. The cost of such funds amounted to EUR '000 202,278 as of 31 December 2016 (2015: nil), for which value adjustments of EUR '000 -16,492 have been recognised (2015: nil).

As at 31 December 2016, the Group holds 3.03% of the subscribed capital of the EBRD. Based on the audited 2015 EBRD financial statements prepared in accordance with International Financial Reporting Standards, the share of underlying net equity of the Group in EBRD amounted to EUR 442.6 million (2014: EUR 428.7 million).

In EUR million	% held	Total own funds	Total net result	Total assets
EBRD (31.12.2014)	3.03	14,149	-723	52,487
EBRD (31.12.2015)	3.03	14,586	442	55,026

Note F – Intangible and tangible assets (in EUR '000)

	Land	Luxembourg buildings	Furniture and equipment	Total tangible assets	Total intangible assets
Cost:					
At 1 January 2016	20,475	366,077	92,552	479,104	19,147
Additions	0	13,801	18,198	31,999	10,687
Disposals	-330	-4,832	-16,494	-21,656	-7,662
At 31 December 2016	**20,145**	**375,046**	**94,256**	**489,447**	**22,172**
Accumulated depreciation:					
At 1 January 2016	0	-160,434	-47,180	-207,614	-6,939
Depreciation	0	-9,681	-18,688	-28,369	-6,651
Disposals	0	2,942	16,494	19,436	7,637
At 31 December 2016	**0**	**-167,173**	**-49,374**	**-216,547**	**-5,953**
Net book value:					
At 31 December 2016	**20,145**	**207,873**	**44,882**	**272,900**	**16,219**
At 31 December 2015	**20,475**	**205,643**	**45,372**	**271,490**	**12,208**

The Luxembourg buildings category includes cost relating to the construction of the new building for an amount of EUR '000 31,785 (2015: EUR '000 18,516), which is expected to be completed in 2021.

Note G – Other assets and other liabilities (in EUR '000)

Other assets	31.12.2016	31.12.2015
Receivables on sale of Venture Capital Operations	20,389	52,452
Commission receivable on guarantees and Venture Capital Operations	62,372	30,707
Guarantee calls from Member States & Guarantee fund	0	22,131
Guarantees disbursed (Venture Capital operations)	0	6,585
Staff housing loans and advances(*)	3,278	4,309
Fair value of derivatives	2,759	844
Other	50,529	13,368
Total	**139,327**	**130,396**

(*)The balance relates to staff housing loans disbursed previously to the Bank's employees by the Bank. Since 1999 these housing loans have been replaced by an arrangement with an external financial institution, whereby permanently employed staff members of the Group may be granted staff housing loans in accordance with the Group's Staff Regulations. The same interest rates, terms and conditions are applicable to all said employees.

Other liabilities	31.12.2016	31.12.2015
Optional Supplementary Provident Scheme (Note L)	470,839	426,539
Personnel costs payable	92,495	75,543
Fair value of derivatives	31,489	63,780
Financial guarantees	85,878	65,223
Accounts payable and sundry creditors	49,590	51,122
Transitory account on loans	222,445	26,103
Payable on HIPC initiative	13,596	15,160
Western Balkans infrastructure fund	886	1,133
First Lost Piece Contribution	101,079	0
Other	100,057	53,686
Total	**1,168,354**	**778,289**

EIB Group Consolidated Financial Statements under EU directives

Note H – Subscribed capital, Group own funds and appropriation of profit

H.1. Consolidated own funds and appropriation of profit

Statement of movements in consolidated own funds (in EUR '000)	2016	2015
Share capital:		
- Subscribed capital	243,284,155	243,284,155
- Uncalled capital	-221,585,020	-221,585,020
- Called capital	**21,699,135**	**21,699,135**
- Capital called but not paid	-29,807	-49,678
- Paid in capital	**21,669,328**	**21,649,457**
Reserves and profit for the year:		
Reserve fund:		
- Balance at beginning of the year	24,328,415	24,328,415
- Balance at end of the year	**24,328,415**	**24,328,415**
- Receivable from Member States	-48,143	-80,239
- Paid-in balance at end of the year	**24,280,272**	**24,248,176**
Additional reserves:		
- Balance at beginning of the year	5,554,033	2,882,428
- Appropriation of prior year's profit(1,2)	1,972,003	2,663,988
- Changes in ownership interests (3)	-352	7,617
- Balance at end of the year	**7,525,684**	**5,554,033**
Special activities reserve:		
- Balance at beginning of the year	5,933,881	6,030,722
- Appropriation of prior year's profit(1)	842,179	-96,841
- Balance at end of the year	**6,776,060**	**5,933,881**
General loan reserve:		
- Balance at beginning of the year	3,318,610	3,205,513
- Appropriation of prior year's profit(1)	-13,152	113,097
- Balance at end of the year	**3,305,458**	**3,318,610**
Profit for the financial year attributable to equity holders of the Bank	**2,926,400**	**2,801,030**
Total consolidated own funds attributable to equity holders of the Bank	**66,483,202**	**63,505,187**

Equity attributable to minority interest (in EUR '000)	2016	2015
- Balance at 1 January	**749,147**	**599,880**
- Movement on reserves	55,968	125,528
- Dividend paid to minority interest	-9,085	-7,639
- Appropriation of the result of the financial year	37,403	31,378
Total equity attributable to minority interest at 31 December	**833,433**	**749,147**

(1) On 26 April 2016, the Board of Governors decided to appropriate the profit of the Bank for the year ended 31 December 2015, which amounted to EUR '000 2,756,914 to the Additional reserves, the Special activities reserve and the General loan reserve. The fact that amounts are being released from / added to the General loan reserve or the Special activities reserve is the consequence of the evolution of the risks of the underlying operations.
(2) The difference between the statutory profit of the Bank and the consolidated profit of the Group amounting to EUR '000 44,116 was allocated to the *Additional reserves attributable to the equity holders of the Bank*.
(3) This balance comprises EUR '000 -352 (2015: EUR '000 7,617) resulting from the consolidation of EUMPF, purchases and sales of EIF shares and from the capital increase of the EIF.

H.2. Subscribed capital and reserves, called but not paid

As a result of the decision by the Member States, the subscribed and called capital of the Bank increased by EUR 10 billion on 31 December 2012. The Member States were due to pay in their respective shares of this EUR 10 billion capital increase in no more than three instalments due on 31 March 2013, 31 March 2014 and 31 March 2015. All contributions due on 31 March 2013 and 31 March 2014 and 31 March 2015 were settled in full and 100% of the EUR 10 billion capital increase has been settled as at 31 December 2015.

On 1 July 2013, the subscribed capital increased from EUR 242,392,989,000 to EUR 243,284,154,500 by virtue of the contributions of Croatia, a new Member State that joined on 1 July 2013. The contributions of the new Member State to the Paid-in capital and to the Reserves amount to EUR 79.5 million and EUR 128.4 million respectively. The total amount to be paid by the new Member State has been equally spread over 8 instalments due on 30 November 2013, 30 November 2014, 30 November 2015, 31 May 2016, 30 November 2016, 31 May 2017, 30 November 2017, and 31 May 2018. The instalments up to and including 30 November 2016 were settled in full.

The amount of EUR '000 77,950 shown in the balance sheet under the caption *Subscribed capital and reserves, called but not paid* relates to net receivable from the new Member State, Croatia.

Statement of movements in own funds (in EUR '000)	31.12.2016	31.12.2015
Subscribed capital called but not paid (Croatia)	29,807	49,678
Reserves called but not paid (Croatia)	48,143	80,239
Total	**77,950**	**129,917**

Note I – 'Prepayments and accrued income' and 'Accruals and deferred income' (in EUR '000)

Prepayments and accrued income:	31.12.2016	31.12.2015
Foreign exchange on currency swap contracts	20,669,791	21,757,295
Interest and commission receivable	8,315,105	8,427,902
Redemption premiums on swaps receivable(*)	243,360	279,148
Deferred borrowing charges	225,131	148,311
Investment Facility's commission receivable	43,483	43,045
Other	28,720	26,888
Total	**29,525,590**	**30,682,589**

Accruals and deferred income:	31.12.2016	31.12.2015
Interest and commission payable	9,130,084	9,640,310
Foreign exchange on currency swap contracts	6,490,094	6,297,037
Redemption premiums on swaps payable(*)	833,758	755,905
Deferred borrowing proceeds	688,232	515,964
Deferred income on loans	177,053	133,602
Interest subsidies received in advance(**)	106,693	111,886
Prepaid management fees	16,638	18,812
Other	14,122	6,148
Total	**17,456,674**	**17,479,664**

(*) Redemption premiums on swaps receivable and payable represent end payments of the underlying swap agreements for those agreements which include such features.

(**) Part of the amounts received from the European Commission has been made available as a long-term advance and is entered on the liabilities side under item *Accruals and deferred income* and comprises:

- amounts in respect of interest subsidies for loans granted for projects outside the European Union, under Conventions signed with the ACP States and Protocols concluded with the Mediterranean Countries; and
- interest subsidies, concerning certain lending operations put in place within the EU from the Bank's own resources, made available in conjunction with the EMS under Council Regulation (EEC) No 1736/79 of 3 August 1979 and in conjunction with the financial mechanism established by the EFTA Countries under the EFTA Agreement signed on 2 May 1992.

Note J – Amounts owed to credit institutions and customers with agreed maturity dates or periods of notice (in EUR '000)

J.1. Amounts owed to credit institutions

	31.12.2016	31.12.2015
Repayable on demand	12,425,692	14,586,348
Short-term deposits	213,202	117,331
Repo with banks	315,000	323,000
Cash deposited on swaps payable	166,019	399,559
Total	**13,119,913**	**15,426,238**

J.2. Amounts owed to customers

	31.12.2016	31.12.2015
Overnight deposits	12,971	10,316
European Union and Member States' accounts:		
- For Special Section operations and related unsettled amounts	375,451	364,068
- Deposit accounts	1,538,908	1,570,945
Short-term deposits	25,030	148,977
Total	**1,952,360**	**2,094,306**

EIB Group Consolidated Financial Statements under EU directives

Note K – Debts evidenced by certificates

In its financing activity, one of the Group's objectives is to align its funding strategy with the funds required for the loans granted, notably in terms of currencies. The caption 'Debts evidenced by certificates' includes 'Debt securities in issue' (securities offered to the general investing public) and 'Others' (private placements). The table below discloses the details per currency of debts outstanding at 31 December 2016 and 2015, together with the average rates and due dates.

Debts evidenced by certificates (in EUR '000)					
Payable in	Outstanding at 31.12.2016	Average rate 2016(*)	Due dates	Outstanding at 31.12.2015	Average rate 2015(*)
EUR	220,901,207	2.21	2017/2057	215,671,351	2.50
USD	146,683,436	1.67	2017/2058	142,227,743	1.77
GBP	51,872,036	2.86	2017/2054	61,582,809	2.99
AUD	12,317,012	4.85	2017/2042	11,940,499	4.83
CHF	8,002,794	2.14	2017/2036	8,624,153	2.09
JPY	6,732,871	1.11	2017/2053	6,721,225	1.18
NOK	5,240,229	2.70	2017/2033	4,749,990	3.06
SEK	5,214,132	2.96	2017/2039	5,089,398	3.29
CAD	3,784,938	2.02	2018/2045	3,214,857	2.11
ZAR	3,683,341	7.60	2017/2026	2,742,881	7.40
TRY	3,498,782	7.38	2017/2024	4,332,385	7.62
PLN	872,846	2.83	2017/2026	234,413	3.89
NZD	577,253	4.21	2017/2021	824,829	3.85
CZK	399,456	2.16	2017/2034	397,346	2.17
MXN	369,743	4.34	2020/2023	52,869	4.00
RUB	307,154	6.73	2017/2019	368,770	7.38
HUF	291,127	0.66	2020/2021	210,542	1.84
DKK	124,308	3.46	2024/2026	123,838	3.46
HKD	30,584	5.27	2017/2019	29,633	5.27
RON	19,388	0.00	2019/2019	52,608	7.99
CNY	0	-	-	63,247	4.10
Total	**470,922,637**			**469,255,386**	

(*) Weighted average interest rates at the balance sheet date

The principal and interest of certain structured borrowings are index linked to stock exchange indexes (historical value: EUR 500 million in 2016 EUR 500 million in 2015). All borrowings are fully hedged through structured swap operations.

The table below provides the movements in 2016 and 2015 for debts evidenced by certificates (including short-term commercial papers):

(In EUR million)	2016	2015
Balance at 1 January	469,255	453,453
Issuance during the year	165,544	150,467
Contractual redemptions	-158,542	-149,034
Early redemptions and buy-backs	-2,013	-3,972
Exchange adjustments	-3,321	18,341
Balance at 31 December	**470,923**	**469,255**

Note L – Provisions – pension plans and health insurance scheme (in EUR '000)

The Group's main pension scheme is a defined-benefit pension scheme funded by contributions from staff and from the Group covering all employees. All contributions of the Group and its staff are invested in the assets of the Group.

The pension plans and health insurance scheme provisions are as follows (in EUR '000):

	2016	2015
Staff pension plan:		
Provision at 1 January	2,021,884	1,839,351
Payments made during the year	-72,014	-68,834
Recognition of actuarial losses	25,864	66,392
Annual contributions and interest	215,837	184,975
Sub-total staff pension plan	**2,191,571**	**2,021,884**
Management Committee pension plan:		
Management Committee pension plan	35,559	34,836
Recognition of actuarial losses	148	1,252
Sub-total Management Committee pension plan	**35,707**	**36,088**
Health insurance scheme:		
Provision at 1 January	231,243	202,544
Payments made during the year	-15,553	-12,260
Recognition of actuarial losses	7,519	11,064
Annual contributions and interest	39,427	29,895
Sub-total health insurance scheme	**262,636**	**231,243**
Total provisions at 31 December	**2,489,914**	**2,289,215**

The above figures do not include the liability towards members of staff in respect of the Optional Supplementary Provident Scheme (a defined-contribution pension scheme). The corresponding amount of EUR 471 million (2015: EUR 427 million) is classified under *'Other liabilities'* (Note G).

The provision in respect of future retirement and health insurance benefits was valued as at 30 September 2016 by an independent actuary using the projected unit credit method. The actuarial valuation was updated as at 31 December 2016 with an extrapolation ('roll forward' method) for the last three months of 2016, using the prevailing market rates of 31 December 2016 and the following assumptions (for the staff pension and medical plans):

- a discount rate of 1.95% (2015: 3.91%) for determining the actuarial present value of benefits accrued in the pension and health insurance schemes, corresponding to 19.90 year duration (2015: 20.14 year duration);
- in the light of past experience, the Bank estimates that the overall expected remuneration of post-employment reserves is set at a rate of 1.5% (2015: 1.5%) above the discount rate mentioned above;
- progressive retirement between the age of 55 and 65 (same as 2015);
- a combined average impact of the increase in the cost of living and career progression of 3.5% (2015: 4.5%);
- a variation in the probable resignation rate between 30% and 0% decreasing with age (same as 2015);
- a rate of adjustment of pensions of 1.75% per annum (2015: 2%);
- use of the ISCLT longevity table 2013 (same as 2015);
- a medical cost inflation rate of 4% per annum (same as 2015); and
- a medical cost profile per age updated in 2016.

The provisions for these schemes are adjusted when needed (Note A.2.11) according to the actuarial valuation, as per the tables above. Cumulative prior year actuarial deficits or surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the participants on a straight-line basis.

In 2015, the actuarial valuation of the pension plans and the healthcare scheme displayed an unrecognised loss of EUR'000 878,809. EUR '000 316,345 was reported in excess of the 10% corridor, and recognised over the expected average remaining service lives of the participants on a straight-line basis from 1 January 2016. Thus, the net loss recognised in 2016 is EUR '000 33,531.

In 2016, the actuarial valuation of the pension plans and the healthcare scheme displayed an unrecognised loss of EUR '000 2,228,581. EUR '000 471,529 was reported in excess of the 10% corridor, and the net loss which will be recognised in 2017 will be EUR '000 112,195.

Note M – Profit for the financial year

The appropriation of the balance of the statutory profit and loss account for the year ended 31 December 2016, amounting to EUR '000 2,856,601 will be submitted to the Board of Governors for approval by 25 April 2017.

EIB Group Consolidated Financial Statements under EU directives

Note N – 'Interest receivable and similar income' and 'Interest payable and similar charges'

N.1. Net interest income (in EUR '000)

	2016	2015
Interest receivable and similar income:		
Cash in hand, balance with central banks and post office banks	25	109
Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed income securities	307,651	361,382
Loans and advances to credits institutions and customers	7,796,311	8,331,283
Derivatives	14,038,219	14,024,655
Negative interest on interest bearing liabilities(*)	42,114	12,557
Other	579	0
Total	**22,184,899**	**22,729,986**
Interest payable and similar charges:		
Amounts owed to credit institutions and customers	-5,483	-7,234
Debts evidenced by certificates	-11,691,394	-12,468,972
Derivatives	-6,773,763	-6,585,141
Negative interest on interest bearing assets(*)	-220,945	-70,433
Other	-148,296	-127,906
Total	**-18,839,881**	**-19,259,686**
Net interest income	**3,345,018**	**3,470,300**

* See note A.2.23.

N.2. Geographical analysis of 'Interest receivable and similar income' (in EUR '000)

	2016	2015
EU countries		
Spain	1,118,128	1,263,759
United Kingdom	964,993	914,112
Italy	638,363	771,419
Poland	637,446	680,569
Greece	530,992	560,925
Germany	505,739	495,365
France	445,719	525,536
Portugal	284,249	382,364
Austria	268,674	261,318
Hungary	201,243	203,218
Belgium	162,852	188,684
Netherlands	161,291	191,563
Ireland	115,130	75,210
Romania	112,477	125,792
Sweden	91,836	113,304
Finland	68,806	80,147
Croatia	68,341	71,423
Slovakia	67,350	66,813
Czech Republic	63,122	67,166
Slovenia	54,427	59,326
Lithuania	49,386	47,115
Bulgaria	47,983	51,283
Denmark	29,137	20,404
Latvia	15,550	16,389
Cyprus	13,885	16,504
Estonia	11,700	15,732
Malta	11,150	11,421
Luxembourg	5,166	7,034
Total EU countries	**6,745,135**	**7,283,895**
Outside the European Union	1,007,719	995,316
Total	**7,752,854**	**8,279,211**
Income not analysed per country(1)	14,432,045	14,450,775
Total interest receivable and similar income	**22,184,899**	**22,729,986**

(1)Income not analysed by country:		
· Revenue from Long Term Hedge portfolios, loan substitutes and ABS portfolio EIF	172,483	188,335
· Revenue from Securities Liquidity portfolios and Operational Portfolio - EIF	132,295	157,609
· Revenue from money-market securities	2,873	15,438
· Revenue from money-market operations	85,596	64,738
· Income from derivatives	14,038,219	14,024,655
· Other	579	0
	14,432,045	**14,450,775**

Note O – Commission receivable (in EUR '000)

	2016	2015
Commission on guarantees	53,951	55,558
Commission on Investment Facility - Cotonou	45,846	45,438
Commission on Jaspers	32,510	24,984
Commission on Jeremie	8,941	12,234
Commission on Jessica	12,353	11,854
Commission income on loans	7,318	11,641
Commission on Yaoundé/Lomé conventions	2,696	3,130
Commission on InnovFin	28,572	20,966
Commission on other mandates	105,134	95,383
Total	**297,321**	**281,188**

Note P – Net result on financial operations (in EUR '000)

	2016	2015
Net result on shares, other variable yield securities and participating interests	-102,759[(1)]	94,722
Net result on translation of balance sheet positions	3,268	1,678
Net result on repurchase of debts evidenced by certificates	-1,284	-917
Net result on derivatives	112,257	-19,026
Net result result on securities liquidity portfolios (securities only)	-58,521	-114,261
Net result on guarantees	-7,850	0
Total net result on financial operations	**-54,889**	**-37,804**

[(1)] Including EUR '000 -8,216 on participating interests (2015: nil)

Note Q – Other operating income (in EUR '000)

	2016	2015
Reversal of previous year's unutilised accruals	4,370	3,864
Rental income	3	70
Other	3,961	3,309
Total	**8,334**	**7,243**

In January 2016, the EIF sold its building for EUR'000 6,782. The gain on sale of EUR'000 2,872 is recorded under Other in the above table.

Note R – General administrative expenses (in EUR '000)

	2016	2015
Salaries and allowances[(*)]	-354,968	-314,760
Welfare contributions and other staff costs	-274,476	-279,224
Staff costs	**-629,444**	**-593,984**
Other general administrative expenses	-251,583	-205,397
Total general administrative expenses	**-881,027**	**-799,381**

[(*)] Of which the amount for members of the Management Committee is EUR '000 3,230 at 31 December 2016 and EUR '000 3,223 at 31 December 2015.

The number of persons employed by the Group was 3,291 at 31 December 2016 (2,916 at 31 December 2015).

Note S – Off-balance sheet special deposits for servicing borrowings

This item represents the amount of coupons and bonds due, paid by the Bank to the paying agents, but not yet presented for payment by the holders of bonds issued by the Bank.

EIB Group Consolidated Financial Statements under EU directives Note T – Fair value of financial instruments At the balance sheet date, the Group records balance sheet financial instruments on the basis of their historical cost in foreign currency (apart from the SLP portfolio) representing the amount received in the event of a liability or the amount paid to acquire an asset. The fair value of the financial instruments (mainly loans, treasury, securities and borrowings) entered under assets or liabilities compared with their accounting value is shown in the table below: At 31 December 2016 (in EUR million) Accounting Fair value value Financial assets: Cash in hand, balances with central banks and post office banks 317 317 Loans and advances to credit institutions and customers, excluding loan substitutes 472,369 504,596 Treasury bills and debt securities portfolios including loan substitutes (Note B.2) 67,496 67,967 Shares, other variable yield securities and participating interests (Note E) 4,333 6,028 Total financial assets 544,515 578,908 Financial liabilities: Amounts owed to credit institutions and customers (Note J) 15,072 15,067 Debts evidenced by certificates (Note K) 470,923 520,784 Total financial liabilities 485,995 535,851 At 31 December 2015 (in EUR million) Accounting Fair value value Financial assets: Cash in hand, balances with central banks and post office banks 206 206 Loans and advances to credit institutions and customers, excluding loan substitutes 469,928 501,949 Treasury bills and debt securities portfolios including loan substitutes (Note B.2) 66,842 67,304 Shares, other variable yield securities and participating interests (Note E) 3,608 5,175 Total financial assets 540,584 574,634 Financial liabilities: Amounts owed to credit institutions and customers (Note J) 17,521 17,119 Debts evidenced by certificates (Note K) 469,255 517,178 Total financial liabilities 486,776 534,297

Note U – Risk management This note presents information about the Group’s exposure to and its management and control of risks, in particular the primary risks associated with its use of financial instruments. These are: Credit risk—the risk of loss resulting from client or counterparty default and arising from credit exposure in all forms, including settlement risk; Interest rate risk—the risk that an investment’s value will change due to a change in the absolute level of interest rates, in the shape of the yield curve or in any other interest rate relationship; Liquidity and funding risk—the risk that the Group will be unable to fund assets or meet obligations at a reasonable price or, in extreme situations, at any price; Foreign exchange rate risk—the risk of an investment’s value changing due to changes in currency exchange rates and Operational risk—the potential loss resulting from inadequate or failed internal processes, people and systems or from external events. U.1. Risk Management Organisation Each entity within the Group has its own management and control of risks. Risk management information presented in this note will distinguish between the Bank and the Fund. Moreover, the Bank has established within its Risk Management Directorate the EIB Group Capital & Reporting Division to strengthen the risk management of the overall Group and to provide oversight of all the risks which the Group is subject to. The high-level principles of the Bank’s risk management level on a consolidated are set out in the Group Risk Management Charter, which is intended to provide a Group-wide view of the Group’s risks and an integrated approach to risk management. U.1.1. Risk Management Organisation of the Bank The Bank’s objective is to analyse and manage risks so as to obtain the strongest possible protection for its assets, its financial result, and consequently its capital. While the Bank is not subject to full regulation, it aims to comply with the relevant EU banking directives and the recommendations of the banking supervisors of the EU Member States, EU legislation and the competent supranational bodies, such as the Basel Committee on Banking Supervision (BCBS). Within the Bank, the Risk Management Directorate (RM) independently identifies, assesses, monitors and reports credit, market, liquidity, funding and operational risks to which the Bank is exposed. In order to preserve segregation of duties, RM is independent of the Front Offices and provides second opinion on all proposals made which have risk implications. The Director General of RM reports to the Management Committee and meets regularly with the Audit Committee to discuss topics relating to credit, market, liquidity, funding and operational risks. He is also responsible for overseeing risk reporting to the Management Committee, the Risk Policy Committee and the Board of Directors. The management and monitoring of loans post signature is, for significant parts of the portfolio, the responsibility of Transaction Monitoring and Restructuring Directorate (TMR), a Directorate independent from RM. TMR focuses on monitoring higher risk counterparts and certain forms of security and it also manages transactions requiring particular attention. All of its proposals which have credit risk implications are subject to an independent second opinion by the RM. The following sections disclose the credit, market, liquidity and funding and operational risks to which the Bank is exposed on its activities performed at own risk. For additional details, please refer to the EIB Group Risk Management Disclosure Report. U.1.1.1. Risk measurement and reporting system The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an on-going basis as market practice develops. Systems are in place to control and report on the main risks inherent in the Bank’s operations, i.e. credit, market, liquidity and funding and operational risks. Risks are assessed and measured both under normal circumstances and under possible stressed conditions, with the purpose to quantify their impact on the Bank’s solvency, liquidity, earnings and operations. Risk measurements combine metrics of capitalisation, earnings, liquidity, exposure to market and operational risk. Detailed information on credit, ALM, liquidity, financial and operational risks is reported to the Management Committee and to the Board of Directors on a monthly basis. Such information is presented and explained to the Management Committee and to the Board of Directors’ Risk Policy Committee on a quarterly basis. U.1.1.2. The Bank’s risk tolerance The Bank has defined its risk tolerance level and set high level boundaries for the risks arising from the pursuit of the Bank’s business strategy. In setting these high level boundaries, the Bank ensures that its risk profile is aligned with its business strategy and stakeholders’ expectations. As a public institution, the Bank does not aim to make profits from speculative exposures to risks. As a consequence, the Bank does not consider its treasury or funding activities as profit-maximising centres, even though performance objectives are attached to those activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore to ensure that all material financial risks are hedged. All new types of transactions introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits.

EIB Group Consolidated Financial Statements under EU directives U.1.1.3. Sustainability of revenue and self-financing capacity The Bank’s ALM policy forms an integral part of the Bank’s overall financial risk management. It reflects the expectations of the main stakeholders of the Bank in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term. To achieve these aims, the ALM policy employs a medium to long term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long term yields and is not influenced by any short-term views on interest rates trends. This is accomplished by targeting a duration for the Bank’s own funds of between 4.5 and 5.5 years. The Asset/Liability Committee (ALCO) provides a high-level discussion forum for considering the Bank’s ALM Strategy, loan rate setting principles and the financial risks arising from the activities of the Bank. U.1.2. Risk Management Organisation of the Fund (EIF) The mission of the Fund is to provide access to risk financing for small and mid-size enterprises (SME) finance for start-up, growth and development essentially within the European Union. Most of the Private Equity (PE), Venture Capital and Portfolio Guarantees, Securitisation & Microfinance (GSM) operations for both entities of the Group are managed by the Fund. The Fund aligns its risk management systems to changing economic conditions. It therefore adapts them on an on-going basis as best market practices develop. Credit, market and operational systems are in place to control and report on the main risks inherent in its operations. Risk management is embedded in the corporate culture of EIF, based on a three-lines-of-defence model permeating all areas of EIF’s business functions and processes: (i) front office, (ii) independent risk functions and (iii) audit and assurance. Investment and Risk Committees (IRCs) chaired by the Head of General Secretariat advise the Chief Executive and the Deputy Chief Executive on each and every transaction. IRCs quarterly meetings also oversee risk and investment-related aspects of the EIF portfolio, inter alia: approving transaction rating/grading, impairment and provisioning actions, relevant market risk events and potential stress testing. Finally, the IRCs oversee the Enterprise Risk arising from EIF’s role as a fund manager. Risk and Portfolio Management actions form part of the assurance process presided by the EIF Audit Board. Moreover, within the EIB Group context, the Fund’s Risk Management Department operates in close contact with the Bank’s Risk Management Directorate, particularly with regard to the Group Risk Management Charter and to the Group risk exposure relating to guarantee and securitisation operations, the PE operations under the Bank’s Risk Capital Resources mandate (RCR), the different windows under the Bank’s EIB Group Risk Enhancement Mandate (EREM) and general EIF policy matters. The Fund’s treasury management has mostly been outsourced to the Bank under a treasury management agreement signed by both parties and mandating the responsible EIB services to perform selection, execution, settlement and monitoring of transactions. Management follows treasury guidelines annexed to the agreement, which mirror closely the relevant sections of the EIB’s own treasury guidelines. U.1.2.1. Risk assessment private equity Under its private equity operations, the Fund has a fund-of-funds approach, taking mostly minority equity participations in venture capital, private equity and mezzanine funds managed by mostly independent teams or acting under co-investment agreements in order to leverage further commitments from a wide range of investors. The Fund’s PE operations include investments in funds focussed on seed- and early-stage capital, but also investment in well-established funds targeting mid-, later-stage and mezzanine investments, which, generally speaking, have a lower risk profile. Over the last years, the Fund has developed a tool-set to design, manage and monitor portfolios of PE funds tailored to the dynamics of this market place. This tool-set is based on an internal model, the Grading-based Economic Model (GEM), which allows the Fund to better assess and verify each funds’ but also each portfolio of funds’ valuations, risks and expected future cash flows and performances. Before committing to a PE fund, the Fund assigns a grading which is based on the outcome of an extensive due diligence performed by the Fund’s transaction team and reviewed by its risk management team. During the funds’ lifetimes, gradings are periodically reviewed with a frequency and intensity depending on the level of risk. These efforts, supported by the development of a proprietary IT system and an integrated software (front to back), improve the investment decision-making process and the management of the portfolio’s financial risks and of liquidity, in particular enabling forward-looking and stress-test based decision making. U.1.2.2. Risk assessment guarantees The Fund extends portfolio guarantees to financial intermediaries involved in SME financing and provides credit enhancement to SME securitisation transactions. By taking on these risks, it facilitates access to funding, and, in turn, it helps to finance SMEs. For its guarantee & securitisation business, over the last years, the Fund has developed a tool-set to analyse portfolio guarantees and structured finance transactions in line with best market practices. Before the Fund enters legally into a guarantee transaction, an internal rating is assigned to each new own risk guarantee transaction in accordance with the Fund’s Credit Risk Policy and Model Review Guidelines. The rating is based on internal models, which analyse and summarise the transaction’s credit quality (expected loss concept), considering not only quantitative parameters but also qualitative aspects. Guarantee transactions are monitored regularly, at least quarterly; their statuses are regularly reviewed by EIF IRCs which, depending on their performances, may review their internal ratings. A four-eye principle applies throughout the process, with actions initiated by the front office and reviewed by Risk Management. The guarantees portfolio is valued according to a mark-to -model approach. The main impact on the valuation of the transactions in the portfolio stems from the assigned rating and the possible subsequent rating changes. The EIF’s monitoring follows potential negative rating migration and provides the basis for appropriate management of transactions.The Fund’s stress testing methodology is applied at the outset of a transaction and throughout the life of the portfolio, i.e. its scenario analysis with regard to portfolio downgrades and defaults in the portfolio and related impacts on capital allocation and expected losses, as well as on the profit and loss. As is the case for PE, stress tests on the guarantee portfolio are presented regularly to the EIF Board of Directors. U.2. Credit risk Credit risk concerns mainly the Group’s lending activities and, to a lesser extent, treasury instruments such as fixed-income securities held in the investment and operational portfolios, certificates of deposit and interbank term deposits as well as the derivative transactions of the Group and the Fund’s guarantee transactions funded by own resources. No credit risk is attached to the Group’s venture capital operations, which are performed entirely through equity participations and are, hence, only exposed to market risk. The credit risk associated with the use of derivatives is analysed in the ‘Derivatives’ section (Note V). The EIB’s and EIF’s credit risk policies are approved by the respective governing bodies. They set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements that loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank’s position ranks at least equal to that of other senior lenders, with prompt access to security when required. In addition, via a counterparty and sector limit system, the credit policies ensure an acceptable degree of diversification in the loan portfolio. The policies on credit risk also set out the minimum credit quality of counterparties of derivatives and treasury transactions as well as the contractual framework for each type of transaction. The Fund manages exposures and risks in the frame of conservative policies deriving from statutory provisions and credit risk operational guidelines approved by the Fund’s Board of Directors or guidelines as set out under mandates. Credit policies undergo periodic adaptations to incorporate evolving operational circumstances and respond to new mandates that the Group may receive from its shareholders. Management of credit risk is based on an assessment of the level of credit risk vis-à-vis counterparties and on the level of security provided to the Bank in case of the counterparty’s insolvency. U.2.1. Loans In order to measure and manage credit risk on loans, the Group has graded its lending operations according to generally accepted criteria, based on the quality of the borrower and, where appropriate, the security. The structure of borrowers and guarantors relating to the loan portfolio as at 31 December 2016 is analysed below, including undisbursed portions. Loans outside the European Union (apart from those under the Facilities(*)) are, in the last resort, secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). The agreements decided by the Council of the European Union on 14 April 1997 (Decision 97/256/EC) introduced the concept of risk sharing whereby certain Group loans are secured by third-party guarantees with respect to the commercial risk, the budgetary guarantee applying in the case of political risks solely arising from currency non-transferability, expropriation, war and civil disturbance. * Loans under the Facilities are those granted under Article 16 (previously Article 18) of the Bank’s Statute and those loans granted under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility. These loans are not secured by guarantees of the European Union budget or the Member States. Therefore, lending under the Facilities is from the Group’s own resources and at the Group’s own risk.

EIB Group Consolidated Financial Statements under EU directives

The table below shows (in EUR million) the loans for projects inside and outside the European Union granted under the Facilities and under the risk-sharing operations:

Guarantor / Borrower	States	Public institutions	Banks	Corporates	Not guaranteed[1]	Total 2016	Total 2015
States	0	0	0	0	53,924	**53,924**	**49,761**
Public institutions	29,882	18,133	500	642	78,888	**128,045**	**124,672**
Banks	40,667	25,452	29,576	26,379	26,959	**149,033**	**151,019**
Corporates	17,569	9,077	19,148	35,648	93,121	**174,563**	**178,499**
Total 2016[1][2][3][4]	**88,118**	**52,662**	**49,224**	**62,669**	**252,892**	**505,565**	
Total 2015[1][2][3][4]	**85,108**	**53,674**	**54,459**	**70,886**	**239,824**		**503,951**

[1] These amounts include loans for which no formal guarantee independent of the borrower and the loan itself was required, the borrower's level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank's right to access independent security.
[2] The loans in risk-sharing operations amount to EUR 6,518 million as of 31 December 2016 (2015: EUR 6,843 million).
[3] This amount does not include loan substitutes (2016: EUR 20,905 million; 2015: EUR 18,803 million).
[4] These amounts exclude loans to current European Union Member States granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

The Group did not record value adjustments in 2015 and 2016 in respect of its EU sovereign and EU sovereign guaranteed exposure as at the year end as the preferred creditor status of the Bank as well as of the EIF and the protection given by the Bank's Statute are deemed to guarantee a full recovery of the Group's assets on maturity.

The disbursed exposure on borrowers located in the United Kingdom through the EIB's lending activities, including guarantees and equity type investments, amounted to EUR 36.0 billion as at December 31, 2016 (2015: EUR 36.4 billion), while the exposure on foreign borrowers with a guarantor from the United Kingdom amounted to EUR 1.8 billion (2015: EUR 2.1 billion). The Bank had no direct exposure to the United Kingdom acting as borrower at the end of December 2016 whereas disbursed loans guaranteed by the United Kingdom amounted to EUR 1.3 billion as at the end of December 2016 (2015: EUR 1.2 billion).

The table below discloses information regarding the sovereign credit risk on loans granted inside and outside the European Union granted under the Facilities and the risk-sharing operations:

(in EUR million)	**2016**			**2015**		
	Acting as borrower		**Acting as guarantor**	**Acting as borrower**		**Acting as guarantor**
Country	Disbursed	Undisbursed	Signed	Disbursed	Undisbursed	Signed
Austria	0	0	82	0	0	84
Belgium	0	0	118	0	0	131
Bulgaria	864	603	0	852	729	0
Croatia	453	210	2,699	356	321	2,329
Cyprus	850	389	1,285	880	449	1,175
Czech Republic	2,082	0	130	2,144	0	182
Denmark	0	0	51	0	0	159
Estonia	489	215	118	507	200	119
Finland	108	0	318	169	0	362
France	0	0	1,420	0	0	656
Germany	0	0	1,925	0	0	1,667
Greece	7,473	700	7,650	7,416	750	7,709
Hungary	5,795	1,477	1,131	5,263	1,407	1,179
Ireland	950	0	1,240	0	200	1,082
Italy	3,040	0	5,374	2,044	0	5,239
Latvia	357	200	56	361	200	167
Lithuania	1,396	0	87	1,432	0	87
Luxembourg	0	300	77	0	300	81
Malta	0	72	313	0	0	323
Netherlands	0	0	80	0	0	80
Poland	10,173	492	16,883	10,235	310	16,932
Portugal	1,112	250	5,420	1,113	0	5,846
Romania	1,910	1,756	0	2,028	1,096	0
Slovakia	1,820	895	0	1,715	750	48
Slovenia	615	400	2,236	519	500	2,455
Spain	3,978	358	29,428	3,199	255	28,677
Sweden	0	0	45	0	0	34
United Kingdom	0	0	2,161	0	0	1,158
Non EU –Countries	1,110	1,032	7,791	1,090	971	7,147
Total	**44,575**	**9,349**	**88,118**	**41,323**	**8,438**	**85,108**

The table below shows (in EUR million) the loans for projects outside the European Union (apart from Article 16 Facility and those falling under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility): Secured by: 31.12.2016 31.12.2015 Member States 3,098 2,794 European Union budget(1) 45,643 44,950 Total(2)(3) 48,741 47,744 Of which EUR 6,518 million in risk-sharing operations as explained above (2015: EUR 6,843 million). Including loans to current European Union Member States granted before their accession to the European Union and guaranteed by the European Union budget or the Member States. Financial guarantees that have been granted by the Bank for a total amount of EUR 493.3 million (2015: EUR 477.6 million), are secured by Member States or the EU budget. The aforementioned guarantees are not included in the analysis as provided in table above.

EIB Group Consolidated Financial Statements under EU directives

LOANS FOR PROJECTS OUTSIDE THE EUROPEAN UNION (in EUR million)

(including loans in the new Member States before accession)

BREAKDOWN OF LOANS OUTSTANDING BY GUARANTEE

AGREEMENT	31.12.2016	31.12.2015
75% Member States global guarantee		
- ACP/OCT Group 4th Lomé Convention	2	6
- ACP/OCT Group 4th Lomé Convention/2nd Financial Protocol	108	146
Total 75% Member States global guarantee	**110**	**152**
75% Member States guarantee		
- Cotonou partnership agreement	439	449
- Cotonou partnership 2nd agreement	1,627	1,663
- Cotonou Protocol 3 - OR / ACP	902	510
- Cotonou Protocol 3 - OR / OCT	20	20
Total 75% Member States guarantee	**2,988**	**2,642**
Total Member States guarantee	**3,098**	**2,794**
100% European Union budget guarantee		
- ALA interim (100% guarantee) –153m	0	1
- CEEC –3bn - BG Decision 02.05.94	2	32
- Russia – 100 m - 2001-2005	37	44
- Russia – 500 m - 2004-2007	212	224
Total 100% European Union budget guarantee	**251**	**301**
75% European Union budget guarantee		
- Mediterranean Protocols	70	104
- Slovenia – 1st Protocol	0	2
Total 75% European Union budget guarantee	**70**	**106**
70% European Union budget guarantee		
- South Africa – 375m – Decision 29.01.97	31	40
- ALA II – 900m	22	30
- Bosnia–Herzegovina – 100m 99/2001	45	52
- Euromed (EIB) –2 310m – Decision 29.01.97	129	184
- FYROM (Former Yugoslav Republic of Macedonia) – 150m – 1998/2000	34	43
- CEEC–3,520m–Decision 29.01.97	425	556
Total 70% European Union budget guarantee	**686**	**905**
- **65% European Union budget guarantee**		
- South Africa – 825m – 7/2000-7/2007	188	183
- South Africa – Decision 2/2007–12/2013	687	766
- ALA III – 2 480m — 2/2000 – 7/2007	350	428
- ALA Decision – 2/2007–12/2013	3,029	3,499
- Euromed II – 6 520m – 2/2000 — 1/2007	2,866	3,338
- South Eastern Neighbours – 9 185m – 2/2000 – 7/2007	4,799	5,283
- Turkey special action – 450m – 2001-2006	128	133
- Turkey TERRA – 600m – 11/1999 – 11/2002	333	355
- PEV EE/CAS/RUS 1/2/2007 – 31/12/2013	3,621	3,696
- PEV MED 1/2/2007 – 31/12/2013	8,329	9,010
- Pre-Accession – 8 700m – 2007 – 2013	8,214	8,550
- Climate Change Mandate 2011 - 2013	1,728	1,910
- ELM Asia 2014-2020	529	476
- ELM Central Asia 2014-2020	160	140
- ELM East-Russia. 2014-2020	3,664	2,121
- ELM Latin America 2014-2020	1,044	786
- ELM MED 2014-2020	3,077	1,657
- ELM Pre-Accession 2014-2020	1,740	1,157
- ELM RSA 2014-2020	150	150
Total 65% European Union budget guarantee	**44,636**	**43,638**
Total European Union budget guarantee	**45,643**	**44,950**
Total(1)	**48,741**	**47,744**

(1)Financial guarantees that have been granted by the Bank for a total amount of EUR 493.3 million (2015: EUR 477.6 million), are secured by Member States or the EU budget. The aforementioned guarantees are not included in the analysis as provided in table above.

Collateral on loans (in EUR million)

Among other credit mitigant instruments, the Bank uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 27,915 million (2015: EUR 28,877 million), with the following composition:

As at 31 December 2016	Loan Financial Collateral (in EUR million)[1]								
	Bonds								
Moody's or equivalent rating	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	Equities & Funds	Cash	Total
Aaa	208	72	0	924	0	463	0	0	**1,667**
Aa1 to Aa3	469	0	4	544	348	0	0	0	**1,365**
A1	1,367	0	0	596	425	0	0	0	**2,388**
Below A1	18,187	0	0	1,874	1,939	0	0	5	**22,005**
Non-Rated	0	0	0	0	0	0	0	490	**490**
Total	**20,231**	**72**	**4**	**3,938**	**2,712**	**463**	**0**	**495**	**27,915**

As at 31 December 2015	Loan Financial Collateral (in EUR million)[1]								
	Bonds								
Moody's or equivalent rating	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	Equities & Funds	Cash	Total
Aaa	203	22	0	1,470	8	0	0	0	**1,703**
Aa1 to Aa3	1,774	0	9	901	415	0	0	0	**3,099**
A1	707	0	0	1,208	288	0	0	0	**2,203**
Below A1	17,018	0	31	1,393	2,193	0	0	0	**20,635**
Non-Rated	0	0	0	0	0	0	358	879	**1,237**
Total	**19,702**	**22**	**40**	**4,972**	**2,904**	**0**	**358**	**879**	**28,877**

[1]Bonds, equities and funds are valued at their market value (including haircuts).

A breakdown of disbursed loans outstanding (in EUR million) at 31 December according to the sectors in which borrowers are engaged is set out below:

	Maturity				
Sector	not more than 1 year	1 year to 5 years	more than 5 years	**Total 2016**	Total 2015
Transports	6,792	29,981	91,768	**128,541**	130,038
Global Loans[2]	14,095	50,177	27,396	**91,668**	90,023
Energy	4,819	23,795	36,958	**65,572**	63,283
Industry	4,069	18,000	6,167	**28,236**	34,193
Health, education	1,748	8,967	22,584	**33,299**	33,310
Water, sewerage	2,114	8,402	19,305	**29,821**	30,805
Miscellaneous infrastructure	1,280	5,329	20,212	**26,821**	26,132
Services	1,315	7,251	6,999	**15,565**	16,214
Telecommunications	1,524	6,938	3,173	**11,635**	12,307
Agriculture, fisheries, forestry	101	715	2,494	**3,310**	2,493
Total 2016	**37,857**	**159,555**	**237,056**	**434,468**	
Total 2015	**41,786**	**156,434**	**240,578**		**438,798**

[2]A global loan is a line of credit to an intermediary financing institution or a bank which then on-lends the proceeds, at its own risk, to finance small and medium-sized projects being undertaken by private or public sector promoters.

Arrears on loans

Amounts in arrears are identified, monitored and reported according to the procedures defined into the Bank-wide "Financial Monitoring Guidelines and Procedures". These procedures are adopted for all loans managed by the EIB.

Loans not secured by global guarantees of the European Union budget or the Member States:

As of 31 December 2016, arrears above 90 days on loans from own resources not secured by guarantees of the European Union budget or the Member States amount to EUR 89.6 million (2015: EUR 105.4 million).

The outstanding principal amount related to those arrears is EUR 273.3 million as of 31 December 2016 (2015: EUR 403.2 million). These arrears on loans are covered by a value adjustment of EUR 206.5 million (2015: EUR 395.0 million).

EIB Group Consolidated Financial Statements under EU directives

Loans secured by guarantees of the European Union budget or the Member States:

Loans for projects that are located outside the European Union and carried out on the basis of mandates are guaranteed by the European Union, the Member States or on a risk-sharing basis. For such loans, if an amount is due, the primary guarantee is first called, where available, otherwise the guarantee of the Member States or of the European Union is officially invoked.

As of 31 December 2016, these arrears above 90 days amount to EUR 4.0 million (2015: EUR 14.7 million).

Loans called under guarantees of the European Union budget or the Member States:

During 2016 EUR 147.7 million have been called under the European Union budget guarantee and EUR 4.9 million under the Member States guarantee. Corresponding amounts in 2015 were EUR 58.6 million and nil respectively.

The table below gives an overview of the arrears above 90 days on loans:

(EUR'000)	31.12.2016	31.12.2015
Loans not secured by EU or Member State guarantees		
Amount in arrears	89,560	105,435
Related principal outstanding	273,316	403,185
Loans secured by EU or Member State guarantees (callable)		
Amount in arrears	3,964	14,703
Related principal outstanding	0	203,075
Loans called under the EU or Member State guarantees		
Amount called (during the year)	152,613	58,562
Cumulative amount called and not refunded as at year end	489,243	338,497

Loan renegotiation and forbearance

The EIB considers loans to be forborne loans (i.e. loans, debt securities and loan commitments) in respect of which forbearance measures have been extended. Forbearance measures consist of "concessions" that the EIB decides to make towards an obligor who is considered unable to comply with the contractual debt service terms and conditions due to its financial difficulties, in order to enable the obligor to service the debt or to refinance, totally or partially, the contract. Forbearance measures occur in situations in which the borrower is considered to be unable to meet the debt service terms and conditions of the contract due to financial difficulties. Based on these difficulties, the EIB decides to modify the debt service terms and conditions of the contract to allow the borrower sufficient ability to service the debt or refinance the contract, either totally or partially. Exposures shall be treated as forborne if a concession has been made, irrespective of whether (i) any amount is past-due, (ii) the exposure is classified as impaired or (iii) the exposure is classified as defaulted. Exposures shall not be treated as forborne when the obligor is not in financial difficulties.

In the normal course of business, the Loan Grading (LG) of the loans in question would have deteriorated and the loans would have been included in the Watch List before renegotiation. Once renegotiated, the EIB will continue to closely monitor these loans. If the renegotiated payment terms will not recover the original carrying amount of the asset, the Bank will consider accounting for value adjustments in the profit and loss account. The corresponding value adjustment will be calculated based on the forecasted cash flows discounted at the original effective interest rate. The need for a value adjustment for all loans whose LG deteriorated to E- is assessed regularly; all loans with a LG of F require a value adjustment. Once the Loan Grading of a loan has improved sufficiently, the loan will be removed from the Watch List in line with the Bank's procedures.

Forbearance measures and practices undertaken by the Bank's restructuring team during the reporting period includes, but not limited to, extension of maturity, deferral of capital only, deferral of capital and interest, breach of material covenants and capitalisation of arrears.

Operations subject to forbearance measures are reported as such in the tables below.

(in EUR million)	31.12.2016	31.12.2015
Number of contracts subject to forbearance practices	30	20
Carrying values (incl.amounts in arrears)	1,714	1,264
of which being subject to value adjustments	1,025	777
Value adjustments recognised	339	435
Interest income in respect of forborne contracts	39	24
Exposures written off (following the termination/sale of the operation)	0	0

		Forbearance measures						
(in EUR million)	31.12.2015	Extension of maturities	Deferral of capital only	Deferral of capital and interest	Breach of material financial covenants	Other	Contractual repayment and termination (1)	31.12.2016
Public	265	0	0	0	146	105	-265	**251**
Bank	17	0	0	0	0	4	-17	**4**
Corporate	982	96	0	222	163	279	-283	**1,459**
Total	**1,264**	**96**	**0**	**222**	**309**	**388**	**-565**	**1,714**

(1) Decreases are explained by repayments of capital occured during the year on operations already considered as forborne as of 31 December 2015 and by termination during the year

U.2.2. Treasury

The credit risk associated with treasury (securities, commercial paper, term accounts, etc.) is managed through selecting sound counterparties and issuers.

Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by the Management. These limits are reviewed regularly by the Risk Management Directorate.

The Group enters into collateralised reverse repurchase and repurchase agreement transactions that may result in credit exposure if the counterparty to the transaction is unable to fulfil its contractual obligations. The Group controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with the Group when deemed necessary.

Tripartite reverse repo operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:

- delivery against payment;
- verification of collateral;
- the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian; and
- the organisation of substitute collateral provided that this meets all the contractual requirements.

The table below provides a percentage breakdown of the credit risk associated with the securities in the Treasury portfolios and the money markets products (deposits and reverse repos) in terms of the credit rating of counterparties and issuers:

Moody's or equivalent rating	Securities portfolio %		Treasury instruments %	
	31.12.2016	31.12.2015	**31.12.2016**	31.12.2015
Aaa	**17**	21	**3**	4
Aa1 to Aa3	**41**	37	**51**	60
A1 to A3	**19**	23	**43**	27
Below A3	**23**	19	**3**	9
Total	**100**	**100**	**100**	**100**

Collateral on Treasury transactions

Collateral received

The Treasury transactions include EUR 315 million (2015: 323 EUR million) of tripartite repurchase agreements and EUR 10,369 million (2015: EUR 14,794 million) of tripartite reverse repurchase agreements. These transactions are governed by Tripartite Agreements, for which the exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio at 31 December 2016 is EUR 10,512 million (2015: EUR 15,039 million), with the following classification:

	Tripartite Agreements Collateral (in EUR million)						
At 31 December 2016	Bonds						
Moody's or equivalent rating	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	**Total**
Aaa	537	66	0	1,992	36	282	**2,913**
Aa1 to Aa3	491	62	0	246	474	0	**1,273**
A1	30	0	0	230	183	0	**443**
Below A1	4,722	0	0	0	1,161	0	**5,883**
Total	**5,780**	**128**	**0**	**2,468**	**1,854**	**282**	**10,512**

	Tripartite Agreements Collateral (in EUR million)						
At 31 December 2015	Bonds						
Moody's or equivalent rating	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	**Total**
Aaa	221	116	0	4,307	50	2	**4,696**
Aa1 to Aa3	1,211	282	0	382	487	0	**2,362**
A1	122	0	0	136	349	0	**607**
Below A1	4,127	51	0	126	3,070	0	**7,374**
Total	**5,681**	**449**	**0**	**4,951**	**3,956**	**2**	**15,039**

Securities deposited

In the context of the Eurosystem's monetary policy operations, the EIB deposited securities with the Central Bank of Luxembourg with a market value of EUR 2.6 billion as at 31 December 2016 (2015: EUR 3.2 billion).

EIB Group Consolidated Financial Statements under EU directives U.2.3. Guarantees granted by the Group in respect of loans granted by third parties At year end of 2016, the signed exposure guaranteed by the Group amounted to EUR 10.1 billion (2015: EUR 6.9 billion) out of which there is EUR 7.9 billion (2015: EUR 5.3 billion) of disbursed exposure of the loans guaranteed and such provisions on guarantees amount to EUR 42.5 million (2015: EUR 103.0 million). The Credit Risk Policy Guidelines ensure that the Group continues to develop a diversified guarantee portfolio in terms of product range, geographic coverage, counterparty exposure, obligor exposure, industry concentration and also set out the capital allocation rules based on the ratings of the exposures. Concentration risk is limited because of the granular nature of the Group’s transactions; typically the underlying portfolios are highly diversified in terms of single obligor concentration, sectors, and also with regard to regional diversification. To cover concentration risk, the Group has strict limits (based on capital allocation) for individual transactions and on originator level (maximum aggregate exposures for originators and originator groups). In the context of the Group’s guarantee operations, the credit risk is tracked from the very beginning on a deal-by-deal basis whilst adopting a different model analysis approach depending on the granularity and homogeneity of the underlying portfolios. The industry sector exposures are analysed on a deal-by-deal basis through their impact on the ratings assigned by the Group to each transaction or tranche. For instance, dependent on the financial model to analyse the transaction, industry exposures can be reflected in implicit correlation or can be indirectly captured through the assumption on default rate volatility, as a key model input variable. Furthermore, concentration exposures are analysed in the context of each deal using qualitative measures such as current status and forecast for sectors with high concentrations in the portfolio. Exceptionally, some deals have a concentrated exposure in the same (broad) sector. This is typically captured through increased credit enhancement (e.g. subordination) to the benefit of the Group. Typically, deals with replenishing features have portfolio criteria, such as maximum single obligor, maximum top five obligors, and maximum industry concentration levels. Furthermore, the consideration of sector exposures is part of the Group’s overall portfolio analysis. Counterparty risk is mitigated by the quality of the Group’s counterparties which are usually major market players. The Group performs additional on-site monitoring visits to ensure compliance with procedures and processes during the transaction life. Stress-test scenarios for the portfolio of guarantees, including extreme case assumptions, are regularly carried out to determine the ability of the capital base to sustain adverse shocks. U.3. Interest rate risk Interest rate risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in repricing and maturity characteristics of the different asset, liability and hedge instruments. In measuring and managing interest rate risk, the Group refers to the relevant key principles of the Basel Committee for Banking Supervision (BCBS). The main sources of interest rate risk are: repricing risk, yield curve risk, basis risk and spread risk. An interest rate risk that is particularly relevant for the Group is spread risk. Spread risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to movements in the funding or lending spread of the Group. The Group manages its global structural interest rate position on the basis of a notional reference portfolio. The majority of the financial risk indicators and controls in use by the Group apply to this portfolio. Financial indicators and controls for the rest of the activities outside this portfolio only relate to the risks, which are not transferred to it via the transfer pricing system which therefore remain with their respective activities, such as the equity risk in the venture capital activity or the interest rate or credit risks taken in the treasury portfolios predominantly managed for yield-enhancement purposes. U.3.1. Value-at-Risk for the own funds of the Group The Group’s ALM strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Group. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Group’s growth. This overall objective is achieved by investing the Group’s own funds according to a medium to long term investment profile, implying an own funds duration target of 4.5 – 5.5 years. Apart from the duration target for own funds, the Group’s balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons. The net residual positions that arise from outstanding operations are managed within pre-set limits to constrain market risk to minimum levels. The Risk Management Directorate quantifies the Value at Risk (‘VaR’) of own funds for both interest rates and foreign exchange risk factors. It is measured on the Group’s positions using a 99% confidence level and a one-day time horizon. As at 31 December 2016, the VaR of the EIB own funds amounted to EUR 258 million (2015: EUR 457 million). The evolution of the VaR of the Group’s own funds since 2015 reflects the effective decrease of the volatility of the risk factors and not a change in the risk profile of the Group’s positions. The computation is based on the so-called Riskmetrics methodology, which assumes a linear dependency between the changes in portfolio or position values and the underlying risk factors. Given the nature of the positions held, the Group deems this assumption appropriate to measure its exposure to interest rate risk. Volatility and correlation data are computed internally on the basis of historical market data.

More generally, the VaR does not purport to measure the worst loss that could be experienced. For this reason, it is complemented by regular stress testing. As of 31 December 2016, the impact of a 200 basis point upward parallel shift of the interest rate curves would reduce the economic value of own funds by EUR 7.65 billion (2015: EUR 7.51 billion).

Among the financial instruments in the Group's portfolio, some deals (borrowings and associated swaps) present callability options and may be redeemed early, introducing uncertainty as to their final maturity.

At cash flow level all such borrowings are fully hedged by swaps so that they can be considered synthetic floating rate notes indexed to Libor/Euribor.

Below is a summary of the features of the Group's callable portfolio as of 31 December 2016 and 31 December 2015, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved:

By funding currency (after swaps):

31.12.2016 (in EUR million)	EUR	JPY	USD	Total
EUR Pay Notional	-2,614	-77	-2,776	-5,467
Average maturity date	24.09.2042	25.08.2022	29.01.2036	25.01.2039
Average expected maturity	07.10.2028	01.10.2020	24.05.2026	13.06.2027

31.12.2015 (in EUR million)	EUR	JPY	USD	Total
EUR Pay Notional	-2,533	-68	-1,549	-4,150
Average maturity date	15.08.2042	21.11.2022	15.06.2037	14.05.2040
Average expected maturity	22.10.2029	04.05.2020	06.04.2016	06.08.2024

By risk factor involved:

31.12.2016		Risk factor		
(in EUR million)	FX level	IR curve level	IR curve shape	Total
EUR Pay Notional	-1,004	-4,324	-139	-5,467
Average maturity date	22.12.2034	15.04.2040	16.09.2030	25.01.2039
Average expected maturity	24.07.2024	23.04.2028	03.07.2021	13.06.2027

31.12.2015		Risk factor		
(in EUR million)	FX level	IR curve level	IR curve shape	Total
EUR Pay Notional	-879	-3,133	-138	-4,150
Average maturity date	06.05.2035	16.03.2042	16.09.2030	14.05.2040
Average expected maturity	19.06.2025	08.06.2024	15.10.2022	06.08.2024

U.3.2. Interest rate risk management for the Group

The sensitivity of earnings quantifies the amount of net interest income that would change during the forthcoming 12 months if all interest rate curves would rise by one percentage point or decrease by one percentage point. Such exposure stems from the mismatch between interest rate repricing periods, volumes and rates of assets and liabilities that the Group accepts within the approved limits.

With the positions in place as of 31 December 2016, the earnings would increase by EUR 104.3 million (2015: EUR 69.2 million) if interest rates were to increase by 100 basis points and decrease to EUR 119.8 million (2015: EUR 30.0 million) if interest rates were to decrease by 100 basis points.

The Group computes the sensitivity measure with a dedicated software that simulates earnings on a deal by deal basis. The sensitivity of earnings is measured on an accruals basis and is calculated under the "ongoing" assumption that, over the time horizon analysed, the Group realises the new loan business forecast in the Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Earnings are simulated on monthly timely basis, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricing according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the current practice, the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Group's business. The administrative costs are projected according to the forecasts of the Operational Plan.

The sensitivity of the EIF is computed by taking into consideration the coupon repricing of all the positions present in the EIF treasury portfolio managed by the Group on a deal by deal basis. Each fixed rate asset is assumed to be reinvested at maturity in a new asset with the same residual life of the previous one as of end of year's date. Positions in floating rate assets are assumed to have quarterly repricing.

EIB Group Consolidated Financial Statements under EU directives U.4. Liquidity risk Liquidity risk refers to the ability of the Group to fund increases in assets and meet obligations as they come due, without incurring unacceptable losses. It can be further split into funding liquidity risk and market liquidity risk. Funding liquidity risk is connected to the risk for the Group to be unable to refinance the asset side of its balance sheet and to meet payment obligations punctually and in full out of readily available liquid resources. Funding liquidity risk may have an impact on the volatility in the economic value of, or in the income derived from Group’s positions, due to potentially increasing immediate risks to meet payment obligations and the consequent need to borrow at unattractive conditions. Market liquidity risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to potential inability to execute a transaction to offset, eliminate or reduce outstanding positions at reasonable market prices. Such an inability may force early liquidation of assets at unattractive prices when it would be better to avoid such liquidation. This risk is tied to the size of the position compared to the liquidity of the instrument being transacted, as well as to potential deterioration of market availability and efficiency. Liquidity risk management of the Bank Liquidity risk is managed in order to ensure the regular functioning of the Bank’s core activities at reasonable cost. The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations punctually and in full. In contrast to commercial banks, the EIB does not have retail deposits but relies on its access to capital markets to raise the funds it on-lends to its clients. The Bank manages the calendar of its new issues so as to maintain a prudential liquidity buffer. Liquidity planning takes into account the Bank’s needs to service its debt, make disbursements on loans and cash inflows from the loan portfolio. It also takes into account the sizeable amount of signed but un-disbursed loans, whose disbursements typically take place at the borrowers’ request. The Bank further assures management of liquidity risk by maintaining a sufficient level of short-term liquid assets and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. Liquidity risk policy also incorporates a floor on treasury levels. The Bank’s total liquidity ratio (liquidity as a percentage of the next 12 months projected net cash flows) must at all times exceed 25%. The Bank has in place a Contingency Liquidity Plan (CLP), which specifies appropriate decision making procedures and corresponding responsibilities. The CLP has been benchmarked against the “Principles for Sound Liquidity Risk Management and Supervision” by the Basel Committee on Banking Supervision (September 2008). The CLP is subject to ad-hoc updates and is presented to the Management Committee annually for approval. Regular stress -testing analyses tailored to the specific business model of the EIB are executed as a part of the liquidity risk monitoring and drive the size of the Bank’s liquidity buffer. On 8 July 2009, the Bank became an eligible counterparty in the Eurosystem’s monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains deposits to cover the minimum reserve requirement. Liquidity risk management of the Fund Liquidity risk is managed in such a way as to protect the value of the paid–in capital, ensure an adequate level of liquidity of the Fund to meet possible guarantee calls, private equity commitments and administrative expenditure and earn a reasonable return on assets invested with due regard to minimisation of risk. Liquidity risk measurement The table hereafter analyses the assets and liabilities of the Group by maturity on the basis of the period remaining between the balance sheet date and the contractual maturity date. Assets and liabilities for which there is no contractual maturity date are classified under “Maturity undefined”.

Liquidity risk (in EUR million)

Maturity at 31 December 2016	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Total 2016
Assets:						
Cash in hand, balances with central banks and post office banks	317	0	0	0	0	**317**
Treasury bills and other bills eligible for refinancing with central banks	15,751	15,015	12,619	8,252	0	**51,637**
Other loans and advances:						
- Current accounts	865	0	0	0	0	**865**
- Credit institutions	28,396	6,836	0	0	0	**35,232**
- Customers	2,096	124	0	0	0	**2,220**
	31,357	6,960	0	0	0	**38,317**
Loans:						
- Credit institutions	3,228	12,931	59,577	48,590	3	**124,329**
- Customers	3,858	17,307	99,978	188,466	114	**309,723**
	7,086	30,238	159,555	237,056	117	**434,052**
Debt securities including fixed-income securities	8,408	2,055	2,616	2,780	0	**15,859**
Shares, other variable-yield securities and participating interests	0	0	0	0	4,333	**4,333**
Other assets	57	74	145	71	29,685	**30,032**
Total assets	**62,976**	**54,342**	**174,935**	**248,159**	**34,135**	**574,547**
Liabilities:						
Amounts owed to credit institutions	12,954	166	0	0	0	**13,120**
Amounts owed to customers	1,952	0	0	0	0	**1,952**
Debts evidenced by certificates	36,099	42,173	229,347	163,304	0	**470,923**
Capital, reserves, profit and minority interest	0	0	0	0	67,395	**67,395**
Other liabilities	1	41	466	327	20,322	**21,157**
Total liabilities	**51,006**	**42,380**	**229,813**	**163,631**	**87,717**	**574,547**
Off balance sheet currency swaps	**1,330**	**3,211**	**7,345**	**2,294**	**0**	**14,180**

Some of the borrowings and associated swaps include early termination triggers or call options granted to the investors or the hedging swap counterparties and the Bank as well has the right to call the related bonds before maturity. If the Group were to exercise all the call options on its bonds at their next contractual exercise date, cumulated early redemptions for the period 2017 - 2019 would amount to EUR 2.1 billion.

Liquidity risk (in EUR million)

Maturity at 31 December 2015	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Total 2015
Assets:						
Cash in hand, balances with central banks and post office banks	206	0	0	0	0	**206**
Treasury bills and other bills eligible for refinancing with central banks	17,135	12,027	12,911	7,765	0	**49,838**
- Current accounts	1,009	0	0	0	0	**1,009**
- Credit institutions	23,327	5,629	0	0	0	**28,956**
- Customers	1,403	235	0	0	0	**1,638**
	25,739	5,864	0	0	0	**31,603**
Loans:	0	0	0	0	0	
- Credit institutions	4,173	12,650	57,021	51,875	4	**125,723**
- Customers	5,023	19,314	99,413	188,703	149	**312,602**
	9,196	31,964	156,434	240,578	153	**438,325**
Debt securities including fixed-income securities	8,803	3,231	3,160	1,810	0	**17,004**
Shares, other variable-yield securities and participating interests	0	0	0	0	3,609	**3,609**
Other assets	5	57	264	96	30,805	**31,227**
Total assets	**61,084**	**53,143**	**172,769**	**250,249**	**34,567**	**571,812**
Liabilities:						
Amounts owed to credit institutions	15,118	147	161	0	0	**15,426**
Amounts owed to customers	2,044	50	0	0	0	**2,094**
Debts evidenced by certificates	31,471	50,768	210,971	176,045	0	**469,255**
Capital, reserves, profit and minority interest	0	0	0	0	64,384	**64,384**
Other liabilities	1	7	545	204	19,896	**20,653**
Total liabilities	**48,634**	**50,972**	**211,677**	**176,249**	**84,280**	**571,812**
Off balance sheet currency swaps	**498**	**4,025**	**8,335**	**2,602**		**15,460**

EIB Group Consolidated Financial Statements under EU directives

U.5. Foreign exchange rate risk

FX risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to adverse movements of FX rates.

The Group is exposed to FX risk whenever there is a currency mismatch between its assets and liabilities. FX risk also comprises the effect of unexpected and unfavourable changes in the value of future cash flows caused by currency movements, such as the impact of FX rate changes on the Group's future lending intermediation revenue.

The sources of FX rate risk are to be found in the margins on operations and in general expenses incurred in non-euro currencies. The Group's objective is to eliminate exchange risk by reducing net positions per currency through operations on the international foreign exchange markets.

A foreign exchange hedging programme exists in order to protect the known loan margins in USD and in GBP for the next 3 years on a rolling basis.

Foreign exchange position (in EUR million)

Currency at 31 December 2016	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2016
Assets:						
Cash in hand, balances with central banks and post office banks	317	0	0	0	0	**317**
Treasury bills and other bills eligible for refinancing with central banks	50,103	464	1,070	0	1,534	**51,637**
Other loans and advances:						
- Current accounts	699	23	9	134	166	**865**
- Credit institutions	26,361	58	2,963	5,850	8,871	**35,232**
- Customers	1,228	0	0	992	992	**2,220**
	28,288	81	2,972	6,976	10,029	**38,317**
Loans:						
- Credit institutions	102,556	2,785	12,190	6,798	21,773	**124,329**
- Customers	247,152	32,916	11,914	17,741	62,571	**309,723**
	349,708	35,701	24,104	24,539	84,344	**434,052**
Debt securities including fixed-income securities	8,251	375	2,465	4,768	7,608	**15,859**
Shares, other variable-yield securities and participating interests	3,447	602	147	137	886	**4,333**
Other assets	26,306	1,290	1,103	1,333	3,726	**30,032**
Total assets	**466,420**	**38,513**	**31,861**	**37,753**	**108,127**	**574,547**
Liabilities:						
Amounts owed to credit institutions	12,230	25	784	81	890	**13,120**
Amounts owed to customers	1,715	31	86	120	237	**1,952**
Debts evidenced by certificates:						
- Debt securities in issue	212,909	51,676	145,501	45,575	242,752	**455,661**
- Others	7,993	196	1,182	5,891	7,269	**15,262**
	220,902	51,872	146,683	51,466	250,021	**470,923**
Capital, reserves, profit and minority interest	67,395	0	0	0	0	**67,395**
Other liabilities	16,468	1,922	1,215	1,552	4,689	**21,157**
Total liabilities	**318,710**	**53,850**	**148,768**	**53,219**	**255,837**	**574,547**
Off balance sheet currency swaps	**-147,800**	**15,417**	**116,891**	**15,492**	**147,800**	
Net position	**-90**	**80**	**-16**	**26**	**90**

Foreign exchange position (in EUR million)

Currency at 31 December 2015	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2015
Assets:						
Cash in hand, balances with central banks and post office banks	206	0	0	0	0	**206**
Treasury bills and other bills eligible for refinancing with central banks	49,132	541	165	0	706	**49,838**
Other loans and advances:						
- Current accounts	673	49	17	270	336	**1,009**
- Credit institutions	24,476	216	125	4,139	4,480	**28,956**
- Customers	1,126	0	0	512	512	**1,638**
	26,275	265	142	4,921	5,328	**31,603**
Loans:						
- Credit institutions	101,960	4,467	12,409	6,887	23,763	**125,723**
- Customers	248,638	33,387	12,898	17,679	63,964	**312,602**
	350,598	37,854	25,307	24,566	87,727	438,325
Debt securities including fixed-income securities	7,782	867	1,625	6,730	9,222	**17,004**
Shares, other variable-yield securities and participating interests	2,845	547	69	148	764	**3,609**
Other assets	27,473	1,446	1,049	1,259	3,754	**31,227**
Total assets	**464,311**	**41,520**	**28,357**	**37,624**	**107,501**	**571,812**
Liabilities:						
Amounts owed to credit institutions	10,640	1,966	2,593	227	4,786	**15,426**
Amounts owed to customers	1,974	13	90	17	120	**2,094**
Debts evidenced by certificates:						
- Debt securities in issue	207,798	61,350	140,997	43,687	246,034	**453,832**
- Others	7,873	233	1,230	6,087	7,550	**15,423**
	215,671	61,583	142,227	49,774	253,584	469,255
Capital, reserves, profit and minority interest	64,384	0	0	0	0	**64,384**
Other liabilities	15,840	2,120	1,205	1,488	4,813	**20,653**
Total liabilities	**308,509**	**65,682**	**146,115**	**51,506**	**263,303**	**571,812**
Off balance sheet currency swaps	**-155,852**	**24,181**	**117,759**	**13,912**	**155,852**	
Net position	**-50**	**19**	**1**	**30**	**50**	

U.6. Operational risk

The management of operational risk is performed at all levels within the organisation and is a responsibility of all the various departments of the Group. The Risk Management Directorate is responsible for defining the operational risk framework and related policies while the responsibility for implementing the framework as well as day-to-day operational risk management lies with the Group's operational departments.

The Group employs an assessment methodology that takes into account all available information including loss history, results of risk self-assessment and the business and control environment through a set of Key Risk Indicators (KRIs) organised in an Operational Risk Scorecard. A statistical model and a Value at Risk calculation engine complete the operational risk environment.

Information concerning operational risk events, losses and KRIs, and updates on the activities of the New Products Committee, are regularly forwarded to the Group's senior management and to the Management Committee.

EIB Group Consolidated Financial Statements under EU directives

Note V – Derivatives

The Group uses derivative instruments mainly as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions. Derivatives are contractual financial instruments, the value of which fluctuates according to trends in the underlying assets, interest rates, exchange rates or indices. Derivatives transactions are not used for trading, but only in connection with fund-raising and for the reduction of market risk exposure.

The majority of the Group's swaps are concluded with a view to hedging specific bond issues, as part of its resource-raising operations (funding activity). All swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long-term nature.

The Group also enters into swaps as part of its hedging operations on loans, treasury, or for the global Assets and Liabilities Management (ALM) position (ALM hedging activity) (see note V.1.).

The Group also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements (see Note V.2.).

Future contracts (futures) can be used in the context of the treasury activities, to hedge the exposure deriving from some investments in government bonds. Futures are standardised derivatives, negotiated on regulated markets, and they do not fall within the general policy for counterparty risk measurement and control (see note V.2.).

Forward rate agreements are used by the Bank to hedge the interest rate risk of its short-term treasury position (see Note V.2.).

V.1. Types of derivatives used

The derivatives used in the context of funding and ALM hedging activities are:
- Currency swaps;
- Interest rate swaps; and
- Structured swaps.

V.1.1. Currency swaps

Currency swaps are contracts under which it is agreed to convert funds raised in one currency into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates.

The Group enters into currency swaps, in which, at inception, the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations, and, thereafter, the Group will obtain the amounts needed to service the borrowing in the original currency.

The following table shows the maturities of currency swaps (excluding short-term currency swaps – see Note V.2.), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Currency swaps at 31 December 2016 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2016
Notional amount (receivable)	34,392	125,331	36,858	15,651	**212,232**
Fair value (i.e. net discounted value including CVA and DVA)(*)	3,865	8,323	2,443	2,064	**16,695**

Currency swaps at 31 December 2015 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2015
Notional amount (receivable)	34,157	119,989	32,970	10,020	**197,136**
Fair value (i.e. net discounted value including CVA and DVA)(*)	4,661	9,902	2,425	3,093	**20,081**

(*)Including the fair value of macro-hedging currency swaps which stood at EUR 1,994 million as at 31 December 2016 (2015: EUR 239 million).

V.1.2. Interest rate swaps

Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa.

Interest rate swaps enable the Group to modify the interest rate structure of its borrowing portfolio and other portfolios in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous conditions of access to certain capital markets with its counterparties.

The following table shows the maturities of interest rate swaps (including synthetic swaps, whereby interest computed in a foreign currency is synthetically converted to EUR), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Interest rate swaps at 31 December 2016 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2016
Notional amount	75,265	197,166	116,008	134,914	**523,353**
Fair value (i.e. net discounted value including CVA and DVA)(*)	587	5,027	6,987	607	**13,208**

Interest rate swaps at 31 December 2015 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2015
Notional amount	68,577	171,323	121,331	133,135	**494,366**
Fair value (i.e. net discounted value including CVA and DVA)(*)	348	3,731	9,218	1,801	**15,098**

(*)Including the fair value of macro-hedging interest rate swaps which stood at EUR -461 million as at 31 December 2016 (2015: EUR −452 million).

V.1.3. Structured swaps

The Group does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Group enters into borrowing contracts and loans encompassing notably interest rate or stock exchange index options. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk.

The table below further details the number, value and notional amounts of structured swaps:

	Early termination embedded		Stock exchange index		Special structure coupon or similar	
	2016	2015	**2016**	2015	**2016**	2015
Number of transactions	**138**	122	**1**	1	**300**	566
Notional amount (in EUR million)	**5,465**	4,246	**500**	500	**33,084**	33,839
Net discounted value (in EUR million)	**512**	580	**-19**	-18	**-2,207**	-1,284

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

V.1.4. Derivatives credit risk mitigation policy

The credit risk with respect to derivatives lies in the loss that the Group would incur if the counterparty is unable to honour its contractual obligations.

In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Group against losses arising from the use of such instruments.

- **Contractual framework:**

All of the Group's derivative transactions are concluded in the contractual framework of ISDA Swap Agreements and Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types.

- **Counterparty selection:**

The minimum rating at the outset is set at A3. The EIB has the right of early termination if the rating drops below a certain level.

EIB Group Consolidated Financial Statements under EU directives

- **Collateralisation:**

  - Exposures (exceeding limited thresholds) are collateralised by cash and bonds.
  - Complex and illiquid transactions could require collateralisation over and above the current market value.
  - Both the derivatives portfolio with individual counterparties and the collateral received are regularly monitored and valued, with a subsequent call for additional collateral or release.

The market value of collateral received for swaps amounts to EUR 37,963 million as at 31 December 2016 (2015: EUR 39,269 million), with the following composition, detailed based on the nature of the collateral and based on EIB's internal rating:

Swap collateral (in EUR million)				
	Bonds			
Moody's equivalent rating	Government	Agency, supranational, covered bonds	Cash	**Total 2016**
Aaa	3,470	3,870	0	**7,340**
Aa1 to Aa3	11,899	0	0	**11,899**
A1 to A3	134	110	0	**244**
Baa1 to Baa3	5,496	0	0	**5,496**
Below Baa3	221	0	0	**221**
Non-Rated	0	0	12,763	**12,763**
Total 2016	**21,220**	**3,980**	**12,763**	**37,963**

Swap collateral (in EUR million)				
	Bonds			
Moody's equivalent rating	Government	Agency, supranational, covered bonds	Cash	**Total 2015**
Aaa	2,193	2,854	0	**5,047**
Aa1 to Aa3	10,910	0	0	**10,910**
A1 to A3	500	0	0	**500**
Baa1 to Baa3	7,779	0	0	**7,779**
Below Baa3	670	0	0	**670**
Non-Rated	0	0	14,363	**14,363**
Total 2015	**22,052**	**2,854**	**14,363**	**39,269**

- **Credit risk measurement for derivatives:**

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value.

The Group measures the credit risk exposure related to swaps and derivatives transactions using the Current Unsecured Exposure and the Potential Future Exposure for reporting and limit monitoring, and the Credit Risk Equivalent for capital allocation according to the recommendations of the Basel Committee on Banking Supervision (BCBS) sponsored by the BIS.

The Group computes the Current Unsecured Exposure, which is the larger of zero and the market value of the portfolio of transactions within the netting set with a counterparty, less the value of collateral received. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions in bankruptcy as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2016 the Current Unsecured Exposure stood at EUR 448 million (EUR 1,163 million as of 31 December 2015).

In addition, the Group computes the Potential Future Exposure, which takes into account the possible increase in the netting set's exposure over the margin period of risk, which ranges between 10 and 20 days, depending on the portfolio of transactions. The EIB computes the Potential Future Exposure at 90% confidence level using stressed market parameters to arrive at conservative estimates. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2016 the Potential Future Exposure at origin stood at EUR 9,499 million (EUR 13,133 million as of 31 December 2015).

- **Limits:**

The limit system for banks covers the Potential Future Exposure in 3 time buckets (under 1 year, between 1 and 5 years and over 5 years) and in 2 rating scenarios (current and downgrade below A3).

The derivatives portfolio is valued and compared against limits on a daily basis.

The following table provides a breakdown of counterparties by internal rating. The new Potential Future Exposure measure introduced in 2016 coincides at origin with the Total Unsecured Exposure reported until 2015.

Grouped ratings	Percentage of nominal		Current Unsecured Exposure (in EUR million)		Potential Future Exposure (in EUR million)	
Moody's equivalent rating	2016	2015	2016	2015	2016	2015
Aaa	0.35%	0.12%	91	123	169	146
Aa1 to Aa3	24.57%	22.90%	224	537	2,785	3,637
A1 to A3	65.68%	73.16%	124	501	6,365	8,931
Below A3	9.40%	3.82%	9	2	180	419
Non-rated	0.00%	0.00%	0	0	0	0
Total	**100.00%**	**100.00%**	**448**	**1,163**	**9,499**	**13,133**

V.2. As part of liquidity management

The Group also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury portfolios in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements.

The notional amount of short-term currency swaps receivable stood at EUR 46,312 million at 31 December 2016 against EUR 35,283 million at 31 December 2015. The fair value of these contracts was EUR 847 million at 31 December 2016 (2015: EUR 90 million).

The notional amount of short-term currency forwards was EUR 667 million at 31 December 2016 (2015: EUR 460 million). The fair value of these contracts was EUR 18 million at 31 December 2016 (2015: EUR -43 million).

Forward rate agreements are used by the Bank to hedge the interest rate risk of its short-term treasury position. The notional amount of forward rate agreements stood at nil at 31 December 2016 (2015: EUR 19,901 million) and their fair value at nil (2015: EUR -2 million).

EIB Group Consolidated Financial Statements under EU directives

Note W – Conversion rates

The following conversion rates were used for drawing up the balance sheets at 31 December 2016 and 2015:

	31.12.2016	31.12.2015
Non-euro currencies of EU member states		
Bulgarian lev (BGN)	1.9558	1.9558
Czech koruna (CZK)	27.0210	27.0230
Danish krone (DKK)	7.4344	7.4626
Pound sterling (GBP)	0.8562	0.7340
Hungarian forint (HUF)	309.8300	315.9800
Polish zloty (PLN)	4.4103	4.2639
Romanian leu (RON)	4.5390	4.5240
Swedish krona (SEK)	9.5525	9.1895
Non-EU currencies		
Australian dollar (AUD)	1.4596	1.4897
Canadian dollar (CAD)	1.4188	1.5116
Swiss franc (CHF)	1.0739	1.0835
Chinese yuan-renminbi (CNY)	7.3202	7.0608
Dominican peso (DOP)	48.7476	49.0144
Egyptian pound (EGP)	19.0008	8.5183
Hong Kong dollar (HKD)	8.1751	8.4376
Iceland króna (ISK)	214.9400	189.9900
Japanese yen (JPY)	123.4000	131.0700
Kenyan shilling (KES)	108.0600	111.3000
Moroccan dirham (MAD)	10.6711	10.7559
Mexican peso (MXN)	21.7719	18.9145
Norwegian krone (NOK)	9.0863	9.6030
New Zealand dollar (NZD)	1.5158	1.5923
Russian ruble (RUB)	64.3000	80.6736
Serbia dinars (RSD)	123.4000	121.4300
Tunisia dinars (TND)	2.4255	2.2127
Turkish lira (TRY)	3.7072	3.1765
Taiwan dollar (TWD)	34.1539	35.7963
Ukraine hryvnia (UAH)	28.5012	26.0598
United States dollar (USD)	1.0541	1.0887
CFA Franc (XOF)	655.9570	655.9570
South African rand (ZAR)	14.4570	16.9530

Note X – Key Management Personnel

The Group has identified members of the Board of Directors, the Audit Committee, the Management Committee and the Directors General heading the different EIB organisational directorates as key management personnel.

Key management personnel compensation for the relevant reporting periods, included within General administrative expenses (Note R), is disclosed in the following table:

(in EUR '000)	2016	2015
Short-term benefits(1)	9,821	9,181
Post employment benefits(2)	910	822
Termination benefits	9	545
	10,740	**10,548**

(1)Short-term employee benefits comprise salaries and allowances, bonuses and social security contributions of the Management Committee, the Directors General and other Directors, and benefits paid to the members of the Board of Directors and the Audit Committee.

(2)Post employment benefits comprise pensions and expenses for post employment health insurance paid to members of the Management Committee and Directors General and other Directors.

Open balances with key management personnel as at 31 December 2016 comprise the compulsory and optional supplementary pension plan and health insurance scheme liabilities, and payments outstanding as at the year end:

(in EUR '000)	31.12.2016	31.12.2015
Pension plans and health insurance (Note L)	-40,081	-32,966
Other liabilities (Note G)	-15,573	-15,189

Note Y – Post balance sheet events There have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the Financial Statements as at 31 December 2016. Note Z – Management of third party funds Z.1. Investment Facility – Cotonou The Investment Facility, which is managed by the EIB, has been established under Cotonou Agreement on cooperation and development between the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for the Investment Facility. Z.2. Guarantee Fund The Guarantee Fund for External Actions was set up in 1994 to cover defaults on loans and loan guarantees granted to non-Member States or for projects in non-Member States. The European Commission (‘EC’) entrusted the financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994 and the subsequent amendments to the Agreement. The EIB prepares separate financial statements for the Guarantee Fund. Z.3. NER300 The EIB supports the EC as an agent in the implementation of the NER 300 initiative—a funding programme for carbon capture and storage demonstration projects and innovative renewable energy technologies. The Facility covers two activities which are i) the monetisation of EU Allowance Units (‘EUAs’) and ii) the management and disbursement of cash received via the EUA monetisation activity. The EIB prepares separate financial statements for NER300. Z.4. JESSICA (‘Holding Funds’) JESSICA (Joint European Support for Sustainable Investment in City Areas) is an initiative developed by the EC and the EIB, in collaboration with the Council of Europe Development Bank. JESSICA Holding Funds are used in the context of the JESSICA initiative. Under new procedures, Managing Authorities are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. As manager, EIB gathers the funding received from the Managing Authorities and invests it in Urban Development Funds, according to investment guidelines agreed with the donors. The EIB prepares separate financial statements for JESSICA. Z.5. Risk-Sharing Finance Facility (‘RSFF’) The RSFF has been established under the Co-operation Agreement that entered into force on 5 June 2007 between the EC on behalf of the European Union and the EIB. The RSFF aims to foster investment in research, technological development and demonstration, and innovation. As part of the RSFF, the EIF set up the Risk Sharing Instrument for Innovative and Research oriented SMEs and small Mid-Caps (‘RSI’). The RSI provides guarantees to banks and leasing companies for loans and financial leases to research-based small and medium-sized enterprises (SMEs) and small Mid-Caps. The EIB prepares separate consolidated financial statements for the RSFF including RSI. Z.6. InnovFin The InnovFin or “InnovFin-EU Finance for Innovators” is a joint initiative between the EIB, the EIF and the European Commission under the new EU research programme for 2014-2020 “Horizon 2020”. On 11 December 2013, Regulation (EU) N 1291/2013 of the European Parliament and the Council establishing Horizon 2020 – the Framework Programme for Research and Innovation (2014-2020) and repealing Decision N 1982/2006/EC (“Horizon 2020 Regulation”) was adopted. On 12 June 2014 the European Commission, the EIB and the EIF signed a Delegation Agreement establishing the financial instrument InnovFin. InnovFin consists of a series of integrated and complementary financing tools and advisory services offered by the EIB Group, covering the entire value chain of research and innovation (R&I) in order to support investments from the smallest to the largest enterprise. The EIB prepares separate financial statements for the InnovFin. Z.7. EU-Africa Infrastructure (‘EUAI’) Trust Fund The EUAI Trust Fund has been created under Trust Fund Agreement between the EC on behalf of the European Union as the Founding Donor and the EIB as Manager and is also open to Member States of the European Union that subsequently accede to that agreement as Donors. On 9 February 2006, the EC and the EIB signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the EUAI Trust Fund.

EIB Group Consolidated Financial Statements under EU directives Z.8. Connecting Europe Facility (‘CEF’) The Connecting Europe Facility (CEF) is a joint agreement between the EIB and the European Commission which aims to provide union financial assistance to trans-European networks in order to support projects of common interest in the sectors of transport, telecommunications and energy infrastructures. The Commission entrusted EIB with the implementation and management of the debt instrument under the CEF, which ensures continuity of the Loan Guarantee Instrument for TEN-T Projects (LGTT) and to the Pilot phase of Project Bond Initiative (PBI). The LGTT and PBI were merged together under the CEF on 1 January 2016. The CEF Delegation Agreement foresees an updated and common risk sharing arrangement. The EIB prepares separate financial statements for the CEF. Z.9. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP, IPA (Instrument for Pre-Accession),Turkey mandates and the guarantee component of the European Development Finance Institutions Private Sector Development Facility. Z.10. GF Greece The Fund is a joint initiative between the Hellenic Republic, the EC and the EIB and was set up to support the lending to SMEs in Greece. Established by using unabsorbed Structural Funds for Greece, the Fund will guarantee EIB loans to SMEs via partner banks in Greece. The EIB prepares separate financial statements for the GF Greece. Z.11. JEREMIE JEREMIE (The Joint European Resources for Micro to Medium Enterprises) is an initiative of the European Commission’s Directorate General for Regional Policy (DG Regio) and the EIB Group. The EIF prepares separate financial statements for the JEREMIE. Z.12. COSME LGF & EFG To address the difficulties in access to finance for SMEs, COSME establishes the Loan Guarantee Facility (LGF) and the Equity For Growth (EFG). The LGF and the EFG aim to improve access to finance for SMEs in the form of debt and equity respectively. The Financial Instruments also include the mechanism of the EU Contribution under the SME Initiative. The EFG has been structured in the form of an equity financial instrument supporting Union enterprises growth and Research Innovation. The LGF has been structured in the form of a direct and indirect guarantee financial instrument. The objective of LGF is to contribute to the reduction of the structural shortcoming of the SME financing market and to support the creation of a more diversified SME finance market. Through direct and indirect guarantee, LGF aims to guarantee debt financing which addresses the particular difficulties that viable SMEs face in accessing finance. Furthermore, by guaranteeing the mezzanine tranche of eligible and transparent securitisation transactions, LGF aims to provide new avenues of financing for SMEs. The EIF prepares separate financial statements for the COSME LGF & EFG. Z.13. Fund of Funds (‘Jessica II’) The Fund of Funds (“FoF”) consists of JESSICA follow-up funds financed by the European Structural and Investment Funds (the “ESIF”) from Member States Operational Programmes during 2014-2020. The FoF facilitates access to finance for final recipients through the implementation of loans, in cooperation with selected Financial Intermediaries. As a fund manager, EIB gathers the funding received from the Managing Authorities and invests it via Financial Intermediaries, according to investment guidelines agreed with the donors. The EIB prepares separate financial statements for the Fund of Funds. Z.14. European Structural Investment Fund (‘ESIF’) Under the European Structural Investment Fund (ESIF), Member States appointed EIF to manage ESIF funds as Holding Fund manager since November 2015. The ESIF initiative is aimed at promoting SME access to finance and financial engineering products, such as private equity funds, guarantee funds and loan funds. EIF is currently managing 2 ESIF Funding Agreements signed with Member States and regions: Basse-Normandie and Languedoc-Roussillon. The EIF prepares separate financial statements for ESIF. Z.15. European Neighbourhood and Partnership Instrument (‘ENPI’) The Framework Agreement between the European Union and the EIB on the implementation of operations financed from the general budget of the European Union in the countries covered by the European Neighbourhood Policy is channelled through ENPI. The EIB prepares separate financial statements for ENPI. Z.16. InnovFin Private Equity The Horizon 2020 Financial Instruments aim to ease the access to risk financing for Final Recipients in order to support eligible Research and Innovation. This covers loans, guarantees, equity and other forms of risk finance. The Horizon 2020 Financial Instruments aim also to promote early-stage investment and the development of existing and new venture capital funds; improve knowledge transfer and the market for intellectual property; attracts funds for the venture capital market; and, overall; help to catalyse the transition from the conception, development and demonstration of new products and services to their commercialisation. The Horizon 2020 debt financial instrument also includes the implementation mechanism of the EU Contribution under the SME Initiative. The InnovFin Equity facility for early-stage aims at promoting early-stage investment and the development of existing and new venture capital funds providing equity finance for innovative enterprises, in particular in the form of venture or mezzanine capital in their early stage. The EIF prepares separate financial statements for the InnovFin Private Equity. Z.17. SMEG 2007 In the SMEG 2007 under the Competitiveness and Innovation Framework Programme (CIP/SMEG 2007), the EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the Commission. The EIF prepares separate financial statements for the SMEG 2007. Z.18. SME Initiative Bulgaria During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Bulgaria. Z.19. GIF 2007 In the GIF 2007 under the Competitiveness and Innovation Framework Programme and the Technology Transfer Pilot Project (CIP/GIF 2007), the EIF is empowered to acquire, manage and dispose of investments, in its own name but on behalf and at the risk of the Commission. The EIF prepares separate financial statements for the GIF 2007. Z.20. AECID This partnership agreement signed between the Kingdom of Spain (the Spanish Agency for International Development Cooperation (AECID) and the EIB was set up to invest in operations in the countries covered by the FEMIP together with Mauritania (the “Southern Mediterranean region”), targeting mainly risk capital activities involving micro and small/medium sized enterprises as well as engaging in the wider development of the private sector in the region. The EIB prepares separate financial statements for the AECID. Z.21. MAP Equity Under the Multi-Annual Programme (MAP) for enterprises and entrepreneurship, the EIF manages resources on behalf and at the risk of the EC. The EIF prepares separate financial statements for MAP Equity. Z.22. WB EDIF The Western Balkan Enterprise Development & Innovation Facility (“WB EDIF”) is a joint initiative signed in December 2012 by the EC (DG ELARG), EIB Group and the European Bank for Reconstruction and Development (EBRD). It aims at improving access to finance for SMEs in the Western Balkans and to foster economic development in the region through the deployment of the Instrument for Pre-Accession Assistance (IPA) funds. Within WB EDIF, EIF acts as platform coordinator, Trustee on behalf of the EC for the Enterprise Expansion Fund (ENEF), Trustee on behalf of the EC for the Enterprise Innovation Fund (ENIF), and manager of the Guarantee Facility. The EIF prepares separate financial statements for the WB EDIF. Z.23. Greater Anatolia Guarantee Facility (‘GAGF’) Under the GAGF signed in May 2010, the EIF manages the Instrument for Pre-Accession Assistance (IPA) funds allocated for the Regional Competitiveness Operational Programme by the European Union and Turkey. The facility provides tailor-made financial help to SMEs and micro-enterprises in Turkey’s least developed provinces in partnership with major Turkish banks. The EIF prepares separate financial statements for the GAGF. Z.24. InnovFin SME Guarantee In the context of the “Access to Risk Finance Programme” of Horizon 2020 and specific programme provides for the establishment of a financial instrument for debt and a financial instrument for equity. A Risk-Sharing facility called InnovFin SME Guarantee has been structured in the form of a guarantee, using the EU’s contribution for first defaulted amount taking and the risk-taking capacity of the EIF for second-Defaulted Amount taking. The objective of the Facility is to incentivise Intermediaries to extend loans or financial leases to small and medium sized enterprises and Small Mid-caps with significant activities in Research, Development and Innovation. The EIF prepares separate financial statements for the InnovFin SME Guarantee.

EIB Group Consolidated Financial Statements under EU directives Z.25. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund, which is managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Policy (ENP) through targeted funding with particular focus on establishing better and more sustainable energy and transport interconnections, improving energy efficiency and promoting the use of renewable energy sources, addressing climate change as well as threats to the environment more broadly and promoting smart, sustainable and inclusive growth through support to SMEs, to the social sector including human capital development, and to municipal infrastructure development. The EIB prepares separate financial statements for the NIF Trust Fund. Z.26. Employment and Social Innovation (‘EaSI’) The EaSI Guarantee financial Instrument consists, inter alia, of the EaSI Microfinance Guarantee which is the successor to the micro-credit guarantees under the European Progress Microfinance facility (“Progress Microfinance”). It will extend the support given to microcredit providers under Progress Microfinance. In addition, the EaSI Guarantee financial Instrument consists of the EaSI Social Entrepreneurship Guarantee, which is a new product which will facilitate access to finance for social enterprises and support the development of the social investment market. The EIF prepares separate financial statements for the EaSI. Z.27. FEMIP Trust Fund The FEMIP (Facility for Euro-Mediterranean Investment and Partnership) Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the FEMIP Trust Fund. Z.28. Heavily Indebted Poor Countries (‘HIPC’) Initiative The HIPC Initiative (the ’Initiative’) is an international debt relief mechanism that provides special assistance to the world’s poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund. The principal objective of the Initiative is to reduce the debt burden of poor countries to sustainable levels. The EIB prepares separate financial statements for the Initiative. Z.29. TTA Turkey TTA Turkey is an initiative designed by the EIF in cooperation with the Ministry of Science, Industry and Technology (MoSIT), the Scientific and Research Council of Turkey (TUBITAK), the Delegation of the European Union to Turkey and the DG Regional Policy of the European Commission. TTA Turkey is co-financed by the EU and the Republic of Turkey under the Regional Development Component of the Instrument for Pre-Accession Assistance (IPA) funds and managed by EIF. TTA Turkey aims at achieving two objectives: setting-up a financially sustainable fund by facilitating the commercialisation of scientific research and development (R&D) confined in universities and research centres and catalysing development of the technology transfer market in Turkey, with a particular emphasis on spill-overs to the less developed/developing regions of Turkey. Z.30. MAP Guarantee This resource is split equally between private equity and guarantee products. The equity segment known as ESU 1998 (G&E) and ESU 2001 (MAP) covers the ETF start-up investments. The guarantees segment known as SMEG 1998 (G&E) and SMEG 2001 (MAP), provides guarantees against the beneficiary’s undertaking. The EIF prepares separate financial statements for the MAP Guarantee. Z.31. EPTA Trust Fund The EPTA (The Eastern Partnership Technical Assistance) Trust Fund is focused on increasing the quality and development impact of EIB Eastern Partnership operations by offering a multi-purpose, multi-sector funding facility for technical assistance. It will be complementary to the Neighbourhood Investment Facility. The EIB prepares separate financial statements for the EPTA Trust Fund. Z.32. SME Initiative Finland During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Finland. Z.33. Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility The Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility is financed from the general budget of the European Union. Its main purpose is focused on providing access to equity and debt finance to SMEs in the Southern Neighbourhood region in order to support private sector development, inclusive growth and private sector job creation. The Facility comprises a Financial Instrument Window which consists of equity and debt finance instruments and Additional Tasks Window which consists of the technical assistance services. The EIB prepares separate financial statements for Financial Instrument Window. Z.34. Private Finance for Energy Efficiency Instrument (‘PF4EE”) The Private Finance for Energy Efficiency (PF4EE) instrument is a joint agreement between the EIB and the European Commission that aims to address the limited access to adequate and affordable commercial financing for energy efficiency investments. The instrument targets projects which support the implementation of National Energy Efficiency Action Plans or other energy efficiency programmes of EU Member States. In December 2014 the European Commission and the EIB signed a Delegation Agreement establishing the financial Instrument PF4EE. The EIB prepares separate financial statements for the PF4EE. The EIF prepares separate financial statements for the PF4EE. Z.35. Instrument for Pre-accession Assistance II (‘IPA II’) The Instrument for Pre-accession Assistance (IPA) is the means by which the EU supports reforms in the ‘enlargement countries’ with financial and technical help. The pre-accession funds also help the EU reach its own objectives regarding a sustainable economic recovery, energy supply, transport, the environment and climate change, etc. The successor of IPA I, IPA II, will build on the results already achieved by dedicating EUR 11.7 billion for the period 2014-2020. The most important novelty of IPA II is its strategic focus. The Framework Partnership Agreement, signed at the end of the year 2015, is implemented by the EIB, allocating resources from DG NEAR via the signature of various “Specific Grant Agreements”. The EIB prepares financial statements for the specific grant agreements under IPA II. Z.36. SME Guarantee Facility The EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the European Union according to the Fiduciary and Management Agreement concluded with the European Union. The EIF prepares separate financial statements for SME Guarantee Facility. Z.37. Student Loan Guarantee Facility (‘Erasmus’) Under the European Structural Investment Fund (ESIF), Member States appointed EIF to manage ESIF funds as Holding Fund manager since November 2015. The ESIF initiative is aimed at promoting SME access to finance and financial engineering products, such as private equity funds, guarantee funds and loan funds. EIF is currently managing 2 ESIF Funding Agreements signed with Member States and regions: Basse-Normandie and Languedoc-Roussillon. The EIF prepares separate financial statements for the Student Loan Guarantee. -Z.38. SME Initiative Malta In 19 January 2015, the European Commission, the EIB and the ElF signed an amendment to the Horizon 2020 delegation agreement setting out the terms and conditions applicable to certain terms of the dedicated window corresponding to the SME Initiative and the contribution of the EU to such dedicated windows of the H2020 Financial Instruments. SME Initiatives in Spain and Malta were launched in the previous year. The EIF prepares separate financial statements for SME Initiative Malta. Z.39. Natural Capital Finance Facility (‘NCFF’) The Natural Capital Finance Facility (NCFF) is a joint agreement between the EIB and the European Commission which aims to address market gaps and barriers for revenue generating or cost saving projects that are aimed at preserving natural capital, including climate change adaptation projects and thereby to contribute to the achievement of EU and Member States’ objectives for biodiversity and climate change adaptation. The EIB prepares separate financial statements for the NCFF. Z.40. G43 Trust Fund Under G43 Anatolian Venture Capital Fund, signed in August 2012, the EIF is entrusted with a mandate by Central Finance Unit of Turkey (CFCU). It is dedicated to make investments in SMEs in South-Eastern Anatolia region of Turkey. The EIF prepares separate financial statements for the G43. Z.41. European Fund for Strategic Investments (‘EFSI’) On the basis of applicable EFSI Regulations the European Commission and the EIB concluded agreements on the management of the EFSI, on the granting of the EU guarantee (the EFSI Agreement) as well as for the implementation of the European Investment Advisory Hub (‘EIAH’) (the EIAH Agreement). Under the EFSI Agreement, the EC is providing an EU guarantee to EIB for projects supported by the EFSI. Assets covering the EU guarantee are directly managed by the European Commission. Projects supported by the EFSI are subject to the normal EIB project cycle and governance. In addition, EFSI has its own dedicated governance structure which has been set in place to ensure that investments made under EFSI remain focused on the specific objective of addressing the market failure in risk-taking which hinders investment in Europe. The EIAH aims to enhance the non-financial support for projects and investments. The EIAH consists of three complementary components: a) a point of entry to a wide range of advisory and technical assistance programmes and initiatives for public and private beneficiaries, b) a

EIB Group Consolidated Financial Statements under EU directives cooperation platform to leverage, exchange and disseminate expertise among partner institutions and c) a reinforcement or extension of existing advisory services or creation of new ones to address unmet needs. The EIB prepares separate financial statements for the EIAH. Z.42. Green for Growth Fund (‘GGF’) The Green for Growth Fund was set up by the EIF in December 2009 and focuses on energy efficiency financings in South East Europe including Turkey. Z.43. BIF The Baltic Innovation Fund (“BIF”), signed in September 2012, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on the Baltic region. It is funded jointly by the EIB Group and the following Baltic national agencies: Fund KredEx in Estonia, Latvijas Garantiju Agentiira in Latvia and lnvesticiju ir verslo garantijosin Lithuania. The EIF prepares separate financial statements for the BIF. Z.44. Research and Innovations Advisory (‘RDI Advisory’) The RDI Advisory was set up in partnership with the European Commission under a 7 year framework agreement signed in June 2014, as part of the InnovFin programme under Horizon 2020. It has two main lines of activity: (i) upstream project related advisory and (ii) horizontal activities destined to improve the overall framework conditions for RDI investments as well as the financing tools under Horizon 2020. The EIB prepares separate financial statements for the RDI Advisory. Z.45. Cultural and Creative Sectors Guarantee Facility The financial instrument, set-up under Creative Europe—the main EU programme dedicated to the cultural and creative sectors—will be managed by the EIF on behalf of the European Commission. The initiative will allow the EIF to provide guarantees and counter-guarantees to selected financial intermediaries to enable them to provide more debt finance to entrepreneurs in the cultural and creative arena. Loans generated are expected to support more than ten thousand SMEs in a wide range of sectors such as audiovisual (including film, television, animation, video games and multimedia), festivals, music, literature, architecture, archives, libraries and museums, artistic crafts, cultural heritage, design, performing arts, publishing, radio and the visual arts. The EIF prepares separate financial statements for Cultural and Creative Sectors Guarantee Facility. Z.46. NPI Securitisation Initiative (‘ENSI’) The EIF and several National Promotional Institutions (NPIs) including KfW, bpifrance, CDP, Malta Development Bank Working Group, IFD, ICO and BBB have launched the EIF-NPI Securitisation Initiative (ENSI), a cooperation and risk sharing platform aiming at providing more funding to small and medium-sized enterprises (SMEs) via the capital markets. The objective of this joint cooperation in SME Securitisation transactions is to stimulate the availability of finance to SMEs in Europe by revitalising the SME Securitisation market while catalysing resources from the private sector. This reflects the spirit of the European Fund for Strategic Investments aiming to achieve a much wider outreach in support of SMEs. Z.47. European Technology Facility (‘ETF’) Under the ETF Start-Up Facility, the EIF is empowered to acquire, manage and dispose of ETF start-up investments, in its own name but on behalf of and at the risk of the EC. Z.48. PGFF The Polish Growth Fund-of-Funds (“PGFF”), signed in April 2013, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on Poland. It is funded jointly by the EIB Group and the Bank Gospodarstwa Krajowego. The EIF prepares separate financial statements for the PGFF. Z.49. JASPERS JASPERS (Joint Assistance to Support Projects in European Regions) is a technical assistance facility between the EIB, the European Commission and the EBRD. It provides support to the majority of EU and Candidate Countries to help improve the quality of the major projects to be submitted for grant financing under the Structural and Investment Funds. JASPERS assistance may cover project preparation support, from identification to submission of the request for EU grant finance; independent quality review of projects; horizontal assignments; strategic support: capacity building, including a Competence Centre; and implementation support. JASPERS’ work is organised in seven divisions (Roads; Rail, Air and Maritime; Water and Waste; Energy and Solid Waste; Smart Development; Networking and Competence Centre; and Independent Quality Review). In its first ten years of operations (2005-2015), JASPERS has assisted over 1000 projects. The investment value of the projects assisted by JASPERS and approved by the European Commission for grant financing is over EUR 72 billion. The EIB prepares separate financial statements for JASPERS.

Z.50. Financial Instruments (‘FI’) compass advisory platform The fi-compass advisory platform provides EU Member States and their managing authorities as well as microcredit providers with advisory support and learning opportunities for developing financial instruments, within the scope of European Structural Investment Funds (ESIF) and the Programme for Employment and Social Innovation (EaSI). It is implemented by the EIB and funded by the EC under a Framework Contract for the period 2014-2020. The EIB prepares separate financial statements for Financial Instrument compass advisory platform. Z.51. European Parliament Preparatory Action (‘EPPA’) In 2010, the EIF signed the EPPA with DG REGIO. The EIF is providing risk capital and financial support for capacity building purposes in order to help a select number of microfinance institutions to reach a meaningful size and improve their prospects for sustainability. The EIF prepares separate financial statements for the EPPA. Z.52. Bundesministerium für Wirtschaft und Technologie The EIF manages funds on behalf of the German Bundesministerium für Wirtschaft und Technologie (Federal Ministry of Economics and Technology) and the European Recovery Programme. Z.53. GEEREF (‘Fund and Technical Support Facility’) GEEREF (Global Energy Efficiency and Renewable Energy Fund) is a fund of funds set-up at the initiative of the EC. Its objective is to make investments in private equity funds that focus on the fields of renewable energy and energy efficiency in emerging markets (ACP, ALA and European Neighbour countries). The EIF also holds a technical assistance mandate for which related activities are implemented by the GEEREF front office. Z.54. Mezzanine Dachfonds fur Deutschland (‘MDD’) The MDD in an investment programme signed in June 2013 and funded by the German Federal Ministry of Economics and Technology (BMWi) and various institutions of the Federal states to subscribe into hybrid debt and equity funds investing in German MidCaps. Z.55. LfA-EIF Facility LfA-EIF Facility, signed in 2009, is a joint EIF and LfA Förderbank Bayern venture providing investments to support technology-oriented early and expansion stage companies in the region of Bavaria, Germany. Z.56. Technology Transfer Pilot Project (‘TTP’) Under the TTP, financed by the EC and signed in November 2008, the EIF has supported a technology transfer structure through pre-seed funding and seed funding. The EIF prepares separate financial statements for the TTP. Z.57. SME Initiative for Spain On 26 January 2015 the Delegation Agreement between the Kingdom of Spain and European Investment Fund was signed. EIF will provide uncapped guarantees for new portfolios of debt finance to eligible SMEs and securitisation of existing debt finance to SMEs and other enterprises with less than 500 employees and/or new portfolios of debt finance to SMEs. The EU contribution to the SME Initiative for Spain, received by the EIF, is subject to the treasury asset management to be carried out by the EIB, which is governed by the signed Asset Management Side Letter between the European Investment Fund and the European Investment Bank. The EIF prepares separate financial statements for the SME Initiative for Spain. Z.58. GEEREF Under the Global Energy Efficiency and Renewable Energy Fund (GEEREF), EIF has been acting since December 2007 as investment advisor. GEEREF is supported by the EC, the Federal Government of Germany and the Kingdom of Norway and its objective is to invest primarily in regional funds with assets in projects and companies involved in energy efficiency and renewable energy enhancing access to clean energy in developing countries and economies in transition. The GEEREF business development is formally delegated to the EIB under a sub-advisory agreement.

EIB Group Consolidated Financial Statements under EU directives

Statement of Special Section[(1)]

as at 31 December 2016 and 2015 (in EUR '000)

ASSETS	31.12.2016	31.12.2015
Turkey		
From resources of Member States		
Disbursed loans outstanding	271	2,059
Total[(2)]	**271**	**2,059**
Instrument for Pre-Accession ('IPA')		
From resources of Member States		
Disbursed loans outstanding	0	10,279
Total[(3)]	**0**	**10,279**
Mediterranean Countries		
From resources of the European Union		
Disbursed loans outstanding	**49,130**	**61,054**
Risk capital operations		
- amounts to be disbursed	39,288	39,972
- amounts disbursed	53,090	68,859
	92,378	**108,831**
Total[(4)]	**141,508**	**169,885**
African, Caribbean and Pacific State and Overseas Countries and Territories		
From resources of the European Union		
· Yaoundé Conventions		
Loans disbursed	764	1,481
Contributions to the formation of risk capital		
- amounts disbursed	419	419
Total[(5)]	**1,183**	**1,900**
· Lomé Conventions		
Operations from risk capital resources		
- amounts to be disbursed	0	2,087
- amounts disbursed	219,272	257,531
	219,272	**259,618**
Total[(6)]	**219,272**	**259,618**
Total	**362,234**	**443,741**

LIABILITIES	31.12.2016	31.12.2015
Funds under trust management		
Under mandate from the European Union		
- Financial Protocols with the Mediterranean Countries	102,220	129,913
- Financial Protocols with the instrument for Pre-Accession ('IPA')	0	10,279
- Yaoundé Conventions	1,183	1,900
- Lomé Conventions	219,272	257,531
- Other resources under the Lomé Conventions	0	0
	322,675	399,623
Under mandate from Member States	271	2,059
Total funds under trust management	**322,946**	**401,682**
Funds to be disbursed		
On loans and risk capital operations in the Mediterranean countries	39,288	39,972
On operations from risk capital resources under the Lomé Conventions	0	2,087
Total funds to be disbursed	**39,288**	**42,059**
Total	**362,234**	**443,741**

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest:

a) Under the First, Second and Third Lomé Conventions as at 31 December 2016 EUR '000 321,166 (2015: EUR '000 346,035)
b) Under Financial Protocols signed with the Mediterranean Countries as at 31 December 2016 EUR '000 60,557 (2015: EUR '000 66,901)

In the context of the European Union – European Development Finance Institutions Private Sector Development Facility, the implementation agreement for the Guarantee Component was signed on 20 August 2014. Total amount of the EU guarantee issued is EUR '000 4,280 as at 31 December 2016 (2015: EUR '000 4,280). Total amount of the EU guarantee to be issued is EUR '000 38,920 as at 31 December 2016 (2015: EUR '000 38,920).

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the

Neighbourhood Investment Facility (NIF) Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates. The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations except for definite write-offs. Amounts in foreign currency are translated at exchange rates prevailing on 31 December. Note (2): Initial amount of contracts signed for financing projects in Turkey under mandate, for the account and at the risk of Member States. Initial amount: 405,899 add: exchange adjustments 20,548 less: cancellations 215 repayments 425,961 -426,176 271 Note (3): Initial amount of contracts signed for financing projects under the Instrument for Pre-Accession, for the account and at the risk of the European Union. Initial amount: 29,640 less: exchange adjustments 10,517 cancellations 0 repayments 19,123 -29,640 0 Note (4): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union. Initial amount: 840,457 less: exchange adjustments 55,980 cancellations 134,209 repayments 508,760 -698,949 141,508 Note (5): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union. Loans on special conditions 139,483 Contributions to the formation of risk capital 2,503 Initial amount: 141,986 add: capitalised interest 1,178 exchange adjustments 9,823 11,001 less: cancellations 3,310 repayments 148,494 -151,804 1,183

EIB Group Consolidated Financial Statements under EU directives Note (6): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (ACP-OCT) under mandate, for the account and at the risk of the European Union: Loans from risk capital resources: Conditional and subordinated loans 3,116,097 Equity participations 121,002 Initial amount: 3,237,099 add: capitalised interest 9,548 less: cancellations 728,751 repayments 2,243,359 exchange adjustments 55,265 -3,027,375 219,272 Loans from other resources: Initial amount: 16,500 add: exchange adjustments 58 less: cancellations 8,414 repayments 8,144 -16,558 0 219,272

Independent Auditor's Report

To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK
98-100, Boulevard Konrad Adenauer L-2950 LUXEMBOURG

REPORT OF THE REVISEUR D'ENTREPRISES AGREE

We have audited the accompanying consolidated financial statements of EUROPEAN INVESTMENT BANK, which comprise the consolidated balance sheet as at 31 December 2016, the consolidated profit and loss account and the consolidated cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory information.

Management's responsibility for the consolidated financial statements

The Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the 'Directives'), and for such internal control as the Management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Responsibility of the Réviseur d'Entreprises agréé

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing as adopted for Luxembourg by the Commission de Surveillance du Secteur Financier. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the judgement of the Réviseur d'Entreprises agréé, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the Réviseur d'Entreprises agréé considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Other information

The Management is responsible for the other information. The other information comprises the information included in the Highlights, Preface, Borrowing activities, Treasury Activities, EIB Statutory Bodies and Audit and control; but does not include the financial statements and our report of Réviseur d'Entreprises agréé thereon.

Our opinion on the annual accounts does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the annual accounts or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report this fact. We have nothing to report in this regard.

Opinion

In our opinion, the consolidated financial statements give a true and fair view of the consolidated financial position of EUROPEAN INVESTMENT BANK as of 31 December 2016, and of the consolidated results of its operations and its consolidated cash flows for the year then ended in accordance with the general principles of the Directives.

Luxembourg, 9 March 2017

KPMG Luxembourg, Société coopérative
Cabinet de révision agréé
39, Avenue John F. Kennedy
L-1855 Luxembourg
Société coopérative de droit luxembourgeois
R.C.S. Luxembourg B 149133
Capital EUR 12 503

S. CHAMBOURDON

EIB Group
Consolidated Financial Statements under EU Directives

Statement by the Audit Committee

The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year.

Statement by the Audit Committee on the EIB's consolidated financial statements prepared in accordance with the general principles of the 'Directives'

The Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having:

- designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports,
- noted that the opinion of KPMG on the consolidated financial statements of the European Investment Bank for the year ended 31 December 2016 prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the 'Directives'), is unqualified,
- convened on a regular basis with the Heads of Directorates and relevant services including,
  - the Financial Controller,
  - the Directors General of Risk Management, Transaction Monitoring and Restructuring and Compliance,
- met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties,
- received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration,

and considering

- the consolidated financial statements for the financial year ended 31 December 2016 as drawn up by the Board of Directors at its meeting on 9 March 2017;
- that the foregoing provides a reasonable basis for its statement and,
- Articles 24, 25 & 26 of the Rules of Procedure,

to the best of its knowledge and judgement:

- confirms that the consolidated financial statements of the European Investment Bank, which comprise the consolidated balance sheet as at 31 December 2016, the consolidated profit and loss account and the consolidated cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory information, give a true and fair view of the consolidated financial position of the European Investment Bank as of 31 December 2016, and of the consolidated results of its operations and its consolidated cash flows for the year then ended in accordance with the general principles of the Directives.

Luxembourg, 9 March 2017

Audit Committee

JH. LAURSEN	P. KRIER	D. PITTA FERRAZ
J. SUTHERLAND	J. DOMINIK	M. MACIJAUSKAS

EIB Group Consolidated Financial Statements under IFRS EIB Group Consolidated Financial Statements under IFRS as at 31?December 2016

Consolidated balance sheet as at 31 December 2016 (in EUR ’000) Assets 31.12.2016 31.12.2015 1. Cash in hand, balances with central banks and post office banks (Note B.1) 316,769 206,175 2. Treasury bills and other bills eligible for refinancing with central banks (Note B.2) 51,759,729 49,988,628 3. Loans and advances to credit institutions a) repayable on demand 865,097 1,009,018 b) other loans and advances (Note C) 35,216,160 28,952,714 c) loans (Note D.1) 126,110,230 127,343,716 4. Loans and advances to customers 162,191,487 157,305,448 a) other loans and advances (Note C) 2,219,000 1,637,919 b) loans (Note D.1) 332,737,553 334,123,904 c) impairment on loans and advances, net of reversals (Note D.2) -476,692 -489,284 5. Debt securities including fixed-income securities (Note B.2) 334,479,861 335,272,539 a) issued by public bodies 8,673,315 8,528,533 b) issued by other borrowers 7,240,070 8,557,053 Shares and other variable-yield securities (Note B.3) 15,913,385 17,085,586 6. 6,028,211 5,175,446 7. Derivative assets (Note Q) 63,651,371 64,904,139 8. Non-current assets held for sale 0 2,219 9. Property, furniture and equipment (Note E) 272,900 269,271 10. Intangible assets (Note E) 16,219 12,208 11. Other assets (Note G.1) 136,568 129,683 12. Subscribed capital and reserves, called but not paid (Note W.1) 76,656 127,588 13. Prepayments 75,217 74,116 Total assets 634,918,373 630,553,046 The accompanying notes form an integral part of these consolidated financial statements.

EIB Group Consolidated Financial Statements under IFRS

Consolidated balance sheet (continued)

as at 31 December 2016 (in EUR '000)

Liabilities and equity		31.12.2016		31.12.2015
Liabilities				
1. **Amounts owed to credit institutions** (Note H.1)				
a) repayable on demand	12,420,433		14,583,951	
b) with agreed maturity dates or periods of notice	694,207		839,879	
		13,114,640		15,423,830
2. **Amounts owed to customers** (Note H.2)				
a) repayable on demand	1,927,330		1,945,329	
b) with agreed maturity or periods of notice	25,030		148,967	
		1,952,360		2,094,296
3. **Debts evidenced by certificates** (Note I)				
a) debt securities in issue	499,728,861		497,117,303	
b) others	18,173,985		17,503,172	
		517,902,846		514,620,475
4. **Derivative liabilities** (Note R, Q)		32,869,229		29,679,232
5. **Other liabilities** (Note G.2)		1,682,462		1,399,306
6. **Deferred income** (Note F)		171,233		159,780
7. **Provisions**				
a) pension plans and health insurance scheme (Note J)	4,715,296		3,163,451	
b) provisions for guarantees issued (Note D.4)	42,479		102,991	
c) provision for commitment on investment funds	0		1,392	
		4,757,775		3,267,834
Total liabilities		572,450,545		566,644,753
Equity				
8. **Capital** (Note W)				
a) subscribed	243,284,155		243,284,155	
b) uncalled	-221,585,020		-221,585,020	
		21,699,135		21,699,135
9. **Consolidated reserves**				
a) reserve fund	24,328,415		24,328,415	
b) additional reserves	4,379,438		2,205,500	
c) fair value reserve	2,181,108		2,074,342	
d) special activities reserve	6,776,060		5,933,881	
e) general loan reserve	3,305,458		3,318,610	
		40,970,479		37,860,748
10. **Profit/loss for the financial year** (Note K)		-276,892		4,277,398
Total equity attributable to the equity holders of the Bank		62,392,722		63,837,281
11. **Non-controlling interests**		75,106		71,012
Total equity		62,467,828		63,908,293
Total liabilities and equity		634,918,373		630,553,046

The accompanying notes form an integral part of these consolidated financial statements.

Consolidated income statement for the year ended 31 December 2016 (in EUR ‘000) 1. 2016 2015 Interest and similar income (Note L) 22,482,412 22,183,575 2. Interest expense and similar charges (Note L) -19,220,829 -18,764,977 3. Income from shares and other variable-yield securities 122,927 241,540 4. Fee and commission income (Note O) 281,188 297,321 5. Fee and commission expense -43,285 -64,896 6. Result on financial operations (Note M) 1,552,935 -3,214,362 7. Other operating income (Note N) 7,243 8,334 8. Other operating expense -1,744 -153 9. Change in impairment on loans and advances and provisions 26,011 -47,566 for guarantees, net of reversals (Notes D.2, D.4) Change in impairment on transferable securities held as financial fixed assets, shares and other variable-yield -47,892 -10,249 11. securities, net of reversals General administrative expenses (Notes J, P) a) staff costs (Note J) -600,651 -650,360 b) other administrative costs -210,478 -257,919 12. Depreciation and amortisation: property, furniture and -908,279 -811,129 equipment, investment property and intangible assets (Note E) a) property, furniture and equipment -28,369 -28,157 b) investment property 0 -161 c) intangible assets -6,651 -5,641 13. -35,020 -33,959 Profit/loss for the financial year -278,798 4,277,944 Attributable to: Non-controlling interests -1,906 546 Equity holders of the Bank -276,892 4,277,398 The accompanying notes form an integral part of these consolidated financial statements.

EIB Group Consolidated Financial Statements under IFRS Consolidated statement of profit or loss and other comprehensive income for the year ended 31 December 2016 (in EUR ’000) 2016 2015 Profit/loss for the financial year -278,798 4,277,944 Other comprehensive income/loss Items that will never be reclassified to profit or loss: Remeasurements of the defined-benefit liability -1,277,685 631,816 Items that are or may be reclassified to profit or loss: Available for sale financial assets – fair value reserve 1. Net unrealised gains and losses on financial assets available for sale 69,653 420,668 2. Impairment charges transferred to the consolidated income statement 0 7,128 Realised gains and losses transferred to the consolidated income statement 38,219 -18,326 Total available for sale financial assets 107,872 409,470 Total other comprehensive income/loss -1,169,813 1,041,286 Total comprehensive income/loss -1,448,611 5,319,230 Attributable to: Non-controlling interests -1,906 546 Equity holders of the Bank -1,446,705 5,318,684 The accompanying notes form an integral part of these consolidated financial statements.

Consolidated statement of changes in equity

for the year ended 31 December 2016 (in EUR '000)

	Subscribed capital	Callable capital	Reserve Fund	Additional reserves	Fair value reserve	Special activities reserve	General loan reserve	Profit/loss for the year before appropriation	Total	Non-controlling interests	Total consolidated equity
Balance at 1 January 2015	**243,284,155**	**-221,585,020**	**24,328,415**	**911,144**	**1,661,237**	**6,030,722**	**3,205,513**	**675,413**	**58,511,579**	**0**	**58,511,579**
Comprehensive income											
Profit	0	0	0	0	0	0	0	4,277,398	4,277,398	546	4,277,944
Other comprehensive income	0	0	0	631,816	409,470	0	0	0	1,041,286	0	1,041,286
Total comprehensive income	**0**	**0**	**0**	**631,816**	**409,470**	**0**	**0**	**4,277,398**	**5,318,684**	**546**	**5,319,230**
Appropriation of prior year's profit	**0**	**0**	**0**	**659,157**	**0**	**-96,841**	**113,097**	**-675,413**	**0**	**0**	**0**
Transactions with owners of the Group											
Other	0	0	0	3,383	3,635	0	0	0	7,018	0	7,018
Movement of non-controlling interest subsidiary	0	0	0	0	0	0	0	0	0	70,466	70,466
Balance at 31 December 2015	**243,284,155**	**-221,585,020**	**24,328,415**	**2,205,500**	**2,074,342**	**5,933,881**	**3,318,610**	**4,277,398**	**63,837,281**	**71,012**	**63,908,293**
Comprehensive income											
Profit	0	0	0	0	0	0	0	-276,892	-276,892	-1,906	-278,798
Other comprehensive income	0	0	0	-1,277,685	107,872	0	0	0	-1,169,813	0	-1,169,813
Total comprehensive income	**0**	**0**	**0**	**-1,277,685**	**107,872**	**0**	**0**	**-276,892**	**-1,446,705**	**-1,906**	**-1,448,611**
Appropriation of prior year's profit	**0**	**0**	**0**	**3,448,371**	**0**	**842,179**	**-13,152**	**-4,277,398**	**0**	**0**	**0**
Transactions with owners of the Group											
Other	0	0	0	3,252	-1,106	0	0	0	2,146	0	2,146
Movement of non-controlling interest subsidiary	0	0	0	0	0	0	0	0	0	6,000	6,000
Total transactions with owners of the Group	**0**	**0**	**0**	**3,252**	**-1,106**	**0**	**0**	**0**	**2,146**	**6,000**	**8,146**
Balance at 31 December 2016	**243,284,155**	**-221,585,020**	**24,328,415**	**4,379,438**	**2,181,108**	**6,776,060**	**3,305,458**	**-276,892**	**62,392,722**	**75,106**	**62,467,828**

The accompanying notes form an integral part of these consolidated financial statements.

EIB Group Consolidated Financial Statements under IFRS Consolidated cash flow statement for the year ended 31 December 2016 (in EUR ‘000) 2016 2015 A. Cash flows from operating activities: -278,798 4,277,944 Profit for the financial year Adjustments for: Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities -26,011 67,910 Change in impairment in respect of transferable securities held as financial fixed assets 0 10,050 Depreciation and amortisation on property, furniture and equipment, intangible assets and investment 32,148 33,959 property and net result on sale of non-current assets held for sale Changes in impairment of shares and other variable-yield securities 40,842 2,865 Change in fair value of trading debt securities -4,796 82,066 Fair value adjustments on loans and associated swaps 955,589 -1,285,566 Fair value adjustments on borrowings and associated swaps 6,027,460 -7,511,376 Fair value adjustments on other derivatives -1,347,372 12,074,648 Net interest income 2,638 74,996 Effect of exchange rate changes 231,917 -372,596 Profit on operating activities 5,633,617 7,454,900 Disbursements of loans and advances to credit institutions and customers -60,181,087 -54,320,048 Repayments of loans and advances to credit institutions and customers 52,252,742 55,807,348 Change in deposits with central banks -110,672 -92,189 Change in treasury securities liquidity portfolios -750,621 -13,688,723 Change in amounts owed to credit institutions and customers -2,451,126 7,934,057 Change in provisions for pension plans and health insurance scheme 335,816 196,533 Change in provisions for commitment on investment funds and guarantees issued -61,904 -64,537 Change in interest accrued on cash and cash equivalents 15,297 -2,003 Change in prepayments -1,101 -15,484 Change in other assets -6,885 -58,598 Change in deferred income 11,453 -28,933 Change in other liabilities (excluding non-controlling interest) 240,437 64,656 Net cash used from/(used in) operating activities 787,005 -2,674,060 B. Cash flows from investing activities: Securities in Long Term Hedge Portfolio purchased during the year -105,529 0 Securities from Long Term Hedge Portfolio matured during the year 1,606,000 149,900 Purchase of loan substitutes and ABS portfolio EIF included in the debt securities portfolios -5,443,890 -5,530,328 Redemption of loan substitutes included in the debt securities portfolios 3,045,166 3,271,280 Net additions in venture capital operations included in shares, other variable-yield securities and -709,702 -315,422 participating interests Net additions in shares, other variable-yield securities and participating interests excluding venture -77,468 -38,931 capital operations Purchase and disposal of property, furniture and equipment, intangible assets, investment property and -40,441 -43,665 non-current assets held for sale Proceeds from sale of non-current assets held for sale 6,782 0 Net cash used from/(used in) investing activities -1,719,082 -2,507,166 C. Cash flows from financing activities: Issuance of debts evidenced by certificates 165,543,970 150,467,250 Redemption of debts evidenced by certificates -160,554,709 -153,006,233 Member States contribution 51,967 446,180 Net change in cash related to acquisitions and disposals of share in subsidiary undertakings 60,303 28,685 Dividend paid to non-controlling interest -9,085 -7,639 Net cash used from/(used in) financing activities 5,092,446 -2,071,757

Consolidated cash flow statement (Continued) for the year ended 31 December 2016 (in EUR ‘000) 2016 2015 Summary statement of cash flows: Cash and cash equivalents at beginning of financial year 50,334,953 55,691,233 Net cash from: Operating activities 787,005 -2,674,060 Investing activities -1,719,082 -2,507,166 Financing activities 5,092,446 -2,071,757 Effects of exchange rate changes on cash held 345,537 1,896,703 Cash and cash equivalents at end of financial year 54,840,859 50,334,953 Cash and cash equivalents are composed of: Cash in hand, balances with central banks and post office banks, excluding deposits with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1) Money market securities maturing within three months of issue Loans and advances to credit institutions and to customers: Repayable on demand Other loans and advances (Note C)

35	113

23,483,405 24,364,058

865,097 1,009,018

30,492,322 24,961,764

54,840,859 50,334,953 Supplementary disclosures of operating cash flows: 2016 2015 Interest received 22,770,929 21,744,189 Dividends received 241,541 122,927 Interest paid -16,613,136 -17,229,288 The accompanying notes form an integral part of these consolidated financial statements.

EIB Group Consolidated Financial Statements under IFRS European Investment Bank Group Notes to the consolidated financial statements as at 31 December 2016 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long term lending bank of the European Union (‘EU’). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The Bank has its registered office at 98-100, boulevard Konrad Adenauer, Luxembourg. The Bank and its subsidiaries are defined as the ‘Group’. The subsidiaries held by the Bank are disclosed in Note B.4.1. Note A – Significant accounting policies A.1. Basis of preparation A.1.1. Statement of compliance The European Investment Bank Group’s consolidated financial statements (the ’Financial Statements’) have been prepared in accordance with International Financial Reporting Standards (‘IFRS’), as adopted by the European Union. On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 9 March 2017 and authorised their submission to the Board of Governors for approval by 25 April 2017. A.1.2. Basis of measurement The Financial Statements have been prepared on an historical cost basis, except for derivative financial instruments, available-for-sale financial assets, assets and liabilities designated at fair value through profit or loss, financial assets held for trading and financial guarantees, which have been measured at fair value. The liability for the defined-benefit obligation is recognised as the present value of the defined-benefit obligation, plus any unrecognised actuarial gains, less any unrecognised past service cost or unrecognised actuarial losses. The Financial Statements are presented in euro rounded to the nearest thousand, unless otherwise indicated. A.2. Significant accounting judgments and estimates In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgment are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the differences may be material to the Financial Statements. The most significant use of judgments and estimates is as follows: Fair value of financial instruments Where the fair values of financial assets and financial liabilities recorded on the balance sheet cannot be derived from active markets, they are determined using a variety of valuation techniques that include the use of mathematical models. The input to these models is taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. The judgments include considerations of liquidity and model inputs such as correlation and volatility for longer dated derivatives. Impairment losses on loans and advances The Group reviews its loans and advances at each reporting date to assess whether an allowance for impairment should be recorded. In particular, judgment by management is required in the estimation of the amount and timing of future cash flows when determining the level of allowance required. Such estimates are based on assumptions about a number of factors and actual results may differ, resulting in future changes to the allowance. In addition to a specific allowance against individually significant loans and advances, the Group also makes a collective impairment test on exposures which, although not specifically identified as requiring a specific allowance, have a greater risk of default than when the loans and advances were originally granted. Provisions on financial guarantees The Group recognises a liability at the fair value of the obligation at the inception of a financial guarantee contract. The guarantee is subsequently measured at the higher of the best estimate of the obligation or the amount initially recognised less, where appropriate, cumulative amortisation recognised. Financial guarantee provisions correspond to the cost of settling the obligation, which is the expected loss, estimated on the basis of all relevant factors and information existing at the consolidated balance sheet date. Valuation of unquoted equity investments Valuation of unquoted equity investments is normally based on one of the following: recent arm’s length market transactions; current fair value of another instrument that is substantially the same; the expected cash flows discounted at current rates applicable for items with similar terms and risk characteristics; or other valuation models. The determination of the cash flows and discount factors for unquoted equity investments requires significant estimation. The Group calibrates the valuation techniques periodically and tests them for validity using either prices from observable current market transactions in the same instrument or from other available observable market data. Impairment of equity investments The Group treats available-for-sale equity investments as impaired when there has been a significant or prolonged decline in the fair value below its cost or where other objective evidence of impairment exists. The determination of what is “significant” or “prolonged” requires judgment. The Group treats “significant” generally as 30% or more and “prolonged” as greater than 24 months. In addition, the Group evaluates other factors, including normal volatility in the share price for quoted equities and the future cash flows and discount factors for unquoted equities. Pension and other post-employment benefits The cost of defined-benefit pension plans and other post-employment medical benefits is determined using actuarial valuations. The actuarial valuation involves making assumptions about discount rates, mortality rates and future salary and pension increases. Due to the long term nature of these plans, such estimates are subject to significant uncertainty. Consolidation of entities in which the Group holds an interest The Group made significant judgments that none of the entities (except for the European Investment Fund (‘the EIF’) and EU MICROFINANCE PLATFORM FCP-FIS (“EUMPF”)) in which it holds an interest are controlled by the Group. This is due to the fact that in all such entities, either the General Partner or the Fund Manager or the Management Board have sole responsibility for the management and control of the activities and affairs of the partnership and have the power and authority to do whatever necessary to carry out the purpose and objectives of the partnership in compliance with the investment and policy guidelines. Group’s exposure to the United Kingdom The Group is monitoring the developments of the political situation in the United Kingdom, specifically as regards the consequences of the referendum on the UK’s continued EU membership held on 23 June 2016, the approval by the UK House of Commons of a bill authorising the notification of the UK’s decision to withdraw from the EU on 8 February 2017 and the formal notification of the withdrawal decision pursuant to Article 50 of the Treaty on European Union of 29 March 2017. In this context, it has been assessed that these events have not materially affected the financial position and performance of the Group as at 31 December 2016. The Group will continue to monitor the evolution of the situation and the possible impact on its financial statements as necessary. A.3. Changes in accounting policies Except for the changes below, the Group has consistently applied the accounting policies set out in Note A.4. to all periods presented in these consolidated financial statements. The Group has adopted the following new standards and amendments to standards. Standards adopted The following interpretation as well as the amendments to and revisions of existing standards became effective for the Group’s consolidated financial statements as of 1 January 2016: Amendments to IAS 1 ‘Presentation of financial statements’ – Disclosure initiative; Amendments to IAS 16 ‘Property, plant and equipment’ and IAS 38 ‘Intangible assets’ on clarification of acceptable methods of depreciation and amortization; Annual improvements 2012-2014—various standards. The adoption of these amendments had no material impact on the Group’s consolidated financial statements. Standards issued but not yet adopted The following standards, amendments to standards and interpretations are effective for annual periods beginning after 1 January 2016. The Group has not applied the following new or amended standards in preparing these consolidated financial statements. IFRS 9 Financial instruments The last part of the standard was issued on 24 July 2014 and replaces the existing guidance in IAS 39 Financial Instruments: Recognition and Measurement. IFRS 9 addresses the classification, measurement and derecognition of financial assets and financial liabilities, introduces a new expected credit loss model for impairment on financial assets and introduces new rules for hedge accounting.

EIB Group Consolidated Financial Statements under IFRS IFRS 9 contains a new classification and measurement approach for financial assets that reflects the business model in which assets are managed and their cash flow characteristics. IFRS 9 contains three principal classification categories for financial assets: measured at amortised cost, fair value through other comprehensive income (‘’FVOCI’’) and fair value through profit or loss (‘’FVTPL’’). The standard eliminates the existing IAS 39 categories of held to maturity, loans and receivables and available for sale. Under IFRS 9, derivatives embedded in contracts where the host is a financial asset in the scope of the standard are never bifurcated. Instead, the hybrid financial instrument as a whole is assessed for classification. Accordingly, the Group does not expect the new guidance to have a significant impact on the classification and measurement of its financial assets and liabilities except for those currently designated under the Fair Value Option for which the majority is foresees to be eligible for hedge accounting under IFRS 9. IFRS 9 largely retains the existing requirements in IAS 39 for the classification of financial liabilities. However, under IAS 39 all fair value changes of liabilities designated as at FVTPL are recognised in profit or loss, whereas under IFRS 9 these fair value changes may be presented as follows: the amount of change in the fair value that is attributable to changes in the credit risk of the liability is presented in other comprehensive income (‘’OCI’’); and the remaining amount of change in the fair value is presented in profit or loss. The Group is already disclosing separately the part of the change in fair value of the financial liabilities designated at fair value through profit or loss attributable to change in credit risk. IFRS 9 replaces the ‘incurred loss’ model in IAS 39 with a forward-looking ‘expected credit loss’ (‘’ECL’’) model. This will require considerable judgement as to how changes in economic factors affect ECLs, which will be determined on a probability-weighted basis. The new impairment model will apply to financial assets measured at amortised cost or FVOCI, except for investments in equity instruments, and to contract assets. Under IFRS 9, loss allowances will be measured on either of the following bases: 12-month ECLs. These are ECLs that result from possible default events within the 12 month after the reporting date; and lifetime ECLs. These are ECLs that result from all possible default events over the expected life of a financial instrument. Lifetime ECL measurement applies if the credit risk of a financial asset at the reporting date has increased significantly since initial recognition and 12-month ECL measurement applies if it has not. An entity may determine that a financial asset’s credit risk has not increased significantly if the asset has low credit risk at the reporting date. While the Group has not yet undertaken a detailed assessment of the impairment methodologies that it will apply under IFRS 9, it may result in an earlier recognition of credit losses with higher volatility. IFRS 9 will require the Group to ensure that hedge accounting relationships are aligned with the Group’s risk management objectives and strategy and to apply a more qualitative and forward-looking approach to assessing hedge effectiveness. IFRS 9 also introduces new requirements regarding rebalancing of hedge relationships and prohibiting voluntary discontinuation of hedge accounting. Under the new model, it is possible that more risk management strategies, particularly those involving hedging a risk component (other than foreign currency risk) of a non-financial item, will be likely to qualify for hedge accounting. The Group’s preliminary assessment indicated that the types of hedge accounting relationships that the Group currently designates should be capable of meeting the requirements of IFRS 9 if the Group completes certain planned changes to its internal documentation and monitoring processes. IFRS 9 will require extensive new disclosures, in particular about hedge accounting, credit risk and expected credit losses. The Group’s preliminary assessment included an analysis to identify data gaps against current processes and the Group plans to implement the system and controls changes that it believes will be necessary to capture the required data. IFRS 9 has been endorsed by the EU on 22 November 2016 and is effective for annual reporting periods beginning on or after 1 January 2018, with early adoption permitted. The Group does not intend to adopt the standard earlier than its effective date. The Group is currently performing a detailed assessment of the impact resulting from the application of IFRS 9 and expects to disclose additional quantitative information over the next twelve months. IFRS 15 Revenue from Contracts with Customers IFRS 15 establishes a comprehensive framework for determining whether, how much and when revenue is recognised. It replaces existing revenue recognition guidance, including IAS 18 Revenue, IAS 11 Construction Contracts and IFRIC 13 Customer Loyalty Programmes. IFRS 15 standard has been endorsed by the EU is on 22 September 2016 and is effective for annual reporting periods beginning on or after 1 January 2018, with early adoption permitted. The Group does not plan to adopt this standard early and the impact is deemed to be not material. IFRS 16 Leases IFRS 16 was issued in January 2016 and replaces the current guidance of IAS 17. It will result in significant changes in accounting for most lessees, while it will not imply significant changes for lessors. IFRS 16 is effective for annual reporting periods beginning on or after 1 January 2019, with early adoption permitted if IFRS 15 is applied. IFRS 16 has not yet been adopted by the EU. The Group does not plan to adopt this standard early and does not expect it to cause any material impact on the Group’s consolidated financial statements. Amendment to IAS 7 ‘Cash flow statements’ – Disclosure initiative The amendments require disclosures that enable users of financial statements to evaluate changes in liabilities arising from financing activities, including both changes arising from cash flow and non-cash changes. Amendments are effective for annual reporting periods beginning on or after 1 January 2017, with early adoption permitted. Amendments are expected to be endorsed by the EU by the end of the year.

The Group does not plan to adopt this standard early and does not expect it to cause any material impact on the Group’s consolidated financial statements. A.4. Summary of significant accounting policies A.4.1. Basis of consolidation Subsidiaries Subsidiaries are entities controlled by the Group. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases. The Financial Statements comprise those of the European Investment Bank (the ‘Bank’ or ‘EIB’) and its subsidiaries, the European Investment Fund (the ‘Fund’ or ‘EIF’) and the EU Microfinance Platform FCP FIS (“EUMPF”). The financial statements of both subsidiaries are prepared for the same reporting year as the Bank, using consistent accounting policies. The Bank holds 59.88% (2015: 61.41%) of the subscribed capital of the EIF and it holds 55.56% (2015: 55.56%) of the total committed units of the EUMPF and therefore has applied the principles provided for under IFRS 10 in preparing consolidated financial statements. Hence, the Group consolidates the financial statements of the EIB, the EIF and the EUMPF line by line by adding together like items of assets, liabilities, equity, income and expenses. After aggregation of the balance sheets and income statements, all intra-group balances, transactions, income and expenses resulting from intra-group transactions are eliminated. Commitment on EIF shares held by third party investors Under the terms of a replacement share purchase undertaking in respect of the 1,758 shares held by the EIF’s non-controlling shareholders (2015: 1,654 shares), the EIB is offering to buy these on an annual basis. The exercise price is determined on the basis of the audited annual accounts of the EIF and corresponds to the part of each share in the called capital of the EIF, increased by the share premium account, the statutory reserves, the fair value reserve, the retained earnings and profit for the year, net of the dividend decided by the EIF’s General Meeting. The commitment to purchase is shown in the consolidated balance sheet as a debt item under “Other liabilities” (see also Note G). IFRS 10 requires that the acquisition of a non-controlling interest be accounted for as an equity transaction. The carrying amounts of the controlling and non-controlling interests are adjusted to reflect the change in their relative interests in EIF net assets. Any difference between the amount by which the non-controlling interest is adjusted and the fair value of the financial liability is recognised directly in equity under “Other” and attributed to owners of the parent. Any changes in the fair value of the financial liability subsequent to the acquisition date are recognised in the income statement under “Interest expense and similar charges”. Interests in associates and joint ventures The Group’s interests in investees comprise interests in associates and joint ventures. Associates are those entities in which the Group has significant influence, but not control or joint control, over the financial and operating policies. A joint venture is an arrangement in which the Group has joint control, whereby the Group has rights to the net assets of the arrangement, rather than the rights to its assets and obligations for its liabilities. The accounting treatment for associates and joint ventures is further explained in Note A.4.7.3. Transactions eliminated on consolidation Intra-group balances and transactions, and any unrealised income and expenses arising from intra-group transactions are eliminated. Unrealised gains arising from transactions with equity-accounted investees are eliminated against the investment to the extent of the Group’s interest in the investee. Unrealised losses are eliminated in the same way as unrealised gains, but only to the extent that there is no evidence of impairment. A.4.2. Foreign currency translation The Financial Statements are presented in euro (EUR), as the functional currency of the Bank and unit of measurement for the capital accounts of the Member States. The Group conducts its operations in euro, in other currencies of the Member States and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. Monetary assets and liabilities denominated in currencies other than euro are translated into euro at the exchange rate prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the consolidated income statement. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined.

EIB Group Consolidated Financial Statements under IFRS Exchange differences on non-monetary financial assets are a component of the change in their fair value. Depending on the classification of a non-monetary financial asset, exchange differences are either recognised in the income statement or within the equity reserves. Exchange differences arising on the settlement of transactions at rates different from those at the date of the transaction and unrealised foreign exchange differences on unsettled foreign currency monetary assets and liabilities are recognised in the consolidated income statement. A.4.3. Derivatives All derivative instruments of the Group are measured at fair value through profit or loss and are reported as derivative assets or liabilities. Fair values are obtained from quoted market prices, discounted cash flow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as time the value of money, yield curve and volatility of the underlying. The Group uses derivative instruments mainly for hedging market exposure on borrowings and lending transactions, and also as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risk, including exposures arising from forecast transactions. The Group applies the amended Fair Value Option of IAS 39 when balance sheet items together with one or more derivative transactions meet the eligibility criteria of the amended Fair Value Option and a significant reduction of the accounting mismatch is thus obtained. The Group currently does not use any of the hedge accounting possibilities available under IAS 39. Derivatives are recorded at fair value and carried as assets when their fair value is positive and as liabilities when their fair value is negative. Changes in the fair value of derivatives are included in “Result on financial operations”. The majority of the Group’s swaps are concluded with a view to hedging specific bond issues. The Group enters into currency swaps, whereby the proceeds of a borrowing are initially converted into a different currency and on maturity the Bank will obtain the amounts needed to service the borrowing in the original currency. Macro-hedging swaps used as part of asset/liability management are marked to market (fair value) using internal valuation models. Realised and unrealised gains and losses are recognised in “Result on financial operations”. Accrued interest on derivatives is part of the fair value recorded. A derivative may be embedded in a “host contract”. Such combinations are known as hybrid instruments and arise predominantly from the issuance of certain structured debt instruments. If the host contract is not carried at fair value with changes in fair value reported in the consolidated income statement, the embedded derivative is separated from the host contract and accounted for as a stand-alone derivative instrument at fair value if, and only if, the economic characteristics and risks of the embedded derivative are not closely related to the economic characteristics and risks of the host contract and the embedded derivative actually meets the definition of a derivative. A.4.4. Financial instruments Derivative financial instruments are initially recognised using the trade date basis. Non-derivative financial instruments are initially recognised using the settlement date basis. Fair value of financial instruments Fair value is the price that would be received on selling an asset or paid on transferring a liability in an orderly transaction between market participants at the measurement date in the principal, or in its absence, the most advantageous market to which the Group has access at that date. The fair value of a liability reflects its non-performance risk. When applicable, the Group measures the fair value of an instrument using the quoted price in an active market for that instrument. A market is regarded as active if transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an on-going basis. Where the fair values of financial assets and financial liabilities recorded on the balance sheet cannot be derived from active markets, they are determined using a variety of valuation techniques that include the use of mathematical models. The input to these models is taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. The chosen valuation technique incorporates all the factors that market participants would take into account in pricing a transaction. Portfolios of financial assets or financial liabilities that are exposed to market or credit risk that are managed by the Group on the basis of the net exposure to either market or credit risk are measured on the basis of a price that would be received on selling a net long position or paid on transferring a net short position for a particular risk exposure. These portfolio level adjustments are allocated to the individual assets and liabilities on the basis of the relative risk adjustment of each of the individual instruments in the portfolio. The Group measures fair values using the following fair value hierarchy that reflects the significance of the inputs used in making the measurements: Level 1: inputs that are unadjusted quoted market prices in active markets for identical instruments to which the Group has access. Level 2: inputs other than quoted prices included within Level 1 that are observable either directly (i.e. as prices) or indirectly (i.e. derived from prices). This category includes instruments valued using quoted market prices in active markets for similar instruments, quoted prices for identical or similar instruments in markets that are considered less than active or other valuation techniques where all significant inputs are directly or indirectly observable from market data. Level 3: inputs that are not observable. This category includes all instruments where the valuation technique includes inputs not based on observable data and the unobservable inputs have a significant effect on the instrument’s valuation. This category includes instruments that are valued based on quoted prices for similar instruments where significant unobservable adjustments or assumptions are required to reflect differences between the instruments. The Group recognises transfers between levels of the fair value hierarchy as of the end of the reporting period during which the change has occurred. A.4.5. Cash and cash equivalents The Group defines cash and cash equivalents as short-term, highly liquid securities and interest-earning deposits with maturities of 90 days or less. A.4.6. Fee and commission income The Group earns fee income from a diverse range of services it provides to its customers. Fee income can be divided into two broad categories: income earned from services that are provided over a certain period of time, for which customers are generally billed on an annual or semi-annual basis; and income earned from providing transaction-type services. Fees earned from services that are provided over a certain period of time are recognised on an accruals basis over the service period. Fees earned from providing transaction-type services are recognised when the service has been completed. Fees or components of fees that are performance linked are recognised when the performance criteria are fulfilled. A.4.7. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities and shares and other variable-yield securities A.4.7.1. Held for trading portfolio The held for trading portfolio (Operational portfolios P1 and P2) comprises listed debt securities issued and guaranteed by financial institutions. The debt securities are owned by the Group. Securities held in this portfolio are marked to market in the consolidated balance sheet, any gain or loss arising from a change in fair value being included in the consolidated income statement in the period in which it arises. Gains and losses realised on disposal or redemption and unrealised gains and losses from changes in the fair value of trading portfolio assets are reported as Net trading income in the account “Result on financial operations”. Interest income on trading portfolio assets is included in “Interest and similar income”. The determination of fair values of trading portfolio assets is based on quoted market prices in active markets or dealer price quotations, pricing models (using assumptions based on market and economic conditions), or management estimates, as applicable. A.4.7.2. Held-to-maturity portfolio The held-to-maturity portfolio comprises of the Group’s Long Term Hedge Portfolio (LTHP), the Treasury Monetary Portfolio “TMP” and the Loan substitutes portfolio (see Note B.2). The Group’s long term hedge portfolio contains securities of the Bank’s LTHP portfolio and the EIF investment portfolio and consists of securities purchased with the intention of holding them to maturity. These securities are issued or guaranteed by: Governments of the European Union Member States, G10 countries and their agencies; or Supranational public institutions, including multinational development banks. These securities are initially recorded at fair value plus any directly attributable transaction costs. The difference between entry price and redemption value is amortised in accordance with the effective interest method over the remaining life of the securities. Treasury Monetary Portfolio “TMP” of the Group is held for the purpose of maintaining an adequate level of liquidity in the Group and comprises money market products with a maximum maturity of twelve months, including treasury bills and negotiable debt securities issued by public bodies or credit institutions. The securities are held until their final maturity and presented in the Financial Statements at their amortised cost. The Loan substitutes portfolio mainly consists of obligations in the form of bonds, notes or certificates issued by Special Purpose Vehicles (SPVs) or trust vehicles. These securities are classified as held-to-maturity and recorded at amortised cost. The Group assesses at each balance sheet date whether there is any objective evidence that a financial asset or group of financial assets is impaired. A financial asset or group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after the initial recognition of the asset (an incurred “loss event”) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. Impairment loss is recognised in profit and loss and the amount of the loss is measured as the difference between the carrying value and the present value of estimated future cash flows discounted at the instrument’s original effective interest rate. A.4.7.3. Available-for-sale portfolio The available-for-sale portfolio comprises the remaining securities formerly held in the operational money market portfolio A2 and operational bond portfolio B1 (currently SLP portfolio, see Note B.2), of the Unitary Fund and operational portfolio of the Fund and shares and other variable-

EIB Group Consolidated Financial Statements under IFRS yield securities (see Note B.3). Securities are classified as available-for-sale where they do not appropriately belong to one of the other categories of financial instruments recognised under IAS 39, i.e. “held for trading” or “held-to-maturity”. The Management Committee determines the appropriate classification of its investments at the time of the constitution of a portfolio. Financial instruments within one portfolio always have the same classification. Available-for-sale financial investments may be sold in response to or in anticipation of needs for liquidity or changes in interest rates, credit quality, foreign exchange rates or equity prices. Available-for-sale financial investments are carried at fair value. They are initially recorded at fair value plus transaction costs. Unrealised gains or losses, excluding foreign currency translation gains and losses, are reported in comprehensive income and accumulated in the fair value reserve until such investment is sold, collected or otherwise disposed of, or until such investment is determined to be impaired. Foreign currency translation gains and losses are reported in the consolidated income statement. If an available-for-sale investment is determined to be impaired, the cumulative unrealised gain or loss previously recognised in the fair value reserve is included in the consolidated income statement for the period. A financial investment is considered to be impaired if its carrying value exceeds the recoverable amount. Quoted financial investments are considered to be impaired if the decline in market price below cost is of such a magnitude that recovery of the cost value cannot be reasonably expected within the foreseeable future. For non-quoted equity investments, the recoverable amount is determined by applying recognised valuation techniques. Financial assets are derecognised when the right to receive cash flows from the financial assets has expired or where the Group has transferred substantially all risks and rewards of ownership. On disposal of an available-for-sale investment, the accumulated unrealised gain or loss included in the fair value reserve is transferred to consolidated income statement for the period. Gains and losses on disposal are determined using the weighted average cost method. Interest and dividend income on available-for-sale financial investments are included in “Interest and similar income” and “Income from shares and other variable-yield securities”. Interest on available-for-sale debt securities and other fixed income securities is recognised in the income statement using the effective interest method. Dividends on equity investments are recognised in the income statement when the Group’s right to receive payment is established. The determination of fair values of available-for-sale financial investments is based on quoted market rates in active markets, dealer price quotations, discounted expected cash flows using market rates that are commensurate with the credit quality and maturity of the investment or based upon review of the investee’s financial results, condition and prospects including comparisons with similar companies for which quoted market prices are available. Venture capital operations and investment funds held represent medium and long term investments. They are measured at fair value, which is determined by applying the aggregated Net Asset Value (NAV) method. This valuation method implicitly assumes that if the NAVs of underlying funds (as derived from the latest available before year-end fund managers’ reports) can be considered to be equivalent to fair value as determined under IAS 39, then the aggregation of the NAVs of all funds will itself be equivalent to the fair value as determined under IAS 39. In order to bridge the interval between the last available NAVs and the year-end reporting, a subsequent event review procedure is performed and if materially different the reported NAVs are adjusted. For specific investments where NAVs cannot readily be determined, other guidelines (for example the international private equity and venture capital valuation guidelines, IPEV Guidelines, as published by EVCA) might be used and more detailed monitoring and review will be required. In accordance with this method, the venture capital funds are internally classified into three categories: Category I – funds that have adopted the fair value requirements of IAS 39 or IPEV Guidelines for which a specific review is performed to ensure that the NAV is a reliable estimate of fair value. Category II – funds that have adopted other valuation guidelines (such as the former 2001 EVCA) or standards that can be considered to be in line with IAS 39, for which a specific review is performed to ensure that the NAV is a reliable estimate of fair value. Category III – funds that have not adopted the fair value requirements of IAS 39 or any other valuation guidelines in line with IAS 39. The Group assesses at each balance sheet date whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events occurring after the initial recognition of the asset (an incurred “loss event”) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. In the case of equity investments classified as available-for-sale, this would include a significant or prolonged decline in the fair value of the investments below its cost. Where there is evidence of impairment, the cumulative loss measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognised in the consolidated income statement, is removed from equity and recognised in the income statement. Impairment losses on equity investments are not reversed through the consolidated income statement; increases in their fair value after impairment are recognised directly in equity. In contrast, if in a subsequent period, the fair value of a debt instrument classified as available-for-sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognised, the impairment loss is reversed through the income statement. The Group complies with conditions to use the private equity and similar entities exemption in IAS 28 and IFRS 11 and does not use equity accounting on, or proportionately consolidate investments in joint ventures, if any. Upon initial recognition, any holdings in joint ventures or associates are designated at fair value through profit or loss, and measured subsequently at fair value in accordance with IAS 39, with changes in fair value being recognised in the consolidated income statement during the period of the change. Joint ventures are contractual agreements whereby the Group and other parties undertake an economic activity that is subject to joint control. A joint control is the contractually agreed sharing of control over an economic activity, and exists only when the strategic financial and operating decisions relating to the activity require the unanimous consent of the parties sharing the control (the venturers). The participations acquired by the Group for its own account or on behalf of its mandate providers typically represent investments in private equity or venture capital funds. According to industry practice, such investments are generally investments jointly subscribed by a number of investors, none of whom is in a position to individually influence the daily operations and the investment activity of such a fund. As a consequence, any membership by an investor in a governing body of such fund does not in principle entitle such investor to influence the day-to-day operations of the fund. In addition, individual investors in a private equity or venture capital fund do not determine the policies of a fund such as distribution policies on dividends or other distributions. Such decisions are typically taken by the management of a fund on the basis of the shareholders agreement governing the rights and obligations of the management and all shareholders of the fund. The shareholders’ agreement also generally prevents individual investors from bilaterally executing material transactions with the fund, interchanging managerial personnel or obtaining privileged access to essential technical information. The Group’s investments, made for its own account or on behalf of its mandate providers, are executed in line with the above stated industry practice. A.4.8. Loans and advances to credit institutions and customers Loans and advances to credit institutions and customers (or “Loans and receivables”) include loans where money is provided directly to the borrower. Loans and receivables are recognised when cash is advanced to borrowers. They are initially recorded at cost (their net disbursed amounts), which is the fair value of the cash given to originate the loan, including any transaction costs, and are subsequently measured at amortised cost using the effective interest rate method. Undisbursed parts of loans are recorded in the memorandum items at their nominal value. Where loans meet the eligibility criteria of the amended Fair Value Option and have been designated on initial recognition as at fair value through profit or loss, they are measured at their fair value. The fair value measurement technique used is based on a discounted cash flow technique. Loans designated at fair value are recorded at fair value in the balance sheet. Changes in fair value are recorded in “Result on financial operations”. A.4.8.1. Interest on loans Interest on loans originated by the Group is recorded in the consolidated income statement under “Interest and similar income” using the effective interest rate method and on the consolidated balance sheet under “Loans and advances”. A.4.8.2. Reverse repurchase operations (reverse repos) A reverse repurchase operation is one under which the Group lends liquid funds to a credit institution which provides collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset. The operation is based on the principle of delivery against payment: the borrower of the liquid funds transfers the securities to the Group’s custodian in exchange for settlement at the agreed price, which generates a return for the Group linked to the money market. This type of operation is considered for the purposes of the Group to be a loan at a guaranteed rate of interest. Generally treated as collateralised financing transactions, they are carried at the amounts of cash advanced or received, plus accrued interest. Reverse repos are entered on the assets side of the consolidated balance sheet under “Loans and advances to credit institutions—b) other loans and advances”. Securities received under reverse repurchase agreements are not recognised in the consolidated balance sheet, unless control of the contractual rights comprised in these securities is assumed. The Group monitors the market value of the securities received on a daily basis and requests additional collateral in accordance with the underlying agreements. Interest earned on reverse repurchase agreements is recognised as interest income over the life of each agreement. A.4.8.3. Fees on loans Front-end fees on loans are deferred, together with the related direct costs of originating and maintaining the commitment, and are recognised as an adjustment to the effective yield, being recorded in the consolidated income statement over the period from disbursement to repayment of the related loan. If the commitment expires without the loan being drawn down, the fee is recognised as income on expiry. The front-end fees are deferred and recognised under “Interest and similar income” in the income statement over the life of the underlying loan. A.4.8.4. Interest subsidies Interest subsidies received in advance (see Note F) are deferred in accordance with IAS 18, and are recognised as an adjustment to the effective yield, being recorded in the consolidated income statement over the period from disbursement to repayment of the subsidised loan. A.4.9. Impairment on loans and advances Impairment on loans and advances or provisions on commitments are recorded if there is objective evidence that the Group will be unable to collect all amounts due on a claim according to the original contractual terms or an equivalent value. A “claim” means a loan, a commitment such as a letter of credit, a guarantee, a commitment to extend credit, or some other credit product. Impairment is reported as a reduction of the carrying amount of a claim on the consolidated balance sheet, whereas for an off-balance sheet item such as a commitment a provision for credit loss is reported in “Provisions”. Additional impairment or provisions for credit losses are made through “Change in impairment on loans and advances and provisions on guarantees, net of reversals”. A.4.9.1. Impairment allowances related to individual loans and advances Impairment losses have been made for individual loans and advances outstanding at the end of the financial year where objective evidence exists of risks of non-recovery of all or part of the amounts outstanding according to the original contractual terms or the equivalent value. Changes to these provisions are recorded in the consolidated income statement as “Change in impairment on loans and advances and provisions on guarantees, net of reversals”. Allowances and provisions for credit losses are evaluated on the basis of the following counterparty-specific principles.

EIB Group Consolidated Financial Statements under IFRS A claim is considered impaired when the Bank determines that it is probable that the Group will not be able to collect all amounts due according to the original contractual terms or an equivalent value. Individual credit exposures are evaluated based upon the borrower’s character, overall financial condition, resources and payment record, the prospects for support from any financially responsible guarantors and, where applicable, the realisable value of any collateral. The estimated recoverable amount is the present value of expected future cash flows, which may result from restructuring or liquidation. Impairment is measured and allowances for credit losses are established for the difference between the carrying amount and the estimated recoverable amount of any claim considered as impaired. The amount of the loss is the difference between the asset’s carrying amount and the present value of expected future cash flows discounted at the financial instrument’s original effective interest rate. All impaired claims are reviewed and analysed at least semi -annually. Any subsequent changes to the amounts and timing of the expected future cash flows compared to the prior estimates will result in a change in the provision for credit losses and be charged or credited to credit loss expense. An allowance for impairment is reversed only when the credit quality has improved such that there is reasonable assurance of timely collection of principal and interest in accordance with the original contractual terms of the claim agreement. A write-off is made when all or part of a claim is deemed uncollectible or forgiven. Write-offs are charged against previously established provisions for credit losses or directly to credit loss expense and reduce the principal amount of a claim. Recoveries in part or in full of amounts previously written off are credited to credit loss expense. For non-performing loans, upon impairment the accrual of interest income based on the original terms of the claim may be discontinued. A.4.10. Financial guarantees Financial guarantee contracts are contracts that require the Group to make specified payments to reimburse the holder for a loss it incurs because a specified debtor fails to make payments when due in accordance with the terms of a debt instrument. Under the existing rules, these guarantees do not meet the definition of an insurance contract (IFRS 4 Insurance Contracts) and are accounted for under IAS 39 Financial Instruments: Recognition and Measurement, either as “Derivatives” or as “Financial Guarantees”, depending on their features and characteristics as defined by IAS 39. The accounting policy for derivatives is disclosed under Note A.4.3. Financial guarantees are initially recognised in the consolidated balance sheet under “Other liabilities” at fair value plus transaction costs that are directly attributable to the issuance of the financial guarantees. At initial recognition the obligation to pay corresponds to the Net Present Value (NPV) of expected premium inflows or the initial expected loss. Subsequent to initial recognition, financial guarantees are measured at the higher of 1) the amount initially recognised less, where appropriate, cumulative amortisation recognised in accordance with IAS 18 Revenue and 2) the best estimate of expenditure required to settle any present financial obligation arising as a result of the guarantee in accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets. The best estimate of expenditure is determined in accordance with IAS 37. Financial guarantee provisions correspond to the cost of settling the obligation, which is the expected loss, estimated on the basis of all relevant factors and information existing at the statement of financial position date. When a financial guarantee operation measured under IAS 39 is derecognised and treated under IAS 37, its value previously recorded under “Other liabilities” is transferred to the caption “Provisions for guarantees issued” on the balance sheet. Any increase or decrease in the net liability (as measured per IAS 39) relating to financial guarantees other than the payment of guarantee calls is recognised in the consolidated income statement under “Result on financial operations”. The provision for financial guarantees (as measured per IAS 37) is recognised in the consolidated income statement under “Change in impairment on loans and advances and provisions for guarantees, net of reversals”. The premium received is recognised in the consolidated income statement in “Fee and commission income” on the basis of an amortisation schedule in accordance with IAS 18 over the life of the financial guarantee. A.4.11. Property, furniture and equipment Property, furniture and equipment include land, Group-occupied properties and other machines and equipment. Property, furniture and equipment are reviewed periodically for impairment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The value of the Group’s headquarters building in Luxembourg-Kirchberg and its building in Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles are recorded in the consolidated balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: Buildings in Kirchberg and Weimershof: 30 years Permanent equipment, fixtures and fittings: 10 years Furniture: 5 years Office equipment and vehicles: 3 years

A.4.12. Investment property Investment property is property held to earn rentals or for capital appreciation or both. Investment property is stated at cost less accumulated depreciation and impairment losses and is reviewed for signs of impairment at the balance sheet date. Depreciation is calculated on a straight-line basis using the same estimated useful lives as property, furniture and equipment. A.4.13. Intangible assets Intangible assets comprise computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, to the probability that future economic benefits will flow to the enterprise, and to the reliability of cost measurement. Intangible assets are recognised as assets and are amortised on a straight-line basis over their estimated useful economic lives. At each consolidated balance sheet date, intangible assets are reviewed for indications of impairment or changes in estimated future benefits. If such indications exist, an analysis is performed to assess whether the carrying amounts are fully recoverable. A write-down is made if the carrying amount exceeds the recoverable amount. Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion. A.4.14. Non-current assets held for sale Non-current assets classified as held for sale include assets reclassified from investment property for which the sale is highly probable and the asset is available for immediate sale in its current condition. They are classified as held for sale as their carrying amount will be recovered through a sale transaction rather than through continuing use and are measured at the lower of carrying amount and fair value less costs to sell. A.4.15. Pension plans and health insurance scheme The Group operates defined-benefit pension plans to provide retirement benefits to its entire staff. The Group also provides certain additional post-employment healthcare benefits to former employees of the EIB. These benefits are unfunded, as defined by IAS 19. The cost of providing benefits under the plans is determined separately for each plan using the projected unit credit actuarial valuation method. The charge to the consolidated income statement in respect of the defined-benefit pension plan is based on the current service cost and interest cost as determined by qualified external actuaries. A.4.15.1. Pension plans for staff The Bank’s main pension plan is a defined-benefit pension plan funded by contributions from staff and from the Bank, covering all Bank employees. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the liability entered in the accounts is adequate. The latest valuation was performed as at 30 September 2016, with an extrapolation to 31 December 2016. The main actuarial assumptions used by the actuary are set out in Note J. Cumulative actuarial surpluses and deficits are recognised in full in Other comprehensive income. Net interest cost is recognised in the income statement under “Interest expense and similar charges”. The main pension plan of the EIF is a defined-benefit plan funded by contributions from staff and from the EIF, covering all EIF employees. The scheme entered into force in March 2003, replacing the previous defined contribution scheme. A.4.15.2. Health insurance plan The Bank has set up its own health insurance plan for the benefit of staff, financed by contributions from the Bank and its employees. The plan is an unfunded plan treated as a defined-benefit plan. A specific provision is set aside on the liability side of the consolidated balance sheet for staff at retirement age. The Fund has subscribed to a health insurance scheme with an insurance company for the benefit of staff at retirement age, financed by a contribution from the Fund and its employees. Entitlement to these benefits is based on the employees remaining in service up to retirement age and the completion of a minimum service period. The expected costs of these benefits are accrued over the period of employment, using a methodology similar to that for defined-benefit pension plans. The health insurance liabilities are determined based on actuarial calculations as per the same dates as the pension plans. A.4.15.3. Pension plan for members of the Management Committee The related provision shown on the liability side of the Group’s balance sheet is determined, as for all plans, in conformity with IAS 19. Benefits are based on years of service and a percentage of final gross base salary as defined under the plan. The Pension plan for members of the Management Committee is managed and accounted for under the same principles as the pension plan for staff (Note A.4.15.1). A.4.15.4. Optional Supplementary Provident Scheme The Optional Supplementary Provident Scheme is a defined -contribution pension scheme, funded by voluntary staff and employer contributions. It is accounted for on the basis of the contributions from staff and employer and the corresponding liability is recorded in “Other liabilities”.

EIB Group Consolidated Financial Statements under IFRS A.4.16. Amounts owed to credit institutions and customers Amounts owed to credit institutions and customers are initially recorded at cost and are presented in the financial statements at amortised cost. Interest on amounts owed to credit institutions and customers is recorded in the income statement as Interest expense and similar charges using the effective interest method. A.4.17. Debts evidenced by certificates Debts evidenced by certificates are initially measured at cost, which is the fair value of the consideration received. Transaction costs and net premiums (discounts) are included in the initial measurement. Subsequent measurement is at amortised cost, and any difference between net proceeds and the redemption value is recognised in the consolidated income statement over the period of the borrowings using the effective interest method. Where borrowings meet the eligibility criteria of the amended Fair Value Option and have been designated on initial recognition as at fair value through profit or loss, they are measured at their fair value and recorded in the balance sheet at fair value. Changes in fair value are recorded in “Result on financial operations”. The fair value measurement technique employed, in the event of absence of liquid market prices, is a discounted cash flow technique, using current yield curves. Combined debt instruments that are related to foreign exchange rates or indices are considered structured instruments. For all the debt instruments including embedded derivatives, the Group has concluded a swap agreement to fully hedge the exposure. It is Group policy to hedge the fixed interest rate risk on debt issues and to apply the amended Fair Value Option when this results in a significant reduction of an accounting mismatch. The effect is such that the carrying value of the thus selected debt instruments is adjusted for changes in fair value rather than carried and accrued at cost (see Note Q – Derivative financial instruments). Interest expense on debt instruments is included in the account “Interest expense and similar charges” in the consolidated income statement and under the liabilities caption including the underlying debt instruments in the consolidated balance sheet. Issuance fees and redemption premiums or discounts are amortised over the period to maturity of the related borrowings, unless those borrowings are measured at fair value, in which case the recognition in the consolidated income statement is immediate. A.4.18. Prepayments – Deferred income These accounts comprise: Prepayments: expenditure incurred during the financial year but relating to a subsequent financial year. Deferred income: income received before the balance sheet date but relating to a subsequent financial year. A.4.19. Reserves A.4.19.1. Reserve fund As provided for under Article 22(-1) of the Statute, “a reserve fund of up to 10% of the subscribed capital shall be built up progressively” from the retained profit of the Bank. A.4.19.2. Additional reserves Additional reserves contain the remaining retained earnings of the Group. A.4.19.3. Fair value reserve The fair value reserve includes the change in fair value of available for sale financial assets (other than impairments). A.4.19.4. Special activities reserve As provided for under Article 16(-5) of the Statute, “the special activities of the Bank […] will have a specific allocation of reserve”. The special activities reserve is a dedicated reserve for the capital allocation covering the unexpected loss of those activities which have a risk profile higher than what is generally accepted by the Bank, including venture capital activities. The reserve is based on the capital allocation of each operation and is calculated monthly according to the evolution of the underlying assets. A.4.19.5. General loan reserve In 2009 a “general loan reserve” was introduced for the expected loss of the Bank’s loan and guarantees portfolio, modelled upon the Group’s policy guidelines. It is calculated monthly according to the evolution of the underlying assets. A.4.20. Taxation The Protocol on the Privileges and Immunities of the European Union appended to the Treaty on European Union and the treaty on the Functioning of the European Union, stipulates that the assets, revenues, and other property of the institutions of the Union are exempt from all direct taxes.

A.4.21. Interest income and expense Interest income and interest expense are recognised in the income statement for all interest bearing instruments on an accruals basis using the effective interest method based on the actual purchase price including direct transaction costs. This is a method of calculating the amortised cost of a financial asset and allocating the interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts through the expected life of the financial instrument to the net carrying amount of the financial asset. In addition to interest and commission on loans, deposits and other revenue from the securities portfolio, this heading includes the indemnities received by the Group in respect of early loan reimbursement payments made by its borrowers. In accordance with the provisions of IAS 39 – Financial Instruments: Recognition and Measurement—the Group records the indemnities received for early repayment of loans immediately in the consolidated income statement at the time of derecognition of the related loans. In accordance with IAS 32 – Financial Instruments: Presentation, as a result of the replacement share purchase undertaking (Note A.4.1), EIF non-controlling interests are presented under “Interest expense and similar charges”, in conformity with the anticipated acquisition method. A.4.22. Dividend income Dividends are recognised in the income statement “income from shares and other variable-yield securities“when the entity’s right to receive payment is established. A.4.23. Reclassification of prior year figures Certain prior year figures have been reclassified to conform with the current year’s presentation. This relates to reclassification of negative interests as follows: From interest receivable and similar income EUR’000 82,990 To interest payable and similar charges EUR’000—82,990

EIB Group Consolidated Financial Statements under IFRS

Note B – Cash in hand, balances with central banks and post office banks, debt securities portfolio, shares and other variable-yield securities and interest in other entities (in EUR '000)

B.1. Cash in hand, balances with central banks and post office banks

The cash in hand and balances with central banks and post office banks equals to EUR '000 316,769 at 31 December 2016 (2015: EUR '000 206,175).

The EIB is an eligible counterparty in the Eurosystem's monetary policy operations, and has therefore been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where it maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR '000 316,734 as at 31 December 2016 (2015: EUR '000 206,062).

B.2. Debt securities portfolio

The details of each portfolio as at 31 December 2016 and 2015 are as follows:

	31.12.2016	31.12.2015
Treasury bills and other bills eligible for refinancing with central banks	51,759,729	49,988,628
Debt securities including fixed-income securities	15,913,385	17,085,586
Total debt securities(*)	**67,673,114**	**67,074,214**

(*)of which EUR '000 16,976,819 unlisted at 31 December 2016 (2015: EUR '000 16,346,206).

At 31.12.2016	Classification	Book value	Fair value(1)
Group long term hedge portfolio	Held-to-maturity	567,001	706,035
Treasury Monetary Portfolios			
- Money market securities	Held-to-maturity	37,537,451	37,530,726
Securities liquidity portfolios:			
- P1: Fixed rate portfolio	Trading	2,987,023	2,987,023
- P2: Floating rate portfolio	Available for sale	66,679(2)	66,679
- P2: Floating rate portfolio	Trading	4,133,731	4,133,731
Operational portfolio – EIF	Available for sale	1,285,902(3)	1,285,902
ABS Portfolio EIF	Loans and receivable	178,677	178,677
Loan substitutes portfolio (Note D)	Held-to-maturity	6,769,389	7,123,683
Loan substitutes portfolio (Note D)	Loans and receivable	14,147,261	14,131,708
Total debt securities		**67,673,114**(4)	**68,144,164**

(1)Fair value including accrued interest
(2)Including unrealised gain of EUR '000 1,750
(3)Including unrealised gain of EUR '000 54,680
(4)Of which cash and cash equivalents EUR'000 23,483,405

At 31.12.2015	Classification	Book value	Fair value(1)
Group long term hedge portfolio	Held-to-maturity	2,109,036	2,253,241
Treasury Monetary Portfolios			
- Money market securities	Held-to-maturity	37,336,083	37,331,081
Securities liquidity portfolios:			
- P1: Fixed rate portfolio	Trading	3,239,149	3,239,149
- P2: Floating rate portfolio	Available for sale	338,444(2)	338,444
- P2: Floating rate portfolio	Trading	3,799,163	3,799,163
Operational portfolio – EIF	Available for sale	1,383,606(3)	1,383,606
ABS Portfolio EIF	Loans and receivable	50,187	50,187
Loan substitutes portfolio (Note D)	Held-to-maturity	8,572,285	9,023,005
Loan substitutes portfolio (Note D)	Loans and receivable	10,246,261	10,118,454
Total debt securities		**67,074,214**(4)	**67,536,330**

(1)Fair value including accrued interest
(2)Including unrealised gain of EUR '000 2,085
(3)Including unrealised gain of EUR '000 52,881
(4)Of which cash and cash equivalents EUR'000 24,364,058

Loan substitutes, which represent acquisitions of interests in pools of loans or receivables in connection with securitisation transactions, are considered to be part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project related remedies, thus offering additional recourse. No impairment has occurred on any asset in this portfolio and hence no impairment has been accounted for as at 31 December 2016 and 2015.

EU sovereign exposure

The Group did not record impairment in 2016 and 2015 in respect of its held to maturity and available for sale EU sovereign and EU sovereign guaranteed exposure as at year-end, in view of the Bank's as well as EIF's preferred creditor status and the protection given by the Bank's Statute as well as on a detailed review of any fair value adjustment requirements.

The following tables show the exposure to debt issued or guaranteed by EU sovereigns in the Group's debt securities portfolios as at 31 December 2016 and 2015:

At 31.12.2016	Book value	Fair value[(1)]
EU sovereigns		
Austria	1,290,326	1,289,730
Belgium	910,402	910,947
Bulgaria	6,251	6,254
Czech Republic	720,360	839,791
Denmark	107,736	107,745
Finland	49,432	49,432
France	6,374,307	6,384,212
Germany	4,054,557	4,127,051
Greece	33,009	32,548
Hungary	19,272	21,810
Ireland	27,499	27,499
Italy	6,943,382	6,972,927
Lithuania	25,247	25,247
Luxembourg	17,241	17,241
Netherlands	1,312,866	1,326,790
Poland	140,671	143,709
Portugal	842,383	842,434
Slovakia	124,920	125,841
Slovenia	12,162	12,147
Spain	2,917,113	2,917,877
Sweden	471,382	471,308
United Kingdom	23,955	23,955
	26,424,473	**26,676,495**
Non-EU sovereign and other bonds	**41,248,641**	**41,467,669**
Total	**67,673,114**	**68,144,164**

[(1)]Fair value including accrued interest

At 31.12.2015	Book value	Fair value[(1)]
EU sovereigns		
Austria	674,085	675,551
Belgium	1,402,816	1,404,029
Czech Republic	882,598	1,020,725
Denmark	402,410	402,172
Finland	341,714	341,912
France	6,961,015	6,975,343
Germany	4,377,284	4,442,032
Greece	51,802	51,249
Hungary	19,159	21,677
Ireland	28,506	28,506
Italy	4,139,271	4,173,602
Lithuania	41,901	41,894
Luxembourg	17,305	17,305
Netherlands	580,119	593,582
Poland	247,258	251,195
Portugal	802,107	802,010
Slovakia	174,522	175,548
Slovenia	11,116	11,116
Spain	3,954,256	3,955,100
Sweden	1,532,649	1,532,200
United Kingdom	23,249	23,249
	26,665,142	**26,939,997**
Non-EU sovereign and other bonds	**40,409,072**	**40,596,333**
Total	**67,074,214**	**67,536,330**

[(1)]Fair value including accrued interest

EIB Group Consolidated Financial Statements under IFRS

B.3. Shares and other variable-yield securities

The balance comprises:

	Venture capital operations	EBRD shares	Investment funds	Total
Cost:				
At 1 January 2016	3,325,959	157,500	628,251	**4,111,710**
Net additions	709,702	0	77,468	**787,170**
At 31 December 2016	**4,035,661[(1)]**	**157,500[(2)]**	**705,719**	**4,898,880**
Unrealised gains/losses				
At 1 January 2016	1,680,822	272,629	150,381	**2,103,832**
Unrealised gains	390,028	12,468	58,650	**461,146**
Unrealised losses	-322,274	0	-25,385	**-347,659**
At 31 December 2016	**1,748,576**	**285,097**	**183,646**	**2,217,319**
Impairment				
At 1 January 2016	-997,331	0	-42,765	**-1,040,096**
Net additions	-40,825	0	-7,067	**-47,892**
At 31 December 2016	**-1,038,156**	**0**	**-49,832**	**-1,087,988**
Net book value:				
At 31 December 2016	**4,746,081**	**442,597**	**839,533**	**6,028,211**
At 31 December 2015	**4,009,450**	**430,129**	**735,867**	**5,175,446**

(1) Venture Capital operations include 31 funds accounted for at FVTPL in line with Group's accounting policies (Note A.4.7.3) with net book value amounting to EUR '000 264,388 (2015: nil).

(2) The amount of EUR '000 157,500 (2015: EUR '000 157,500) corresponds to the capital paid in by the Group as at 31 December 2016 with respect to its subscription of EUR '000 900,440 to the capital of the European Bank for Reconstruction and Development ('EBRD'). As at 31 December 2016, the Group holds 3.03% of the subscribed capital of the EBRD (2015: 3.03%).

B.4. Interest in other entities

B.4.1 Composition of the Group

B.4.1.1 The European Investment Fund

The European Investment Fund (the 'Fund' or 'EIF') was incorporated on 14 June 1994, in Luxembourg, as an international financial institution. The address of its registered office is 37 B, avenue J.F. Kennedy, L-2968 Luxembourg.

The Bank holds 59.88% (2015: 61.41%) of the subscribed capital of the EIF amounting to EUR 4.38 billion (2015: EUR 4.29 billion).

The primary task of the EIF, while providing an adequate return on equity, is to contribute to the pursuit of EU objectives through:

- the provision of guarantees to financial institutions that cover credits to small and medium sized enterprises ('SMEs');
- the acquisition, holding, managing and disposal of equity participations;
- the administration of special resources entrusted by third parties; and
- related activities.

The EIF has share capital consisting solely of ordinary shares, which are held directly by the Bank and the proportion of ownership interests held equals to the voting rights held by Bank. The country of incorporation or registration is also its principal place of business.

B.4.1.2 EU Microfinance Platform FCP FIS

The EUMPF is structured as a Luxembourg "fonds commun de placement – fonds d'investissement spécialisé" governed by the Law of 13 February 2007 relating to specialised investment funds (the "2007 Law") and launched on 22 November 2010. It was established as an umbrella fund, which may have several sub-funds. It was launched with an unlimited duration, provided that the fund is, however, automatically put into liquidation upon the termination of a sub-fund if no further sub-fund is active at that time.
Currently, the only sub-fund of the EUMPF is the European Progress Microfinance Fund.

The EUMPF is an unincorporated co-ownership of securities and other eligible assets and does not have legal personality. It is therefore managed in the exclusive interests of the Unitholders by the Management Company ("EIF") in accordance with Luxembourg laws and the Management Regulations.

As per the Management Regulations, the EIF serves as Management Company to the EUMPF umbrella fund and the EPMF compartment. In line with regulatory requirements thereon, standard investment decisions on behalf of the EUMPF are taken by the EIF in its capacity as Management Company and with strict adherence to the relevant Management Regulations agreed with investors.

The overall investment objective of the EUMPF is to invest its assets in a wide range of securities and other assets permitted to a specialised investment fund governed by the 2007 Law as amended with the purpose of spreading investment risks and affording its investors the results of the management of its portfolio.

The specific investment objective of the EUMPF is to increase access to and the availability of a range of financial products and services in the area of microfinance for:

- Persons starting their own enterprise, including self-employment;
- Enterprises, especially microenterprises;
- Capacity building, professionalisation and quality management of microfinance institutions and of organisations active in the area of microfinance;
- Local and regional employment and economic development initiatives.

The Bank holds 55.56% (2015: 55.56%) of the total committed units of the EUMPF amounting to EUR 180.0 million. As of 01 January 2015, the Bank has decided to consolidate EUMPF.

The non-controlling interest amounts to EUR 75.1 million as at 31 December 2016.

The Bank, the EIF and the EUMPF together are defined as the 'Group'.

B.4.2 Involvement with unconsolidated structured entities

Definition of a structured entity

A structured entity is one that has been designed so that voting or similar rights are not the dominant factor in deciding, who controls the entity. IFRS 12 observes that a structured entity often has some or all of the following features:

- Restricted activities;
- A narrow and well-defined objective, such as to effect a tax-efficient lease, carry out research and development activities, provide a source of capital or funding to an entity or provide investment opportunities for investors by passing on risks and rewards associated with the assets of the structured entity to investors;
- Insufficient equity to permit the structured entity to finance its activities without subordinated financial support;
- Financing in the form of multiple contractually linked instruments to investors that create concentrations of credit or other risks (tranches).

Unconsolidated structured entities

The term 'unconsolidated structured entities' refers to all structured entities that are not controlled by the Group and includes interests in structured entities that are not consolidated.

Definition of Interests in structured entities:

IFRS 12 defines "interests" broadly to include any contractual or non-contractual involvement that exposes the reporting entity to variability in returns from the performance of the entity. Examples of such interests include the holding of equity interests and other forms of involvement such as the provision of funding, liquidity support, credit enhancements, commitments and guarantees to the other entity. IFRS 12 states that a reporting entity does not necessarily have an interest in another entity solely because of a typical customer supplier relationship.

Type of structured entity	Nature and purpose	Interest held by the Group
Project Finance - lending to Special Purposes Vehicles ("SPVs")	Project Finance Transactions (PF Operations) are transactions where the Group relies for the servicing of its debt on a borrower whose sole or main source of revenue is generated by a single or limited number of assets being financed by such debt or other pre-existing assets contractually linked to the project. PF operations are often financed through SPVs.	Net disbursed amounts Interest income
Venture capital and Investment funds	The Group finances venture capital and investment funds. Venture capital and investment funds pool and manage money from investors seeking private equity stakes in small and medium-size enterprises with strong growth potential as well as financing infrastructure projects.	Investments in units/shares issued by venture capital and investment funds Dividends received as dividend income
Assets Backed Securities issued by SPVs	Investing in notes issued by SPVs is a Group's alternative mean of providing funds to a project promoter or intermediary. Asset Backed Securities are issued by a segregated SPV and are backed by a pool of assets originated by a financial or another institution. It should be noted that the Group does not act as sponsor/promoter of such SPVs.	Investments in notes issued by the SPVs Interest income
Guarantees granted in respect of loans granted by third parties SPVs	The Group enters into guarantees and unfunded securities transactions that can be granted to financial institutions, public entities or SPVs.	Guaranteed exposures Guarantee fees
Mandate management	The Group manages mandates on behalf of third parties and is entrusted with the management of external funds and provides related back-office and accounting services.	Management fees for services

EIB Group Consolidated Financial Statements under IFRS

The table below shows the carrying amounts of unconsolidated structured entities in which the Group has an interest at the reporting date, as well as the Group's maximum exposure to credit risk in relation to those entities. The maximum exposure to credit risk includes the carrying amounts and the related un-disbursed commitments.

(in EUR million)	Caption	31.12.2016 Carrying amount	31.12.2016 Maximum Exposure to Credit Risk	31.12.2015 Carrying amount	31.12.2015 Maximum Exposure to Credit Risk
Project finance - lending to SPVs	Loans and advances to customers	15,157	16,288	15,647	17,673
Venture capital and investment funds (refer to Note B.3)	Shares and other variable-yield securities	5,586	12,440	4,745	9,658
Loan substitutes – Investments in Asset Backed Securities issued by SPVs (refer to Note S.2.3.6)	Debt securities including fixed-income securities	7,318	7,318	6,461	6,461
Guarantees granted in respect of loans granted by third parties SPV (Notes S2.5.3)	Provisions for guarantees issued	42	6,069	102	3,811
Total		**28,103**	**42,115**	**26,955**	**37,603**

Note C – Loans and advances to credit institutions and to customers – other loans and advances (in EUR '000)

	31.12.2016	31.12.2015
Term deposits	24,631,472	13,986,141
Overnight deposits	174,000	174,000
Tripartite reverse repos	10,410,688	14,792,573
Loans and advances to credit institutions	**35,216,160**	**28,952,714**
Loans and advances to customers	**2,219,000**	**1,637,919**
Total other loans and advances	**37,435,160**	**30,590,633**
Of which cash and cash equivalents	30,492,322	24,961,764

Note D – Summary statement of loans (in EUR '000)

D.1. Aggregate loans granted

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	Total 2016	Total 2015
Disbursed portion	126,106,795	332,624,002	458,730,797	461,315,023
Undisbursed loans	29,925,074	83,395,374	113,320,448	106,053,398
Aggregate loans granted	**156,031,869**	**416,019,376**	**572,051,245**	**567,368,421**
Loan instalments receivable	3,435	113,551	116,986	152,597
Loan substitutes portfolio (Note B.2)			20,916,650	18,818,546
Aggregate loans including loan substitutes portfolio			**593,084,881**	**586,339,564**

D.2. Impairment on loans and advances, net of reversals

Specific impairment is created when there is objective evidence of impairment. The amount of such provisioning reflects the difference between the loan's nominal value and the present value of all the expected future cash flows generated by the impaired asset.

Movements in the specific impairment are detailed below:

	2016	2015
At 1 January	489,284	416,874
Release during the year	-46,504	-18,334
Allowance during the year	38,882	89,124
Foreign exchange adjustment	-4,970	1,620
At 31 December	**476,692**	**489,284**

In 2015 the Bank has retroceded EUR '000 4,500 to the European Commission regarding a contribution previously made on an operation which was fully repaid in 2015. Such retrocession has been accounted for in the income statement as *Change in impairment on loans and advances and provisions for guarantees, net of reversals*. Such retrocession did not occur in 2016.

The accrued interest on impaired loans as at 31 December 2016 amounts to EUR '000 12,797 (2015: EUR '000 10,931). The financial collateral held for impaired loans is disclosed in Note S.2.3.4.

D.3. Geographical breakdown of lending by country in which projects are located

Loans for projects within the European Union:

Countries and territories in which projects are located	Number of loans	Aggregate loans granted(*)	Disbursed portion(*)	Undisbursed portion	% of total 2016	% of total 2015
Spain	788	95,177,980	88,830,174	6,347,806	16.06%	15.75%
Italy	769	69,229,297	59,258,876	9,970,421	11.69%	12.01%
France	533	56,535,785	41,929,984	14,605,801	9.54%	9.64%
United Kingdom	340	52,914,149	43,258,193	9,655,956	8.92%	8.55%
Germany	406	47,621,938	37,775,421	9,846,517	8.03%	8.96%
Poland	353	44,204,420	34,695,880	9,508,540	7.45%	7.34%
Greece	158	19,847,928	17,826,190	2,021,738	3.35%	3.07%
Portugal	275	19,802,269	18,091,701	1,710,568	3.34%	3.56%
Austria	199	16,723,685	14,869,829	1,853,856	2.82%	2.63%
Belgium	155	13,709,763	10,233,451	3,476,312	2.31%	2.12%
Netherlands	119	13,652,013	10,695,076	2,956,937	2.30%	2.03%
Hungary	102	10,806,176	8,740,848	2,065,328	1.82%	1.90%
Sweden	82	9,496,231	6,833,957	2,662,274	1.60%	1.57%
Finland	154	9,479,008	6,691,903	2,787,105	1.60%	1.41%
Czech Republic	119	7,823,956	7,501,447	322,509	1.32%	1.62%
Romania	100	6,848,730	4,742,193	2,106,537	1.15%	1.16%
Ireland	65	5,711,913	4,724,806	987,107	0.96%	0.91%
Slovakia	69	5,168,971	3,779,472	1,389,499	0.87%	0.77%
Croatia	58	4,166,473	3,019,698	1,146,775	0.70%	0.69%
Slovenia	59	4,025,051	3,339,406	685,645	0.68%	0.80%
Denmark	39	2,752,121	2,368,002	384,119	0.46%	0.49%
Bulgaria	47	2,753,941	1,994,661	759,280	0.46%	0.50%
Cyprus	45	2,631,236	1,871,180	760,056	0.44%	0.46%
Lithuania	26	2,075,783	1,671,721	404,062	0.35%	0.33%
Estonia	27	1,440,868	1,094,986	345,882	0.24%	0.28%
Latvia	19	1,053,627	741,178	312,449	0.18%	0.19%
Luxembourg	19	875,603	262,756	612,847	0.15%	0.15%
Malta	11	440,809	345,243	95,566	0.07%	0.06%
Sub-total	**5,136**	**526,969,724**	**437,188,232**	**89,781,492**	**88.86%**	**88.95%**

EIB Group Consolidated Financial Statements under IFRS

Loans for projects outside the European Union:

Countries and territories in which projects are located	Number of loans	Aggregate loans granted(*)	Disbursed portion(*)	Undisbursed portion	% of total 2016	% of total 2015
Candidate Countries	320	25,277,717	20,472,328	4,805,389	4.27%	4.29%
Mediterranean Countries	215	16,442,955	10,691,520	5,751,435	2.77%	2.79%
Eastern Europe, Southern Caucasus and Russia	84	7,871,319	1,909,328	5,961,991	1.33%	0.27%
Asia	55	4,907,410	2,034,324	2,873,086	0.83%	0.72%
Latin America	47	3,986,150	2,434,293	1,551,857	0.67%	0.84%
ACP States	90	3,044,455	1,396,172	1,648,283	0.51%	0.49%
EFTA Countries	25	1,600,663	1,474,104	126,559	0.27%	1.15%
Potential Candidate Countries	39	1,584,344	1,074,008	510,336	0.27%	0.26%
South Africa	27	1,234,372	940,236	294,136	0.21%	0.23%
Overseas Countries and Territories	3	48,786	32,902	15,884	0.01%	0.01%
Sub-total	**905**	**65,998,171**	**42,459,215**	**23,538,956**	**11.14%**	**11.05%**
Total 2016(*)	**6,041**	**592,967,895**	**479,647,447**	**113,320,448**	**100.00%**	
Total 2015(*)	**5,866**	**586,186,967**	**480,133,569**	**106,053,398**		**100.00%**

(*) Aggregate loans including loan substitutes and excluding loan instalments receivables (2016: EUR 117 million, 2015: EUR 153 million).

D.4. Change in provisions on guarantee operations

A provision for guarantees issued has been recognized as there is objective evidence that the Group will have to incur a loss in respect of guarantees granted. This provision amounts to EUR '000 42,479 as at 31 December 2016 (2015: EUR '000 102,991).

Note E – Property, furniture, equipment and intangible assets (in EUR '000)

	Land	Luxembourg buildings	Furniture and equipment	Total property, furniture and equipment	Total intangible assets
Cost:					
At 1 January 2016	20,145	361,245	92,552	473,942	19,147
Additions	0	13,801	18,197	31,998	10,687
Disposals	0	0	-16,494	-16,494	-7,662
At 31 December 2016	**20,145**	**375,046**	**94,255**	**489,446**	**22,172**
Accumulated depreciation:					
At 1 January 2016	0	-157,493	-47,178	-204,671	-6,939
Depreciation	0	-9,681	-18,688	-28,369	-6,651
Disposals	0	0	16,494	16,494	7,637
At 31 December 2016	**0**	**-167,174**	**-49,372**	**-216,546**	**-5,953**
Net book value:					
At 31 December 2016	**20,145**	**207,872**	**44,883**	**272,900**	**16,219**
At 31 December 2015	**20,145**	**203,752**	**45,374**	**269,271**	**12,208**

All land and buildings are used by the Group for its own activities. For subsequent measurement purposes the Group uses the "cost model" under IAS 16. The Luxembourg buildings category includes cost relating to the construction of the new building for an amount of EUR '000 31,785 (2015: EUR '000 18,516), which is expected to be completed in 2021.

Note F – Deferred income (in EUR '000)

	31.12.2016	31.12.2015
Interest subsidies received in advance(1)	106,693	111,886
Prepaid management fees	16,638	18,812
Deferred income on loans	16,211	18,443
Other	31,691	10,639
	171,233	**159,780**

(1) Part of the amounts received from the European Commission has been made available as a long term advance which is entered on the liabilities side under item *Deferred income*, and comprises:

- amounts in respect of interest subsidies for loans granted for projects outside the Union, under Conventions signed with the ACP States and Protocols concluded with the Mediterranean Countries; and
- interest subsidies, concerning certain lending operations put in place within the Union from the Group's own resources, made available in conjunction with the EMS under Council Regulation (EEC) No 1736/79 of 3 August 1979 and in conjunction with the financial mechanism established by the EFTA Countries under the EFTA Agreement signed on 2 May 1992.

Note G – Other assets and other liabilities (in EUR '000)

G.1. Other assets

	31.12.2016	31.12.2015
Commission receivable on guarantees and Venture Capital Operations	62,372	30,707
Other	50,529	13,499
Receivables on sale of Venture Capital Operations	20,389	52,452
Staff housing loans and advances(1)	3,278	4,309
Guarantee calls from Member States & Guarantee fund	0	22,131
Guarantees disbursed (Venture Capital Operations)	0	6,585
Total	**136,568**	**129,683**

(1) The balance above relates to staff housing loans disbursed previously to employees by the Bank. Since 1999 these housing loans have been replaced by an arrangement with an external financial institution, whereby permanently employed staff members of the Group may be granted staff housing loans in accordance with the Group's Staff Regulations. The same interest rates, terms and conditions are applicable to all employees concerned.

G.2. Other liabilities

	31.12.2016	31.12.2015
Commitment to purchase EIF non-controlling interest(2)	753,544	710,825
Optional Supplementary Provident Scheme (Note J)	470,839	426,539
First Loss Piece Contribution	101,079	0
Personnel costs payable	92,495	75,543
Financial guarantees	85,878	65,223
Accounts payable and sundry creditors	49,590	51,122
Payable on HIPC Initiative	13,596	15,160
Western Balkans infrastructure fund	886	1,133
Other	114,555	53,761
Total	**1,682,462**	**1,399,306**

(2) As at 31 December 2016, the portion of EIF non-controlling interest on the balance sheet amounts to EUR 753 million (2015: EUR 711 million) and on the consolidated result (Note L) amounts to EUR -49 million (2015: EUR -29 million).

EIB Group Consolidated Financial Statements under IFRS

Note H – Amounts owed to credit institutions and customers (in EUR '000)

H.1. Amounts owed to credit institutions

	31.12.2016	31.12.2015
Repayable on demand	12,420,433	14,583,951
Short-term deposits	213,198	117,320
Repo with banks	314,990	323,000
Cash deposited on swaps payable	166,019	399,559
Total	**13,114,640**	**15,423,830**

H.2. Amounts owed to customers

	31.12.2016	31.12.2015
Overnight deposits	12,971	10,316
European Union and Member States' accounts:		
- For Special Section operations and related unsettled amounts	375,451	364,068
- Deposit accounts	1,538,908	1,570,945
Short-term deposits	25,030	148,967
Total	**1,952,360**	**2,094,296**

Note I – Debts evidenced by certificates (in EUR '000)

In its financing activity, one of the Group's objectives is to align its funding strategy with the funds required for the loans granted. The caption *'Debts evidenced by certificates'* includes *'Debt securities in issue'* (securities offered to the general investing public) and *'Others'* (private placements). The table below discloses the details per currency of debts outstanding at 31 December 2016 and 2015, together with the average rates and due dates.

	Debts evidenced by certificates (in EUR '000)				
Payable in	**Outstanding at 31.12.2016**	**Average rate 2016(*)**	**Due dates**	**Outstanding at 31.12.2015**	**Average rate 2015(*)**
EUR	220,901,207	2.21	2017/2057	215,671,351	2.50
USD	146,683,436	1.67	2017/2058	142,227,743	1.77
GBP	51,872,036	2.86	2017/2054	61,582,809	2.99
AUD	12,317,012	4.85	2017/2042	11,940,499	4.83
CHF	8,002,794	2.14	2017/2036	8,624,153	2.09
JPY	6,732,871	1.11	2017/2053	6,721,225	1.18
NOK	5,240,229	2.70	2017/2033	4,749,990	3.06
SEK	5,214,132	2.96	2017/2039	5,089,398	3.29
CAD	3,784,938	2.02	2018/2045	3,214,857	2.11
ZAR	3,683,341	7.60	2017/2026	2,742,881	7.40
TRY	3,498,782	7.38	2017/2024	4,332,385	7.62
PLN	872,846	2.83	2017/2026	234,413	3.89
NZD	577,253	4.21	2017/2021	824,829	3.85
CZK	399,456	2.16	2017/2034	397,346	2.17
MXN	369,743	4.34	2020/2023	52,869	4.00
RUB	307,154	6.73	2017/2019	368,770	7.38
HUF	291,127	0.66	2020/2021	210,542	1.84
DKK	124,308	3.46	2024/2026	123,838	3.46
HKD	30,584	5.27	2017/2019	29,633	5.27
RON	19,388	0.00	2019/2019	52,608	7.99
CNY	0	-	-	63,247	4.10
Total	**470,922,637**			**469,255,386**	

	Outstanding at 31.12.2016	Outstanding at 31.12.2015
Total (notional value)(**)	**470,922,637**	**469,255,386**
Fair value adjustment and accrued interest on borrowings	46,980,209	45,365,089
Total debts evidenced by certificates	**517,902,846**	**514,620,475**

(*) Weighted average interest rates at the balance sheet date

(**) The notional value of debts evidenced by certificates held at fair value through profit or loss as at 31 December 2016 amounts to EUR 399.1 billion (2015: EUR 402.4 billion). The notional value of debts evidenced by certificates held at amortised cost as at 31 December 2016 amounts to EUR 71.8 billion (2015: EUR 66.9 billion). Refer to Note A.4.17 for the definition of Fair value on borrowings.

Note J – Pension plans and health insurance scheme (in EUR'000)

The Group operates three defined-benefit pension plans. The Group also provides certain post-employment healthcare benefits to former employees of the EIB. These benefits are unfunded as defined by IAS19 and the plan is not regulated. The cost of providing benefits under the plans is determined separately for each plan using the projected unit credit actuarial valuation method. Actuarial valuation took place at 30 September 2016 and was rolled forward to 31 December 2016.

The plans typically expose the Group to actuarial risks such as interest risk, longevity risk and salary risk. An additional risk is associated with the payment to the dependants of plan members (widow and orphan benefits).

Interest risk	The present value of the defined-benefit liability is calculated using a discount rate determined by reference to high quality corporate bond yields. A decrease in the bond interest rate will increase the pension liability.
Longevity risk	The present value of the defined-benefit plan liability is calculated by reference to the best estimate of the mortality of the plan participants both during and after their employment. An increase in the life expectancy of the plan participants will increase the plan's liability.
Salary risk	The present value of the defined-benefit plan liability is calculated by reference to the future salaries of plan participants. An increase in the salary of the plan participants will increase the plan's liability.

An additional plan is not included in the figures below: the Optional Supplementary Provident Scheme (a defined-contribution pension scheme). The corresponding amount of EUR 471 million (2015: EUR 427 million) is classified under *Other liabilities* (Note G).

The principal assumptions used in determining pension and post-employment benefit obligations for the Group's plans are shown below:

in %	2016	2015
Discount rate for pension plans	1.95	3.91
Discount rate for health insurance plan	1.95	3.91
Future salary increase (including inflation)	3.50	4.50
Future pension increases	1.75	2.00
Healthcare cost increase rate	4.00	4.00
Average longevity at 60 of current pensioners (years)	25.00	24.90
Average longevity at 60 of current employees (years)	26.70	26.60
Actuarial tables	ISCLT	ISCLT

Sensitivity analysis:

Significant actuarial assumptions for the determination of the defined obligation are the discount rate, expected salary increase and mortality. The sensitivity analyses below have been determined based on reasonably possible changes of the respective assumptions occurring at the end of the reporting period, while keeping all other assumptions constant.

EIB Pension:

- If the discount rate is 100 basis points higher (lower), the defined benefit obligation would decrease by 19% (increase by 25%).
- If the expected salary growth increases (decreases) by 1%, the defined benefit obligation would increase by 7% (decrease by 6%).
- If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 4% (decrease by 4%).
- If the expected future pension increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 17% (decrease by 14%).

EIF Pension:

- If the discount rate is 100 basis points higher (lower), the defined benefit obligation would decrease by 26% (increase by 38%).
- If the expected salary growth increases (decreases) by 1%, the defined benefit obligation would increase by 14% (decrease by 11%).
- If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 4% (decrease by 4%).
- If the expected future pension increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 21% (decrease by 16%).

Management Committee Pension:

- If the discount rate is 100 basis points higher (lower), the defined benefit obligation would decrease by 13% (increase by 16%).
- If the expected salary growth increases (decreases) by 1%, the defined benefit obligation would increase by 6% (decrease by 5%).
- If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 5% (decrease by 5%).
- If the expected future pension increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 10% (decrease by 8%).

EIB Group Consolidated Financial Statements under IFRS

Health Insurance for EIB

- If the discount rate is 100 basis points higher (lower), the defined benefit obligation would decrease by 24% (increase by 34%).
- If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 6% (decrease by 6%).
- If the expected future healthcare cost increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 33% (decrease by 23%).

Health Insurance for EIF

- If the discount rate is 100 basis points higher (lower), the defined benefit obligation would decrease by 30% (increase by 45%).
- If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 6% (decrease by 6%).
- If the expected future healthcare cost increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 43% (decrease by 29%).

The sensitivity analysis presented above may not be representative of the actual change in the defined-obligation as it is unlikely that the change in assumptions would occur in isolation from one another as some of the assumptions may be correlated.

Furthermore, in presenting the above sensitivity analysis, the present value of the defined-benefit obligation has been calculated using the projected unit credit method at the end of the reporting period, which is the same as that applied in calculating the defined-benefit obligation liability recognised in the balance sheet.

There was no change in the method and assumptions used in preparing the sensitivity analysis from prior years.

The table below shows the actuarial experience (gain)/loss for the different Plans and the total defined benefit obligation:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total	Total defined benefit obligation
2016	-67,192	-772	-3,163	-17,963	**-89,090**	**4,715,296**
2015	-142,817	-4,122	10,131	5,078	**-131,730**	**3,163,451**
2014	-1,343	-2,628	1,690	881	**-1,400**	**3,580,970**
2013	38,414	100	4,417	-1,218	**41,713**	**2,351,325**

The tables below show the evolution of the Defined Benefit Obligation during 2015 and 2016:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2016
Obligation at the beginning of the year	2,599,190	41,541	133,252	389,468	**3,163,451**
a) Current service cost	96,240	2,448	10,863	28,458	**138,009**
b) Interest cost	102,292	1,629	5,451	15,690	**125,062**
c) Past service cost	3,350	0	544	0	**3,894**
Total profit or loss	**201,882**	**4,077**	**16,858**	**44,148**	**266,965**
a) Experience (gain)/loss	-67,192	-772	-3,163	-17,963	**-89,090**
b) Change in demographic assumptions	7,502	137	375	1,638	**9,652**
c) Change in financial assumptions	936,250	10,912	76,910	374,358	**1,398,430**
Total OCI(*)	**876,560**	**10,277**	**74,122**	**358,033**	**1,318,992**
a) Employee contributions	29,112	0	3,238	1,461	**33,811**
b) Benefit payments	-62,309	-2,193	1,436	-4,857	**-67,923**
c) Other restructuring events	0	0	0	0	**0**
Total Other	**-33,197**	**-2,193**	**4,674**	**-3,396**	**-34,112**
Benefit obligation as at 31 December 2016	**3,644,435**	**53,702**	**228,906**	**788,253**	**4,715,296**

(*) Attributable to the Equity holders of the Bank (EUR '000 1,277,685) and to non-controlling Interest (EUR '000 41,307).

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2015
Obligation at the beginning of the year	2,991,289	48,141	135,970	405,570	**3,580,970**
a) Current service cost	102,112	2,360	10,066	32,140	**146,678**
b) Interest cost	94,502	1,514	4,466	13,153	**113,635**
c) Past service cost	2,945	0	0	0	**2,945**
Total profit or loss	**199,559**	**3,874**	**14,532**	**45,293**	**263,258**
a) Experience (gain)/loss	-142,817	-4,122	10,131	5,078	**-131,730**
b) Change in demographic assumptions	9,055	155	463	20,864	**30,537**
c) Change in financial assumptions	-420,636	-4,295	-33,644	-83,211	**-541,786**
Total OCI(*)	**-554,398**	**-8,262**	**-23,050**	**-57,269**	**-642,979**
a) Employee contributions	28,165	0	3,359	1,397	**32,921**
b) Benefit payments	-65,425	-2,212	2,441	-5,523	**-70,719**
c) Other restructuring events	0	0	0	0	**0**
Total Other	**-37,260**	**-2,212**	**5,800**	**-4,126**	**-37,798**
Benefit obligation as at 31 December 2015	**2,599,190**	**41,541**	**133,252**	**389,468**	**3,163,451**

(*) Attributable to the Equity holders of the Bank (EUR '000 631,816) and to non-controlling Interest (EUR '000 11,163).

EIB Group Consolidated Financial Statements under IFRS EIB employees pay a fixed contribution reviewed every five years. For the period from 1.1.2014 to 31.12.2018, the employee’s contribution represents 10.9% of their pensionable salary. The residual contribution (including back service payments) is paid by the Group. All contributions of the Group and its staff are invested in the assets of the Group. The funding requirements are based on the local actuarial measurement framework. In this framework the discount rate is set on a risk free rate. Furthermore, premiums are determined on a current salary base. The Group is liable for all pension payments stemming from the defined benefit plan. The average duration of the benefit obligation at 31 December 2016 is split as follows: EIB Pension: Active members: 26.25 years (2015: 24.24 years) Deferred members (*): 27.61 years (2015: 27.47 years) Retired members: 11.16 years (2015: 10.20 years) EIF Pension: Active members: 31.12 years (2015: 29.37 years) Deferred members (*): 33.10 years (2015: 31.85 years) Retired members: 15.38 years (2015: 14.18 years) Management Committee Pension: Active members: 20.59 years (2015: 18.57 years) Deferred members (*): 20.42 years (2015: 17.85 years) Retired members: 9.82 years (2015: 8.86 years) Health Insurance for EIB Active members: 31.11 years (2015: 27.92 years) Deferred members (*): 25.50 years) (2015: 24.49 years) Retired members: 17.00 years (2015: 15.92 years) Health Insurance for EIF Active members: 36.58 years (2015: 33.88 years) Retired members: 22.68 years (2015: 21.40 years) The amount that the Group expects to recognise in the profit or loss relating to the defined-benefit plans during the next financial year is EUR ‘000 359,683. (*) Staff members who have left the Group before retirement age and are entitled to a deferred pension. Note K – Result for the financial year The appropriation of the profit of the stand-alone financial statements of the Bank for the year ended 31 December 2016, prepared under EU Accounting Directives, which amounts to EUR ’000 2,856,601 will be submitted to the Board of Governors for approval by 25 April 2017.

Note L – Interest and similar income and Interest expense and similar charges (in EUR ‘000) L.1. Net interest income 2016 2015 Interest and similar income: Derivatives 14,038,219 13,778,291 Loans and advances to credit institutions and customers 7,773,297 8,306,212 Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities 307,651 361,366 Interest subsidy from the EU 20,655 22,556 Cash in hand, balances with central banks and post office banks 25 109 Negative interest on interest bearing liabilities(*) 42,115 12,557 Other 1,613 1,321 Total 22,183,575 22,482,412 Interest expense and similar charges: Debts evidenced by certificates -11,567,322 -12,466,772 Derivatives -6,773,763 -6,519,135 Interest cost on benefit obligation (Note J) -125,062 -113,635 Commitment to purchase EIF non-controlling interest (Note G.2) -49,169 -29,349 Interest on third party mandates -11,741 -11,027 Amounts owed to credit institutions and to customers -5,335 -7,205 Negative interest on interest bearing assets(*) -220,945 -70,433 Other -11,640 -3,273 Total -18,764,977 -19,220,829 Net interest income 3,418,598 3,261,583 (*)See note A.4.23. The table below sets out the net interest income relating to each class of financial assets and liabilities: 2016 2015 Interest and similar income: Derivatives 14,038,219 13,778,291 Loans and receivables 3,086,726 3,348,589 Designated at fair value through profit and loss 4,783,505 4,994,053 Held-to-maturity 141,290 202,549 Available-for-sale 21,843 27,295 Trading debt securities 110,379 130,314 Other 1,613 1,321 Total 22,183,575 22,482,412 Interest expense and similar charges: Designated at fair value through profit and loss -10,852,494 -11,838,368 Derivatives -6,773,763 -6,519,135 Financial liabilities measured at amortised cost -731,903 -646,637 Held-to-maturity -220,945 -70,433 Non-financial liabilities -185,872 -146,256 Total -18,764,977 -19,220,829 Net interest income 3,418,598 3,261,583

EIB Group Consolidated Financial Statements under IFRS L.2. Geographical analysis of Interest and similar income 2016 2015 EU countries: Spain 1,117,789 1,263,375 United Kingdom 964,700 913,834 Italy 638,169 771,185 Poland 637,253 680,362 Greece 530,830 560,755 Germany 505,585 495,214 France 445,583 525,376 Portugal 284,162 382,248 Austria 268,592 261,238 Hungary 201,182 203,156 Belgium 162,802 188,627 Netherlands 161,242 191,505 Ireland 115,095 75,187 Romania 112,443 125,754 Sweden 91,808 113,270 Finland 68,785 80,123 Croatia 68,320 71,401 Slovakia 67,329 66,793 Czech Republic 63,103 67,146 Slovenia 54,410 59,308 Lithuania 49,371 47,101 Bulgaria 47,968 51,267 Denmark 29,128 20,398 Latvia 15,545 16,384 Cyprus 13,881 16,499 Estonia 11,696 15,727 Malta 11,147 11,418 Luxembourg 5,164 7,030 Total EU countries 6,743,082 7,281,681 Outside the European Union 1,007,412 995,014 Total 7,750,494 8,276,695 Income not analysed per country(1) 14,433,081 14,205,717 Total interest and similar income 22,183,575 22,482,412 (1)Income not analysed by country: • Revenue from Long Term Hedge portfolios, loan substitutes and ABS portfolio EIF 172,483 188,320 • Revenue from Securities Liquidity portfolios and Operational portfolio—EIF 132,294 157,609 • Revenue from money-market securities 2,874 15,438 • Revenue from money-market operations 85,598 64,738 • Income from derivatives 14,038,219 13,778,291 . Unwinding of interest income from the present value adjustment of paid-in capital and reserve receivable 1,034 1,321 . Other 579 0 14,433,081 14,205,717

Note M – Result on financial operations (in EUR '000)

M.1. By nature of result

	2016	2015
Net result on derivatives[1]	-104,951	327,131
Net result on loans under the fair value option and associated swaps[2]	-762,033	1,727,590
Net result on borrowings under the fair value option and associated swaps[3]	-2,324,779	-322,573
	-3,191,763	**1,732,148**
Foreign exchange gain and loss	3,268	1,678
Gain and loss on unwind of swaps	77,566	-24,465
Gain and loss on buy back of debts evidenced by certificates	-1,284	-917
Net result on shares and variable yield securities[4]	-34,396	-48,019
Net result on securities liquidity portfolios (securities only)	-59,903	-102,355
Net result on financial guarantees	-7,850	0
Other	0	-5,135
Result on financial operations	**-3,214,362**	**1,552,935**

[1] The net result on derivatives includes for the majority the fair value of Macro-hedging swaps and Treasury Asset swaps. On 31 December 2016 these swaps evidence a negative impact of EUR '000 104,951 compared to a positive impact of EUR '000 327,131 in 2015.

[2] The Fair Value Option is applied on loans hedged by derivatives. As at 31 December 2016, the carrying value of loans designated at fair value stands at EUR 162 billion (2015: EUR 156 billion). The use of Fair Value Option on loans generates a decrease of EUR '000 762,033 on the income statement at 31 December 2016 (2015: EUR' 000 1,727,590). The negative variation in the combined fair value of the EIB loans under the Fair Value Option and their associated swaps is essentially due to an increase of the lending spreads.

[3] The Fair Value Option is applied on borrowings hedged by derivatives. The majority of the borrowings are systematically hedged, and the carrying value of borrowings designated at fair value amounts to EUR 445 billion as at 31 December 2016 (2015: EUR 447 billion). The net impact on the income statement at 31 December 2016 on borrowings and associated swaps is a loss for the year by EUR '000 2,324,779 (2015: loss of EUR '000 322,573). The negative variation in the combined fair value of the EIB borrowings under the Fair Value Option and their associated swaps mainly due to the decrease in credit spreads' effect on the borrowings valuation.

[4] Including EUR '000 9,042 on funds accounted for at FVTPL in line with Group's accounting policies (Note A.4.7.3).

M.2. By category of assets and liabilities

	2016	2015
Financial assets designated at fair value through profit or loss	2,050,956	-1,395,621
Financial liabilities measured at amortised cost	-1,284	-644
Financial assets available-for-sale	-41,145	-51,449
Financial instruments held for trading	-60,321	-106,802
Financial liabilities designated at fair value through profit or loss	-2,214,009	6,946,464
Derivatives held for risk management	-2,951,828	-3,840,689
Other	3,269	1,676
Result on financial operations	**-3,214,362**	**1,552,935**

Note N – Other operating income (in EUR '000)

	2016	2015
Reversal of previous year's unutilised accruals of general administrative expenses	4,370	3,864
Rental income	3	70
Other	3,961	3,309
Total Other operating income	**8,334**	**7,243**

In January 2016, the EIF sold its building for EUR'000 6,782. The gain on sale of "*Non-current assets held for sale*" of EUR'000 2,872 is recorded under Other in the above table.

EIB Group Consolidated Financial Statements under IFRS

Note O – Fee and commission income (in EUR '000)

	2016	2015
Commission on guarantees	53,951	55,558
Commission on Investment Facility - Cotonou	45,846	45,438
Commission on Jaspers	32,510	24,984
Commission on Jeremie	8,941	12,234
Commission on Jessica	12,353	11,854
Commission income on loans	7,318	11,641
Commission on Yaoundé/Lomé conventions	2,696	3,130
Commission on InnovFin	28,572	20,966
Commission on other mandates	105,134	95,383
Total Fee and commission income	**297,321**	**281,188**

Note P – General administrative expenses (in EUR '000)

	2016	2015
Salaries and allowances(1)	-354,968	-314,760
Welfare contributions and other staff costs	-295,392	-285,891
Staff costs	**-650,360**	**-600,651**
Other general administrative expenses	-257,919	-210,478
Total general administrative expenses	**-908,279**	**-811,129**

(1) Of which the amount for members of the Management Committee is EUR '000 3,230 at 31 December 2016 and EUR '000 3,223 at 31 December 2015.

The number of persons employed by the Group was 3,291 at 31 December 2016 (2,916 at 31 December 2015).

Note Q – Derivative financial instruments

Q.1. Use of derivative financial instruments

In the funding activity of the Group

The Group uses derivatives mainly as part of its funding strategy in order to bring the characteristics of the funds raised, in terms of currencies and interest rates into line with those of loans granted and also to reduce funding costs. It also uses long-term swaps to hedge certain treasury transactions and for ALM purposes.

Long-term derivatives transactions are not used for trading, but only in connection with fund-raising, hedging loans and treasury transactions, and for the reduction of market risk exposure.

All interest rate and currency swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long-term nature.

The derivatives most commonly used are:

Currency swaps

Currency swaps are contracts under which it is agreed to convert funds in one currency into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates.

Interest rate swaps

Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa.

Interest rate and currency swaps allow the Group to modify the interest rates and currencies of its borrowing portfolio and other portfolios in order to accommodate requests from its customers and also to reduce funding costs by exchanging its advantageous conditions of access to certain capital markets with its swap counterparties.

In the liquidity management of the Group

The Group enters into short-term currency swap contracts and currency forwards in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in connection with loan disbursements.

The notional amount of short-term currency swaps stood at EUR 46,312 million at 31 December 2016 against EUR 35,283 million at 31 December 2015. The notional amount of short-term currency forwards was EUR 667 million at 31 December 2016 (2015: EUR 460 million).

The fair value of these contracts was EUR 847 million at 31 December 2016 for currency swaps and EUR 18 million for currency forwards (2015: respectively EUR 90 million and EUR -43 million). Forward rate agreements are used by the Bank to hedge the interest rate risk of its short-term treasury position. The notional amount of forward rate agreements stood at EUR nil at 31 December 2016 (2015: EUR 19,901 million) and their fair value at EUR nil (2015: EUR -2 million). In the Asset Liability Management (ALM) of the Group The Group’s ALM policy aims to maintain a high and stable level of income as well as to limit the volatility of the economic value of the Group. Accordingly, the Group: has adopted an own funds investment profile ensuring a stable and high flow of income; and manages residual interest rate risks in relation to this investment profile. With a view to managing residual interest rate risks, the Group operates natural hedges in respect of loans and borrowings or concludes global hedging operations (interest rate swaps). Macro hedging swaps used as part of asset/liability management are fair valued in accordance with IAS 39. Q.2. Fair value of derivative financial instruments Financial instruments measured at fair value require disclosure of fair value measurements by level of the following hierarchy: Level 1 – Quoted (unadjusted) prices in active markets for identical assets or liabilities. Level 2 – Valuation techniques with inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices). Level 3 – Valuation techniques which use inputs for the asset or liability that are not based on observable market data (unobservable inputs). Internal valuation models are used to determine the fair values of these instruments. Valuation techniques include net present value and discounted cash flow models, Hull-White and Libor Market Model interest rate models and Black-Scholes option model. Assumptions and inputs used in valuation techniques include risk-free interest rates, basis swap spreads and currency basis swaps spreads, foreign currency exchange rates and forward exchange rates, equity and equity index prices and expected price volatilities and correlations, Consumer Price Indices values and expected volatilities and correlations. The objective of valuation techniques is to arrive at a fair value determination that reflects the price of the financial instrument at the reporting date that would have been determined by market participants acting at arm’s length. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available, typically in the estimation of correlations in some interest rate and cross-currency models and in the estimation of volatilities for some long dated equity-linked and inflation-linked transactions. The table below shows the fair value of derivative financial instruments, recorded as assets or liabilities (between those whose fair value is based on quoted market prices, those whose valuation technique is where all the model inputs are observable in the market and those where the valuation techniques involve the use of non-market observable inputs) together with their nominal amounts. The nominal amounts indicate the volume of transactions outstanding at year-end and are indicative of neither the market risk nor the credit risk.

EIB Group Consolidated Financial Statements under IFRS

Derivatives by valuation method as at 31 December 2016 (in EUR million)

Derivatives assets	Level 1		Level 2		Level 3		Total 2016	
	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non market observable inputs			
	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value
Interest Rate Swaps	0	0	298,493	40,106	2,057	225	**300,550**	**40,331**
Cross Currency Swaps	0	0	161,080	21,928	1,465	251	**162,545**	**22,179**
Short-term foreign exchange contracts	0	0	31,413	1,127	0	0	**31,413**	**1,127**
Forward Rate agreements	0	0	0	0	0	0	**0**	**0**
Warrants	0	0	0	0	14	14	**14**	**14**
Total	**0**	**0**	**490,986**	**63,161**	**3,536**	**490**	**494,522**	**63,651**

Derivatives liabilities	Level 1		Level 2		Level 3		Total 2016	
	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non market observable inputs			
	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value
Interest Rate Swaps	0	0	221,866	27,076	937	47	**222,803**	**27,123**
Cross Currency Swaps	0	0	48,824	5,349	863	135	**49,687**	**5,484**
Short term foreign exchange contracts	0	0	15,566	262	0	0	**15,566**	**262**
Forward Rate agreements	0	0	0	0	0	0	**0**	**0**
Total	**0**	**0**	**286,256**	**32,687**	**1,800**	**182**	**288,056**	**32,869**

Derivatives by valuation method as at 31 December 2015 (in EUR million)

Derivatives assets	Level 1		Level 2		Level 3		Total 2015	
	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non market observable inputs			
	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value
Interest Rate Swaps	0	0	303,051	37,620	9,890	1,655	**312,941**	**39,275**
Cross Currency Swaps	0	0	149,825	24,634	2,585	664	**152,410**	**25,298**
Short term foreign exchange contracts	0	0	21,562	330	0	0	**21,562**	**330**
Forward Rate agreements	0	0	7,310	1	0	0	**7,310**	**1**
Total	**0**	**0**	**481,748**	**62,585**	**12,475**	**2,319**	**494,223**	**64,904**

Derivatives liabilities	Level 1		Level 2		Level 3		Total 2015	
	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non market observable inputs			
	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value
Interest Rate Swaps	0	0	173,448	21,267	7,977	2,910	**181,425**	**24,177**
Cross Currency Swaps	0	0	43,558	5,065	1,168	151	**44,726**	**5,216**
Short term foreign exchange contracts	0	0	14,181	283	0	0	**14,181**	**283**
Forward Rate agreements	0	0	12,591	3	0	0	**12,591**	**3**
Total	**0**	**0**	**243,778**	**26,618**	**9,145**	**3,061**	**252,923**	**29,679**

Quoted prices for the majority of the Bank's derivative transactions are not available in the market. For such instruments the fair values are estimated using valuation techniques or models, based wherever possible on observable market data prevailing at the balance sheet date.

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price.

For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

The table below sets out information about significant unobservable inputs used at year end in measuring derivatives financial instruments categorised as Level 3 in the fair value hierarchy (EUR million):

Type of financial instrument	Fair value at 31 December 2016	Fair values of level 3 swaps at 31 December 2016	Valuation technique	Significant unobservable input	Range of estimates for unobservable inputs
OTC interest rate swaps	13,208	178	Stochastic IR models	Number of factors for the curves and correlation between forward rates	From 1 to 3 factors. Correlations of adjacent rates between 65% and 100%
OTC Cross currency swaps	16,695	116	Stochastic CC models	Correlations between yield curves and FX rates	Correlations between 30% and 50%.

Type of financial instrument	Fair value at 31 December 2015	Fair values of level 3 swaps at 31 December 2015	Valuation technique	Significant unobservable input	Range of estimates for unobservable inputs
OTC interest rate swaps	15,098	-1,255	Stochastic IR models	Number of factors for the curves and correlation between forward rates	From 1 to 3 factors. Correlations of adjacent rates between 65% and 100%
OTC Cross currency swaps	20,082	513	Stochastic CC models	Correlations between yield curves and FX rates	Correlations between 30% and 50%.

Significant unobservable inputs are developed as follows:

- Correlations and volatilities are derived through extrapolation of observable volatilities, recent transaction prices, quotes from other market participants, data from consensus pricing services and historical data adjusted for current conditions.
- Risk adjusted spreads are derived from the CDS market, where available, and from historical default and prepayment trends adjusted for current conditions.

With the application of IFRS 13, valuation adjustments are included in the fair valuations of derivatives at 31 December 2016, namely:

- Credit valuation adjustments (CVA), reflecting counterparty credit risk on derivative transactions, amounting to EUR −342.9 million (2015: EUR -392.0 million) recorded in:
    - swaps hedging loans of EUR -115.4 million (2015: EUR -126.5 million)
    - swaps hedging borrowings of EUR -207.0 million (2015: EUR -257.4 million)
    - ALM swaps of EUR -19.8 million (2015: EUR -6.9 million)
    - long-term treasury swaps of EUR -0.3 million (2015: EUR -0.4 million)
    - short-term treasury swaps (FX swaps and FX forwards) of EUR -0.4 million (2015: EUR -0.8 million).
- Debit valuation adjustments (DVA), reflecting own credit risk on derivative transactions, amounting to EUR 365.8 million (2015: 299.5 million) recorded in:
    - swaps hedging loans of EUR 154.7 million (2015: EUR 121.8 million)
    - swaps hedging borrowings of EUR 186.3 million (2015: EUR 169.5 million)
    - ALM swaps of EUR 23.5 million (2015: EUR 6.8 million)
    - long-term treasury swaps of EUR 0.7 million (2015: EUR 0.4 million)
    - short-term treasury swaps (FX swaps and FX forwards) of EUR 0.6 million (2015: EUR 1.0 million).

Q.3. Sensitivity of Fair Value for Level 3 Instruments

Although the Group believes that its estimates of fair value are appropriate, the use of different methodologies or assumptions could lead to different measurements of fair value.
The unobservable inputs may add a degree of uncertainty and variation into the valuation of Level 3 instruments.
To asses and quantify it, the Bank performs alternative valuations using reasonably possible range of assumptions for the unobservable inputs. Alternative assumptions are specific to valuation models and can be applied separately.

Level 3 derivatives can be grouped into two swap types according to the underlying asset and valuation model:

a. Structured interest rate swaps
b. Cross currency and FX-linked swaps

Interest rate swaps are modelled with the dynamics of 3 factors Libor Market Model (LMM).
The LLM model is calibrated to interest rates, swaptions volatilities and target correlation for Constant Maturity Swaps (CMS).
Target CMS correlation is fixed in the model and an assumption regarding the target value has been made.

Alternative valuations are then obtained by increasing or decreasing the value of the target CMS correlation.
In this respect, to estimate the favourable impact of the alternative assumptions, the Bank has decreased the correlation between the CMS rates by 10%, which led to an increase of the values of the related swaps by EUR 1.9 million.

EIB Group Consolidated Financial Statements under IFRS

The unfavourable impact was assessed by increasing the correlation between the CMS rates to 90% (vs. the target range of [60%-70%]) which led to a decrease of the values of the swaps by EUR 2.2 million.

The Cross currency and FX-linked swaps are valued according to 1 factor Hull & White model for interest rates modelling while FX rates are modelled according Black Scholes model.
The model is calibrated to interest rates, swaptions volatilities, FX rates, FX option volatilities and correlations between interest and FX rates. Correlations between interest and FX rates are estimated from time series and the choice of observed rates, history length, period size.
The fair value is most sensitive to correlation parameter.
To estimate the unfavourable impact (decrease in value), the correlation was decreased by changing the sampling frequency and time interval (104 weekly observations were increased to 150 daily observations).
To estimate the favourable impact, the correlation was increased by changing the sampling frequency and time interval.
It should be noted that the Bank is considering a very conservative historical parameter.

The following table summarizes Level 3 derivatives for which alternative assumptions would change fair value significantly.

31 December 2016

Type of financial instrument (in EUR million)	Favorable Impact	Unfavorable Impact	Valuation technique	Significant unobservable input
Structured interest rate swaps (OTC)	1.9	-2.2	Stochastic IR models	Target correlations for Constant Maturity Swaps (CMS) rates
Cross currency and FX-linked swaps	1.8	-0.1	Stochastic CC models	Correlations between Interest rates and FX rates

Note R – Fair value of financial assets and liabilities (in EUR million)

The tables below set out a comparison of the fair values, by the level of the fair value hierarchy, and the carrying amounts of the Group's financial assets and financial liabilities that are carried in the financial statements. The tables do not include the fair values of non-financial assets and non-financial liabilities.

31 December 2016	Fair value				Carrying amount
	Level 1	Level 2	Level 3	Total	
Assets carried at fair value:					
Available-for-sale financial assets	1,332	20	5,782	7,134	7,134
Securities liquidity portfolios	66	0	0	66	66
Operational portfolio - EIF	1,266	20	0	1,286	1,286
Shares and other variable-yield securities	0	0	5,782	5,782	5,782
Financial assets designated at fair value through profit or loss	0	121,892	39,918	161,810	161,810
Loans and advances to credit institutions and to customers	0	121,892	39,672	161,564	161,564
Shares and other variable-yield securities	0	0	246	246	246
Financial assets held for trading	7,068	53	0	7,121	7,121
Securities liquidity portfolios	7,068	53	0	7,121	7,121
Derivative assets held for risk management	0	63,161	490	63,651	63,651
Total	**8,400**	**185,126**	**46,190**	**239,716**	**239,716**
Assets carried at amortised cost:					
Held-to-maturity investments	25,747	19,613	0	45,360	44,874
Group long term hedge portfolio	701	5	0	706	567
Treasury Monetary Portfolios	24,306	13,225	0	37,531	37,538
Loan substitutes portfolio	740	6,383	0	7,123	6,769
Loans and receivables	313	357,886	0	358,199	349,750
ABS Portfolio - EIF	0	179	0	179	179
Loan substitutes portfolio	313	13,818	0	14,131	14,147
Loans and advances to credit institutions and to customers	0	343,572	0	343,572	335,107
Cash in hand, balances with central banks and post office banks	0	317	0	317	317
Total	**26,060**	**377,499**	**0**	**403,559**	**394,624**
Total financial assets	**34,460**	**562,625**	**46,190**	**643,275**	**634,340**
Liabilities carried at fair value:					
Derivative liabilities held for risk management	0	32,687	182	32,869	32,869
Financial liabilities designated at fair value through profit or loss	430,871	12,264	1,916	445,051	445,051
Debts evidenced by certificates	430,871	12,264	1,916	445,051	445,051
Total	**430,871**	**44,951**	**2,098**	**477,920**	**477,920**
Liabilities carried at amortised cost:					
Liabilities measured at amortised cost	53,471	38,340	0	91,811	87,919
Amounts owed to credit institutions and customers	0	15,067	0	15,067	15,067
Debts evidenced by certificates	53,471	23,273	0	76,744	72,852
Total	**53,471**	**38,340**	**0**	**91,811**	**87,919**
Total financial liabilities	**484,342**	**83,291**	**2,098**	**569,731**	**565,839**

31 December 2015	Fair value				Carrying amount
	Level 1	Level 2	Level 3	Total	
Assets carried at fair value:					
Available-for-sale financial assets	1,703	19	5,175	6,897	6,897
Securities liquidity portfolios	338	0	0	338	338
Operational portfolio - EIF	1,365	19	0	1,384	1,384
Shares and other variable-yield securities	0	0	5,175	5,175	5,175
Financial assets designated at fair value through profit or loss	0	120,992	35,365	156,357	156,357
Loans and advances to credit institutions and to customers	0	120,992	35,365	156,357	156,357
Financial assets held for trading	7,031	7	0	7,038	7,038
Securities liquidity portfolios	7,031	7	0	7,038	7,038
Derivative assets held for risk management	0	62,585	2,319	64,904	64,904
Total	**8,734**	**183,603**	**42,859**	**235,196**	**235,196**
Assets carried at amortised cost:					
Held-to-maturity investments	8,503	40,104	0	48,607	48,017
Group long term hedge portfolio	2,228	25	0	2,253	2,109
Treasury Monetary Portfolios	5,511	31,820	0	37,331	37,336
Loan substitutes portfolio	764	8,259	0	9,023	8,572
Loans and receivables	199	356,395	0	356,594	346,724
ABS Portfolio - EIF	0	50	0	50	50
Loan substitutes portfolio	199	9,920	0	10,119	10,247
Loans and advances to credit institutions and to customers	0	346,219	0	346,219	336,221
Cash in hand, balances with central banks and post office banks	0	206	0	206	206
Total	**8,702**	**396,499**	**0**	**405,201**	**394,741**
Total financial assets	**17,436**	**580,102**	**42,859**	**640,397**	**629,937**
Liabilities carried at fair value:					
Derivative liabilities held for risk management	0	26,618	3,061	29,679	29,679
Financial liabilities designated at fair value through profit or loss	430,687	8,804	7,036	446,527	446,527
Debts evidenced by certificates	430,687	8,804	7,036	446,527	446,527
Total	**430,687**	**35,422**	**10,097**	**476,206**	**476,206**
Liabilities carried at amortised cost:					
Liabilities measured at amortised cost	53,484	34,928	87	88,499	85,611
Amounts owed to credit institutions and customers	0	17,518	0	17,518	17,518
Debts evidenced by certificates	53,484	17,410	87	70,981	68,093
Total	**53,484**	**34,928**	**87**	**88,499**	**85,611**
Total financial liabilities	**484,171**	**70,350**	**10,184**	**564,705**	**561,817**

The following describes the methodologies and assumptions used to determine the fair value of the financial assets and financial liabilities.

Assets for which carrying value approximates to fair value

For financial assets and financial liabilities that are liquid or have a short-term maturity (less than three months), it is assumed that the carrying amounts approximate to their fair value.

Assets and liabilities recorded at fair value

Published price quotations in an active market are the first source for determining the fair value of a financial instrument. For instruments without available market price, fair values are estimated using valuation techniques or models based wherever possible on observable market data prevailing at the balance sheet date.

The fair value of such instruments is determined by using valuation techniques to convert future amounts to a single discounted present amount. The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. Internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

With the application of IFRS 13, own credit adjustments (OCA), reflecting own credit risk on unquoted or illiquid borrowings hedged by swaps, amount to EUR 95 million at 31 December 2016 (2015: EUR 512 million).

In 2016, the Group made transfers from Level 1 to 2 of the fair value hierarchy:
- Financial assets available for sale of EUR 0 million (2015: EUR 0 million)
- Financial liabilities designated at fair value through profit or loss nil (2015: EUR 421 million)

During the current year, due to changes in market conditions for certain securities, quoted prices in active markets were no longer available for these securities. However, there was sufficient information available to measure fair values of these securities based on observable market inputs, hence the transfers from Level 1 to 2.

The Group made also the following transfer from level 2 to 1 of the fair value hierarchy:
- Financial assets held for trading of EUR 0 million (2015: EUR 20 million)
- Financial liabilities designated at fair value through profit or loss of EUR 1,113 million (2015: EUR 242 million).

EIB Group Consolidated Financial Statements under IFRS

During the current year, quoted prices in active markets were available for these securities, hence the transfers from Level 2 to 1.
The following table presents the changes in Level 3 instruments for the year ended 31 December 2016 (in EUR million):

	Financial assets held for trading(*)	Financial assets designated at fair value through P/L	Available for sale financial assets	Financial liabilities held for trading(*)	Financial liabilities designated at fair value through P/L
Balance at 1 January 2016	**2,319**	**35,365**	**5,175**	**-3,061**	**-7,036**
Total gains or losses:					
- in profit or loss	18	-700	-56	-12	-94
- in other comprehensive income	0	0	113	0	0
Purchases	14	5,647	1,273	-14	0
Sales	0	0	0	0	0
Issues	0	0	0	0	-54
Settlement	-436	-485	-723	0	902
Aggregate transfers into Level 3	0	129	0	-22	-650
Aggregate transfers out of Level 3	-1,425	-38	0	2,927	5,016
Balance at 31 December 2016	**490**	**39,918**	**5,782**	**-182**	**-1,916**

(*)Derivative balances are included within Financial assets or liabilities held for trading.

The following table presents the changes in Level 3 instruments for the year ended 31 December 2015 (in EUR million):

	Financial assets held for trading(*)	Financial assets designated at fair value through P/L	Available for sale financial assets	Financial liabilities held for trading(*)	Financial liabilities designated at fair value through P/L
Balance at 1 January 2015	**2,931**	**31,713**	**4,462**	**-3,234**	**-7,634**
Total gains or losses:					
- in profit or loss	-270	240	-3	-43	-123
- in other comprehensive income	0	0	453	0	0
Purchases	-20	4,325	576	30	0
Sales	0	0	0	0	0
Issues	0	0	0	0	-4
Settlement	-127	-527	-313	115	1,715
Aggregate transfers into Level 3	11	0	0	29	-1,351
Aggregate transfers out of Level 3	-206	-386	0	42	361
Balance at 31 December 2015	**2,319**	**35,365**	**5,175**	**-3,061**	**-7,036**

(*)Derivative balances are included within Financial assets or liabilities held for trading.

Total gains or losses on Level 3 instruments in the table below are presented in the consolidated statement of comprehensive income for the year ended 31 December 2016 as follows (in EUR million):

	Financial assets held for trading(*)	Financial assets designated at fair value through P/L	Available for sale financial assets	Financial liabilities held for trading(*)	Financial liabilities designated at fair value through P/L
Total gains or losses included in profit or loss for the year:					
- Result on financial operations	18	-700	-56	-12	-94
Total gains or losses recognised in other comprehensive income					
- available for sale financial assets	0	0	113	0	0
Total gains or losses for the year included in profit or loss attributable to changes in unrealised gains and losses on assets and liabilities held as at 31 December 2016					
- Result on financial operations	18	-700	-56	-12	-94
- Change in impairment on transferable securities held as financial fixed assets, shares and other variable yield securities, net of reversals	0	0	56	0	0

(*)Derivative balances are included within Financial assets or liabilities held for trading.

Total gains or losses on Level 3 instruments in the table below are presented in the consolidated statement of comprehensive income for the year ended 31 December 2015 as follows (in EUR million):

	Financial assets held for trading(*)	Financial assets designated at fair value through P/L	Available for sale financial assets	Financial liabilities held for trading(*)	Financial liabilities designated at fair value through P/L
Total gains or losses included in profit or loss for the year:					
- Result on financial operations	-270	241	-3	-43	-123
Total gains or losses recognised in other comprehensive income					
- available for sale financial assets	0	0	453	0	0
Total gains or losses for the year included in profit or loss attributable to changes in unrealised gains and losses on assets and liabilities held as at 31 December 2015					
- Result on financial operations	-270	241	-3	-43	-123
- Change in impairment on transferable securities held as financial fixed assets, shares and other variable yield securities, net of reversals	0	0	3	0	0

(*)Derivative balances are included within Financial assets or liabilities held for trading.

Change in fair value of financial instruments designated at fair value through profit or loss using a valuation technique based on non-market observable input, due to alternative assumptions

Although the Group believes that its estimates of fair value are appropriate, the use of different methodologies or assumptions could lead to different measurements of fair value.

The potential effect of using reasonable possible alternative non market observable assumptions as input to valuation techniques from which the fair values of financial instruments designated at fair value through profit or loss (FVTPL) are determined has been quantified as a reduction of approximately EUR 1.8 million using less favourable assumptions and an increase of approximately EUR 1.6 million using more favourable assumptions for 31 December 2016 and a reduction of approximately EUR 8.3 million using less favourable assumptions and an increase of approximately EUR 2.9 million using more favourable assumptions for 31 December 2015.

The alternative assumptions are used to calculate the fair value of borrowings and loans belonging to the Level 3 valuation category. Fair value of borrowings and loans in Level 3 is derived from the value of derivatives which hedge these borrowings and loans. Hence the alternative assumptions are first applied to valuation of Level 3 derivatives and then the impact is applied to Level 3 borrowings and loans. Level 3 derivatives can be grouped into four swap types according to the underlying asset and valuation model:

a. Model dependent interest rate swaps
b. Cross currency and FX-linked swaps
c. Inflation-linked swaps

For model dependent interest rate swaps, alternative assumptions are obtained by increasing or decreasing the number of factors in the LMM (Libor Market Model) models. For cross currency and FX-linked swaps alternative assumptions are applied to correlations between interest and FX rates used in the calibration of hybrid Black Scholes / Hull & White models. For inflation-linked swaps alternative assumptions are applied to inflation index and real rate volatilities used in the calibration of hybrid Black Scholes / Hull & White models.

Financial assets designated at fair value through profit or loss

Included in financial assets designated at fair value through profit or loss is a portfolio of loans hedged by Interest Rates Swaps and Currency Swaps.

The maximum credit exposure of the disbursed loans and advances to customers and to credit institutions designated at fair value through profit or loss amounts to EUR 145,607 million (2015: EUR 138,606 million). The cumulative change in the fair value of the loans attributable to change in credit risk of the Group's counterparts amounts to a loss of EUR 659.6 million (2015: loss of EUR 694.7 million). The changes in fair value of financial assets designated at fair value through profit or loss attributable to changes in credit risk have been calculated by determining the change in the Expected Credit Loss on these loans.

No credit derivatives have been concluded to hedge the credit risk of the financial assets designated at fair value through profit or loss.

Financial liabilities designated at fair value through profit or loss

The financial liabilities designated at fair value through profit or loss comprise debts evidenced by certificates issued by the Group and hedged by Interest Rate Swaps and Currency Swaps.

The cumulative change in fair value of the financial liabilities designated at fair value through profit or loss attributable to change in credit risk of the Group amounts to a loss of EUR -4,068 million (2015: EUR -1,813 million).

EIB Group Consolidated Financial Statements under IFRS

The amount that the Group would contractually be requested to pay at maturity of financial instruments designated at fair value through profit or loss is EUR 39,077 million (2015: EUR 37,161 million) less than the carrying amount as at 31 December 2016.

Offsetting financial assets and financial liabilities

The disclosures set out in the tables below include financial assets and financial liabilities that:

- are offset in the Group's balance sheet; or
- are subject to an enforceable master netting arrangement or similar agreement that covers similar financial instruments, irrespective of whether they are offset in the consolidated balance sheet.

The similar agreements include global master repurchase agreements. Similar financial instruments include repurchase agreements and reverse repurchase agreements. Financial instruments such as loans and deposits are not disclosed in the tables below unless they are offset in the balance sheet.

The Group's derivative transactions that are not transacted on an exchange are entered into under International Swaps and Derivatives Association (ISDA) Master Agreements. In general, under such agreements the amounts payable by each party on any day in respect of the same transaction and in the same currency are aggregated into a single net amount being payable by one party to the other. In certain circumstances, for example when an event of default occurs, all outstanding transactions under the agreement are terminated, the termination value is assessed and only a single net amount is payable in settlement of all transactions.

The Group's repurchase and reverse repurchase transactions are covered by master agreements with netting terms similar to those of ISDA Master Agreements.

The above ISDA and similar master netting arrangements do not meet the criteria for offsetting in the balance sheet. This is because they create a right of set-off of recognised amounts that is enforceable only after termination of outstanding transactions following an event of default, including insolvency or bankruptcy, of either party.

The Group receives and accepts collateral in the form of cash and marketable securities in respect of the following transactions:

- derivatives; and
- repurchase and reverse repurchase agreements.

Collateral received in respect of derivatives is subject to the standard industry terms of the ISDA Credit Support Annex. This means that securities received as collateral can be pledged or sold during the term of the transaction but must be returned on maturity of the transaction. The terms also give the Group the right to terminate the related transactions upon the counterparty's failure to post collateral.

Financial assets subject to offsetting, enforceable master netting arrangements and similar agreements (in EUR million)

				Related amounts not offset in the balance sheet		
31 December 2016	**Gross amounts of recognised financial assets**	**Gross amounts of recognised financial liabilities offset in the balance sheet**	**Net amounts of financial assets presented in the balance sheet**	**Bonds**	**Cash collateral received**	**Net amount**
Financial assets:						
Derivative assets held for risk management	64,123	-472	63,651	25,200	12,763	25,688
Reverse repos	10,416	0	10,416	10,512	0	-96
Total	**74,539**	**-472**	**74,067**	**35,712**	**12,763**	**25,592**

				Related amounts not offset in the balance sheet		
31 December 2015	**Gross amounts of recognised financial assets**	**Gross amounts of recognised financial liabilities offset in the balance sheet**	**Net amounts of financial assets presented in the balance sheet**	**Bonds**	**Cash collateral received**	**Net amount**
Financial assets:						
Derivative assets held for risk management	65,348	-444	64,904	24,906	14,363	25,635
Reverse repos	14,794	0	14,794	15,039	0	-245
Total	**80,142**	**-444**	**79,698**	**39,945**	**14,363**	**25,390**

Financial liabilities subject to offsetting, enforceable master netting arrangements and similar agreements (in EUR million)

31 December 2016	Gross amounts of recognised financial liabilities	Gross amounts of recognised financial assets offset in the balance sheet	Net amounts of financial liabilities presented in the balance sheet	Related amounts not offset in the balance sheet: Financial instruments	Related amounts not offset in the balance sheet: Cash collateral pledged	Net amount
Financial liabilities:						
Derivative liabilities held for risk management	32,892	-23	32,869	0	0	32,869
Repos	315	0	315	0	0	315
Debts evidenced by certificates	417	-417	0	0	0	0
Total	**33,624**	**-440**	**33,184**	**0**	**0**	**33,184**

31 December 2015	Gross amounts of recognised financial liabilities	Gross amounts of recognised financial assets offset in the balance sheet	Net amounts of financial liabilities presented in the balance sheet	Related amounts not offset in the balance sheet: Financial collateral	Related amounts not offset in the balance sheet: Cash collateral pledged	Net amount
Financial liabilities:						
Derivative liabilities held for risk management	29,697	-18	29,679	0	0	29,679
Repos	323	0	323	0	0	323
Debts evidenced by certificates	392	-392	0	0	0	0
Total	**30,412**	**-410**	**30,002**	**0**	**0**	**30,002**

The gross amounts of financial assets and financial liabilities and their net amounts as presented in the balance sheet that are disclosed in the above tables are measured in the balance sheet on the following bases:

- derivative assets and liabilities - fair value;
- assets and liabilities resulting from sale and repurchase agreements, reverse sale and repurchase agreements and securities lending and borrowing - amortised cost;
- loans and advances to customers - amortised cost or fair value; and
- amounts owed to customers - amortised cost.

EIB Group Consolidated Financial Statements under IFRS The amounts in the above tables that are offset in the balance sheet are measured on the same basis. The tables below reconcile the ‘Net amounts of financial assets and financial liabilities presented in the balance sheet’, as set out above, with the line items presented in the balance sheet (in EUR million). Financial assets 31 December 2016 Net amounts Line item in balance sheet Carrying amount not in scope of on balance sheet offsetting disclosures Financial assets: Derivative assets held for risk 63,651 Derivative assets 63,651 0 management Loans and advances to credit Reverse repos 10,416 162,191 151,775 institutions Financial liabilities 31 December 2016 Net amounts Line item in balance sheet Carrying amount not in scope of on balance sheet offsetting disclosures Financial liabilities: Derivative liabilities held for risk 32,869 Derivative liabilities 32,869 0 management Repos 315 Amounts owed to credit institutions 13,115 12,800 Debts evidenced by certificates 0 Debts evidenced by certificates 517,903 517,903 Financial assets 31 December 2015 Net amounts Line item in balance sheet Carrying amount not in scope of on balance sheet offsetting disclosures Financial assets: Derivative assets held for risk 64,904 Derivative assets 64,904 0 management Loans and advances to credit Reverse repos 14,794 157,305 142,511 institutions Financial liabilities Carrying amount not in scope of 31 December 2015 Net amounts Line item in balance sheet on balance sheet offsetting disclosures Financial liabilities: Derivative liabilities held for risk 29,679 Derivative liabilities 29,679 0 management Repos 323 Amounts owed to credit institutions 15,424 15,101 Debts evidenced by certificates 0 Debts evidenced by certificates 514,621 514,621

Note S – Risk management This note presents information about the Group’s exposure to and its management and control of risks, in particular the primary risks associated with its use of financial instruments. These are: Credit risk—the risk of loss resulting from client or counterparty default and arising on credit exposure in all forms, including settlement risk; Market risk—exposure to observable market variables such as interest rates, exchange rates and equity market prices; Liquidity and funding risk—the risk that the Group is unable to fund assets or meet obligations at a reasonable price or, in extreme situations, at any price; and Operational risk—the potential loss resulting from inadequate or failed internal processes, people and systems or from external events. S.1. Risk Management Organisation Each entity within the Group has its own management and control of risks and therefore, risk management information presented in this note will distinguish between the Bank and the Fund. Moreover, the Bank has established within its Risk Management Directorate the EIB Group Capital & Reporting Division to strengthen the risk management of the overall Group and to provide oversight of all the risks which the Group is subject to. The high-level principles of the Bank’s risk management on a consolidated level are set out in the Group Risk Management Charter. The Group Risk Management Charter aims at ensuring a group-wide view of the Group’s risks and integrated approach to risk management. S.1.1. Risk Management Organisation of the Bank The Bank’s objective is to analyse and manage risks so as to obtain the strongest possible protection for its assets, its financial result, and consequently its capital. While the Bank is not subject to full regulation, it aims to comply with the relevant EU banking directives and the recommendations of the banking supervisors of the EU Member States, EU legislation and the competent supranational bodies, such as the Basel Committee on Banking Supervision (BCBS). Within the Bank, the Risk Management Directorate (RM) independently identifies, assesses, monitors and reports credit, market, liquidity and funding and operational risks to which the Bank is exposed. In order to preserve segregation of duties, RM is independent of the Front Offices and provides second opinion on all proposals made which have risk implications. The Director General of RM reports to the Management Committee and meets regularly with the Audit Committee to discuss topics relating to credit, market, liquidity, funding and operational risks. He is also responsible for overseeing risk reporting to the Management Committee, the Risk Policy Committee and the Board of Directors. The management and monitoring of loans post signature is, for significant parts of the portfolio, the responsibility of Transaction Monitoring and Restructuring Directorate (TMR), a Directorate independent from RM. TMR focuses on monitoring higher risk counterparts and certain forms of security and it also manages transactions requiring particular attention. All of its proposals which have credit risk implications are subject to an independent second opinion by the RM. The following sections disclose the credit, market, liquidity and funding and operational risks to which the Bank is exposed on its activities performed at own risk. For additional details, please refer to the EIB Group Risk Management Disclosure Report. S.1.1.1 Risk measurement and reporting system The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an on-going basis as market practice develops. Systems are in place to control and report on the main risks inherent in the Bank’s operations, i.e. credit, market, liquidity and funding and operational risks. Risks are assessed and measured both under normal circumstances and under possible stressed conditions, with the purpose to quantify their impact on the Bank’s solvency, liquidity, earnings and operations. Risk measurements combine metrics of capitalisation, earnings, liquidity, exposure to market and operational risk. Detailed information on credit, ALM, liquidity and financial risks is presented and explained to the Management Committee on a monthly basis and to the Board of Directors on a quarterly basis. S.1.1.2. The Bank’s risk tolerance The Bank has defined its risk tolerance level and set high level boundaries for the risks arising from the pursuit of the Bank’s business strategy. In setting these high level boundaries, the Bank ensures that its risk profile is aligned with its business strategy and stakeholders’ expectations. As a public institution, the Bank does not aim to make profits from speculative exposures to risks. As a consequence, the Bank does not consider its treasury or funding activities as profit maximising centres, even though performance objectives are attached to these activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore to ensure that all material financial risks are hedged. All new types of transactions introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits.

EIB Group Consolidated Financial Statements under IFRS S.1.1.3. Sustainability of revenue and self-financing capacity The Bank’s ALM policy forms an integral part of the Bank’s overall financial risk management. It reflects the expectations of the main stakeholders of the Bank in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term. To achieve these aims, the ALM policy employs a medium to long term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long term yields and is not influenced by any short-term views on interest rates trends. This is accomplished by targeting a duration for the Bank’s own funds of between 4.5 and 5.5 years. The Asset/Liability Committee (ALCO) provides a high-level discussion forum for considering the Bank’s ALM Strategy, loan rate setting principles and the financial risks arising from the activities of the Bank. S.1.2. Risk Management Organisation of the Fund (EIF) Most of the Private Equity (PE), Venture Capital and Portfolio Guarantees, Securitisation & Microfinance (GSM) operations for both entities of the Group are managed by the Fund. The mandate of the Fund is to support small and mid-size enterprise (SME) finance for start-up, growth and development within European Union objectives for SME. The Fund aligns its risk management systems to changing economic conditions and evolving regulatory standards. It therefore adapts them on an on-going basis. Credit, market and operational systems are in place to control and report on the main risks inherent in its operations. Risk management is embedded in the corporate culture of EIF, based on a three-lines-of-defence model permeating all areas of EIF’s business functions and processes: (i) front office, (ii) independent risk functions and (iii) audit and assurance. Investment and Risk Committees (IRCs) chaired by the Head of General Secretariat advice the Chief Executive and the Deputy Chief Executive on each and every transaction. IRCs quarterly meetings also oversee risk and investment-related aspects of the EIF portfolio, inter alia: approving transaction rating/grading, impairment and provisioning actions, relevant market risk events and potential stress testing. Finally, the IRCs oversee the Enterprise Risk arising from EIF’s role as a fund manager. Risk and Portfolio Management actions form part of the assurance process presided by the EIF Audit Board. Moreover, within the EIB Group context, the Fund’s Risk Management Department operates in close contact with the Bank’s Risk Management Directorate, particularly with regard to the Group Risk Management Charter and to the Group risk exposure relating to guarantee and securitisation operations, the PE operations under the Bank’s Risk Capital Resources mandate (RCR), the different windows under the Bank’s EIB Group Risk Enhancement Mandate (EREM) and general EIF policy matters. The Fund’s treasury management has been fully outsourced to the Bank under a treasury management agreement signed by both parties and mandating the responsible EIB services to perform selection, execution, settlement and monitoring of transactions. Management follows treasury guidelines annexed to the agreement, which mirror closely the relevant sections of the EIB’s own treasury guidelines. S.1.2.1. Risk assessment private equity Under its private equity operations, the Fund has a fund-of-funds approach, taking mostly minority equity participations in business angels, venture capital, private equity and mezzanine funds managed by mostly independent teams in order to leverage further commitments from a wide range of investors. The Fund’s PE operations include investments in funds focussed on seed- and early-stage capital, but also investments in well-established funds targeting mid- and later-stage or mezzanine investments, which, generally speaking, have a lower risk profile. Over the last years, the Fund has developed a tool-set to design, manage and monitor portfolios of PE funds tailored to the dynamics of this market place. This tool-set is based on an internal model, the Grading-based Economic Model (GEM), which allows the Fund to better assess and verify each funds’ but also each portfolio of funds’ valuations, risks and expected future cash flows and performances. Before committing to a PE fund, the Fund assigns a grading which is based on the outcome of an extensive due diligence performed by the Fund’s transaction team and reviewed by its risk management team. During the funds’ lifetimes, gradings are periodically reviewed with a frequency and intensity depending on the level of risk. These efforts, supported by the development of a proprietary IT system and an integrated software (front to back), improve the investment decision-making process and the management of the portfolio’s financial risks and of liquidity, in particular enabling forward-looking and stress-test based decision making.

S.1.2.2. Risk assessment guarantees The Fund extends portfolio guarantees to financial intermediaries involved in SME financing and provides credit enhancement to SME securitisation transactions. By taking on these risks, it facilitates access to funding, and, in turn, it helps to finance SMEs. For its guarantee & securitisation business, over the last years, the Fund has developed a tool-set to analyse portfolio guarantees and structured finance transactions in line with best market practices. Before the Fund enters legally into a guarantee transaction, an internal rating is assigned to each new own risk guarantee transaction in accordance with the Fund’s Credit Risk Policy and Model Review Guidelines. The rating is based on internal models, which analyse and summarise the transaction’s credit quality (expected loss concept), considering not only quantitative parameters but also qualitative aspects. Guarantee transactions are monitored regularly, at least quarterly; their statuses are regularly reviewed by EIF IRCs which, depending on their performances, may review their internal ratings. A four-eye principle applies throughout the process, with actions initiated by the front office and reviewed by Risk Management. The guarantees portfolio is valued according to a mark-to model approach under the IFRS principles. The main impact on the valuation of the transactions in the portfolio stems from the assigned ratings (internal and external as the case may be) and the possible subsequent rating changes. The EIF’s monitoring follows potential negative rating migrations and provides the basis for appropriate management of transactions. The Fund’s stress testing methodology is applied at the outset of a transaction and throughout the life of the portfolio, i.e. its scenario analysis with regard to downgrades and defaults in the portfolio and related impacts on capital allocation, expected losses, as well as on the profit and loss. As is the case for PE, stress tests on the guarantee portfolio are presented regularly to the EIF Board of Directors. S.2. Credit risk S.2.1. Credit risk policies Credit risk concerns mainly the Group’s lending activities and, to a lesser extent, treasury instruments such as fixed-income securities held in the investment and operational portfolios, certificates of deposit and interbank term deposits as well as the derivative transactions of the Group and the Fund’s guarantee transactions funded by own resources. No credit risk is attached to the Group’s venture capital operations, which are performed entirely through equity participations and are, hence, only exposed to market risk. The Group’s credit risk policies are approved by the respective governing bodies. They set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements that loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank’s position ranks at least equal to that of other senior lenders, with prompt access to security when required. In addition, via a counterparty and sector limit system, the credit policies ensure an acceptable degree of diversification in the Group’s loan portfolio. The Group’s policies on credit risk also set out the minimum credit quality of counterparties of derivatives and treasury transactions as well as the contractual framework for each type of transaction. The Fund manages exposures and risks in the frame of conservative policies deriving from statutory provisions and credit risk operational guidelines approved by the Fund’s Board of Directors or guidelines as set out under mandates. Credit policies undergo periodic adaptations to incorporate evolving operational circumstances and respond to new mandates that the Group may receive from its shareholders. Management of credit risk is based on an assessment of the level of credit risk vis-à-vis counterparties and on the level of security provided to the Bank in case of the counterparty’s insolvency.

EIB Group Consolidated Financial Statements under IFRS

S.2.2. Maximum exposure to credit risk without taking into account any collateral and other credit enhancements

The table below shows the maximum exposure to credit risk for the components of the balance sheet, including derivatives. The maximum exposure is shown gross, before the effect of mitigation through the use of collateral agreements (Note S.2.3.4).

Maximum exposure (in EUR million)	**31.12.2016**	**31.12.2015**
Financial assets:		
Loans and receivables	349,749	346,724
Financial assets held for trading	7,136	7,038
Derivative assets held for risk management	63,651	64,904
Financial assets designated at fair value through profit or loss	161,810	156,357
Financial assets – Available-for-sale	7,120	6,897
Financial assets – Held-to-maturity	44,874	48,017
Other receivables	0	128
Total	**634,340**	**630,065**
Off-balance-sheet:		
Contingent liabilities and guarantees	10,147	6,893
Commitments		
– Undisbursed loans	113,320	106,053
– Undisbursed Venture Capital operations	5,625	4,331
– Other	2,160	1,658
Total	**131,252**	**118,935**
Total credit risk exposure	**765,592**	**749,000**

S.2.3. Credit risk on loans

S.2.3.1. Credit risk measurement for loans and advances to customers and credit institutions

An internal loan grading system (based on the expected loss methodology) is implemented for lending operations. This is an important part of the loan appraisal process and of credit risk monitoring, as well as providing a reference point for pricing credit risk when appropriate.

The loan grading (LG) system comprises the methodologies, processes, databases and IT systems supporting the assessment of credit risk in lending operations and the quantification of expected loss estimates. It summarises a large amount of information with the purpose of offering a relative ranking of loans' credit risks. LG reflect the present value of the estimated level of the lifetime "expected loss", this being the product of the probability of default, the exposure at risk and the loss severity in the case of default. LG are used for the following purposes:

- as an aid to a finer and more quantitative assessment of lending risks;
- as help in distributing monitoring efforts;
- as a description of the loan's portfolio quality at a given date;
- as a benchmark for calculating the annual additions to the General loan reserve; and
- as an input in risk-pricing decisions.

The following factors are used to determine a LG:

i) The borrower's creditworthiness: RM independently reviews borrowers and assesses their creditworthiness based on internal methodologies and external data. In line with the Basel III Internal Ratings Based Approach chosen, the Bank has developed an internal rating methodology (IRM) to determine the internal ratings of borrowers and guarantors. This is based on a set of scoring sheets specific to defined counterparty types.

ii) The default correlation: it quantifies the chances of simultaneous financial difficulties arising for both the borrower and the guarantor. The higher the correlation between the borrower and the guarantor's default, the lower the value of the guarantee and therefore the lower (worse) the LG.

iii) The value of guarantee instruments and of securities: this value is assessed on the basis of the combination of the issuer's creditworthiness and the type of instrument used.

iv) The contractual framework: a sound contractual framework will add to the loan's quality and enhance its LG.

v) The duration of the loan or, more generally, the cash-flows of the loan: all else being equal, the longer the loan, the higher the risk of incurring difficulties in the servicing of the loan.

A loan's expected loss is computed by combining the five elements above and is used as a component of the fair value measurement technique used for loans which meet the eligibility criteria of the amended fair value option and which have been designated on initial recognition at fair value through profit or loss. Depending on the level of this expected loss, a loan is assigned to one of the following LG classes listed below.

A Prime quality loans: there are three sub-categories. A0 comprises all EU sovereign risks, i.e. loans granted to or fully, explicitly and unconditionally guaranteed by Member States, where no repayment difficulties are expected and for which an expected loss of 0% is allocated (based on the Bank's preferred creditor status and statutory protection). A+ denotes loans granted to (or guaranteed by) entities other than Member States, with no expectation of deterioration over their term. A- includes those lending operations where there is some doubt about the maintenance of their current status (for instance because of a long maturity, or for the high volatility of the future price of an otherwise excellent collateral), but where any downside is expected to be limited. High quality loans: these represent an asset class with which the EIB feels comfortable, although a minor deterioration is not ruled out in the future. B+ and B- are used to denote the relative likelihood of the possibility of such deterioration occurring. Good quality loans: an example could be unsecured loans to solid banks and corporates with a 7-year bullet, or equivalent amortising, maturity at disbursement, with adequate protective clauses. This rating class represents the borderline between “acceptable quality” loans (D+) and those that have a risk profile worse than generally accepted by the Bank (D-) and which are classified as Special Activities. These are undertaken under specific policies, including size restrictions, the allocation of Special Activity Reserve (SAR) and dedicated risk pricing rules. Loans in the D- category, which have experienced deterioration from their original better classification, are subject to heightened monitoring This LG category includes loans that have explicitly been approved as Special Activities with a risk profile worse than generally accepted, and loans which in the course of their lives have experienced severe problems and their sliding into a situation of loss cannot be excluded. A corresponding allocation to the Special Activities Reserve is being made and the loans are subject to close monitoring. The sub-classes E+ and E- further differentiate the risk profile of the loans, with those operations graded E- being in a position where there is a possibility that debt service cannot be maintained on a timely basis and therefore some form of debt restructuring may be required, possibly leading to an impairment loss. F (fail) denotes loans representing unacceptable risks. F- graded loans can only arise out of outstanding transactions that have experienced unforeseen, exceptional and dramatic adverse circumstances after signature. All operations where there is a loss of principal are graded F and a specific provision is raised. Generally, loans internally graded D- or below are placed on the internal Watch List. However, if a loan was originally approved with a risk profile of D- or weaker, it will only be placed on the Watch List as a result of a material credit event causing a deterioration of its LG classification below the one at approval. In addition to the deal-by-deal analysis of each loan, the EIB, also developed a portfolio view of credit exposures via its Economic Capital framework, integrating the concentration and correlation effects created by the dependence of various obligors on common risk factors. By adding a portfolio dimension of credit risks and by focussing on unexpected losses (i.e. losses which may occur on top of the expected ones up to a certain level of confidence), it is possible to complement the LG’s deal-by-deal approach and thus provide a finer and more comprehensive risk assessment of the credit risks in the EIB’s loan book. S.2.3.2. Loans secured by Guarantees of the European Union budget or the Member States Loans outside the European Union (apart from those under the Facilities are, in the last resort, secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). The agreements decided by the Council of the European Union on 14 April 1997 (Decision 97/256/EC) introduced the concept of risk sharing whereby certain loans of the Bank, including some which are secured by third-party guarantees with respect to the commercial risk, are covered by the budgetary guarantee applying in the case of political risks solely arising from currency non-transferability, expropriation, war and civil disturbance. Loans under the Facilities are those granted under Article 16 (previously Article 18) of the Bank’s statute and those loans granted under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility. These loans are not secured by guarantees of the European Union budget or the Member States. Therefore, lending under the Facilities is from the Bank’s own resources and at the Bank’s own risk. In accordance with the terms of the Guarantees, the European Union and the Member States secure up to 65%, 70%, 75% and 100% of pool of signed(1) operations in each portfolio. This results in an effectively full coverage of the Group’s exposure. For this reason, the Group deems the credit risk associated to each individual loan as fully covered and therefore excludes them from the section S.2.3 (Group’s lending activities). The carrying value of the disbursed part of loans signed under this category amounts to EUR 25,595 million as at 31 December 2016 (2015: EUR 24,263 million) and the undisbursed part amount to EUR 17,517 million as at 31 December 2016 (2015: EUR 17,562 million). These amounts also include loans granted to current European Union Member States but granted before their accession to the European Union and are guaranteed by the European Union budget or Member States. Under the Guarantee Agreement with the Commission signed on 1 and 29 August 2007, all European Union guaranteed operations signed on and after 17 April 2007 shall be covered up to 65% of “the aggregate amount of credits disbursed”. The residual risk borne by the Group in connection with operations is managed in accordance with the Group’s fundamental credit rules and procedures.

EIB Group Consolidated Financial Statements under IFRS

S.2.3.3. Analysis of lending credit risk exposure

In detail, the tables below show the maximum exposure to credit risk on loans (the repayable on demand and other loans and advances to credit institutions are not included) signed and disbursed as well as the part of the exposure that has been signed but not disbursed yet for all exposure where the Group is at risk. Therefore, loans outside the European Union secured by the European Union budget or the Member States are not included (Note S.2.3.2).

2016 (in EUR million)		Guarantor Corporate	Bank	Public	State	Not guaranteed[(1)]	Total disbursed	Signed not disbursed
Borrower	Corporate	33,158	18,827	7,952	17,131	78,646	**155,714**	**27,965**
	Bank	22,907	24,085	21,788	32,303	21,099	**122,182**	**28,618**
	Public	572	488	16,228	28,095	61,186	**106,569**	**29,872**
	State	0	0	0	0	48,670	**48,670**	**9,349**
Total disbursed[(2)(3)(4)]		**56,637**	**43,400**	**45,968**	**77,529**	**209,601**	**433,135**	
Signed not disbursed[(2)(3)(4)]		**8,192**	**7,337**	**9,057**	**15,735**	**55,483**		**95,804**

2015 (in EUR million)		Guarantor Corporate	Bank	Public	State	Not guaranteed[(1)]	Total disbursed	Signed not disbursed
Borrower	Corporate	39,223	21,696	7,679	17,513	75,384	**161,495**	**25,676**
	Bank	23,798	27,550	23,189	29,270	20,120	**123,927**	**28,713**
	Public	1,365	491	15,250	29,225	60,176	**106,507**	**25,663**
	State	0	0	0	0	45,123	**45,123**	**8,439**
Total disbursed[(2)(3)(4)]		**64,386**	**49,737**	**46,118**	**76,008**	**200,803**	**437,052**	
Signed not disbursed[(2)(3)(4)]		**8,576**	**6,248**	**9,690**	**13,806**	**50,171**		**88,491**

[(1)] These amounts include loans for which no formal guarantee independent from the borrower and the loan itself was required, the borrower's level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank's right to access independent security.
[(2)] These amounts include loans granted under Facilities.
[(3)] These amounts do not include Loan substitutes (2016: EUR 20,917 million; 2015: EUR 18,818 million).
[(4)] These amounts exclude loans to current European Union Member States but granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

Regarding the lending activities, the Group's total direct exposure[(5)] to the banking sector amounts to EUR 150,800 million at the end of December 2016 (2015: EUR 152,640 million), which is equal to 28.5% (2015: 29.0%) of the total of EUR 528,939 million in loans disbursed and undisbursed as at 31 December 2016 (2015: EUR 525,543 million).

Unsecured loans to corporates at the end of December 2016 amounted to EUR 96,193 million[(3)], (2015: EUR 90,611 million). Unsecured exposure to corporate clients is controlled by bilateral limits and generally individual exposures are capped at 5% of Group's Own Funds. The Group has also introduced a number of sector limits.

S.2.3.3.1. Credit quality on loans

Loans internally graded A to D+ represent 94.9% of the loan portfolios as at 31 December 2016, compared with 95.7% at 31 December 2015. The share of loans internally graded D- and below (for which allocations to the Special Activities Reserve are being made), was 5.1% (2015: 4.3%) of the risk portfolio, corresponding to EUR 17.2 billion (2015: EUR 22.5 billion).

The credit quality of the loan portfolio stabilised during the year and the Bank's efforts in mitigating credit risk resulted in a significant increase in loan collateralisation. Both these factors contributed to an improvement in the LG breakdown and led to a decrease of the internal Watch List of loans which are subject to heightened monitoring (all loans graded D- or below, if signed at D+ or above, and all other loans signed at D- or below for which a material credit event has been diagnosed and the LG lowered) to EUR 6,470 million (2015: EUR 6,983 million).

To mitigate credit risk, the Group uses, amongst others, the following instruments:
- Guarantees issued by third parties of acceptable credit quality;
- Financial collaterals;
- Mortgages, claims on revenues etc.

[(5)] Including exposure signed but not disbursed yet.

Credit quality analysis per type of borrower

The tables below show the credit quality analysis of the Group's loans portfolio as at 31 December 2016 and 31 December 2015 by the Loan Grading application, based on the exposures signed (disbursed and undisbursed).

2016		Sovereign	High Grade	Standard Grade	Min. Accept. Risk	High Risk	Total
(in EUR million)		A0	A to B-	C	D+	D- and below	
Borrower	Corporate	19,198	64,446	51,239	27,222	21,574	**183,679**
	Bank	33,674	92,347	15,532	6,051	3,196	**150,800**
	Public	30,015	101,300	2,370	796	1,960	**136,441**
	State	54,059	2,689	1,007	200	64	**58,019**
Total		**136,946**	**260,782**	**70,148**	**34,269**	**26,794**	**528,939**

2015		Sovereign	High Grade	Standard Grade	Min. Accept. Risk	High Risk	Total
(in EUR million)		A0	A to B-	C	D+	D- and below	
Borrower	Corporate	19,012	66,164	52,040	31,546	18,409	**187,171**
	Bank	30,643	89,928	22,539	7,245	2,285	**152,640**
	Public	30,552	96,685	2,331	864	1,738	**132,170**
	State	51,498	390	1,525	68	81	**53,562**
Total		**131,705**	**253,167**	**78,435**	**39,723**	**22,513**	**525,543**

Credit risk exposure for each internal risk rating

The Group uses an internal rating methodology in line with the Internal ratings based approach under Basel III. The majority of the Group's counterparties have been assigned an internal rating according to this methodology. The table below shows a breakdown of the Group's loan portfolio by the better of the borrower's or guarantor's internal ratings, where available. In cases where an internal rating is not available, the external rating has been used for this analysis. The table shows both the exposures signed (disbursed and undisbursed) and the risk-weighted exposures, based on an internal methodology that the Group uses for limit management.

(in EUR million)	Rating grade	Moody's equiv. grade	2016		2015	
			Exposures signed	Weighted exposures(*)	Exposures signed	Weighted exposures(*)
Internal Rating 1	1	Aaa	5,783	772	9,697	1,414
Internal Rating 2	2+	Aa1	30,110	4,797	25,280	2,326
	2	Aa2	23,664	6,230	25,106	7,844
	2-	Aa3	24,572	9,135	17,405	6,658
Internal Rating 3	3+	A1	40,907	18,081	41,361	18,137
	3	A2	26,807	15,169	31,520	20,422
	3-	A3	78,199	31,311	86,067	41,383
Internal Rating 4	4+	Baa1	98,722	49,728	98,871	47,047
	4	Baa2	64,415	38,280	60,448	35,084
	4-	Baa3	38,925	19,031	27,118	16,257
Internal Rating 5	5+	Ba1	39,005	17,521	42,840	15,107
	5	Ba2	13,337	5,054	22,014	6,521
	5-	Ba3	12,738	3,986	5,198	3,294
Internal Rating 6	6+	B1	5,396	3,740	6,736	2,933
	6	B2	2,084	1,276	2,279	1,414
	6-	B3	3,271	1,232	7,389	1,450
Internal Rating 7	7	Below B3	21,004	3,120	16,214	2,697
Total			**528,939**	**228,463**	**525,543**	**229,988**

(*) Risk-weights are percentages (from 0% to 100%) applied to the outstanding nominal amounts of loans or other credit exposures (e.g. deposits, derivatives and securities). They depend on the perceived credit risk represented both by the types of claims and by the nature of the main obligator or guarantor. The main risk-weights are 0% (Member States, German and Austrian Länder), 20% (public institutions), 50% (banks) and 100% (corporates).

The Group continually monitors events affecting its borrowers and guarantors, particularly banks. In particular, the Group is assessing on a case by case basis its contractual rights in case of rating deterioration and is seeking mitigating measures. It is also closely following the renewals of bank guarantees received for its loans to ensure that these are replaced or action is taken in a timely manner.

Taking into account the above and the Group's contractual protections, which if breached enable the Group to negotiate remedies, there was no need for a collective impairment allowance as at 31 December 2016 and 2015.

The Group did not record impairments in respect of its EU sovereign and EU sovereign guaranteed exposure as at the year end as the preferred creditor status of the Bank as well as of the EIF and the protection given by the Bank's Statute are deemed to guarantee a full recovery of the Group's assets on maturity.

The disbursed exposure on borrowers located in the United Kingdom through the EIB's lending activities, including guarantees and equity type investments, amounted to EUR 36.0 billion as at December 31, 2016 (2015: EUR 36.4 billion), while the exposure on foreign borrowers with a guarantor from the United Kingdom amounted to EUR 1.8 billion (2015: EUR 2.1 billion). The Bank had no direct exposure to the United Kingdom

EIB Group Consolidated Financial Statements under IFRS

acting as borrower at the end of December 2016 whereas disbursed loans guaranteed by the United Kingdom amounted to EUR 1.3 billion as at the end of December 2016 (2015: EUR 1.2 billion).

The table below discloses information regarding the sovereign credit risk on loans granted inside the European Union and outside the European Union granted under the Facilities and under the risk-sharing operations:

(in EUR million)	2016			2015		
	Acting as borrower		Acting as guarantor	Acting as borrower		Acting as guarantor
Country	Disbursed	Undisbursed	Signed	Disbursed	Undisbursed	Signed
Austria	0	0	82	0	0	85
Belgium	0	0	130	0	0	144
Bulgaria	951	603	0	925	730	0
Croatia	487	210	2,732	387	321	2,365
Cyprus	856	389	1,285	885	449	1,175
Czech Republic	2,145	0	131	2,204	0	184
Denmark	0	0	51	0	0	159
Estonia	489	215	118	507	200	119
Finland	109	0	318	170	0	362
France	0	0	1,418	0	0	659
Germany	0	0	1,950	0	0	1,680
Greece	9,208	700	8,316	9,090	750	8,350
Hungary	6,211	1,476	1,146	5,593	1,407	1,191
Ireland	963	0	1,300	0	200	1,147
Italy	3,430	0	5,491	2,407	0	5,347
Latvia	453	200	56	457	200	167
Lithuania	1,455	0	87	1,498	0	87
Luxembourg	0	300	85	0	300	93
Malta	0	72	333	0	0	341
Netherlands	0	0	80	0	0	80
Poland	10,470	492	18,509	10,572	310	18,439
Portugal	1,269	250	5,587	1,259	0	6,028
Romania	2,010	1,756	0	2,123	1,096	0
Slovakia	2,188	895	0	2,044	750	48
Slovenia	650	400	2,321	544	500	2,528
Spain	4,215	358	31,159	3,366	255	30,210
Sweden	0	0	45	0	0	34
United Kingdom	0	0	2,752	0	0	1,657
Non EU-countries	1,113	1,032	7,782	1,092	971	7,135
Total	**48,672**	**9,348**	**93,264**	**45,123**	**8,439**	**89,814**

In addition, as stated in the note S.2.3.2, loans outside the European Union (apart from those under the Facilities) are in the last resort secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). The nominal amount of loans signed under this category as at 31 December 2016 amounts to EUR 49,652 million (2015: EUR 48,721 million). Out of this EUR 49,652 million, EUR 46,559 million (2015: EUR 45,937 million) were guaranteed by the European Union and EUR 3,093 million by the Member States (2015: EUR 2,784 million).

S.2.3.3.2. Risk concentrations of maximum exposure to credit risk on loans

The Group's loans portfolio can be analysed by the following geographical regions (based on the country of the borrower):

(in EUR million)	2016		2015	
	Exposures signed	Weighted exposures[4]	Exposures signed	Weighted exposures[4]
EU[1]	507,619	218,527	505,011	220,299
Thereof :				
– Germany	*46,173*	*23,295*	*49,158*	*25,200*
– Spain	*99,513*	*35,548*	*82,968*	*23,639*
– Italy	*78,121*	*45,864*	*64,950*	*38,089*
– France	*58,339*	*29,837*	*54,264*	*24,956*
– United Kingdom	*59,283*	*45,730*	*52,169*	*40,255*
Enlargement countries[2]	10,414	2,800	9,961	2,542
Partner countries[3]	10,906	7,136	10,571	7,147
Total	**528,939**	**228,463**	**525,543**	**229,988**

(1) Including loans outside the EU, approved by the Board of Governors according to Article 16 (previously Article 18) of the Bank's Statute, as well as loans in EFTA countries.
(2) Enlargement Countries as per end 2016 include Albania, Bosnia and Herzegovina, Kosovo, FYROM, Montenegro, Serbia and Turkey.
(3) Loans in Partner Countries include loans under the Mediterranean Partnership Facility, the Pre-Accession Facility, and Risk Sharing loans.
(4) Risk-weights are percentages (from 0% to 100%) applied to the outstanding nominal amounts of loans or other credit exposures (e.g. deposits, derivatives and securities). They depend on the perceived credit risk represented both by the types of claims and by the nature of the main obligator or guarantor. The main risk-weights are 0% (Member States, German and Austrian regions), 20% (public institutions), 50% (banks) and 100% (corporates).

A critical element of risk management is to ensure adequate diversification of credit exposures. The Group tracks its global exposure by industry (shown in the following table), paying particular attention to industries that might be cyclical, volatile or undergoing substantial changes.

An industry sector analysis of the Group's loan portfolio (based on the industry sector of the borrower) is as follows:

(in EUR million)	2016		2015	
	Exposures signed	Weighted exposures[1]	Exposures signed	Weighted exposures[1]
Energy	59,177	48,613	57,041	46,414
Transport	74,724	22,378	73,925	21,736
Telecommunications	10,534	9,251	10,791	9,130
Water and sewerage	19,069	12,112	19,376	12,435
Miscellaneous Infrastructure	3,319	1,783	3,310	1,857
Agriculture, forestry and fisheries	231	150	125	110
Industry	28,661	24,817	32,727	28,372
Services[2]	323,345	106,359	319,665	107,381
Health and education	9,879	3,000	8,583	2,553
Total	**528,939**	**228,463**	**525,543**	**229,988**

[1] Risk-weights are percentages (from 0% to 100%) applied to the outstanding nominal amounts of loans or other credit exposures (e.g. deposits, derivatives and securities). They depend on the perceived credit risk represented both by the types of claims and by the nature of the main obligator or guarantor. The main risk-weights are 0% (Member States, German and Austrian regions), 20% (public institutions), 50% (banks) and 100% (corporates).

[2] The category "Services" includes the credit exposure of the banking sector. At the end of 2016, the total amount of loans directly exposed to counterparts of the banking sector amounted to EUR 150,800 million (EUR 152,640 million at the end of 2015), or EUR 60,723 million in risk-weighted terms (EUR 61,264 million at the end of 2015). Exposure to bank counterparts is subject to limits approved by the Management Committee. In specific cases, available limits have been temporarily suspended, restricted or withdrawn. The Group systematically follows on daily basis publicly available news and, in particular, external rating movements.

The Group places limits on the maximum amount that can be lent to a single borrower, group of debtors or sectors. In addition, it follows the evolution of credit risk concentration using the concept of Credit Value at Risk (CVaR). This is done using a tool for assessing portfolio risk due to changes in debt value caused by changes in obligor credit quality. Importantly, this methodology assesses risk within the full context of a portfolio and addresses the correlation of credit quality moves across obligors. This allows the Group to directly calculate the diversification benefits or potential over-concentrations across the portfolio.

The table below shows the concentration indexes the Group follows as at 31 December 2016 and 31 December 2015:

Largest nominal and risk-weighted Group exposures[1]		**31.12.2016**	**31.12.2015**
Nominal exposures (% of Group Loan Portfolio):			
	– Top 3	**4.0%**	**4.5%**
	– Top 5	**6.5%**	**7.2%**
	– Top 10	**10.4%**	**11.5%**
N° of exposures (% of Group Own Funds):			
	– over 10%	**5**	**5**
	– over 15%	**0**	**0**
	– over 20%	**0**	**0**
N° of SSSR exposures over 5% of Group Own Funds[2]		**0**	**3**
Sum of all large risk-weighted exposures (% of Group Own Funds)[3]		**44.8%**	**77.0%**

[1] Including also the net market exposure of treasury operations.

[2] The term "single signature and single risk" (or for brevity, "unsecured" or "SSSR") is used to indicate those lending operations where the Group, irrespective of the number of signatures provided, has no genuine recourse to an independent third party, or to other forms of autonomous security.

[3] The Group defines a Large Individual Exposure as a consolidated group exposure that, when computed in risk-weighted terms, is at or above 5% of the Group's own funds. This definition applies to borrowers or guarantors, excluding loans to Member States and loans fully covered by an explicit guarantee from, or secured by bonds issued by Member States.

EIB Group Consolidated Financial Statements under IFRS

S.2.3.4. Collateral on loans

In addition to the guarantees received by the Group on its lending exposures as disclosed in the note S.2.3.3, the Group also uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 27,910 million at the end of 2016 (2015: EUR 28.877 million).

The fair value of the portfolio of collateral received by the Group under pledge contracts that the Group is allowed to sell or repledge amounts to EUR 15,829 million (2015: EUR 14,576 million). None of these collaterals has been sold or re-pledged to third parties.

Fair value of collateral held against disbursed loans is shown below:

(in EUR million)	Gross exposure	Collateral held				Net exposure
		Bonds	Equities	Cash	Total	
1. Against individually impaired	**1,419**	0	0	0	0	**1,419**[1]
2. Against collectively impaired	**0**	0	0	0	0	**0**
3. Against past due but not impaired	**1,948**	280	0	0	280	**1,668**
4. Against neither past due nor impaired(1)	**293,690**	23,524	0	446	23,970	**269,720**
5. Against fair value through profit and loss	**161,674**	3,621	0	44	3,665	**158,009**
Total 2016	**458,731**	**27,425**	**0**	**490**	**27,915**	**430,816**
Total 2015	**461,315**	**27,640**	**358**	**879**	**28,877**	**432,438**

[1] The carrying value of loans individually impaired amounts to EUR 1,419 million as at 31 December 2016 (2015: EUR 1,411 million). Impairments on these loans have been accounted for and amount to EUR 476.7 million as of 31 December 2016 (2015: EUR 489.3 million). The Group has also received additional security from the counterparties of these loans in the form of debts acknowledgement.

S.2.3.5 Arrears on loans

Amounts in arrears are identified, monitored and reported according to the procedures defined into the bank-wide "Financial Monitoring Guidelines and Procedures". These procedures are adopted for all loans managed by the Group.

Loans not secured by global guarantees of the European Union budget or the Member States:

As of 31 December 2016, the arrears above 90 days on loans from own resources not secured by guarantees of the European Union budget or the Member States amount to EUR 89.6 million (2015: EUR 105.4 million).

The nominal amount of outstanding principal related to these arrears is EUR 273.3 million as of 31 December 2016 (2015: EUR 403.2 million). These arrears on loans are covered by a provision for impairment of EUR 206.5 million (2015: EUR 395.0 million).

Loans secured by guarantees of the European Union budget or the Member States:

Loans for projects located outside the European Union and carried out on the basis of mandates are guaranteed by the European Union, the Member States or on a risk-sharing basis. For such loans, if an amount is due, the primary guarantee is first called, where available, otherwise the guarantee of the Member States or of the European Union is officially invoked.

As of 31 December 2016, these arrears above 90 days amount to EUR 4.0 million (2015: EUR 14.7 million).

Loans called under guarantees of the European Union budget or the Member States:

During 2016 EUR 147.7 million have been called under the guarantee of the European Union budget and EUR 4.9 million under the Member States guarantee. Corresponding amounts in 2015 were EUR 58.6 million and nil respectively.

The table below gives an overview of the arrears above 90 days on loans:

(EUR'000)	31.12.2016	31.12.2015
Loans not secured by EU or Member State guarantees		
Amount in arrears	89,560	105,435
Nominal amount of related principal outstanding	273,316	403,185
Loans secured by EU or Member State guarantees (callable)		
Amount in arrears	3,964	14,703
Nominal amount of related principal outstanding	0	203,075
Loans called under the EU or Member State guarantees		
Amount called (during the year)	152,613	58,562
Cumulative amount called and not refunded as at year end	489,243	338,497

S.2.3.6. Securitised loans and loan substitutes

Regarding the Group's exposure to securitised loans and loan substitutes, this portfolio comprises Covered Bonds and Asset Backed Securities (ABS). Covered Bonds offer full recourse to the issuer, while ABS are issued by Special Purpose Vehicles backing the underlying issues. Some of these transactions have been structured by adding a credit or project related remedies, thus offering additional recourse.

As of 31 December 2016, the securitised loans and loan substitutes amount to EUR 22,242 million (2015: EUR 20,819 million). This amount is composed of EUR 20,917 million (2015: EUR 18,819 million) of loan substitutes included in debt securities portfolio (Note B.2) and of EUR 1,325 million (2015: EUR 2,000 million) of securitised loans included in loans and advances to credit institutions and to customers (Note D).

The following table summarises the breakdown of the securitised loans and loan substitutes portfolio by asset class:

Securitised loans (in EUR million)	**Asset class**	**31.12.2016**	**31.12.2015**
Asset Backed Securities	Diversified Payment Rights	1,254	1,018
Asset Backed Securities	Mortgage Backed Securities	2,415	2,367
Asset Backed Securities	Small and Medium Entities	3,649	3,076
Covered Bonds	Mortgage Backed Securities	11,280	10,060
Covered Bonds	Public Sector	1,843	2,222
Covered Bonds	Small and Medium Entities	393	739
Structured Public Sector Bonds	Public Sector	224	148
Government Bonds	Sovereign bonds	1,184	1,189
Total		**22,242**	**20,819**

While Covered Bonds are mostly backed by residential mortgage pools in the majority of ABS structures the securitised assets are SME loans or leases.

Aside from eighteen transactions with Turkey (amounting to EUR 1,566 million (2015: EUR 1,381 million)), all the promoters of the Bank's Loan Substitutes portfolio are domiciled in the European Union, with the majority being located in Spain (65%) and in Italy (12%).

EUR 540 million (2%) of the outstanding securitised loans have one external AAA rating, EUR 15,821 million (71%) have at least one AA rating, EUR 2,529 million (11%) at least one single A rating, and EUR 563 million (3%) a BBB rating. EUR 2,788 million (5%) has an undefined or lower rating.

Embedded credit mitigants and requirements imposed by the regulation and rating agencies are the initial remedies which are triggered in case of credit event on the issuer. As mentioned above, in some ABS transactions credit or project remedies are available and represent a second way out. Overall no loan substitute transaction is on the Bank's Watch List.

Loan renegotiation and forbearance

The EIB considers loans to be forborne loans (i.e. loans, debt securities and loan commitments) in respect of which forbearance measures have been extended. Forbearance measures consist of "concessions" that the EIB decides to make towards an obligor who is considered unable to comply with the contractual debt service terms and conditions due to its financial difficulties, in order to enable the obligor to service the debt or to refinance, totally or partially, the contract. Forbearance measures occur in situations in which the borrower is considered to be unable to meet the debt service terms and conditions of the contract due to financial difficulties. Based on these difficulties, the EIB decides to modify the debt service terms and conditions of the contract to allow the borrower sufficient ability to service the debt or refinance the contract, either totally or partially. Exposures shall be treated as forborne if a concession has been made, irrespective of whether (i) any amount is past-due, (ii) the exposure is classified as impaired or (iii) the exposure is classified as defaulted. Exposures shall not be treated as forborne when the obligor is not in financial difficulties.

In the normal course of business, the Loan Grading (LG) of the loans in question would have deteriorated and the loans would have been included in the Watch List before renegotiation. Once renegotiated, the EIB will continue to closely monitor these loans. If the renegotiated payment terms will not recover the original carrying amount of the asset, the Bank will consider accounting for value adjustments in the profit and loss account. The corresponding value adjustment will be calculated based on the forecasted cash flows discounted at the original effective interest rate. The need for a value adjustment for all loans whose LG deteriorated to E- is assessed regularly; all loans with a LG of F require a value adjustment. Once the Loan Grading of a loan has improved sufficiently, the loan will be removed from the Watch List in line with the Bank's procedures.

Forbearance measures and practices undertaken by the Bank's restructuring team during the reporting period includes, but not limited to, extension of maturity, deferral of capital only, deferral of capital and interest, breach of material covenants and capitalisation of arrears.

Operations subject to forbearance measures are reported as such in the tables below.

EIB Group Consolidated Financial Statements under IFRS

(in EUR million)	31.12.2016	31.12.2015
Number of contracts subject to forbearance practices	30	20
Carrying values (incl.amounts in arrears)	1,714	1,264
of which being subject to impairment	1,025	777
Impairment recognised	339	435
Interest income in respect of forborne contracts	39	24
Exposures written off (following the termination/sale of the operation)	0	0

(in EUR million)	31.12.2015	Forbearance measures						31.12.2016
		Extension of maturities	Deferral of capital only	Deferral of capital and interest	Breach of material financial covenants	Other	Contractual repayment and termination[1]	
Public	265	0	0	0	146	105	-265	251
Bank	17	0	0	0	0	4	-17	4
Corporate	982	96	0	222	163	279	-283	1,459
Total	**1,264**	**96**	**0**	**222**	**309**	**388**	**-565**	**1,714**

[1] Decreases are explained by repayments of capital occurred during the year on operations already considered as forborne as of 31 December 2015 and by termination during the year.

S.2.4. Credit risk on treasury transactions

S.2.4.1. Credit risk measurement on treasury transactions

Treasury investments are divided into three categories: (i) monetary treasury assets, with the primary objective of maintaining liquidity, (ii) operational bond portfolios, as a second liquidity line, and (iii) Group Long Term Hedge Portfolio (former Group Investment Portfolio) composed of EU sovereign bonds.

Credit risk policy for treasury transactions is monitored through the attribution of credit limits to the counterparts for monetary and bond transactions. The weighted exposure for each counterpart must not exceed the authorised limits.

The tables below provide an illustration of the credit exposure of the Group on various treasury portfolios as at 31 December 2016 and 31 December 2015:

Credit Risk Exposures as at 31 December 2016
(based on book values in EUR million)

	< A or NR	A	AA	AAA	Total
TMP max maturity 12 months	795	22,846	44,233	7,098	**74,972**
Deposits	*51*	*13,835*	*11,902*	*1,062*	***26,850***
Overnight deposits	*0*	*174*	*0*	*0*	***174***
Tripartite reverse repos	*0*	*1,904*	*8,507*	*0*	***10,411***
Discount paper, bonds	*744*	*6,933*	*23,824*	*6,036*	***37,537***
P1 Portfolio	249	482	1,610	646	**2,987**
P2 Portfolio	232	1,185	2,259	524	**4,200**
EIF - AFS	20	433	529	305	**1,287**
ABS Portfolio EIF	29	96	54	0	**179**
Group Long term hedge portfolio	0	48	341	178	**567**
Loan substitutes	1,796	3,274	15,075	771	**20,916**
Total treasury funds	**3,121**	**28,364**	**64,101**	**9,522**	**105,108**
Of which EU sovereign exposures	20	1,893	18,548	5,964	**26,425**

Credit Risk Exposures as at 31 December 2015
(based on book values in EUR million)

	< A or NR	A	AA	AAA	Total
TMP max maturity 12 months	89	17,771	41,661	8,406	**67,927**
Deposits	*89*	*5,800*	*8,450*	*1,285*	***15,624***
Overnight deposits	*0*	*174*	*0*	*0*	***174***
Tripartite reverse repos	*0*	*2,371*	*12,422*	*0*	***14,793***
Discount paper, bonds	*0*	*9,426*	*20,789*	*7,121*	***37,336***
P1 Portfolio	0	304	1,792	1,144	**3,240**
P2 Portfolio	0	1,621	1,853	664	**4,138**
EIF - AFS	470	0	605	308	**1,383**
ABS Portfolio EIF	25	0	25	0	**50**
Long term hedge portfolio	5	88	999	1,017	**2,109**
Loan substitutes	264	4,165	13,107	1,282	**18,818**
Total treasury funds	**853**	**23,949**	**60,042**	**12,821**	**97,665**
Of which EU sovereign exposures	168	2,063	17,183	7,251	**26,665**

The credit risk associated with treasury (securities, commercial paper, term accounts, etc.) is managed through selecting sound counterparties and issuers.

Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by Management, in particular on the basis of internal ratings as well as ratings awarded to counterparties by rating agencies (these limits are reviewed regularly by the Risk Management Directorate).

The Group enters into collateralised reverse repurchase and repurchase agreement transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Group controls the credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with the Group when deemed necessary.

Tripartite reverse repos are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:

- delivery against payment;
- verification of collateral;
- the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian; and
- the organisation of substitute collateral provided that this meets all the contractual requirements.

The total Treasury investments are distributed over different portfolios and diversified products (deposits, securities and derivative products).

S.2.4.2. Collateral on treasury transactions

Collateral received

Part of treasury transactions are tripartite repurchase agreements with a nominal balance of EUR 315 million (2015: 323 EUR million) and tripartite reverse repurchase agreements with a nominal balance of EUR 10,369 million (2015: EUR 14,794 million). These transactions are governed by Tripartite Agreement Guidelines and are implemented depending on the acceptability of collateral. The exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio is monitored and additional collateral is requested when needed in accordance with the underlying agreement.

The market value of the securities received as collateral as at 31 December 2016 amounts to EUR 10,512 million (2015: EUR 15,039 million). During the 2016 and 2015 years, the Group did not take possession of any of the above mentioned collaterals.

Collateral deposited

As at 31 December 2016, the Group has deposited with the Central Bank of Luxembourg securities with a market value of EUR 2.6 billion (2015: EUR 3.2 billion).

S.2.4.3 Transferred assets that are not derecognised at the balance sheet date

No assets of the Group were transferred but not derecognised at the balance sheet date.

S.2.5. Credit risk on derivatives

S.2.5.1. Credit risk policies for derivatives

The credit risk policy for derivative transactions is based on the definition of eligibility conditions and rating-related limits for swap counterparts. In order to reduce credit exposures, the Group has signed Credit Support Annexes with all its active swap counterparts and receives collaterals when the exposure exceeds certain contractually defined thresholds.

The credit risk with respect to derivatives lies in the loss which the Group would incur were a counterparty be unable to honour its contractual obligations.

EIB Group Consolidated Financial Statements under IFRS

In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Bank against losses arising out of the use of such instruments.

Contractual framework:

All the Group's derivative transactions are concluded in the contractual framework of Master Swap Agreements and Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types.

Counterparty selection:

The minimum rating at the outset is set at A3. The EIB has the right of early termination if the rating drops below a certain level.

Collateralisation:

- Generally, there is a reduced credit risk on swaps, because exposures (exceeding limited thresholds for unsecured exposure) are collateralised by cash and bonds.
- Very complex and illiquid transactions could require collateralisation over and above the current market value.
- Both the derivatives portfolio with individual counterparties and the collateral received are monitored and valued on a daily basis, with a subsequent call for additional collateral or release.

The amount of collateral required depends on an assessment of the credit risk of the counterparty. Guidelines are implemented regarding the acceptability of collaterals and valuations parameters.

As part of the ISDA agreements, the Group has received securities and cash that it is allowed to sell or repledge. The fair value of the securities accepted under these terms as at 31 December 2016 amounts to EUR 37,962 million (2015: EUR 39,269 million) with the following composition detailed based on the nature of the collateral and based on EIB's internal rating:

Swap collateral (in EUR million)	Bonds			
Moody's equivalent rating	Government	Agency, supranational, Pfandbriefe	Cash	**Total 2016**
Aaa	3,470	3,870	0	**7,340**
Aa1 to Aa3	11,899	0	0	**11,899**
A1 to A3	134	110	0	**244**
Baa1 to Baa3	5,496	0	0	**5,496**
Below Baa3	221	0	0	**221**
Non-Rated	0	0	12,763	**12,763**
Total 2016	**21,220**	**3,980**	**12,763**	**37,963**

Swap collateral (in EUR million)	Bonds			
Moody's equivalent rating	Government	Agency, supranational, Pfandbriefe	Cash	**Total 2015**
Aaa	2,193	2,854	0	**5,047**
Aa1 to Aa3	10,910	0	0	**10,910**
A1 to A3	500	0	0	**500**
Baa1 to Baa3	7,779	0	0	**7,779**
Below Baa3	670	0	0	**670**
Non-Rated	0	0	14,363	**14,363**
Total 2015	**22,052**	**2,854**	**14,363**	**39,269**

S.2.5.2. *Credit risk measurement for derivatives*

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value.
The EIB measures the credit risk exposure related to swaps and derivatives transactions using the Current Unsecured Exposure and the Potential Future Exposure for reporting and limit monitoring, and the Credit Risk Equivalent for capital allocation according to the recommendations of the Basel Committee on Banking Supervision (BCBS) sponsored by the BIS.

The EIB computes the Current Unsecured Exposure, which is the larger of zero and the market value of the portfolio of transactions within the netting set with a counterparty less the value of collateral received. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2016 the Current Unsecured Exposure stood at EUR 448 million (EUR 1,163 million as of 31 December 2015).

In addition, the EIB computes the Potential Future Exposure, which takes into account the possible increase in the netting set's exposure over the margin period of risk, which ranges between 10 and 20 days, depending on the portfolio of transactions. The EIB computes the Potential FutureExposure at 90% confidence level using stressed market parameters to arrive at conservative estimates. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2016 the Potential FutureExposure at origin stood at EUR 9,499 million (EUR 13,133 million as of 31 December 2015).

Limits:

The limit system for banks covers the Potential Future Exposure in 3 time buckets (under 1 year, between 1 and 5 years and over 5 years) and in 2 rating scenarios (current and downgrade below A3).

The derivatives portfolio is valued and compared against limits on a daily basis. The new Potential Future Exposure measure introduced in 2016 coincides at origin with the Total Unsecured Exposure reported until 2015.

As from the following table, the majority of the derivative portfolio is concentrated on counterparties rated A3 or above:

Grouped ratings	**Percentage of nominal**		**Current Unsecured Exposure** (in EUR million)		**Total Unsecured Exposure** (in EUR million)	
Moody's equivalent rating	**2016**	**2015**	**2016**	**2015**	**2016**	**2015**
Aaa	**0.3%**	0.1%	**91**	123	**169**	146
Aa1 to Aa3	**24.6%**	22.9%	**224**	537	**2,785**	3,637
A1 to A3	**65.7%**	73.2%	**124**	501	**6,365**	8,931
Below A3	**9.4%**	3.8%	**9**	2	**180**	419
Non-rated	**0.0%**	0.0%	**0**	0	**0**	0
Total	**100.0%**	**100.0%**	**448**	**1,163**	**9,499**	**13,133**

The table below shows the concentration on main derivative counterparts as at 31 December 2016 and 2015:

	2016	**2015**
Nominal Exposure (% of Group derivative portfolio):		
– Top 3	28.4%	22.0%
– Top 10	62.0%	59.0%
– Top 25	93.5%	92.7%
Net Market Exposure:		
– Top 3	48.6%	31.0%
– Top 10	97.6%	72.0%
– Top 25	100.0%	99.7%
Potential Future Exposure:		
– Top 3	30.0%	24.6%
– Top 10	68.7%	61.3%
– Top 25	96.4%	91.3%

The following table shows the maturities of currency swaps (excluding short-term currency swaps), sub-divided according to their notional amount and fair value:

Currency swaps at 31 December 2016 (in EUR million)	**1 year or less**	**More than 1 year and up to 5 years**	**More than 5 years and up to 10 years**	**More than 10 years**	**Total 2016**
Notional amount	34,392	125,331	36,858	15,651	**212,232**
Fair value (i.e. net discounted value including CVA and DVA)(*)	3,865	8,323	2,443	2,064	**16,695**

Currency swaps at 31 December 2015 (in EUR million)	**1 year or less**	**More than 1 year and up to 5 years**	**More than 5 years and up to 10 years**	**More than 10 years**	**Total 2015**
Notional amount	34,157	119,989	32,970	10,020	**197,136**
Fair value (i.e. net discounted value including CVA and DVA)(*)	4,662	9,902	2,425	3,093	**20,082**

(*)Including the fair value of macro-hedging currency swaps which stood at EUR 1,994 million as at 31 December 2016 (2015: EUR 239 million)

EIB Group Consolidated Financial Statements under IFRS

The following table shows the maturities of interest rate swaps sub-divided according to their notional amount and fair value:

Interest rate swaps at 31 December 2016 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2016
Notional amount	75,265	197,166	116,008	134,914	**523,353**
Fair value (i.e. net discounted value including CVA and DVA)(*)	587	5,027	6,987	607	**13,208**

Interest rate swaps at 31 December 2015 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2015
Notional amount	68,577	171,323	121,331	133,135	**494,366**
Fair value (i.e. net discounted value including CVA and DVA)(*)	348	3,731	9,218	1,801	**15,098**

(*)Including the fair value of macro-hedging interest rate swaps which stood at EUR -461 million as at 31 December 2016 (2015: EUR -452 million)

The Group does not generally enter into options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Bank enters into borrowing contracts and loans whose value depends on a variety of interest rates, FX rates, inflation rates, stock indexes and IR volatilities. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk. All embedded option contracts are negotiated over the counter.

The Notional amount and fair value of structured swaps is included in the tables above, depending whether or not they incorporate a cross currency element. The table below further details the number, value and notional amounts of structured swaps:

	Early termination embedded		Stock exchange index		Special structure coupon or similar	
	2016	2015	**2016**	2015	**2016**	2015
Number of transactions	**138**	122	**1**	1	**300**	566
Notional amount (in EUR million)	**5,465**	4,246	**500**	500	**33,084**	33,839
Net discounted value (in EUR million)	**512**	580	**-19**	-18	**-2,207**	-1,284

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available. Generally, there is a reduced credit risk on these swaps, because security exists in the form of regularly monitored collateral.

All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

As at 31 December 2016, no futures contracts are outstanding (same in 2015).

S.2.5.3. *Credit risk on guarantees and securitisations (GS)*

Credit risk arising from the Group's guarantees and securitisations transactions funded by own resources is managed by risk management policies covered by the Statute and the Credit Risk Policy Guidelines.

As at 31 December 2016, the signed exposures amount to EUR 10.1 billion (2015: EUR 6.9 billion). The disbursed exposure of the loans guaranteed by the Group amount to EUR 7.9 billion (2015: EUR 5.3 billion), and such provisions on guarantees amount to EUR 42.5 million (2015: EUR 103.0 million).

The Credit Risk Policy Guidelines ensure that the Group continues to develop a diversified guarantee portfolio in terms of product range, geographic coverage, counterparty exposure, obligor exposure, industry concentration and also set out the capital allocation rules based on the ratings of the exposures.

Concentration risk is limited because of the granular nature of the Group's transactions; typically the underlying portfolios are highly diversified in terms of single obligor concentration, sectors, and also with regard to regional diversification. To cover concentration risk, the Group has strict limits (based on capital allocation) for individual transactions and on originator level (maximum aggregate exposures for originators and originator groups).

In the context of the Group's own risk guarantee operations, the credit risk is tracked from the very beginning on a deal-by-deal basis whilst adopting a different model analysis approach depending on the granularity and homogeneity of the underlying portfolios. The industry sector exposures are analysed on a deal-by-deal basis through their impact on the ratings assigned by the Group to each transaction or tranche. For instance, dependent on the financial model used to analyse the transaction, industry exposures can be reflected in implicit correlation or can be indirectly captured through the assumption on default rate volatility, as a key model input variable. Furthermore, concentration exposures are analysed in the context of each deal using qualitative measures such as current status and forecast for sectors with high concentrations in the portfolio. Exceptionally, some deals have a concentrated exposure in the same (broad) sector. This is typically captured through increased credit enhancement (e.g. subordination) to the benefit of the Group. Typically, deals with replenishing features have portfolio criteria, such as maximum single obligor, maximum top five obligors, and maximum industry concentration levels. Furthermore, the consideration of sector exposures is part of the Group’s overall portfolio analysis. Counterparty risk is mitigated by the quality of the Group’s counterparties which are usually major market players. The Group performs additional on-site monitoring visits to ensure compliance with procedures and processes during the transaction life. Stress-test scenarios for the portfolio of guarantees, including extreme case assumptions, are regularly carried out to determine the ability of the capital base to sustain adverse shocks. S.3. Liquidity risk Liquidity risk refers to the ability of the Group to fund increases in assets and meet obligations as they come due, without incurring unacceptable losses. It can be further split into funding liquidity risk and market liquidity risk. Funding liquidity risk is connected to the risk for the Group to be unable to refinance the asset side of its balance sheet and to meet payment obligations punctually and in full out of readily available liquid resources. Funding liquidity risk may have an impact on the volatility in the economic value of, or in the income derived from Group’s positions, due to potentially increasing immediate risks to meet payment obligations and the consequent need to borrow at unattractive conditions. Market liquidity risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to potential inability to execute a transaction to offset, eliminate or reduce outstanding positions at reasonable market prices. Such an inability may force early liquidation of assets at unattractive prices when it would be better to avoid such liquidation. This risk is tied to the size of the position compared to the liquidity of the instrument being transacted, as well as to potential deterioration of market availability and efficiency. S.3.1. Liquidity risk management Liquidity risk management of the Bank Liquidity risk is managed prudently in order to ensure the regular functioning of the Bank’s core activities at reasonable cost. The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations punctually and in full. In contrast to commercial banks, the EIB does not have retail deposits but relies on its access to capital markets to raise the funds it on-lends to its clients. The Bank manages the calendar of its new issues so as to maintain a prudential liquidity buffer. Liquidity planning takes into account the Bank’s needs to service its debt, disbursements on loans and cash flows from the loan portfolio. It also takes into account the sizeable amount of signed but un-disbursed loans, whose disbursements typically take place at the borrowers’ request. The Bank further assures management of liquidity risk by maintaining a sufficient level of short-term liquid assets, and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. Liquidity risk policy also incorporates a floor on treasury levels. The Bank’s total liquidity ratio (defined as a target percentage of annual projected net cash flows) must at all times exceed 25% of the forecasted net annual cash flows for the following year. The Bank has in place a Contingency Liquidity Plan (CLP), which specifies appropriate decision making procedures and corresponding responsibilities. The CLP has been benchmarked against the “Principles for Sound Liquidity Risk Management and Supervision” by the Basel Committee on Banking Supervision (September 2008). The CLP is subject to ad-hoc updates and is presented to the Management Committee annually for approval. Regular stress -testing analyses tailored to the specific business model of the EIB are executed as a part of the liquidity risk monitoring and drive the size of the Bank’s liquidity buffer. On 8 July 2009, the Bank became an eligible counterparty in the Eurosystem’s monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains deposits to cover the minimum reserve requirement. Liquidity risk management of the Fund Liquidity risk is managed in such a way as to protect the value of the paid–in capital, ensure an adequate level of liquidity to meet possible guarantee calls, private equity commitments and administrative expenditure and earn a reasonable return on assets invested with due regard to minimisation of risk. S.3.2. Liquidity risk measurement The table hereafter analyses the financial liabilities of the Group by maturity on the basis of the period remaining between the consolidated balance sheet date and the contractual maturity date (based on contractual undiscounted cash flows). Liabilities for which there is no contractual

EIB Group Consolidated Financial Statements under IFRS

maturity date are classified under "Maturity undefined". The numbers represent undiscounted cash flows inclusive of interest coupons and therefore do not generally reconcile with the Balance Sheet figures.

Principal cash flows and interests are slotted in the bucket corresponding to their first potential contractual payment date. This therefore does not represent an expected scenario, but rather a theoretical scenario.

Some of the borrowings and associated swaps include early termination triggers or call options granted to the hedging swap counterparties, and the Group also has the right to call the related bonds before maturity. In these cases, the cash flow is represented in the bucket corresponding to the first possible termination date. However, this is a conservative measure, as the Group is contractually not obliged to redeem early the related callable bonds and under realistic scenarios there would be no reason to call all such bonds at first possible occasions.

Outflows for committed but undisbursed loans are represented in line with the internal methodology for liquidity stress-testing. In particular, the maximum amount of loans that under severe conditions of stress could possibly be subject to early disbursement is represented in the first maturity bucket.

Net cash flows are represented for interest rate swaps and forward rate agreements. Gross cash flows are represented in the maturity analysis for interest rate derivatives where settlement is gross (essentially Cross Currency Interest Rate Swaps) and foreign exchange derivatives such as FX-forwards and FX-swaps.

Maturity profile of non-derivative financial liabilities

(in EUR million as at 31.12.2016)	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Gross nominal outflow	Carrying amount
Amounts owed to customers and credit institutions	14,906	0	0	0	0	**14,906**	**15,067**
Commercial paper	18,520	3,707	0	0	0	**22,227**	**22,202**
Debts evidenced by certificates – first call date scenario	20,665	46,410	260,854	199,623	0	**527,552**	**495,701**
Others (issued guarantees, share subscription commitments etc.)	0	754	0	0	13,950	**14,704**	
Outflows for committed but undisbursed loans	14,932	4,047	4,582	221	89,538	**113,320**	
Total	**69,023**	**54,918**	**265,436**	**199,844**	**103,488**	**692,709**	**532,970**

Maturity profile of non-derivative financial liabilities

(in EUR million as at 31.12.2015)	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Gross nominal outflow	Carrying amount
Amounts owed to customers and credit institutions	17,071	50	0	0	0	**17,121**	**17,518**
Commercial paper	16,115	323	0	0	0	**16,438**	**16,432**
Debts evidenced by certificates – first call date scenario	18,014	59,898	244,799	217,653	0	**540,364**	**498,188**
Others (issued guarantees, share subscription commitments etc.)	0	711	0	0	10,857	**11,568**	
Outflows for committed but undisbursed loans	14,811	2,321	5,361	0	83,560	**106,053**	
Total	**66,011**	**63,303**	**250,160**	**217,653**	**94,417**	**691,544**	**532,138**

Maturity profile of derivative financial liabilities

(in EUR million as at 31.12.2016)	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Gross nominal inflow/ outflow
Net settling interest rate derivatives	903	2,255	6,116	6,304	**15,578**
Gross settling interest rate derivatives – inflows	9,549	28,931	134,385	59,938	**232,803**
Gross settling interest rate derivatives – outflows	-7,713	-23,589	-120,533	-54,916	**-206,751**
Foreign exchange derivatives – inflows	38,597	6,724	376	0	**45,697**
Foreign exchange derivatives – outflows	-37,623	-6,658	-377	0	**-44,658**
Total	**3,713**	**7,663**	**19,967**	**11,326**	**42,669**

Maturity profile of derivative financial liabilities					
(in EUR million as at 31.12.2015)	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Gross nominal inflow/ outflow
Net settling interest rate derivatives	467	2,996	6,643	6,972	**17,078**
Gross settling interest rate derivatives – inflows	7,572	30,134	130,292	49,492	**217,490**
Gross settling interest rate derivatives – outflows	-6,412	-23,849	-114,570	-43,868	**-188,699**
Foreign exchange derivatives – inflows	34,297	931	232	0	**35,460**
Foreign exchange derivatives – outflows	-34,255	-950	-244	0	**-35,449**
Total	**1,669**	**9,262**	**22,353**	**12,596**	**45,880**

S.4. Market risk

Market risk is the risk that the net present value of future cash flows of financial instruments will fluctuate due to changes in market variables such as interest rates, foreign exchange rates and equity prices.

S.4.1. Market risk management

Market risk for the Bank:

As is the case with the "four-eyes principle" applied in lending activities via the Bank's credit policies, so the market risk policy of the Bank establishes that the Risk management Directorate shall monitor all financial activities of the Group that introduce material market risks, and with respect to financial transactions that may create credit risk, such as treasury hedging or derivatives operations.

Market risks are identified, measured, managed and reported according to a set of policies and procedures updated on a regular basis called the "Financial Risk and ALM Policy Guidelines" (FRPG). The general principles underpinning these policies are described below.

Stress testing is a widely used method to analyse the impact of possible scenarios on the Bank's earnings and economic value of own funds, especially when analysis of historical market movements are viewed to be insufficient to assess future risks. Scenarios applied may relate to changes in market rates (interest rates, FX rates, spreads, equity prices etc.), liquidity conditions, or to worst-case events that may impact the former, such as sudden and adverse macroeconomic changes, simultaneous default of sizeable obligors, widespread system failures and the like.

Stress testing is performed on a regular basis and the results of the change in the economic value of the Bank and of the change of the earnings profile is reported within the Bank's market risk measurement process.

Market risk for the Fund:

The Fund's market risk exposure arises mainly in the form of interest rate risk attached to cash and cash equivalent positions as well as investments in debt securities. Approximately 80% of these assets held have an average duration of up to 5 years, thereby safeguarding the Fund against the substantial fluctuations in its long term revenues.

S.4.2. Interest rate risk

Interest rate risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in re-pricing and maturity characteristics of the different assets, liabilities and hedge instruments.

Interest rate risk management of the Group:

In measuring and managing interest rate risk, the Group refers to the relevant key principles of the Basel Committee on Banking Supervision (BCBS). The main sources of interest rate risk are: re-pricing risk, yield curve risk, basis risk and spread risk. An interest rate risk that is particularly relevant for the Group is spread risk. Spread risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to movements in the funding or lending spread of the Group.

The Group manages its global structural interest rate position on a basis of a notional reference portfolio. The majority of the financial risk indicators and controls in use at the Group apply to this portfolio. Financial indicators and controls for the rest of the activities outside this portfolio only relate to the risks, which are not transferred to it via the transfer pricing system, and therefore remain with their respective activities, such as the equity risk in the venture capital activity or the interest rate or credit risks taken in the treasury portfolios predominantly managed for yield-enhancement purposes.

S.4.2.1. Value-at-Risk for the own funds of the Group (economic perspective)

Group's ALM strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Group. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Group's growth. This overall objective is achieved by investing Group's own funds according to a medium to long term investment profile, implying an own funds duration target of 4.5 – 5.5 years.

EIB Group Consolidated Financial Statements under IFRS

Apart from the duration target for own funds, the Group's balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons. The net residual positions that arise from outstanding operations are managed within pre-set limits to constrain market risk to minimum levels.

The Group Risk Management Directorate quantifies the VaR of own funds for both interest rates and foreign exchange risk factors. It is measured on the Group's positions using a 99% confidence level and a one-day time horizon. As at 31 December 2016, the VaR of the Group's own funds amounted to EUR 258 million (2015: EUR 457 million). The evolution of the VaR of own funds since 2015 reflects the effective decrease of the volatility of the risk factors and not a change in the risk profile of the Group's positions.

The computation is based on the so-called Riskmetrics methodology, which assumes a linear dependency between the changes in portfolio or position values and the underlying risk factors. Given the nature of the positions held by the Group, the Bank deems this assumption appropriate to measure its exposure to interest rate risk. Volatility and correlation data are computed internally on the basis of historical market data.

More generally, the VaR does not purport to measure the worst loss that could be experienced. For this reason, it is complemented by regular stress testing. As of 31 December 2016, the impact of a 200 basis point upward parallel shift of the interest rate curves would reduce the economic value of own funds by EUR 7.65 billion (2015: EUR 7.51 billion).

Among the financial instruments in the Group's portfolio, some deals (borrowings and associated swaps) present callability options and may be redeemed early, introducing uncertainty as to their final maturity.

At cash flow level all such borrowings are fully hedged by swaps so that they can be considered synthetic floating rate notes indexed to Euribor/Libor.

Below is a summary of the features of the Group's callable portfolio as of 31 December 2016 and 31 December 2015, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved:

By funding currency (after swap):

31.12.2016	**Pay currency**			**Total**
(in EUR million)	**EUR**	**JPY**	**USD**	
EUR pay notional	-2,614	-77	-2,776	**-5,467**
Average maturity date	24.09.2042	25.08.2022	29.01.2036	**25.01.2039**
Average expected maturity	07.10.2028	01.10.2020	24.05.2026	**13.06.2027**

31.12.2015	**Pay currency**			**Total**
(in EUR million)	**EUR**	**JPY**	**USD**	
EUR pay notional	-2,533	-68	-1,549	**-4,150**
Average maturity date	15.08.2042	21.11.2022	15.06.2037	**14.05.2040**
Average expected maturity	22.10.2029	04.05.2020	06.04.2016	**06.08.2024**

By risk factor involved:

31.12.2016	**Risk factor**			**Total**
(in EUR million)	**FX level**	**IR curve level**	**IR curve shape**	
EUR pay notional	-1,004	-4,324	-139	**-5,467**
Average maturity date	22.12.2034	15.04.2040	16.09.2030	**25.01.2039**
Average expected maturity	24.07.2024	23.04.2028	03.07.2021	**13.06.2027**

31.12.2015	**Risk factor**			**Total**
(in EUR million)	**FX level**	**IR curve level**	**IR curve shape**	
EUR pay notional	-879	-3,133	-138	**-4,150**
Average maturity date	06.05.2035	16.03.2042	16.09.2030	**14.05.2040**
Average expected maturity	19.06.2025	08.06.2024	15.10.2022	**06.08.2024**

S.4.2.2. Interest rate risk management for the Group (Earnings perspective)

The sensitivity of earnings quantifies the change in the Group's net interest income over the forthcoming 12 months if all interest rate curves would rise by one percentage point or decrease by one percentage point. Such exposure stems from the mismatches that the Group accepts, within approved limits, between interest rate re-pricing periods, volumes and rates of assets and liabilities.

With the positions in place as of 31 December 2016, the earnings would increase by EUR 104.3 million (2015: EUR 69.2 million) if interest rates were to increase by 100 basis points and decrease by EUR 119.8 million (2015: EUR 30.0 million) if interest rates were to decrease by 100 basis points.

The Group computes the sensitivity measure with dedicated software that simulates earnings on a deal by deal basis. The sensitivity of earnings is measured on an accrual basis and is calculated under the "ongoing" assumption that, over the time horizon analysed, the Group realises the new loan business forecast in the Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Earnings are simulated on monthly time steps, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricings according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the current practice of the Group, the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Group's business. The administrative costs are projected according to the forecasts of the Operational Plan.

The sensitivity of the EIF is computed by taking into consideration the coupon re-pricing of all the positions present in the EIF treasury portfolio managed by the Group on a deal-by-deal basis. Each fixed rate asset is assumed to be reinvested at maturity in a new asset with the same residual life of the previous one as of end of year's date. Positions in floating rate assets are assumed to have quarterly repricings.

S.4.3. Foreign exchange risk (in EUR million)

FX risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to adverse movements of FX rates.

The Group's is exposed to FX risk whenever there is a currency mismatch between its assets and liabilities. FX risk also comprises the effect of unexpected and unfavourable changes in the value of future cash flows caused by currency movements, such as the impact of FX rate changes on the Group's future lending intermediation revenue.

The sources of FX rate risk are to be found in the margins on operations and in general expenses incurred in non-euro currencies. The Group's objective is to eliminate exchange risk by reducing net positions per currency through operations on the international foreign exchange markets. A foreign exchange hedging programme exists in order to protect the known loan margins in USD and in GBP for the next 3 years on a rolling basis.

S.4.3.1. Foreign exchange position

Net position (in million)	**2016**	**2015**
Euro (EUR)	**90**	**-50**
Pound Sterling (GBP)	-80	19
US Dollar (USD)	16	1
Other currencies	-26	30
Subtotal except Euro	**-90**	**50**

S.4.3.2. Foreign exchange risk management

In compliance with its statute, the Bank actively hedges its FX risk exposures.

The main objective of the Bank's FX risk management policy is to minimise the impact of a variation of FX rates on the income statement by keeping FX positions within the limits approved by the Management Committee.

Related to the quantification of the VaR of own funds for both interest rates and foreign exchange risk factors, refer to Note S.4.2.1.

S.4.4. Equity price risk

Equity price risk is the risk that the fair values of equities decrease as the result of changes in the levels of equity indices and the value of individual equity investments.

As of 31 December 2016, equity price risk was limited to those strategic activities approved by the Board of Directors (venture capital investments made by the Fund on behalf of the Bank and on its own resources; infrastructure funds; equity-like investments as Special Activity; participation in the EBRD). These activities are subject to special forms of monitoring and the resulting exposures are supported by sound capitalisation.

The value of privately held equity positions is not readily available for the purposes of monitoring and control on a continuous basis. For such positions, the best indications available include prices for similar assets and the results of any relevant valuation techniques.

The effect on Own Funds for the Group (as a result of a change in the fair value of equity investments at 31 December 2016 and 31 December 2015) due to a reasonable possible change in equity indices, with all other variables held constant is as follows:

	2016		**2015**	
	Change in equity price %	**Effect on Own Funds EUR '000**	**Change in equity price %**	**Effect on Own Funds EUR '000**
Venture Capital Operations [(1)]	-10	-380,317	-10	-263,415
EBRD shares	-10	-28,590	-10	-43,010
Investment funds	-10	-65,958	-10	-59,161

[(1)]The sensitivity of Venture Capital operations is calculated by the EIF based on the market risk of the positions on the public market.

EIB Group Consolidated Financial Statements under IFRS

S.5. Operational risk

The management of operational risk is performed at all levels within the organisation and is a responsibility of all the various departments of the Group. The Risk Management Directorate is responsible for defining the operational risk framework and related policies while the responsibility for implementing the framework as well as day-to-day operational risk management lies with the Group's operational departments.

The Group employs an assessment methodology that takes into account all available information including loss history, results of risk self-assessment and the business and control environment through a set of Key Risk Indicators (KRIs) organised in an Operational Risk Scorecard. A statistical model and a Value at Risk calculation engine complete the operational risk environment.

Information concerning operational risk events, losses and KRIs, and updates on the activities of the New Products Committee, are regularly forwarded to the Group's senior management and to the Management Committee.

Note T – Accounting classifications and fair values of assets and liabilities (in EUR million)

The table below sets out the Group's classification of each class and category of assets and liabilities:

31 December 2016	Note	Cash and cash equivalents	Trading	Designated at fair value through P/L	Held to maturity	Loans and receivables	Available for sale	Financial liabilities measured at amortised cost	Non financial assets/ liabilities	Total carrying amount
Cash in hand, balances with central banks and post office banks	B.1	317	0	0	0	0	0	0	0	**317**
Treasury bills and debt securities portfolios	B.2	0	7,121	0	44,874	14,326	1,352	0	0	**67,673**
Loans and advances to credit institutions and to customers	C/D	0	0	161,564	0	335,107	0	0	0	**496,671**
Shares and other variable-yield securities	B.3	0	0	246	0	0	5,782	0	0	**6,028**
Derivative assets	Q	0	63,651	0	0	0	0	0	0	**63,651**
Property, furniture and equipment	E	0	0	0	0	0	0	0	273	**273**
Intangible assets	E	0	0	0	0	0	0	0	16	**16**
Other assets	G / W.1	0	0	0	0	0	0	0	214	**214**
Prepayments		0	0	0	0	0	0	0	75	**75**
		317	**70,772**	**161,810**	**44,874**	**349,433**	**7,134**	**0**	**578**	**634,918**
Amounts owed to credit institutions and to customers	H	0	0	0	0	0	0	15,067	0	**15,067**
Debts evidenced by certificates	I	0	0	445,051	0	0	0	72,852	0	**517,903**
Derivative liabilities	Q	0	32,869	0	0	0	0	0	0	**32,869**
Other liabilities	G	0	0	0	0	0	0	0	1,682	**1,682**
Deferred income	F	0	0	0	0	0	0	0	171	**171**
Provisions	J	0	0	0	0	0	0	0	4,759	**4,759**
		0	**32,869**	**445,051**	**0**	**0**	**0**	**87,919**	**6,612**	**572,451**

31 December 2015	Note	Cash and cash equiva-lents	Trading	Designated at fair value through P/L	Held to maturity	Loans and receiva-bles	Available for sale	Financial liabilities measured at amorti-sed cost	Non financial assets/ liabilities	Total carrying amount
Cash in hand, balances with central banks and post office banks	B.1	206	0	0	0	0	0	0	0	**206**
Treasury bills and debt securities portfolios	B.2	0	7,038	0	48,017	10,297	1,722	0	0	**67,074**
Loans and advances to credit institutions and to customers	C/D	0	0	156,357	0	336,221	0	0	0	**492,578**
Shares and other variable-yield securities	B.3	0	0	0	0	0	5,175	0	0	**5,175**
Derivative assets	Q	0	64,904	0	0	0	0	0	0	**64,904**
Non-current assets held for sale	E	0	0	0	0	0	0	0	2	**2**
Property, furniture and equipment	E	0	0	0	0	0	0	0	269	**269**
Intangible assets	E	0	0	0	0	0	0	0	12	**12**
Other assets	G / W.1	0	0	0	0	128	0	0	131	**259**
Prepayments		0	0	0	0	0	0	0	74	**74**
		206	**71,942**	**156,357**	**48,017**	**346,646**	**6,897**	**0**	**488**	**630,553**
Amounts owed to credit institutions and to customers	H	0	0	0	0	0	0	17,518	0	**17,518**
Debts evidenced by certificates	I	0	0	446,527	0	0	0	68,093	0	**514,620**
Derivative liabilities	Q	0	29,679	0	0	0	0	0	0	**29,679**
Other liabilities	G	0	0	0	0	0	0	0	1,399	**1,399**
Deferred income	F	0	0	0	0	0	0	0	160	**160**
Provisions	J	0	0	0	0	0	0	0	3,268	**3,268**
		0	**29,679**	**446,527**	**0**	**0**	**0**	**85,611**	**4,827**	**566,644**

EIB Group Consolidated Financial Statements under IFRS

The table below sets out the fair value of each of the Group's classes and categories of assets and liabilities.

Fair value is set to book value for non-financial assets and non-financial liabilities.

31 December 2016	Cash and cash equiva-lents	Trading	Designated at fair value through P/L	Held to maturity	Loans and receiva-bles	Available for sale	Financial liabilities measured at amorti-sed cost	Non financial assets/ liabilities	Total fair value
Cash in hand, balances with central banks and post office banks	317	0	0	0	0	0	0	0	**317**
Treasury bills and debt securities portfolios	0	7,121	0	45,360	14,310	1,352	0	0	**68,143**
Loans and advances to credit institutions and to customers	0	0	161,564	0	343,572	0	0	0	**505,136**
Shares and other variable-yield securities	0	0	246	0	0	5,782	0	0	**6,028**
Derivative assets	0	63,651	0	0	0	0	0	0	**63,651**
Property, furniture and equipment	0	0	0	0	0	0	0	273	**273**
Intangible assets	0	0	0	0	0	0	0	16	**16**
Other assets	0	0	0	0	0	0	0	214	**214**
Prepayments	0	0	0	0	0	0	0	75	**75**
	317	**70,772**	**161,810**	**45,360**	**357,882**	**7,134**	**0**	**578**	**643,853**
Amounts owed to credit institutions and to customers	0	0	0	0	0	0	15,067	0	**15,067**
Debts evidenced by certificates	0	0	445,051	0	0	0	76,744	0	**521,795**
Derivatives liabilities	0	32,869	0	0	0	0	0	0	**32,869**
Other liabilities	0	0	0	0	0	0	0	1,682	**1,682**
Deferred income	0	0	0	0	0	0	0	171	**171**
Provisions	0	0	0	0	0	0	0	4,759	**4,759**
	0	**32,869**	**445,051**	**0**	**0**	**0**	**91,811**	**6,612**	**576,343**

31 December 2015	Cash and cash equiva-lents	Trading	Designated at fair value through P/L	Held to maturity	Loans and receiva-bles	Available for sale	Financial liabilities measured at amorti-sed cost	Non financial assets/ liabilities	Total fair value
Cash in hand, balances with central banks and post office banks	206	0	0	0	0	0	0	0	**206**
Treasury bills and debt securities portfolios	0	7,038	0	48,607	10,169	1,722	0	0	**67,536**
Loans and advances to credit institutions and to customers	0	0	156,357	0	346,219	0	0	0	**502,576**
Shares and other variable-yield securities	0	0	0	0	0	5,175	0	0	**5,175**
Derivative assets	0	64,904	0	0	0	0	0	0	**64,904**
Non-current assets held for sale	0	0	0	0	0	0	0	2	**2**
Property, furniture and equipment	0	0	0	0	0	0	0	269	**269**
Intangible assets	0	0	0	0	0	0	0	12	**12**
Other assets	0	0	0	0	128	0	0	131	**259**
Prepayments	0	0	0	0	0	0	0	74	**74**
	206	**71,942**	**156,357**	**48,607**	**356,516**	**6,897**	**0**	**488**	**641,013**
Amounts owed to credit institutions and customers	0	0	0	0	0	0	17,518	0	**17,518**
Debts evidenced by certificates	0	0	446,527	0	0	0	70,981	0	**517,508**
Derivative liabilities	0	29,679	0	0	0	0	0	0	**29,679**
Other liabilities	0	0	0	0	0	0	0	1,399	**1,399**
Deferred income	0	0	0	0	0	0	0	160	**160**
Provisions	0	0	0	0	0	0	0	3,268	**3,268**
	0	**29,679**	**446,527**	**0**	**0**	**0**	**88,499**	**4,827**	**569,532**

EIB Group Consolidated Financial Statements under IFRS Note U – Segment reporting (in EUR million) The segment information disclosed in this note has been prepared in accordance with the “management approach” applied by IFRS 8 meaning that the definition of segments as well as the preparation of information used for segment reporting are both based on information prepared for internal management decisions. The EIB Group has one single reportable segment which is the EIB long term finance activity comprising EIB lending operations inside and outside Europe, borrowing and treasury operations. The Management Committee as the Group’s chief operating decision maker reviews internal management reports on the performance of the Bank’s long term finance activity on at least a quarterly basis. The financial support of SME’s carried out by the European Investment Fund through venture capital investments and the provision of guarantees as well as the investing activities of EUMPF do not meet any of the quantitative thresholds for determining a reportable segment in 2016 or 2015. Information about reportable segment Long term lending finance activity 2016 2015 External revenues: Net interest income 3,442 3,264 Net income from shares 218 110 Net fee and commission income 109 142 Result on financial operations -3,214 1,541 Other operating expenses 0 0 Other operating income 5 7 Total segment revenue 560 5,064 Other material non-cash items: Impairment losses on loans and shares -37 -65 -37 -65 Reportable segment profit -328 4,232 Reportable segment assets 632,608 628,312 Reportable segment liabilities 571,280 565,628 Reconciliation of reportable segment revenues, profit and loss and assets and liabilities 2016 2015 Revenues: Total revenues for reportable segment 560 5,064 Other revenues 127 117 Consolidated revenue 687 5,181 Profit or loss: Total profit for reportable segment -328 4,232 Other profit or loss 51 46 Consolidated profit -277 4,278 Assets: Total assets for reportable segment 632,608 628,312 Other assets 2,310 2,241 Consolidated total assets 634,918 630,553 Liabilities: Total liabilities for reportable segment 571,280 565,628 Other liabilities 1,171 1,017 Consolidated total liabilities 572,451 566,645

Note V – Commitments, contingent liabilities, pledged assets and other memorandum items (in EUR '000)

The Group utilises various lending-related financial instruments in order to meet the financial needs of its customers. The Group issues commitments to extend credit, standby and other letters of credit, guarantees, commitments to enter into repurchase agreements, note issuance facilities and revolving underwriting facilities. Guarantees represent irrevocable assurances, subject to the satisfaction of certain conditions, that the Group will make payment in the event that the customer fails to fulfil its obligation to third parties.

The contractual amount of these instruments is the maximum amount at risk for the Group if the customer fails to meet its obligations. The risk is similar to the risk involved in extending loan facilities and is monitored with the same risk control processes and specific credit risk policies.

As at 31 December 2016 and 2015, commitments, contingent liabilities and other memorandum items were as follows (in nominal amounts and in EUR '000):

		31.12.2016		31.12.2015
Commitments:				
- EBRD capital uncalled (Note B.3)		**712,630**		**712,630**
- Undisbursed loans (Note D.1)				
credit institutions	29,925,074		29,992,525	
customers	83,395,374		76,060,873	
		113,320,448		**106,053,398**
- Undisbursed venture capital operations (Note B.3)		**5,739,920**		**4,331,292**
- Undisbursed investment funds (Note B.3)		**1,113,939**		**581,804**
- Borrowings launched but not yet settled		**223,950**		**283,227**
- Securities receivable		**109,100**		**80,000**
Contingent liabilities and guarantees:				
- In respect of loans granted by third parties		**10,147,137**		**6,893,417**
Assets held on behalf of third parties:				
- Investment Facility - Cotonou	2,870,139		2,557,264	
- Guarantee Fund	2,506,053		2,343,091	
- NER300	2,106,441		2,124,266	
- JESSICA (Holding Funds)	1,537,503		1,634,825	
- RSFF (incl. RSI)	867,165		927,273	
- InnovFin	696,412		638,393	
- EU-Africa Infrastructure Trust Fund	651,110		678,844	
- CEF (incl. former PBI and LGTT)	492,898		474,322	
- Special Section	362,234		443,741	
- GF Greece	304,781		302,826	
- JEREMIE	254,622		355,052	
- COSME LGF & EFG	199,371		164,018	
- Funds of Funds (JESSICA II)	198,045		99,080	
- ESIF	160,090		7,506	
- ENPI	149,004		153,027	
- InnovFin Equity	116,205		79,363	
- SMEG 2007	99,610		107,861	
- SME initiative Bulgaria	95,256		0	
- GIF 2007	89,717		94,711	
- AECID	76,124		76,360	
- MAP Equity	60,037		32,370	
- WB EDIF	55,912		50,451	
- GAGF	53,530		54,704	
- InnovFin SME Guarantee	50,523		109,418	
- NIF Trust Fund	48,691		54,302	
- EaSI	48,536		9,850	
- FEMIP Trust Fund	47,910		53,176	
- HIPC	35,438		35,468	
- TTA Turkey	35,062		44,632	
- MAP guarantee	25,043		22,862	
- EPTA Trust Fund	22,206		21,545	
- SME initiative Finland	20,460		0	
- NIF Risk Capital Facility	19,852		0	
- Private Finance for Energy Efficiency Instrument	17,987		11,848	
- IPA II	17,778		15,220	
- SME Guarantee Facility	17,444		16,114	
- Student Loan Guarantee Facility	15,939		15,783	
- SME initiative Malta	13,503		0

EIB Group Consolidated Financial Statements under IFRS

- Natural Capital Financing Facility	11,150		11,750	
- G43 Trust Fund	10,578		10,711	
- EFSI-EIAH	8,889		3,185	
- GGF	7,210		5	
- BIF	6,199		5,297	
- RDI Advisory	5,762		2,402	
- Cultural Creative Sectors Guarantee Facility	5,676		0	
- NPI Securitisation Initiative (ENSI)	5,040		0	
- European Technology Facility	4,329		3,321	
- PGFF	2,913		5,851	
- JASPERS	2,270		0	
- Fi-compass	2,135		0	
- EPPA	1,977		1,979	
- Bundesministerium für Wirtschaft und Technologie	1,302		2,361	
- GEEREF Technical Support Facility	1,165		1,451	
- MDD	987		67	
- LFA-EIF Facility	551		521	
- TTP	385		1,308	
- SME initiative Spain	177		285	
- GEEREF	5		95	
		14,517,331		**13,860,155**
Other items:				
- Nominal value of interest-rate swaps incl. commitment (Note S.2.5.2)		**523,352,665**		**494,366,308**
- Nominal value of currency swap contracts receivable (Note V.1.1)		**212,232,364**		**197,135,755**
- Nominal value of currency swap contracts payable		**198,881,468**		**181,735,328**
- Nominal value of short-term currency swap contracts receivable (Note Q.2)		**46,311,642**		**35,282,641**
- Nominal value of short-term treasury currency swap contracts payable		**45,328,388**		**35,158,296**
- Currency forwards (Note Q.2)		**666,973**		**460,381**
- Special deposits for servicing of borrowings (*)		**3,001**		**2,995**
- Forward rate agreements (Note Q.2)		**0**		**19,900,882**

(*) This item represents the amount of coupons and bonds due, paid by the Group to the paying agents, but not yet presented for payment by the holders of bonds issued by the Group.

V.1. Investment Facility – Cotonou

The Investment Facility, which is managed by the EIB, has been established under Cotonou Agreement on cooperation and development between the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for the Investment Facility.

V.2. Guarantee Fund

The Guarantee Fund for External Actions was set up in 1994 to cover defaults on loans and loan guarantees granted to non-Member States or for projects in non-Member States. The European Commission ('EC') entrusted the financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994 and the subsequent amendments to the Agreement. The EIB prepares separate financial statements for the Guarantee Fund.

V.3. NER300

The EIB supports the EC as an agent in the implementation of the NER 300 initiative - a funding programme for carbon capture and storage demonstration projects and innovative renewable energy technologies. The Facility covers two activities which are i) the monetisation of EU Allowance Units ('EUAs') and ii) the management and disbursement of cash received via the EUA monetisation activity. The EIB prepares separate financial statements for NER300.

V.4. JESSICA (‘Holding Funds’) JESSICA (Joint European Support for Sustainable Investment in City Areas) is an initiative developed by the EC and the EIB, in collaboration with the Council of Europe Development Bank. JESSICA Holding Funds are used in the context of the JESSICA initiative. Under new procedures, Managing Authorities are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. As manager, EIB gathers the funding received from the Managing Authorities and invests it in Urban Development Funds, according to investment guidelines agreed with the donors. The EIB prepares separate financial statements for JESSICA. V.5. Risk-Sharing Finance Facility (‘RSFF’) The RSFF has been established under the Co-operation Agreement that entered into force on 5 June 2007 between the EC on behalf of the European Union and the EIB. The RSFF aims to foster investment in research, technological development and demonstration, and innovation. As part of the RSFF, the EIF set up the Risk Sharing Instrument for Innovative and Research oriented SMEs and small Mid-Caps (‘RSI’). The RSI provides guarantees to banks and leasing companies for loans and financial leases to research-based small and medium-sized enterprises (SMEs) and small Mid-Caps. The EIB prepares separate consolidated financial statements for the RSFF including RSI. V.6. InnovFin The InnovFin or “InnovFin-EU Finance for Innovators” is a joint initiative between the EIB, the EIF and the European Commission under the new EU research programme for 2014-2020 “Horizon 2020”. On 11 December 2013, Regulation (EU) N 1291/2013 of the European Parliament and the Council establishing Horizon 2020 – the Framework Programme for Research and Innovation (2014-2020) and repealing Decision N 1982/2006/EC (“Horizon 2020 Regulation”) was adopted. On 12 June 2014 the European Commission, the EIB and the EIF signed a Delegation Agreement establishing the financial instrument InnovFin. InnovFin consists of a series of integrated and complementary financing tools and advisory services offered by the EIB Group, covering the entire value chain of research and innovation (R&I) in order to support investments from the smallest to the largest enterprise. The EIB prepares separate financial statements for the InnovFin. V.7. EU-Africa Infrastructure (‘EUAI’) Trust Fund The EUAI Trust Fund has been created under Trust Fund Agreement between the EC on behalf of the European Union as the Founding Donor and the EIB as Manager and is also open to Member States of the European Union that subsequently accede to that agreement as Donors. On 9 February 2006, the EC and the EIB signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the EUAI Trust Fund. V.8. Connecting Europe Facility (‘CEF’) The Connecting Europe Facility (CEF) is a joint agreement between the EIB and the European Commission which aims to provide union financial assistance to trans-European networks in order to support projects of common interest in the sectors of transport, telecommunications and energy infrastructures. The Commission entrusted EIB with the implementation and management of the debt instrument under the CEF, which ensures continuity of the Loan Guarantee Instrument for TEN-T Projects (LGTT) and to the Pilot phase of Project Bond Initiative (PBI). The LGTT and PBI were merged together under the CEF on 1 January 2016. The CEF Delegation Agreement foresees an updated and common risk sharing arrangement. The EIB prepares separate financial statements for the CEF. V.9. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP, IPA (Instrument for Pre-Accession),Turkey mandates and the guarantee component of the European Development Finance Institutions Private Sector Development Facility. V.10. GF Greece The Fund is a joint initiative between the Hellenic Republic, the EC and the EIB and was set up to support the lending to SMEs in Greece. Established by using unabsorbed Structural Funds for Greece, the Fund will guarantee EIB loans to SMEs via partner banks in Greece. The EIB prepares separate financial statements for the GF Greece. V.11. JEREMIE JEREMIE (The Joint European Resources for Micro to Medium Enterprises) is an initiative of the European Commission’s Directorate General for Regional Policy (DG Regio) and the EIB Group. The EIF prepares separate financial statements for the JEREMIE.

EIB Group Consolidated Financial Statements under IFRS V.12. COSME LGF & EFG To address the difficulties in access to finance for SMEs, COSME establishes the Loan Guarantee Facility (LGF) and the Equity For Growth (EFG). The LGF and the EFG aim to improve access to finance for SMEs in the form of debt and equity respectively. The Financial Instruments also include the mechanism of the EU Contribution under the SME Initiative. The EFG has been structured in the form of an equity financial instrument supporting Union enterprises growth and Research Innovation. The LGF has been structured in the form of a direct and indirect guarantee financial instrument. The objective of LGF is to contribute to the reduction of the structural shortcoming of the SME financing market and to support the creation of a more diversified SME finance market. Through direct and indirect guarantee, LGF aims to guarantee debt financing which addresses the particular difficulties that viable SMEs face in accessing finance. Furthermore, by guaranteeing the mezzanine tranche of eligible and transparent securitisation transactions, LGF aims to provide new avenues of financing for SMEs. The EIF prepares separate financial statements for the COSME LGF & EFG. V.13. Fund of Funds (‘Jessica II’) The Fund of Funds (“FoF”) consists of JESSICA follow-up funds financed by the European Structural and Investment Funds (the “ESIF”) from Member States Operational Programmes during 2014-2020. The FoF facilitates access to finance for final recipients through the implementation of loans, in cooperation with selected Financial Intermediaries. As a fund manager, EIB gathers the funding received from the Managing Authorities and invests it via Financial Intermediaries, according to investment guidelines agreed with the donors. The EIB prepares separate financial statements for the Fund of Funds. V.14. European Structural Investment Fund (‘ESIF’) Under the European Structural Investment Fund, Member States appointed EIF to manage ESIF funds as Holding Fund manager since November 2015. The ESIF initiative is aimed at promoting SME access to finance and financial engineering products, such as private equity funds, guarantee funds and loan funds. EIF is currently managing 2 ESIF Funding Agreements signed with Member States and regions: Basse-Normandie and Languedoc-Roussillon. The EIF prepares separate financial statements for ESIF. V.15. European Neighbourhood and Partnership Instrument (‘ENPI’) The Framework Agreement between the European Union and the EIB on the implementation of operations financed from the general budget of the European Union in the countries covered by the European Neighbourhood Policy is channelled through ENPI. The EIB prepares separate financial statements for ENPI. V.16. InnovFin Private Equity The Horizon 2020 Financial Instruments aim to ease the access to risk financing for Final Recipients in order to support eligible Research and Innovation. This covers loans, guarantees, equity and other forms of risk finance. The Horizon 2020 Financial Instruments aim also to promote early-stage investment and the development of existing and new venture capital funds; improve knowledge transfer and the market for intellectual property; attracts funds for the venture capital market; and, overall; help to catalyse the transition from the conception, development and demonstration of new products and services to their commercialisation. The Horizon 2020 debt financial instrument also includes the implementation mechanism of the EU Contribution under the SME Initiative. The InnovFin Equity facility for early-stage aims at promoting early-stage investment and the development of existing and new venture capital funds providing equity finance for innovative enterprises, in particular in the form of venture or mezzanine capital in their early stage. The EIF prepares separate financial statements for the InnovFin Private Equity. V.17. SMEG 2007 In the SMEG 2007 under the Competitiveness and Innovation Framework Programme (CIP/SMEG 2007), the EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the Commission. The EIF prepares separate financial statements for the SMEG 2007. V.18. SME Initiative Bulgaria During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Bulgaria. V.19. GIF 2007 In the GIF 2007 under the Competitiveness and Innovation Framework Programme and the Technology Transfer Pilot Project (CIP/GIF 2007), the EIF is empowered to acquire, manage and dispose of investments, in its own name but on behalf and at the risk of the Commission. The EIF prepares separate financial statements for the GIF 2007.

V.20. AECID This partnership agreement signed between the Kingdom of Spain (the Spanish Agency for International Development Cooperation (AECID) and the EIB was set up to invest in operations in the countries covered by the FEMIP together with Mauritania (the “Southern Mediterranean region”), targeting mainly risk capital activities involving micro and small/medium sized enterprises as well as engaging in the wider development of the private sector in the region. The EIB prepares separate financial statements for the AECID. V.21. MAP Equity Under the Multi-Annual Programme (MAP) for enterprises and entrepreneurship, the EIF manages resources on behalf and at the risk of the EC. The EIF prepares separate financial statements for MAP Equity. V.22. WB EDIF The Western Balkan Enterprise Development & Innovation Facility (“WB EDIF”) is a joint initiative signed in December 2012 by the EC (DG ELARG), EIB Group and the European Bank for Reconstruction and Development (EBRD). It aims at improving access to finance for SMEs in the Western Balkans and to foster economic development in the region through the deployment of the Instrument for Pre-Accession Assistance (IPA) funds. Within WB EDIF, EIF acts as platform coordinator, Trustee on behalf of the EC for the Enterprise Expansion Fund (ENEF), Trustee on behalf of the EC for the Enterprise Innovation Fund (ENIF), and manager of the Guarantee Facility. The EIF prepares separate financial statements for the WB EDIF. V.23. Greater Anatolia Guarantee Facility (‘GAGF’) Under the GAGF signed in May 2010, the EIF manages the Instrument for Pre-Accession Assistance (IPA) funds allocated for the Regional Competitiveness Operational Programme by the European Union and Turkey. The facility provides tailor-made financial help to SMEs and micro-enterprises in Turkey’s least developed provinces in partnership with major Turkish banks. The EIF prepares separate financial statements for the GAGF. V.24. InnovFin SME Guarantee In the context of the “Access to Risk Finance Programme” of Horizon 2020 and specific programme provides for the establishment of a financial instrument for debt and a financial instrument for equity. A Risk-Sharing facility called InnovFin SME Guarantee has been structured in the form of a guarantee, using the EU’s contribution for first defaulted amount taking and the risk-taking capacity of the EIF for second-Defaulted Amount taking. The objective of the Facility is to incentivise Intermediaries to extend loans or financial leases to small and medium sized enterprises and Small Mid-caps with significant activities in Research, Development and Innovation. The EIF prepares separate financial statements for the InnovFin SME Guarantee. V.25. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund, which is managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Policy (ENP) through targeted funding with particular focus on establishing better and more sustainable energy and transport interconnections, improving energy efficiency and promoting the use of renewable energy sources, addressing climate change as well as threats to the environment more broadly and promoting smart, sustainable and inclusive growth through support to SMEs, to the social sector including human capital development, and to municipal infrastructure development. The EIB prepares separate financial statements for the NIF Trust Fund. V.26. Employment and Social Innovation (EaSI) The EaSI Guarantee financial Instrument consists, inter alia, of the EaSI Microfinance Guarantee which is the successor to the micro-credit guarantees under the European Progress Microfinance facility (“Progress Microfinance”). It will extend the support given to microcredit providers under Progress Microfinance. In addition, the EaSI Guarantee financial Instrument consists of the EaSI Social Entrepreneurship Guarantee, which is a new product which will facilitate access to finance for social enterprises and support the development of the social investment market. The EIF prepares separate financial statements for the EaSI. V.27. FEMIP Trust Fund The FEMIP (Facility for Euro-Mediterranean Investment and Partnership) Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the FEMIP Trust Fund.

EIB Group Consolidated Financial Statements under IFRS V.28. Heavily Indebted Poor Countries (‘HIPC’) Initiative The HIPC Initiative (the ’Initiative’) is an international debt relief mechanism that provides special assistance to the world’s poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund. The principal objective of the Initiative is to reduce the debt burden of poor countries to sustainable levels. The EIB prepares separate financial statements for the Initiative. V.29. TTA Turkey TTA Turkey is an initiative designed by the EIF in cooperation with the Ministry of Science, Industry and Technology (MoSIT), the Scientific and Research Council of Turkey (TUBITAK), the Delegation of the European Union to Turkey and the DG Regional Policy of the European Commission. TTA Turkey is co-financed by the EU and the Republic of Turkey under the Regional Development Component of the Instrument for Pre-Accession Assistance (IPA) funds and managed by EIF. TTA Turkey aims at achieving two objectives: setting-up a financially sustainable fund by facilitating the commercialisation of scientific research and development (R&D) confined in universities and research centres and catalysing development of the technology transfer market in Turkey, with a particular emphasis on spill-overs to the less developed/developing regions of Turkey. V.30. MAP Guarantee This resource is split equally between private equity and guarantee products. The equity segment known as ESU 1998 (G&E) and ESU 2001 (MAP) covers the ETF start-up investments. The guarantees segment known as SMEG 1998 (G&E) and SMEG 2001 (MAP), provides guarantees against the beneficiary’s undertaking. The EIF prepares separate financial statements for the MAP Guarantee. V.31. EPTA Trust Fund The EPTA (The Eastern Partnership Technical Assistance) Trust Fund is focused on increasing the quality and development impact of EIB Eastern Partnership operations by offering a multi-purpose, multi-sector funding facility for technical assistance. It will be complementary to the Neighbourhood Investment Facility. The EIB prepares separate financial statements for the EPTA Trust Fund. V.32. SME Initiative Finland During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Finland. V.33. Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility The Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility is financed from the general budget of the European Union. Its main purpose is focused on providing access to equity and debt finance to SMEs in the Southern Neighbourhood region in order to support private sector development, inclusive growth and private sector job creation. The Facility comprises a Financial Instrument Window which consists of equity and debt finance instruments and Additional Tasks Window which consists of the technical assistance services. The EIB prepares separate financial statements for Financial Instrument Window. V.34. Private Finance for Energy Efficiency Instrument (‘PF4EE”) The Private Finance for Energy Efficiency (‘PF4EE’) instrument is a joint agreement between the EIB and the European Commission that aims to address the limited access to adequate and affordable commercial financing for energy efficiency investments. The instrument targets projects which support the implementation of National Energy Efficiency Action Plans or other energy efficiency programmes of EU Member States. In December 2014 the European Commission and the EIB signed a Delegation Agreement establishing the financial Instrument PF4EE. The EIB prepares separate financial statements for the PF4EE. The EIF prepares separate financial statements for the PF4EE. V.35. Instrument for Pre-accession Assistance II (‘IPA II’) The Instrument for Pre-accession Assistance (‘IPA’) is the means by which the EU supports reforms in the ‘enlargement countries’ with financial and technical help. The pre-accession funds also help the EU reach its own objectives regarding a sustainable economic recovery, energy supply, transport, the environment and climate change, etc. The successor of IPA I, IPA II, will build on the results already achieved by dedicating EUR 11.7 billion for the period 2014-2020. The most important novelty of IPA II is its strategic focus. The Framework Partnership Agreement, signed at the end of the year 2015, is implemented by the EIB, allocating resources from DG NEAR via the signature of various “Specific Grant Agreements”. The EIB prepares financial statements for the specific grant agreements under IPA II. V.36. SME Guarantee Facility The EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the European Union according to the Fiduciary and Management Agreement concluded with the European Union. The EIF prepares separate financial statements for SME Guarantee Facility.

V.37. Student Loan Guarantee Facility (‘Erasmus’) Under the European Structural Investment Fund (‘ESIF’), Member States appointed EIF to manage ESIF funds as Holding Fund manager since November 2015. The ESIF initiative is aimed at promoting SME access to finance and financial engineering products, such as private equity funds, guarantee funds and loan funds. EIF is currently managing 2 ESIF Funding Agreements signed with Member States and regions: Basse-Normandie and Languedoc-Roussillon. The EIF prepares separate financial statements for the Student Loan Guarantee. V.38. SME initiative Malta In 19 January 2015, the European Commission, the EIB and the ElF signed an amendment to the Horizon 2020 delegation agreement setting out the terms and conditions applicable to certain terms of the dedicated window corresponding to the SME Initiative and the contribution of the EU to such dedicated windows of the H2020 Financial Instruments. SME Initiatives in Spain and Malta were launched in the previous year. The EIF prepares separate financial statements for SME Initiative Matla. V.39. Natural Capital Finance Facility (‘NCFF’) The Natural Capital Finance Facility (‘NCFF’) is a joint agreement between the EIB and the European Commission which aims to address market gaps and barriers for revenue generating or cost saving projects that are aimed at preserving natural capital, including climate change adaptation projects and thereby to contribute to the achievement of EU and Member States’ objectives for biodiversity and climate change adaptation. The EIB prepares separate financial statements for the Facility. V.40. G43 Trust Fund Under G43 Anatolian Venture Capital Fund, signed in August 2012, the EIF is entrusted with a mandate by Central Finance Unit of Turkey (CFCU). It is dedicated to make investments in SMEs in South-Eastern Anatolia region of Turkey. The EIF prepares separate financial statements for the G43. V.41. European Fund for Strategic Investments (‘EFSI’) On the basis of applicable EFSI Regulations the European Commission and the EIB concluded agreements on the management of the EFSI, on the granting of the EU guarantee (the EFSI Agreement) as well as for the implementation of the European Investment Advisory Hub (‘EIAH’) (the EIAH Agreement). Under the EFSI Agreement, the EC is providing an EU guarantee to EIB for projects supported by the EFSI. Assets covering the EU guarantee are directly managed by the European Commission. Projects supported by the EFSI are subject to the normal EIB project cycle and governance. In addition, EFSI has its own dedicated governance structure which has been set in place to ensure that investments made under EFSI remain focused on the specific objective of addressing the market failure in risk-taking which hinders investment in Europe. The EIAH aims to enhance the non-financial support for projects and investments. The EIAH consists of three complementary components: a) a point of entry to a wide range of advisory and technical assistance programmes and initiatives for public and private beneficiaries, b) a cooperation platform to leverage, exchange and disseminate expertise among partner institutions and c) a reinforcement or extension of existing advisory services or creation of new ones to address unmet needs. The EIB prepares separate financial statements for the EIAH. V.42. Green for Growth Fund (‘GGF’) The Green for Growth Fund was set up by the EIF in December 2009 and focuses on energy efficiency financings in South East Europe including Turkey. V.43. Baltic Innovation Fund (‘BIF’) The Baltic Innovation Fund (“BIF”), signed in September 2012, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on the Baltic region. It is funded jointly by the EIB Group and the following Baltic national agencies: Fund KredEx in Estonia, Latvijas Garantiju Agentiira in Latvia and lnvesticiju ir verslo garantijosin Lithuania. The EIF prepares separate financial statements for the BIF. V.44. Research and Innovations Advisory (‘RDI Advisory’) The RDI Advisory was set up in partnership with the European Commission under a 7 year framework agreement signed in June 2014, as part of the InnovFin programme under Horizon 2020. It has two main lines of activity: (i) upstream project related advisory and (ii) horizontal activities destined to improve the overall framework conditions for RDI investments as well as the financing tools under Horizon 2020. The EIB prepares separate financial statements for the RDI Advisory.

EIB Group Consolidated Financial Statements under IFRS V.45. Cultural and Creative Sectors Guarantee Facility The financial instrument, set-up under Creative Europe—the main EU programme dedicated to the cultural and creative sectors—will be managed by the EIF on behalf of the European Commission. The initiative will allow the EIF to provide guarantees and counter-guarantees to selected financial intermediaries to enable them to provide more debt finance to entrepreneurs in the cultural and creative arena. Loans generated are expected to support more than ten thousand SMEs in a wide range of sectors such as audiovisual (including film, television, animation, video games and multimedia), festivals, music, literature, architecture, archives, libraries and museums, artistic crafts, cultural heritage, design, performing arts, publishing, radio and the visual arts. The EIF prepares separate financial statements for Cultural and Creative Sectors Guarantee Facility. V.46. NPI Securitisation Initiative (‘ENSI’) The EIF and several National Promotional Institutions (NPIs) including KfW, bpifrance, CDP, Malta Development Bank Working Group, IFD, ICO and BBB have launched the EIF-NPI Securitisation Initiative (ENSI), a cooperation and risk sharing platform aiming at providing more funding to small and medium-sized enterprises (SMEs) via the capital markets. The objective of this joint cooperation in SME Securitisation transactions is to stimulate the availability of finance to SMEs in Europe by revitalising the SME Securitisation market while catalysing resources from the private sector. This reflects the spirit of the European Fund for Strategic Investments aiming to achieve a much wider outreach in support of SMEs. V.47. European Technology Facility (‘ETF’) Under the ETF Start-Up Facility, the EIF is empowered to acquire, manage and dispose of ETF start-up investments, in its own name but on behalf of and at the risk of the EC. V.48. Polish Growth Fund-of-Funds (‘PGFF’) The Polish Growth Fund-of-Funds (“PGFF”), signed in April 2013, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on Poland. It is funded jointly by the EIB Group and the Bank Gospodarstwa Krajowego. The EIF prepares separate financial statements for the PGFF. V.49. Joint Assistance to Support Projects in European Regions (‘JASPERS’) JASPERS (Joint Assistance to Support Projects in European Regions) is a technical assistance facility between the EIB, the European Commission and the EBRD. It provides support to the majority of EU and Candidate Countries to help improve the quality of the major projects to be submitted for grant financing under the Structural and Investment Funds. JASPERS assistance may cover project preparation support, from identification to submission of the request for EU grant finance; independent quality review of projects; horizontal assignments; strategic support: capacity building, including a Competence Centre; and implementation support. JASPERS’ work is organised in seven divisions (Roads; Rail, Air and Maritime; Water and Waste; Energy and Solid Waste; Smart Development; Networking and Competence Centre; and Independent Quality Review). In its first ten years of operations (2005-2015), JASPERS has assisted over 1000 projects. The investment value of the projects assisted by JASPERS and approved by the European Commission for grant financing is over EUR 72 billion. The EIB prepares separate financial statements for JASPERS. V.50. Financial Instruments (‘FI’) compass advisory platform The fi-compass advisory platform provides EU Member States and their managing authorities as well as microcredit providers with advisory support and learning opportunities for developing financial instruments, within the scope of European Structural Investment Funds (ESIF) and the Programme for Employment and Social Innovation (EaSI). It is implemented by the EIB and funded by the EC under a Framework Contract for the period 2014-2020. The EIB prepares separate financial statements for Financial Instrument compass advisory platform. V.51. European Parliament Preparatory Action (‘EPPA’) In 2010, the EIF signed the EPPA with DG REGIO. The EIF is providing risk capital and financial support for capacity building purposes in order to help a select number of microfinance institutions to reach a meaningful size and improve their prospects for sustainability. The EIF prepares separate financial statements for the EPPA. V.52. Bundesministerium für Wirtschaft und Technologie The EIF manages funds on behalf of the German Bundesministerium für Wirtschaft und Technologie (Federal Ministry of Economics and Technology) and the European Recovery Programme. V.53. GEEREF (Fund and Technical Support Facility) GEEREF (Global Energy Efficiency and Renewable Energy Fund) is a fund of funds set-up at the initiative of the EC. Its objective is to make investments in private equity funds that focus on the fields of renewable energy and energy efficiency in emerging markets (ACP, ALA and

European Neighbour countries). The EIF also holds a technical assistance mandate for which related activities are implemented by the GEEREF front office. V.54. Mezzanine Dachfonds fur Deutschland (‘MDD’) The MDD in an investment programme signed in June 2013 and funded by the German Federal Ministry of Economics and Technology (BMWi) and various institutions of the Federal states to subscribe into hybrid debt and equity funds investing in German MidCaps. V.55. LfA-EIF Facility LfA-EIF Facility, signed in 2009, is a joint EIF and LfA Förderbank Bayern venture providing investments to support technology-oriented early and expansion stage companies in the region of Bavaria, Germany. V.56. Technology Transfer Pilot Project (‘TTP’) Under the TTP, financed by the EC and signed in November 2008, the EIF has supported a technology transfer structure through pre-seed funding and seed funding. The EIF prepares separate financial statements for the TTP. V.57. SME Initiative for Spain On 26 January 2015 the Delegation Agreement between the Kingdom of Spain and European Investment Fund was signed. EIF will provide uncapped guarantees for new portfolios of debt finance to eligible SMEs and securitisation of existing debt finance to SMEs and other enterprises with less than 500 employees and/or new portfolios of debt finance to SMEs. The EU contribution to the SME Initiative for Spain, received by the EIF, is subject to the treasury asset management to be carried out by the EIB, which is governed by the signed Asset Management Side Letter between the European Investment Fund and the European Investment Bank. The EIF prepares separate financial statements for the SME Initiative for Spain. V.58. GEEREF Under the Global Energy Efficiency and Renewable Energy Fund (GEEREF), EIF has been acting since December 2007 as investment advisor. GEEREF is supported by the EC, the Federal Government of Germany and the Kingdom of Norway and its objective is to invest primarily in regional funds with assets in projects and companies involved in energy efficiency and renewable energy enhancing access to clean energy in developing countries and economies in transition. The GEEREF business development is formally delegated to the EIB under a sub-advisory agreement.

EIB Group Consolidated Financial Statements under IFRS

Statement of Special Section[1]

as at 31 December 2016 and 2015 (in EUR '000)

ASSETS	31.12.2016	31.12.2015
Turkey		
From resources of Member States		
Disbursed loans outstanding	271	2,059
Total[2]	**271**	**2,059**
Instrument for Pre-Accession ('IPA')		
From resources of Member States		
Disbursed loans outstanding	0	10,279
Total[3]	**0**	**10,279**
Mediterranean Countries		
From resources of the European Union		
Disbursed loans outstanding	49,130	61,054
Risk capital operations		
- amounts to be disbursed	39,288	39,972
- amounts disbursed	53,090	68,859
	92,378	108,831
Total[4]	**141,508**	**169,885**
African, Caribbean and Pacific State and Overseas Countries and Territories		
From resources of the European Union		
· Yaoundé Conventions		
Loans disbursed	764	1,481
Contributions to the formation of risk capital		
- amounts disbursed	419	419
Total[5]	**1,183**	**1,900**
· Lomé Conventions		
Operations from risk capital resources		
- amounts to be disbursed	0	2,087
- amounts disbursed	219,272	257,531
	219,272	259,618
Total[6]	**219,272**	**259,618**
Total	**362,234**	**443,741**

LIABILITIES	31.12.2016	31.12.2015
Funds under trust management		
Under mandate from the European Union		
- Financial Protocols with the Mediterranean Countries	102,220	129,913
- Financial Protocols with the instrument for Pre-Accession ('IPA')	0	10,279
- Yaoundé Conventions	1,183	1,900
- Lomé Conventions	219,272	257,531
- Other resources under the Lomé Conventions	0	0
	322,675	399,623
Under mandate from Member States	271	2,059
Total funds under trust management	**322,946**	**401,682**
Funds to be disbursed		
On loans and risk capital operations in the Mediterranean countries	39,288	39,972
On operations from risk capital resources under the Lomé Conventions	0	2,087
Total funds to be disbursed	**39,288**	**42,059**
Total	**362,234**	**443,741**

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest:

a) Under the First, Second and Third Lomé Conventions as at 31 December 2016 EUR '000 321,166 (2015: EUR '000 346,035)
b) Under Financial Protocols signed with the Mediterranean Countries as at 31 December 2016 EUR '000 60,557 (2015: EUR '000 66,901)

In the context of the European Union – European Development Finance Institutions Private Sector Development Facility, the implementation agreement for the Guarantee Component was signed on 20 August 2014. Total amount of the EU guarantee issued is EUR '000 4,280 as at 31 December 2016 (2015: EUR '000 4,280). Total amount of the EU guarantee to be issued is EUR '000 38,920 as at 31 December 2016 (2015: EUR '000 38,920).

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the

Neighbourhood Investment Facility (NIF) Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates. The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or impairment, which may be required to cover risks associated with such operations except for definite write-offs. Amounts in foreign currency are translated at exchange rates prevailing on 31 December. Note (2): Initial amount of contracts signed for financing projects in Turkey under mandate, for the account and at the risk of Member States. Initial amount: 405,899 add: exchange adjustments 20,548 less: cancellations 215 repayments 425,961 -426,176 271 Note (3): Initial amount of contracts signed for financing projects under the Instrument for Pre-Accession, for the account and at the risk of the European Union. Initial amount: 29,640 less: exchange adjustments 10,517 cancellations 0 repayments 19,123 -29,640 0 Note (4): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union. Initial amount: 840,457 less: exchange adjustments 55,980 cancellations 134,209 repayments 508,760 -698,949 141,508 Note (5): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union. Loans on special conditions 139,483 Contributions to the formation of risk capital 2,503 Initial amount: 141,986 add: capitalised interest 1,178 exchange adjustments 9,823 11,001 less: cancellations 3,310 repayments 148,494 -151,804 1,183

EIB Group Consolidated Financial Statements under IFRS

Note (6): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (ACP-OCT) under mandate, for the account and at the risk of the European Union:

Loans from risk capital resources:			
Conditional and subordinated loans		3,116,097	
Equity participations		121,002	
Initial amount:			3,237,099
add:	capitalised interest		9,548
less:	cancellations	728,751	
	repayments	2,243,359	
	exchange adjustments	55,265	
			-3,027,375
			219,272
Loans from other resources:			
Initial amount:			16,500
add:	exchange adjustments		58
less:	cancellations	8,414	
	repayments	8,144	
			-16,558
			0
			219,272

Note W – Capital and Reserves

W.1. Share capital and reserves

The European Investment Bank (EIB), the financing institution of the European Union, was created by the Treaty of Rome of 25 March 1957. The members of the EIB are the Member States of the European Union, who have all subscribed to the Group's capital. The subscribed capital of the Bank amounts to EUR 243,284,154,500 (31 December 2015: EUR 243,284,154,500) and the uncalled capital to EUR 221,585,019,550 as of 31 December 2016 (31 December 2015: EUR 221,585,019,550).

New Member States or Member States that increase their share in the Bank's subscribed capital pay their part of the called capital plus their part of the reserves, provisions equivalent to reserves and similar amounts, normally in several equal instalments over the course of several years. The Accession Treaties and/or the Board of Governors decisions to increase the Bank's capital establish the specific modalities of such payments, including the calculation of the share of the new Member States in the Bank's capital, which is normally based on the national GDP figures officially published by Eurostat.

As a result of the decision by the Member States, the subscribed and called capital of the Bank increased by EUR 10 billion on 31 December 2012. The Member States were due to pay in their respective shares of this EUR 10 billion capital increase over no more than three instalments due on 31 March 2013, 31 March 2014 and 31 March 2015. All contributions due on 31 March 2013, 31 March 2014 and 31 March 2015 were settled in full and 100% of the EUR 10 billion capital increase has been settled as at 31 December 2015.

As at 1 July 2013, the subscribed capital has increased from EUR 242,392,989,000 to EUR 243,284,154,500, by virtue of the contributions of a new Member State that joined on 1 July 2013: Croatia. As a consequence of this capital increase, the new Member State had to contribute to its share of Paid-in capital (EUR 79.5 million), and also its share of the reserves (EUR 128.4 million) for the amounts outstanding as of 30 June 2013. The total amount to be paid has been equally spread over 8 instalments: 30 November 2013, 30 November 2014, 30 November 2015, 31 May 2016, 30 November 2016, 31 May 2017, 30 November 2017 and 31 May 2018. The instalments up to and including 30 November 2016 were settled in full.

The amount of EUR '000 76,656 shown in the balance sheet under the caption *Subscribed capital and reserves, called but not paid* (31 December 2015: EUR 127,588) is the discounted valued of EUR '000 77,950 (31 December 2015: EUR 129,917) which relates to net receivable from the new Member State, Croatia.

Voting powers in the Bank's Board of Governors and Board of Directors are established partly on the share of capital subscribed by each Member State, partly on different criteria, set forth in Articles 8 and 10 of the Bank's statute, applied jointly or exclusively depending on the specific voting procedure.

Withdrawal from the status of EU Member State or decrease of the subscribed capital amount for a Member State is not foreseen by the legal provisions currently in force.

W.2. Capital management

Maintaining a strong capital position is one of the major objectives of the Group. The Group's own funds for capital adequacy purposes comprise of paid-in capital plus reserves, net of expected losses and provisions. The Group's capital is entirely composed of Core Equity Tier 1 instruments. In addition, the Group benefits from subscribed unpaid capital, which can be called by the Bank if the need arises. The Group plans its capital on a forward looking basis in accordance with its operational plan and risk tolerance.

The Group is not subject to prudential supervision, but it aims to comply with relevant EU banking directives and best banking practice. In particular, this applies to the Capital Requirements Directive and Regulation (575/2013/EP of 26 June 2013), which translates the Basel III framework into EU law. The Group monitors both regulatory and economic capital requirements and conducts stress tests to assess the sensitivity of capital requirements to changes in the macroeconomic environment and in the activities of the Group.

For the purposes of calculating regulatory capital requirement, the Group has implemented the *advanced internal ratings based approach* for credit risk and *advanced measurement approach* for operational risk.

The Group's Core Equity Tier 1 ratio, calculated in accordance with the Capital Requirements Regulation and based on the EIB Group Consolidated Financial Statements under EU Accounting Directives, stood at 24.6% as at 31 December 2016 (22.8% at the end of 2015). The ratio's increase compared to the prior year was driven by both a steady growth in regulatory own funds and a decrease of risk weighted assets due to an improvement of the risk profile of the stock, which were only partly offset by the additional riskiness of new business and the growth in size of the Group's portfolio. As at 31 December 2016, and based on the statutory financial statements, the Bank's Core Equity Tier 1 ratio stood at 26.4% (23.9% at the end of 2015).

Note X – Conversion rates

The following conversion rates were used for establishing the balance sheets at 31 December 2016 and 2015:

	31.12.2016	31.12.2015
Non-euro currencies of EU member states		
Bulgarian lev (BGN)	1.9558	1.9558
Czech koruna (CZK)	27.0210	27.0230
Danish krone (DKK)	7.4344	7.4626
Pound sterling (GBP)	0.8562	0.7340
Hungarian forint (HUF)	309.8300	315.9800
Polish zloty (PLN)	4.4103	4.2639
Romanian leu (RON)	4.5390	4.5240
Swedish krona (SEK)	9.5525	9.1895
Non-EU currencies		
Australian dollar (AUD)	1.4596	1.4897
Canadian dollar (CAD)	1.4188	1.5116
Swiss franc (CHF)	1.0739	1.0835
Chinese yuan-renminbi (CNY)	7.3202	7.0608
Dominican peso (DOP)	48.7476	49.0144
Egyptian pound (EGP)	19.0008	8.5183
Hong Kong dollar (HKD)	8.1751	8.4376
Iceland króna (ISK)	214.9400	189.9900
Japanese yen (JPY)	123.4000	131.0700
Kenyan shilling (KES)	108.0600	111.3000
Moroccan dirham (MAD)	10.6711	10.7559
Mexican peso (MXN)	21.7719	18.9145
Norwegian krone (NOK)	9.0863	9.6030
New Zealand dollar (NZD)	1.5158	1.5923
Russian ruble (RUB)	64.3000	80.6736
Serbia dinars (RSD)	123.4000	121.4300
Tunisia dinars (TND)	2.4255	2.2127
Turkish lira (TRY)	3.7072	3.1765
Taiwan dollar (TWD)	34.1539	35.7963
Ukraine hryvnia (UAH)	28.5012	26.0598
United States dollar (USD)	1.0541	1.0887
CFA Franc (XOF)	655.9570	655.9570
South African rand (ZAR)	14.4570	16.9530

EIB Group Consolidated Financial Statements under IFRS

Note Y – Related party transactions – Key Management Personnel

The Group has identified members of the Board of Directors, the Management Committee and the Directors General heading the different EIB organisational directorates as key management personnel.

Key management personnel compensation for the relevant reporting periods, included within General administrative expenses (Note P), is disclosed in the following table:

(in EUR '000)	2016	2015
Short-term benefits[(1)]	9,821	9,181
Post employment benefits[(2)]	910	822
Termination benefits	9	545
	10,740	**10,548**

[(1)]Short-term employee benefits comprise salaries and allowances, bonuses and social security contributions of the Management Committee, the Directors General and other Directors, and benefits paid to the members of the Board of Directors and the Audit Committee.

[(2)]Post employment benefits comprise pensions and expenses for post employment health insurance paid to members of the Management Committee and Directors General and other Directors.

Open balances with key management personnel as at 31 December 2016 comprise the compulsory and optional supplementary pension plan and health insurance scheme liabilities, and payments outstanding as at the year end:

(in EUR '000)	31.12.2016	31.12.2015
Pension plans and health insurance (Note J)	-66,438	-42,344
Other liabilities (Note G)	-15,573	-15,189

Note Z – Post balance sheet events

There have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the consolidated financial statements as at 31 December 2016.

Independent Auditor's Report

To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK
98-100, Boulevard Konrad Adenauer L-2950 LUXEMBOURG

REPORT OF THE REVISEUR D'ENTREPRISES AGREE

We have audited the accompanying consolidated financial statements of EUROPEAN INVESTMENT BANK, which comprise the consolidated balance sheet as at 31 December 2016, the consolidated income statement, consolidated statement of profit or loss and other comprehensive income, consolidated statement of changes in equity and consolidated cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory information.

Management's responsibility for the consolidated financial statements

The Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as adopted by the European Union, and for such internal control as the Management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Responsibility of the Réviseur d'Entreprises agréé

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing as adopted for Luxembourg by the Commission de Surveillance du Secteur Financier. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the judgement of the Réviseur d'Entreprises agréé, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the Réviseur d'Entreprises agréé considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Other information

The Management is responsible for the other information. The other information comprises the information included in the Highlights, Preface, Borrowing activities, Treasury Activities, EIB Statutory Bodies and Audit and control; but does not include the financial statements and our report of Réviseur d'Entreprises agréé thereon.

Our opinion on the annual accounts does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the annual accounts or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report this fact. We have nothing to report in this regard.

Opinion

In our opinion, the consolidated financial statements give a true and fair view of the consolidated financial position of EUROPEAN INVESTMENT BANK as of 31 December 2016, and of its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by the European Union.

Luxembourg, 9 March 2017

KPMG Luxembourg, Société coopérative
Cabinet de révision agréé
39, Avenue John F. Kennedy
L-1855 Luxembourg
Société coopérative de droit luxembourgeois
R.C.S. Luxembourg B 149133
Capital EUR 12 503

S. CHAMBOURDON

EIB Group Consolidated Financial Statements under IFRS Statement by the Audit Committee The Audit Committee reports to the Board of Governors, the following statement being communicated to the Gov-ernors prior to their approval of the Annual Report and the financial statements for the past financial year. Statement by the Audit Committee on the EIB’s consoli-dated financial statements prepared in accordance with International Financial Reporting Standards as adopted by the European Union (IFRS) The Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the Eu-ropean Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having: — designated KPMG as external auditors, reviewed their audit planning process, examined and dis-cussed their reports, — noted that the opinion of KPMG on the consolidated financial statements of the European Investment Bank for the year ended 31 December 2016 prepared in accordance with IFRS is unqualified, — convened on a regular basis with the Heads of Direc-torates and relevant services including, •• the Financial Controller, •• the Directors General of Risk Management, Transaction Monitoring and Restructuring and Compliance, — met regularly the Head of Internal Audit and dis-cussed the relevant internal audit reports, and stud-ied the documents which it deemed necessary to examine in the discharge of its duties, — received assurance from the Management Commit-tee concerning the effectiveness of the internal con-trol structure and internal administration, and considering — the consolidated financial statements for the finan-cial year ended 31 December 2016 as drawn up by the Board of Directors at its meeting on 9 March 2017, — that the foregoing provides a reasonable basis for its statement and, — Articles 24, 25 & 26 of the Rules of Procedure, to the best of its knowledge and judgement: — confirms that the consolidated financial statements of the European Investment Bank, which comprise the consolidated balance sheet as at 31 December 2016, the consolidated income statement, the con-solidated statement of profit or loss and other com-prehensive income, the consolidated statement of changes in equity and the consolidated cash flow statement for the year then ended, and a summary of significant accounting policies and other explana-tory information, give a true and fair view of the con-solidated financial position of the European Investment Bank as of 31 December 2016, and of its consolidated financial performance and its consoli-dated cash flows for the year then ended in accord-ance with International Financial Reporting Standards as adopted by the European Union. Luxembourg, 9 March 2017 Audit Committee JH. LAURSEN P. KRIER D. PITTA FERRAZ J. SUTHERLAND J. DOMINIK M. MACIJAUSKAS